As filed with the Securities and Exchange Commission on July 24, 2009.
Registration No. 333-[      ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHESAPEAKE UTILITIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	4923	51-0064146
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

909 Silver Lake Boulevard
Dover, Delaware 19904
(302) 734-6799
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Beth W. Cooper
Senior Vice President and Chief Financial Officer
Chesapeake Utilities Corporation
909 Silver Lake Boulevard
Dover, Delaware 19904
(302) 734-6799
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey E. Decker, Esq.
Baker & Hostetler LLP
200 South Orange Avenue
Suite 2300
Orlando, Florida 32801
(407) 649-4017

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share	Offering Price(2)	Fee
Common stock, par value $0.4867 per share	2,600,000	N/A	$89,591,100	$4,999.18

(1)	Represents the maximum number of shares of common stock, par value of $0.4867 per share, of Chesapeake Utilities Corporation estimated to be issuable upon the completion of the merger described herein, based on the number of shares of Florida Public Utilities Company common stock estimated to be outstanding immediately prior to the merger described herein, and the exchange of each such share of Florida Public Utilities Company common stock for 0.405 of a share of Chesapeake Utilities Corporation common stock, pursuant to the merger agreement described herein.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the proposed maximum aggregate offering price was calculated based upon the market value of shares of Florida Public Utilities Company common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $13.955, the average of the high and low prices per shares of Florida Public Utilities Company common stock on July 17, 2009, as quoted on the NYSE Amex, multiplied by (2) 6,420,000, the number of shares of Florida Public Utilities Company common stock that may be exchanged in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED JULY 24, 2009

Dear Chesapeake Utilities Corporation and Florida Public Utilities Company Shareholders:

On behalf of the boards of directors and management teams of Chesapeake and Florida Public Utilities, we are pleased to enclose the joint proxy statement/prospectus relating to the merger of Chesapeake and Florida Public Utilities. Upon completion of the merger, Florida Public Utilities will be a wholly owned subsidiary of Chesapeake. We believe this merger will create a strong combined company that will deliver important benefits to our shareholders, customers and employees and to the communities we serve.

If the merger is completed, Florida Public Utilities shareholders will receive 0.405 shares of Chesapeake common stock for each share of Florida Public Utilities common stock held. The exchange ratio is fixed. Based on the number of Florida Public Utilities common shares outstanding on [          ], 2009, we estimate that Chesapeake will issue approximately [          ] shares of its common stock, par value $0.4867 per share, to Florida Public Utilities shareholders in connection with the merger. Chesapeake shareholders will continue to own their existing Chesapeake shares. Based on the number of shares of common stock of Chesapeake and Florida Public Utilities outstanding on [          ], 2009, Chesapeake shareholders immediately prior to the merger will own approximately [     ]% of the combined company and former Florida Public Utilities common shareholders will own approximately [     ]% of the combined company. Chesapeake’s common stock will continue to be listed on the New York Stock Exchange, under the symbol “CPK”.

In connection with the merger, Chesapeake and Florida Public Utilities are each holding a special meeting of their shareholders to consider and vote on the merger and certain other matters. The places, dates and times of the special meetings are as follows:

For Chesapeake shareholders:	For Florida Public Utilities shareholders:

[ ], [ ], 2009 The Board Room of PNC Bank, Delaware 222 Delaware Avenue Wilmington, Delaware 19801	[ ], [ ], 2009 Florida Public Utilities’ corporate headquarters 401 South Dixie Highway West Palm Beach, Florida 33401

At Chesapeake’s special meeting, shareholders will be asked to vote on adoption of the merger agreement, approval of the merger and the issuance of Chesapeake common stock in the merger and certain other matters. At Florida Public Utilities’ special meeting, shareholders will be asked to vote on approval of the merger agreement and the merger.

Before voting, you should carefully review all the information contained in the attached joint proxy statement/prospectus. For a discussion of risk factors that you should consider in evaluating the merger, see “Risk Factors” beginning on page [  ].

Your vote is very important.  Whether or not you expect to attend the applicable special meeting, the details of which are described on the following pages, please complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope or submit your vote by telephone or over the Internet if that option is available to you. We enthusiastically support the merger of our two companies and join with our boards of directors in recommending that you vote FOR the proposals related to the merger.

Sincerely,	Sincerely,

John R. Schimkaitis	John T. English
President and CEO Chesapeake Utilities Corporation	Chairman, President and CEO Florida Public Utilities Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus nor have they approved or disapproved the issuance of the Chesapeake common stock to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [          ], 2009, and is first being mailed to the shareholders of Chesapeake and Florida Public Utilities on or about [          ], 2009.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
CHESAPEAKE UTILITIES CORPORATION
TO BE HELD ON [          ], 2009

To the Shareholders of Chesapeake Utilities Corporation:

We will hold a special meeting of the shareholders of Chesapeake Utilities Corporation, on [          ], 2009 at [          ], Eastern Daylight Time, in the Board Room of PNC Bank, Delaware, located at 222 Delaware Avenue, Wilmington, Delaware 19801, to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2009, by and among Chesapeake, Florida Public Utilities Company and CPK Pelican, Inc., and approve the merger and the issuance of Chesapeake common stock in the merger. CPK Pelican, Inc. is a wholly owned subsidiary of Chesapeake that will merge into Florida Public Utilities; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Only holders of record of Chesapeake common stock at the close of business on [          ], 2009, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of the special meeting.

We cannot complete the merger described above unless holders of a majority of all shares of Chesapeake common stock outstanding that are entitled to vote at the Chesapeake special meeting vote to adopt the merger agreement and approve the merger and the issuance of Chesapeake common stock in the merger.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it.

The Chesapeake board of directors unanimously recommends that Chesapeake shareholders vote “FOR” the adoption of the merger agreement and the approval of the merger and the issuance of Chesapeake common stock in the merger and “FOR” the adjournment of the Chesapeake special meeting if necessary or appropriate to permit further solicitation of proxies.

By Order of the Board of Directors,

Beth W. Cooper
Corporate Secretary

Dover, Delaware
[          ], 2009

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Remember, your vote is important, so please act today!

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
FLORIDA PUBLIC UTILITIES COMPANY
TO BE HELD ON [          ], 2009

To the Shareholders of Florida Public Utilities Company:

We will hold a special meeting of the shareholders of Florida Public Utilities Company, on [          ], 2009 at [          ], Eastern Daylight Time, at Florida Public Utilities’ corporate headquarters, located at 401 South Dixie Highway, West Palm Beach, Florida 33401, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of April 17, 2009, by and among Florida Public Utilities, Chesapeake Utilities Corporation and CPK Pelican, Inc., and the merger contemplated by the merger agreement. CPK Pelican, Inc. is a wholly owned subsidiary of Chesapeake that will merge into Florida Public Utilities; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Only holders of record of Florida Public Utilities common stock at the close of business on [          ], 2009, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of the special meeting.

We cannot complete the merger described above unless holders of a majority of all shares of Florida Public Utilities common stock outstanding that are entitled to vote at the Florida Public Utilities special meeting vote to approve the merger agreement and the merger.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it.

The Florida Public Utilities board of directors unanimously recommends that Florida Public Utilities shareholders vote “FOR” the approval of the merger agreement and the merger and “FOR” the adjournment of the Florida Public Utilities special meeting if necessary or appropriate to permit further solicitation of proxies.

By Order of the Board of Directors,

George M. Bachman
Secretary

West Palm Beach, Florida
[          ], 2009

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Please do not send any stock certificates at this time. Remember, your vote is important, so please act today!

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Chesapeake and Florida Public Utilities from documents that are not included in or delivered with this joint proxy statement/prospectus. You can review documents incorporated by reference in this joint proxy statement/prospectus, other than certain exhibits to those documents, free of charge through the Securities and Exchange Commission website (www.sec.gov ) or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Chesapeake Utilities Corporation	Florida Public Utilities Company

909 Silver Lake Boulevard Dover, Delaware 19904 Attention: Corporate Secretary (888) 742-5275	401 South Dixie Highway West Palm Beach, FL 33401 Attention: Secretary (800) 427-7712

You will not be charged for any of these documents that you request. Chesapeake and Florida Public Utilities shareholders requesting documents should do so by [          ], 2009, in order to receive them before their respective special meetings.

See “Where You Can Find More Information” beginning on page [  ].

VOTING BY TELEPHONE, INTERNET OR MAIL

Chesapeake shareholders of record may submit their proxies by:

Telephone.  You can vote by telephone by calling the toll-free number (800) 652-VOTE (8683) in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on [          ], 2009. If you vote by telephone, you do not need to return your proxy card(s) or voting instruction card(s).

Internet.  You can vote over the Internet by accessing the website at www.investorvote.com and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on [          ], 2009. If you vote over the Internet, you do not need to return your proxy card(s) or voting instruction card(s).

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

Florida Public Utilities shareholders of record may submit their proxies by:

Telephone.  You can vote by telephone by calling the toll-free number [          ] in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on [          ], 2009. If you vote by telephone, you do not need to return your proxy card(s) or voting instruction card(s).

Internet.  You can vote over the Internet by accessing the website at [          ] and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on [          ], 2009. If you vote over the Internet, you do not need to return your proxy card(s) or voting instruction card(s).

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you hold your Chesapeake or Florida Public Utilities shares through a bank, broker, custodian or other record holder:

Please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting methods are available to you.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to certain questions that you may have regarding your special meeting. Chesapeake and Florida Public Utilities urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:	What will happen in the proposed merger?

A:	Prior to entering into the merger agreement, Chesapeake formed a new wholly owned Florida corporation, CPK Pelican, Inc. CPK Pelican, Inc. will merge into Florida Public Utilities. Florida Public Utilities will continue as the surviving corporation and become a wholly owned subsidiary of Chesapeake.

After the merger, the current shareholders of Chesapeake and common shareholders of Florida Public Utilities will be the shareholders of Chesapeake.

Q:	Why am I receiving this document?

A:	Chesapeake and Florida Public Utilities are delivering this document to you because it is a joint proxy statement being used by both the Chesapeake and Florida Public Utilities boards of directors to solicit proxies of Chesapeake and Florida Public Utilities shareholders in connection with the merger agreement and the merger. In addition, this document is a prospectus being delivered to Florida Public Utilities shareholders because Chesapeake is offering shares of its common stock to be issued in exchange for shares of Florida Public Utilities common stock in connection with the merger.

Q:	What are holders of Florida Public Utilities common stock being asked to vote on?

A:	Holders of Florida Public Utilities common stock are being asked to approve the merger agreement and the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement and the merger.

Q:	What are holders of Chesapeake common stock being asked to vote on?

A:	Holders of Chesapeake common stock are being asked to adopt the merger agreement and approve the merger and the issuance of Chesapeake common stock in the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement and approval of the merger and the issuance of Chesapeake common stock in the merger.

Q:	Why have Chesapeake and Florida Public Utilities decided to merge?

A:	Chesapeake and Florida Public Utilities believe that the merger will provide strategic and financial benefits to shareholders, customers and employees, including:

• increased scale and scope of the combined company’s energy presence in Florida;

• a stronger utility business platform;

• a diversified customer base, energy portfolio and utility foundation, as well as a broader geographical presence;

• common regulatory framework and Florida’s supportive regulatory climate;

• increased capabilities to serve the expected future growth in Florida;

• combined expertise;

• synergistic opportunities;

• continued focus on reliability and customer service;

• increased financial flexibility and continued access to capital markets; and

• a stronger utility infrastructure to support continued growth in the local communities.

Q:	Why is my vote important?

A:	If you do not return your proxy card by mail or submit your proxy by telephone or over the Internet or vote in person at your special meeting, it may be difficult for Chesapeake and Florida Public Utilities to obtain the necessary quorum to hold their respective special meetings.

In addition, if you are a Chesapeake shareholder, your failure to vote will have the same effect as a vote against adoption of the merger agreement and approval of the merger and the issuance of Chesapeake common stock in the merger. With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote against the proposal. Chesapeake’s board of directors unanimously recommends that the Chesapeake shareholders vote “FOR” the adoption of the merger agreement and the approval of the merger and the issuance of Chesapeake common stock in the merger and “FOR” the adjournment of the Chesapeake special meeting if necessary or appropriate to permit further solicitation of proxies.

If you are a Florida Public Utilities shareholder, your failure to vote will have the same effect as a vote against approval of the merger agreement and the merger. With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote against the proposal. Florida Public Utilities’ board of directors unanimously recommends that the Florida Public Utilities shareholders vote “FOR” the approval of the merger agreement and the merger and “FOR” the adjournment of the Florida Public Utilities special meeting if necessary or appropriate to permit further solicitation of proxies.

No matter how many or few shares you own you are encouraged to vote and have your voice heard.

Q:	When and where are the special meetings?

A:	The Chesapeake special meeting will take place on [ ], 2009 at [ ], Eastern Daylight Time, in the Board Room of PNC Bank, Delaware, located at 222 Delaware Avenue, Wilmington, Delaware 19801.

The Florida Public Utilities special meeting will take place on [ ], 2009 at [ ], Eastern Daylight Time, at Florida Public Utilities’ corporate headquarters, located at 401 South Dixie Highway, West Palm Beach, Florida 33401.

Additional information relating to the Chesapeake and Florida Public Utilities special meetings is set forth on pages [ ] and [ ], respectively.

Q:	What will I receive for my common shares in Florida Public Utilities?

A:	As a result of the merger, the holders of Florida Public Utilities common stock will receive 0.405 shares of Chesapeake common stock for each share of Florida Public Utilities common stock held. Holders of Florida Public Utilities common stock will receive cash in lieu of fractional shares.

Q:	What vote is required to approve the merger and related matters?

A:	For Chesapeake, the affirmative vote of a majority of its shares of common stock outstanding and entitled to vote as of the record date is required to adopt the merger agreement and approve the merger and the issuance of Chesapeake common stock in the merger.

For Florida Public Utilities, the affirmative vote of a majority of its shares of common stock outstanding and entitled to vote as of the record date is required to approve the merger agreement and the merger.

Additional information on the vote required to approve the merger and related matters is located on page [ ] for Chesapeake and on page [ ] for Florida Public Utilities.

Q:	What will happen to my dividends?

A:	Florida Public Utilities may continue to pay its regular quarterly cash dividend in amounts consistent with past practice and does not currently anticipate making any changes to its dividend policy prior to the consummation of the merger. Similarly, Chesapeake may continue to pay its regular quarterly cash dividend in amounts consistent with past practice and does not currently anticipate making any changes to its dividend policy prior to the consummation of the merger.

Chesapeake currently expects to continue its dividend policy after consummation of the merger. Additional information on Chesapeake’s expected dividend policy after the merger is located on page [ ].

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet website listed on your proxy card or by completing, signing and dating your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy by telephone, Internet or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at your special meeting; see “Can I attend the special meeting and vote my shares in person?”

Florida Public Utilities shareholders should not send in their share certificates now. After the merger is approved, holders of Florida Public Utilities common shares will receive instructions as to what to do with their share certificates. Chesapeake shareholders will not need to take any action regarding their share certificates.

Additional information on voting procedures begins on page [ ] for Chesapeake and on page [ ] for Florida Public Utilities.

Q:	How will my proxy be voted?

A:	If you vote by telephone, over the Internet, or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. The proxy confers discretionary authority to the named proxies. Accordingly, if you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted, in the case of Chesapeake, “FOR” the adoption of the merger agreement and the approval of the merger and the issuance of Chesapeake common stock in the merger and, in the case of Florida Public Utilities, “FOR” the approval of the merger agreement and the merger.

Additional information on voting procedures is located beginning on page [ ] for Chesapeake and on page [ ] for Florida Public Utilities.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on your behalf. You should therefore be sure to provide your broker with instructions on how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker to see if the broker offers telephone or Internet voting. All shareholders are urged to have their voices heard on this important matter — please vote your shares today.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at your respective special meeting, but effectively will be treated as a vote against the proposals unless you appear and vote in person at your special meeting.

Information on changing your vote if your shares are held in “street name” is located on page [ ] for Chesapeake and on page [ ] for Florida Public Utilities.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All holders of Chesapeake common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, custodians or any other record holder, are invited to attend the Chesapeake special meeting. Holders of record of Chesapeake common stock as of the record date can vote in person at the Chesapeake special meeting. If you are not a shareholder of record, you must obtain a valid proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, custodian or other record holder, to be able to vote in person at the Chesapeake special meeting.

All holders of Florida Public Utilities common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, custodians or any other record holder, are invited to attend the Florida Public Utilities special meeting. Holders of record of Florida Public Utilities common stock as of the record date can vote in person at the Florida Public Utilities special meeting. If you are not a shareholder of record, you must obtain a valid proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, custodian or other record holder, to be able to vote in person at the Florida Public Utilities special meeting.

If you plan to attend either the Chesapeake or Florida Public Utilities special meeting, as applicable, you must hold your shares in your own name, or have a letter or recent brokerage statement from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. Chesapeake and Florida Public Utilities reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	Is the merger expected to be taxable to Florida Public Utilities shareholders?

A:	Generally, no. The merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. It is intended that holders of Florida Public Utilities common stock will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Florida Public Utilities common stock for shares of Chesapeake common stock in the merger, except with respect to cash received instead of fractional shares of Chesapeake common stock.

You should read “The Merger — Material Federal Income Tax Consequences of the Merger” beginning on page [ ] for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of both Chesapeake and Florida Public Utilities or you own shares of Chesapeake or Florida Public Utilities that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own postage-paid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	What can I do if I want to change or revoke my vote?

A:	Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote by completing, signing, dating and returning a new proxy card with a later date, by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by Eastern Daylight Time on [ ], 2009 or by attending your special meeting and voting by ballot at your special meeting. You may also revoke your proxy card by sending a notice of revocation, which must be received prior to your special meeting, to the designated representative of the appropriate company at the address provided under “Where You Can Find Additional Information” on page [ ].

If you hold your shares in street name, and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

Additional information on changing your vote is located on page [ ] for Chesapeake and on page [ ] for Florida Public Utilities.

Q:	As a participant in the Chesapeake 401(k) Retirement Savings Plan, how do I vote shares held in my plan account?

A:	If you are a participant in Chesapeake’s 401(k) Retirement Savings Plan, you will receive proxy materials and a proxy card from the trustee of the Plan. You can complete the proxy card in order to instruct the trustee how to vote the shares of stock that are allocated to your account. If you do not instruct the trustee how to vote your shares, the trustee will vote them, based upon the recommendation of the Chesapeake board of directors, in favor of the adoption of the merger agreement and approval of the merger and the issuance of Chesapeake common stock in the merger and in favor of adjournment of the Chesapeake special meeting if necessary or appropriate to permit further solicitation of proxies. Likewise, the trustee will vote shares that have not been allocated to any account in the same manner.

Q:	If I am a holder of Florida Public Utilities common stock with shares represented by stock certificates, should I send in my Florida Public Utilities stock certificates now?

A:	No. You should not send in your Florida Public Utilities stock certificates at this time. After completion of the merger, Chesapeake will send you instructions for exchanging Florida Public Utilities stock certificates for the merger consideration.

Q:	Will Chesapeake shareholders receive any shares as a result of the merger?

A:	No. Chesapeake shareholders will continue to hold the Chesapeake shares they currently own.

Q:	When do you expect to complete the merger?

A:	Chesapeake and Florida Public Utilities expect to complete the merger during the fourth quarter of 2009, although completion by any particular date cannot be assured.

Q:	Whom should I call if I have questions about the special meeting or the merger?

A:	Chesapeake shareholders should call Georgeson Inc., Chesapeake’s proxy solicitor, at 888-666-2580.

Florida Public Utilities shareholders should call Mackenzie Partners, Inc., Florida Public Utilities’ proxy solicitor, at 800-322-2885.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To fully understand the merger and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents referred to herein. See “Where You Can Find More Information” on page [  ]. Chesapeake and Florida Public Utilities have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies (see page [  ])

Chesapeake Utilities Corporation
909 Silver Lake Boulevard
Dover, DE 19904
(302) 734-6799
Internet address: www.chpk.com

Incorporated in 1947, Chesapeake is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. In total, Chesapeake currently serves approximately 100,000 distribution customers with either natural gas or propane gas. Chesapeake employs 448 people and generated $291.4 million in revenues for 2008.

Florida Public Utilities Company
401 South Dixie Highway
West Palm Beach, Florida 33401
(561) 832-0872
Internet address: www.fpuc.com

Founded in 1924, Florida Public Utilities distributes natural gas, propane and electricity to residential, commercial and industrial customers in Florida. Florida Public Utilities is organized into two regulated business segments — natural gas and electric; and one non-regulated business segment — propane gas. Florida Public Utilities also sells merchandise and other service-related products as a complement to its natural gas and propane segments. Florida Public Utilities serves approximately 96,000 customers, employs 348 people and generated $168.5 million in revenues for 2008.

The Merger (see page [  ])

Under the terms of the proposed merger, CPK Pelican, Inc., a wholly owned subsidiary of Chesapeake formed for the purpose of the merger, will be merged with and into Florida Public Utilities. As a result, Florida Public Utilities will continue as the surviving corporation and will become a wholly owned subsidiary of Chesapeake. Accordingly, Florida Public Utilities shares will no longer be publicly traded. Chesapeake common shares will continue to be traded on the New York Stock Exchange, referred to as the NYSE, under the symbol “CPK”.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. Please read the merger agreement carefully and fully as it is the legal document that governs the merger. For a summary of the merger agreement, see “The Merger Agreement” on page [  ].

What Holders of Florida Public Utilities Common Stock Will Receive in the Merger (see page [  ])

Under the terms of the merger agreement, holders of Florida Public Utilities common stock will have a right to receive 0.405 of a share of Chesapeake common stock for each share of Florida Public Utilities common stock held immediately prior to the merger. Chesapeake will not issue any fractional shares of Chesapeake common stock in the merger. Instead, a holder of Florida Public Utilities common stock who otherwise would have received a fraction of a share of Chesapeake common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Chesapeake common stock to which the holder would otherwise be entitled by the average of the closing sale prices of Chesapeake common stock on the NYSE for the 15 trading days ending on the third trading day immediately preceding the date on which the merger is completed.

Example: If you own 100 shares of Florida Public Utilities common stock, you will be entitled to receive 40 shares of Chesapeake common stock and a cash payment instead of the 0.5 shares of Chesapeake common stock that you otherwise would have received.

The number of shares of Chesapeake common stock issued in the merger for each share of Florida Public Utilities common stock is fixed. Accordingly, common shareholders of Florida Public Utilities may receive more or less value depending on fluctuations in the price of Chesapeake common stock. At the time of their respective special meetings, Chesapeake and Florida Public Utilities shareholders will not know the exact value of the Chesapeake common stock that will be issued in connection with the merger.

Material Federal Income Tax Consequences of the Merger (see page [  ])

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Chesapeake and Florida Public Utilities to complete the merger that each of Chesapeake and Florida Public Utilities receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to holders of Florida Public Utilities common stock for United States federal income tax purposes as to the shares of Chesapeake common stock such holders receive in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Chesapeake common stock that such holders would otherwise be entitled to receive.

The United States federal income tax consequences described above may not apply to all holders of Florida Public Utilities common stock. Your tax consequences will depend on your individual situation. Accordingly, please consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Recommendations by Boards of Directors (see page [  ])

Recommendation of the Chesapeake Board:

The Chesapeake board of directors believes that the merger agreement and the merger are in the best interests of Chesapeake and its shareholders and has approved the merger agreement and the merger. The Chesapeake board of directors recommends that Chesapeake shareholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and the issuance of Chesapeake common stock in the merger.

Recommendation of the Florida Public Utilities Board:

The Florida Public Utilities board of directors believes that the merger is in the best interests of Florida Public Utilities and its shareholders and has approved the merger agreement and the merger. The Florida Public Utilities board of directors recommends that Florida Public Utilities shareholders vote “FOR” the proposal to approve the merger agreement and the merger. When you consider the Florida Public Utilities board of directors’ recommendation, you should be aware that Florida Public Utilities’ directors may have interests in the merger that may be different from, or in addition to, interests of the Florida Public Utilities shareholders. These interests are described in “The Merger — Interests of Florida Public Utilities’ Directors and Executive Officers in the Merger” beginning on page [  ].

Reasons for the Merger (see page [  ])

The boards of directors of Chesapeake and Florida Public Utilities believe that the merger will benefit shareholders, customers and employees of both companies by creating a combined energy company with greater geographic breadth, organizational capabilities and financial resources to take advantage of existing and new opportunities.

The boards of both companies believe that the combined company will benefit from:

•	Increased Scale and Scope. The merger will create a larger, regionally focused energy company serving approximately twice the number of energy customers served presently by Chesapeake. As a result of the merger, the combined company’s energy presence in Florida will be more comparable to the regional energy presence Chesapeake currently maintains on the Delmarva Peninsula. The combined operations will include sizable customer bases for electric, natural gas and propane in several key markets across Florida including the Southeast, Central, Northeast and Panhandle geographic areas. The increased scale and scope is expected to result in greater efficiencies provided by economies of scale.

•	Stronger Utility Business Platform. Chesapeake’s strategy has been to enhance its utility foundation and furthermore to grow its earnings from a stable utility foundation by investing in related businesses and services that provide opportunities for higher returns. The merger will enhance Chesapeake’s existing utility foundation as a result of the addition of Florida Public Utilities’ natural gas and electric distribution businesses. Increased diversity within the utility portfolio will result from the merger, as Florida Public Utilities’ electric business will expand both Chesapeake’s energy portfolio and its utility foundation.

•	Diversified Portfolio of Investments. Chesapeake and Florida Public Utilities believe that the combined company will benefit from a more diversified portfolio of investments. Additionally, diversity will result in the combined company’s customer base, energy portfolio, utility foundation, as well as its broader geographical presence.

•	Common Regulatory Framework and Benefits of Florida’s Supportive Regulatory Climate. Chesapeake and Florida Public Utilities believe that the combined company will benefit from the favorable Florida regulatory framework applicable to the combined company’s franchised service areas, diversified regulatory risk and the combined expertise in operating the regulated businesses under complex regulations. In addition, Chesapeake’s board of directors considered the long history of the Florida Public Service Commission actively promoting natural gas expansion throughout the state.

•	Positioned to Benefit from Future Florida Growth. Long-term forecasts project Florida to be among the fastest growing states in the country. Although the current economic climate has caused a temporary decline in growth, state projections for Florida anticipate that population growth will begin to slowly increase again in 2010 and accelerate thereafter. Chesapeake and Florida Public Utilities believe that the combined company will be well-positioned to help meet the energy needs of new residential consumers in the combined service territory, along with the commercial development that typically follows. Chesapeake and Florida Public Utilities believe the merger will create a stronger company with increased capabilities to serve the future growth.

•	Combined Expertise. Chesapeake and Florida Public Utilities believe that the combined company will benefit from each company’s experience and expertise in the natural gas and propane distribution businesses. In addition, the combined company’s natural gas and electric operations will benefit from the regulatory and customer service expertise of each company in Florida. Chesapeake and Florida Public Utilities believe that the combined company will be able to effectively utilize the intellectual capital, technical expertise and experience of a deeper, more diverse workforce.

•	Impact on Customers. Customers will benefit from the economies of scale, the increased availability of capital to extend service to more customers, other operating efficiencies resulting from the merger, and a continued focus on safety and reliability. Chesapeake and Florida Public Utilities believe that the merger will result in a reduction in aggregated rate increase requests for the combined company’s natural gas and electric operations, which would benefit the combined company’s utility customers in Florida.

•	Synergistic Opportunities. Chesapeake and Florida Public Utilities believe that the merger presents opportunities to operate more effectively, creating additional efficiencies at all levels of the combined company and enabling further implementation of best practices.

•	Financial Considerations and Increased Financial Strength. Chesapeake and Florida Public Utilities believe that the increased scale and scope resulting from the merger will generate increased financial flexibility and ensure continued access to capital markets.

•	Impact of the Merger on Communities. Chesapeake and Florida Public Utilities believe that the communities served by the combined company will benefit from each company’s history of being a good corporate citizen in their respective communities and supporting growth of the communities they serve. The local communities will benefit from the combined company’s ability to provide a stronger utility infrastructure capable of supporting continued growth in the local communities.

As a result, the boards of directors of Chesapeake and Florida Public Utilities believe the merger will lead to more consistent and stronger shareholder and customer value creation over the long-term.

Shareholder Votes Required (see page [  ])

For Chesapeake Shareholders:

Adoption of the merger agreement and approval of the merger and the issuance of Chesapeake common stock in the merger requires the affirmative vote of at least a majority of the outstanding shares of Chesapeake common stock.

On the record date, directors and executive officers of Chesapeake and their affiliates beneficially owned or had the right to vote [          ] shares of Chesapeake common stock, representing approximately [     ]% of the shares outstanding on the record date. While there are no voting agreements or arrangements with any directors, officers or other shareholders of Chesapeake relating to the merger of which Chesapeake is aware, to Chesapeake’s knowledge, directors and executive officers of Chesapeake and their affiliates intend to vote their common stock in favor of the proposal to adopt the merger agreement and approve the merger and the issuance of Chesapeake common stock in the merger.

For Florida Public Utilities Shareholders:

Approval of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Florida Public Utilities common stock.

On the record date, directors and executive officers of Florida Public Utilities and their affiliates beneficially owned or had the right to vote [          ] shares of Florida Public Utilities common stock, representing approximately [     ]% of the shares of Florida Public Utilities common stock outstanding on the record date. While there are no voting agreements or arrangements with any directors, officers or other shareholders of Florida Public Utilities relating to the merger of which Florida Public Utilities is aware, to Florida Public Utilities’ knowledge, directors and executive officers of Florida Public Utilities and their affiliates intend to vote their common stock in favor of the approval of the merger agreement and the merger.

Ownership of Chesapeake After the Merger

Chesapeake will issue approximately [          ] shares of Chesapeake common stock to Florida Public Utilities common shareholders in the merger. At the completion of the merger, it is expected that there will be outstanding approximately [          ] shares of Chesapeake. The shares of Chesapeake common stock to be issued to Florida Public Utilities common shareholders in the merger will represent approximately [     ]% of the outstanding Chesapeake common stock after the merger.

Conditions to the Completion of the Merger (see page [  ])

Currently, Chesapeake and Florida Public Utilities expect to complete the merger in the further quarter of 2009. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of each company’s shareholders, the receipt of all required regulatory approvals, and the receipt by the companies of a legal opinion regarding the United States federal income tax treatment of the merger.

Termination of the Merger Agreement (see page [  ])

Chesapeake and Florida Public Utilities may mutually agree to terminate the merger agreement before completing the merger, even after Chesapeake shareholder approval and/or Florida Public Utilities shareholder approval, as long as the termination is approved by each of the Chesapeake and Florida Public Utilities board of directors. In addition, either Chesapeake or Florida Public Utilities may terminate the merger agreement, even after Chesapeake shareholder approval and/or Florida Public Utilities shareholder approval, under certain specified circumstances, including:

•	if the merger has not been completed by January 31, 2010 (subject to possible extension to March 31, 2010 under specified circumstances), unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	if either party has failed to obtain the requisite vote of its shareholders required for the consummation of the merger at a duly held meeting of its shareholders or at any adjournment or postponement thereof;

•	if any final and nonappealable government order preventing the merger is in effect;

•	if the other party materially breaches the merger agreement and such breach is incapable of being or is not timely cured and gives rise to the failure to satisfy a closing condition; or

•	if the other party suffers a material adverse effect.

In addition, Chesapeake may terminate the merger agreement if Florida Public Utilities’ board of directors either changes its recommendation of the merger agreement and the merger in a manner adverse to Chesapeake or recommends a third party “takeover proposal” of the type described in “The Merger Agreement — Covenants” on page [  ].

Furthermore, Florida Public Utilities may terminate the merger agreement, subject to specified conditions, if Florida Public Utilities’ board of directors authorizes Florida Public Utilities to enter into a written agreement concerning a transaction that Florida Public Utilities’ board of directors has determined in accordance with the merger agreement is a “superior proposal” of the type described in “The Merger Agreement — Covenants” on page [  ].

Termination Fee (see page [  ])

Under certain circumstances involving a third-party takeover proposal of Florida Public Utilities or a change in the Florida Public Utilities board of directors’ recommendation of the merger agreement and the merger, Florida Public Utilities may be required, subject to certain conditions, to pay a termination fee of $3.4 million to Chesapeake.

No Solicitation (see page [  ])

The merger agreement restricts the ability of Florida Public Utilities to solicit or engage in discussions or negotiations with a third party regarding a “takeover proposal” of the type described in “The Merger Agreement — Covenants.” If, however, Florida Public Utilities receives an unsolicited “takeover proposal” from a third party that Florida Public Utilities’ board of directors determines in good faith, after consultation with its legal and financial advisors, constitutes a “superior proposal” of the type described in “The Merger Agreement — Covenants” or there is a reasonable likelihood that the proposal could result in a “superior proposal,” Florida Public Utilities may furnish information to the third party and engage in discussions and negotiations regarding the proposal with the third party, subject to other specified conditions. Florida Public Utilities is also permitted to take and disclose to its shareholders its position with respect to any third-party “takeover proposal” as may be required under the federal securities laws.

Regulatory Approvals (see page [  ])

Chesapeake and Florida Public Utilities agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the HSR Act), and approvals, to the extent required, from the Florida, Delaware and Maryland Public Service Commissions. The applicable waiting period under the HSR Act expired on June 4, 2009 and all required approvals from the Florida, Delaware and Maryland Public Service Commissions have been obtained. No further action is required of the companies with respect to these regulatory approvals.

Shareholder Litigation Related to the Merger (see page [  ])

Certain litigation is pending in connection with the merger. See “The Merger — Shareholder Litigation Related to the Merger” beginning on page [  ].

Chesapeake Board of Directors following Completion of the Merger (see page [  ])

Upon completion of the merger, the Chesapeake board of directors will consist of those directors serving immediately prior to the completion of the merger and two directors from among the directors of Florida Public Utilities serving immediately prior to the completion of the merger.

Transaction, Integration and Merger-Related Costs

The transaction was valued at approximately $73.5 million as of the date of its announcement. Chesapeake and Florida Public Utilities also expect to incur costs of approximately $6.5 million associated with combining the operations of the two companies, which include transaction, integration and merger-related costs (including filing and registration fees with the SEC and New York Stock Exchange, printing and mailing costs associated with this joint proxy statement/prospectus, and legal, accounting, financial advisory, consulting, public relations and proxy solicitation fees), but exclude change in control and stay bonus payments and costs incurred in connection with any shareholder litigation related to the merger. John T. English, the Chairman, President and Chief Executive Officer of Florida Public Utilities, will receive a $780,000 change in control payment and Florida Public Utilities’ other two most highly compensated executive officers, Charles L. Stein and George M. Bachman, will receive stay bonus payments of $575,000 and $520,000, respectively. Additional costs may be incurred in the integration of the businesses of Chesapeake and Florida Public Utilities.

Listing of Chesapeake Common Stock

The shares of Chesapeake common stock to be issued in the merger will be listed on the New York Stock Exchange under the ticker symbol “CPK”.

No Dissenters’ or Appraisal Rights (see page [  ])

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ or appraisal rights are not available in all circumstances, and exceptions to these rights are provided, in the case of Chesapeake, under the Delaware General Corporation Law (referred to as the DGCL) and, in the case of Florida Public Utilities, under the Florida Business Corporation Act (referred to as the FBCA). As a result of one of the exceptions under the DGCL, the Chesapeake shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger. Similarly, as a result of one of the exceptions under the FBCA, Florida Public Utilities shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Comparison of Shareholder Rights (see page [  ])

The rights of Florida Public Utilities shareholders are governed by Florida law, as well as Florida Public Utilities’ restated articles of incorporation and bylaws. After completion of the merger, the rights of former Florida Public Utilities shareholders who receive Chesapeake common stock in the merger will be governed by Delaware law and Chesapeake’s restated certificate of incorporation and amended and restated bylaws. This joint proxy statement/prospectus contains descriptions of the material differences in shareholder rights beginning on page [  ].

Interests of Florida Public Utilities’ Directors and Executive Officers in the Merger (see page [  ])

Certain of Florida Public Utilities’ directors and executive officers have interests in the merger as individuals that are different from, or in addition to, the interests of Florida Public Utilities’ shareholders generally. Certain Florida Public Utilities executives have entered into agreements with Florida Public Utilities and Chesapeake that contain payment provisions that will be triggered by the merger. In addition, Florida Public Utilities’ directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Merger — Interests of Florida Public Utilities’ Directors and Executive Officers in the Merger” on page [  ] for further information on these interests.

Accounting Treatment of the Merger (see page [  ])

The merger will be accounted for using the acquisition method of accounting under accounting principles generally accepted in the United States of America with Chesapeake treated as the acquirer. Under the acquisition method of accounting, assets acquired and liabilities assumed will be recorded, as of completion of the merger, at their respective fair values and added to those of Chesapeake. The reported financial condition and results of operations of Chesapeake issued after completion of the merger will reflect Florida Public Utilities’ balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Florida Public Utilities.

Opinion of Chesapeake’s Financial Advisor (see page [  ])

On April 17, 2009, Robert W. Baird & Co. Incorporated, referred to as Baird, rendered its oral opinion to the Chesapeake board of directors to the effect that, as of April 17, 2009 and based upon and subject to the assumptions made, procedures followed, methodologies used, factors considered and limitations upon the review undertaken by Baird as set forth in its opinion, the exchange ratio pursuant to the merger agreement of 0.405 shares of Chesapeake common stock per share of Florida Public Utilities common stock was fair, from a financial point of view, to Chesapeake. This oral opinion was subsequently confirmed in writing by delivery of Baird’s written opinion dated the same date. Baird was not requested to express, and did not express, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the merger. Additionally, Baird’s opinion does not address the underlying business decision of Chesapeake to proceed with or effect the merger or the relative merits of the merger as compared to other transactions that may have been available to Chesapeake. The full text of Baird’s opinion, which sets forth, among other things, the assumptions made, procedures followed, methodologies used, factors considered and limitations upon the review undertaken by Baird in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex B. You are urged to read the opinion in its entirety. Baird’s opinion is addressed to Chesapeake’s board of directors, is directed only to the fairness, from a financial point of view, of the exchange ratio to Chesapeake and does not constitute a recommendation to any shareholder as to how any shareholder should vote with respect to any matter relating to the merger agreement or the merger. Baird has assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Chesapeake has agreed to pay Baird a fee for rendering its opinion, which is not contingent upon the successful completion of the proposed merger, and an additional transaction fee, all of which is only payable upon completion of the merger or receipt of a termination fee from Florida Public Utilities.

Opinion of Florida Public Utilities’ Financial Advisor (see page [  ])

On April 17, 2009, Houlihan Lokey Howard & Zukin Capital, Inc., referred to as Houlihan Lokey, rendered its oral opinion to the Florida Public Utilities board of directors (which was later confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 17, 2009, the exchange ratio provided for in the proposed merger pursuant to the merger agreement was fair to holders of Florida Public Utilities common stock from a financial point of view. Houlihan Lokey’s opinion was directed to the board of directors of Florida Public Utilities and only addressed the fairness, from a financial point of view, to the holders of Florida Public Utilities common stock of the exchange ratio provided for in the proposed merger pursuant to the merger agreement, and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the merger.

Selected Historical Financial Information

The following tables present selected historical financial information of Chesapeake and selected historical financial information of Florida Public Utilities. Such financial information is provided to assist you in your analysis of the financial aspects of the merger. The historical results included below and elsewhere in this document are not indicative of the future performance of Chesapeake, Florida Public Utilities or the combined company.

Chesapeake Historical Financial Information.  The annual Chesapeake historical information is derived from the audited consolidated financial statements of Chesapeake as of and for each of the years ended December 31, 2004 through 2008. The Chesapeake information as of and for the three months ended March 31, 2009 and 2008 is derived from interim unaudited financial statements of Chesapeake and, in the opinion of Chesapeake’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The information is only a summary and should be read in conjunction with Chesapeake’s historical consolidated financial statements and related notes contained in the Chesapeake annual report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended March 31, 2009, all of which are incorporated by reference in this joint proxy statement/prospectus, as well as other information that has been filed by Chesapeake with the SEC. See “Where You Can Find More Information” on page [  ] for directions on how you can obtain copies of this information.

	For Three Months Ended March 31,		For the Year Ended December 31,
	2009	2008	2008	2007	2006(1)	2005	2004
	(In thousands, except per share data)

Income Statement Information(2)
Operating Revenues	$104,479	$100,274	$291,443	$258,286	$231,200	$229,485	$177,955
Operating Income	15,966	14,041	28,479	28,114	23,332	21,921	20,177
Net Income from Continuing Operations	8,593	7,574	13,607	13,218	10,748	10,699	9,686
Per Share Information(2)
Basic Earnings per Common Share from Continuing Operations	$1.26	$1.11	$2.00	$1.96	$1.78	$1.83	$1.68
Diluted Earnings per Common Share from Continuing Operations	1.24	1.10	1.98	1.94	1.76	1.81	1.64
Dividends Declared per Common Share	0.305	0.295	1.21	1.18	1.16	1.14	1.12

	As of March 31,		As of December 31,
	2009	2008	2008	2007	2006(1)	2005	2004
	(In thousands)

Balance Sheet Information
Net Property, Plant and Equipment	$281,423	$262,765	$280,671	$260,423	$240,825	$201,504	$177,053
Total Assets	360,170	367,985	385,795	381,557	324,585	295,980	241,938
Long-Term Debt(3)	93,014	69,879	93,079	70,912	78,706	63,920	69,099
Common Stockholders’ Equity	130,172	125,267	123,073	119,576	111,152	84,757	77,962
Total Capitalization and Short-Term Financing	232,986	241,333	249,152	236,152	217,412	184,159	152,063

(1)	Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements Nos. 87, 88, 106 and 132(R), were adopted in the year ended December 31, 2006; therefore, they were not applicable for the years prior to 2006.

(2)	These amounts exclude the results of distributed energy and water services due to their reclassification to discontinued operations. Chesapeake closed its distributed energy operations in 2007. The assets of the water businesses were sold in 2004 and 2003.

(3)	These amounts include the portion due within one year.

Florida Public Utilities Historical Financial Information.  The annual Florida Public Utilities historical information is derived from the audited consolidated financial statements of Florida Public Utilities as of and for each of the years ended December 31, 2004 through 2008. The Florida Public Utilities information as of and for the three months ended March 31, 2009 and 2008 is derived from the interim unaudited financial statements of Florida Public Utilities and, in the opinion of Florida Public Utilities’ management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The information is only a summary and should be read in conjunction with Florida Public Utilities’ historical consolidated financial statements and related notes contained in the Florida Public Utilities annual report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended March 31, 2009, all of which are incorporated by reference in this joint proxy statement/prospectus, as well as other information that has been filed by Florida Public Utilities with the SEC. See “Where You Can Find More Information” on page [  ] for directions on how you can obtain copies of this information.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2009	2008	2008	2007	2006(1)	2005	2004(2)
	(In thousands, except per share data)

Income Statement Information(3)
Operating Revenues	$45,781	$45,030	$168,548	$136,542	$134,781	$130,285	$110,131
Operating Income	2,005	4,011	9,109	8,821	10,177	10,637	8,986
Net Income	744	1,950	3,486	3,301	4,169	4,248	3,594
Per Share Information(3)
Basic Earnings per Common Share	$0.12	$0.32	$0.57	$0.54	$0.69	$0.71	$0.60
Diluted Earnings per Common Share	0.12	0.32	0.57	0.54	0.69	0.71	0.60
Dividends Declared per Common Share	0.1175	0.1125	0.47	0.45	0.43	0.41	0.40

	As of March 31,		As of December 31,
	2009	2008	2008	2007	2006(1)	2005	2004(2)
	(In thousands)

Balance Sheet Information
Net Property, Plant and Equipment	$142,374	$139,741	$142,325	$138,372	$129,211	$123,061	$117,191
Total Assets	200,396	196,028	208,931	192,344	181,234	182,666	170,503
Long-Term Debt(4)	49,349	50,792	49,329	50,772	50,702	50,620	50,538
Common Stockholders’ Equity	49,836	50,435	48,512	48,946	47,572	45,503	43,213
Total Capitalization and Short-Term Financing	102,832	111,507	111,188	111,440	102,340	106,281	100,176

(1)	SFAS No. 123R, Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements Nos. 87, 88, 106 and 132(R), were adopted in the year ended December 31, 2006; therefore, they were not applicable for the years prior to 2006.

(2)	On July 25, 2005, a three-for-two stock split in the form of a stock dividend was issued to the shareholders of record on July 15, 2005. All common share information has been restated to reflect the stock split for all periods presented.

(3)	Florida Public Utilities did not report any discontinued operations in the periods presented.

(4)	These amounts include the portion due within one year.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The merger will be accounted for under the acquisition method of accounting with Chesapeake treated as the acquirer, which means the assets acquired and liabilities assumed will be recorded, as of completion of the merger, at their respective fair values and added to those of Chesapeake. For a more detailed description of acquisition accounting, see “The Merger — Accounting Treatment” on page [  ].

The selected unaudited pro forma condensed combined financial information presented below gives effect to the merger based on the assumption that the merger occurred at the beginning of the periods presented for income statement and per share information and at the date of the balance sheet for balance sheet information and is for illustrative purposes only. The selected unaudited pro forma condensed combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma condensed combined financial information does not reflect the effect of asset dispositions, if any, or revenue, cost or other operating synergies that may result from the merger, nor does it reflect the effects of any financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma condensed combined financial information (i) has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this joint proxy statement/prospectus beginning on page [  ] and (ii) should be read in conjunction with the historical consolidated financial statements of Chesapeake and Florida Public Utilities incorporated by reference in this joint proxy statement/prospectus.

	For the Three Months	For the Year
	Ended	Ended
	March 31, 2009	December 31, 2008
	(In thousands, except per share data)

Pro Forma Income Statement Information
Operating Revenues	$147,672	$451,292
Operating Income	18,344	38,370
Net Income	9,556	17,528
Pro Forma Per Share Information
Basic Earnings per Common Share	$1.03	$1.89
Diluted Earnings per Common Share	1.01	1.87
Dividends Declared per Common Share(1)	0.305	1.21

As of March 31, 2009
(In thousands)

Pro Forma Balance Sheet Information
Net Property, Plant and Equipment	$429,926
Total Assets	598,036
Long-Term Debt(2)	149,714
Common Stockholders’ Equity	206,517
Total Capitalization and Short-Term Financing	369,078

(1)	After the merger, it is currently expected that Chesapeake will continue the dividend policy of Chesapeake in effect at the time of the merger.

(2)	The amount includes the portion due within one year.

Unaudited Comparative Per Share Information

The following tables set forth selected historical per share information of Chesapeake and Florida Public Utilities and unaudited pro forma combined per share information after giving effect to the merger between Chesapeake and Florida Public Utilities assuming that 0.405 shares of Chesapeake common stock had been issued in exchange for each outstanding share of Florida Public Utilities common stock at the beginning of the periods presented. You should read this information in conjunction with the selected historical financial information included elsewhere in this joint proxy statement/prospectus, the historical financial statements of Chesapeake and Florida Public Utilities and related notes that are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this joint proxy statement/prospectus beginning on page [  ]. The historical per share information is derived from audited financial statements as of and for the year ended December 31, 2008 and unaudited financial statements as of and for the three months ended March 31, 2009 in the case of each of Chesapeake and Florida Public Utilities. The unaudited pro forma Chesapeake per share equivalents are calculated by combining the Chesapeake historical share amounts with pro forma amounts from Florida Public Utilities, based on the exchange ratio of 0.405.

Chesapeake Historical Financial Data:

	For the Three Months Ended	For the Year Ended
	March 31, 2009	December 31, 2008

Earnings per Common Share — Basic	$1.26	$2.00
Earnings per Common Share — Diluted	1.24	1.98
Dividends Declared per Common Share	0.305	1.21

	As of March 31, 2009	As of December 31, 2008

Book Value per Common Share	$19.03	$18.03

Florida Public Utilities Historical Financial Data:

	For the Three Months Ended	For the Year Ended
	March 31, 2009	December 31, 2008

Earnings per Common Share — Basic	$0.12	$0.57
Earnings per Common Share — Diluted	0.12	0.57
Dividends Declared per Common Share	0.1175	0.47

	As of March 31, 2009	As of December 31, 2008

Book Value per Common Share	$8.14	$7.95

Chesapeake Unaudited Pro Forma Combined Financial Data:

The Chesapeake unaudited pro forma combined financial data has been prepared for the benefit of both companies’ shareholders. The data was prepared on the basis of the combined companies’ pro forma results and reflecting the share exchange ratio of 0.405.

	For the Three Months Ended	For the Year Ended
	March 31, 2009	December 31, 2008

Earnings per Common Share — Basic	$1.03	$1.89
Earnings per Common Share — Diluted	1.01	1.87
Dividends Declared per Common Share(1)	0.305	1.21

As of March 31, 2009

Book Value per Common Share	$22.16

(1)	After the merger, it is currently expected that Chesapeake will continue the dividend policy of Chesapeake in effect at the time of the merger.

Florida Public Utilities Equivalent Pro Forma Combined Financial Data:

The Florida Public Utilities equivalent pro forma financial data was prepared on the basis of the combined companies’ pro forma results and reflecting the share exchange ratio of 0.405.

	For the Three Months Ended	For the Year Ended
	March 31, 2009	December 31, 2008

Earnings per Common Share — Basic	$0.42	$0.77
Earnings per Common Share — Diluted	0.41	0.76
Dividends Declared per Common Share(1)	0.124	0.49

As of March 31, 2009

Book Value per Common Share	$8.97

(1)	After the merger, it is currently expected that Chesapeake will continue the dividend policy of Chesapeake in effect at the time of the merger.

Comparative Per Share Market Price and Dividend Information

Chesapeake common stock is listed on the New York Stock Exchange under the ticker symbol “CPK,” and Florida Public Utilities common stock is listed on the NYSE Amex under the ticker symbol “FPU.” The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Chesapeake and Florida Public Utilities common stock as reported, respectively, on the New York Stock Exchange Composite Transaction Tape and the NYSE Amex and (2) the cash dividends declared per share of Chesapeake and Florida Public Utilities common stock.

	Chesapeake			Florida Public Utilities
	Common Stock			Common Stock
	High	Low	Dividends	High	Low	Dividends

2007
First Quarter	$31.10	$28.85	$0.290	$13.50	$11.90	$0.1075
Second Quarter	35.58	29.92	0.295	12.91	11.01	0.1125
Third Quarter	37.25	28.00	0.295	12.49	11.15	0.1125
Fourth Quarter	36.38	29.59	0.295	12.83	11.24	0.1125
2008
First Quarter	$33.60	$27.21	$0.295	$12.35	$10.75	$0.1125
Second Quarter	31.88	25.02	0.305	12.25	10.34	0.1175
Third Quarter	34.84	24.65	0.305	13.12	11.40	0.1175
Fourth Quarter	34.66	21.93	0.305	13.09	8.00	0.1175
2009
First Quarter	$32.35	$22.02	$0.305	$13.15	$8.37	$0.1175

Recent Closing Prices

The following table sets forth the closing prices per share of Chesapeake common stock and Florida Public Utilities common stock as reported, respectively, on the New York Stock Exchange Composite Transaction Tape and the NYSE Amex on April 17, 2009, the last full trading day prior to the announcement of the merger agreement, and [          ], 2009, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to Chesapeake’s and Florida Public Utilities’ shareholders. This table also sets forth the equivalent price per share of Florida Public Utilities common stock on those dates. The equivalent price per share is equal to the closing price of a share of Chesapeake common stock on that date multiplied by 0.405, the exchange ratio in the merger. These prices will fluctuate prior to the special meetings and the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Florida Public
	Chesapeake	Florida Public	Utilities Common
	Common	Utilities Common	Stock per Share
Date	Stock	Stock	Equivalent

April 17, 2009	$29.65	$10.40	$12.01
[ ], 2009	[ ]	[ ]	[ ]

Although dividends are subject to future approval and declaration by Chesapeake’s and Florida Public Utilities’ respective boards of directors, Chesapeake and Florida Public Utilities each currently plan to continue to pay regular dividends on their common stock until closing of the merger. The dividend policy following the merger will be determined by Chesapeake’s board of directors but is currently expected to remain consistent with past practice.

RISK FACTORS

Risks Relating to the Merger

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, Chesapeake and Florida Public Utilities shareholders should carefully consider the matters described below to determine whether, in the case of the Chesapeake shareholders, to adopt the merger agreement and approve the merger and the issuance of Chesapeake common stock in the merger and, in the case of the Florida Public Utilities shareholders, to approve the merger agreement and the merger.

The anticipated benefits of combining the companies may not be realized.

Chesapeake and Florida Public Utilities entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies. Achieving these synergies, cost savings and operating efficiencies cannot be assured and failure to achieve these benefits will adversely affect expected future performance of the combined company. In addition, the regulatory agencies that have jurisdiction over certain of the combined company’s businesses and operations may require it to pass on some of the achieved cost savings to ratepayers.

The combined company may be unable to successfully integrate operations.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include, among other things:

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	combining the best practices of the two companies, including operations, financial and administrative functions; and

•	integrating personnel with diverse business backgrounds and different contractual terms and conditions of employment.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The combined company will be subject to employee workforce factors, including loss of employees, availability of qualified personnel, collective bargaining agreements with unions and work stoppages that could affect the business and financial condition of the combined company. The respective management teams of Chesapeake and Florida Public Utilities will dedicate substantial efforts to integrating the businesses. Such efforts could divert management’s focus and resources from other strategic opportunities during the integration process. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could result in the disruption of the combined company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, suppliers, employees and others with whom it has business dealings.

The combined company may incur transaction, integration and merger-related costs that may not be recoverable in rates and that may be in excess of the currently estimated costs, thereby adversely affecting the projected accretive impact to earnings of the merger.

Chesapeake and Florida Public Utilities expect to incur costs associated with consummating the merger and integrating the operations of the two companies, as well as transaction fees of approximately $2.9 million in the case of Chesapeake and $2.6 million in the case of Florida Public Utilities (in each case, excluding change in control and stay bonus payments and costs incurred in connection with any shareholder litigation related to the merger). The amount of transaction fees expected to be incurred by each of Chesapeake and Florida Public Utilities are preliminary estimates and are subject to change. Chesapeake currently estimates integration costs associated with the merger to be approximately $1 million over the first two years after completion of the merger. Chesapeake is in the early stages of assessing the magnitude of these costs, and, therefore, these estimates may change substantially, and additional unanticipated costs may be incurred in the integration of the businesses of Chesapeake and Florida Public Utilities. The costs related to the transaction and integration will not be included as a component of the purchase price but instead will be expensed as incurred as a cost of ongoing operations until such time as Chesapeake deems appropriate to defer these costs under the existing accounting standards based on regulatory developments. Although Chesapeake and Florida Public Utilities expect that the elimination of duplicate costs and realization of other efficiencies related to the integration of the businesses may offset these incremental costs, any actual efficiencies to be achieved are not fully determinable at this time. In addition, the approval of the deferral of these costs as a regulatory asset and any future rate recovery of the merger-related costs, including costs related to the transaction and integration of the companies and any associated premium, cannot be assured.

The combined company will record goodwill that may not be approved as a deferred regulatory asset and that could become impaired and adversely affect the combined company’s operating results.

The merger will be accounted for using the acquisition method of accounting under accounting principles generally accepted in the United States of America with Chesapeake treated as the acquirer. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, at their respective fair values and added to those of Chesapeake. The excess of the purchase price over those fair values will be recorded as goodwill. Chesapeake is seeking regulatory approval to treat the goodwill as an acquisition adjustment for which it would receive future rate recovery.

To the extent any portion of goodwill that cannot be treated as an acquisition adjustment becomes impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results. Additionally, the treatment of goodwill as an acquisition adjustment and the associated future rate recovery of this acquisition adjustment cannot be determined at this time.

The merger may cause dilution to Chesapeake’s earnings per share and, accordingly, adversely impact the market price of Chesapeake common stock.

Although the merger is expected to be earnings neutral or slightly accretive in 2010 and meaningfully accretive in 2011, this accretion may not be achieved. The current expectations with respect to the effect of the merger on earnings are based upon preliminary estimates and are subject to change. Chesapeake and Florida Public Utilities could also encounter other transaction and integration-related costs or other factors such as the failure to realize any benefit from synergies anticipated in the merger. All of these factors could adversely impact the market price of Chesapeake common stock.

A potential downgrade in Chesapeake’s credit rating as a result of the merger could adversely affect the combined company’s access to capital markets.

Each of Chesapeake’s and Florida Public Utilities’ ability to obtain adequate and cost-effective capital depends on their financial performance and the liquidity of financial markets. A downgrade following the merger in Chesapeake’s current credit ratings could adversely affect the combined company’s access to capital markets, as well as its cost of capital.

Debt covenant obligations, if triggered because of the merger, may affect the combined company’s financial condition.

Chesapeake’s and Florida Public Utilities’ long-term debt obligations and committed short-term lines of credit contain financial covenants related to debt-to-capital ratios and interest-coverage ratios. Failure to comply with any of these covenants as a result of the merger or otherwise could result in an event of default which, if not cured or waived, could result in the acceleration of outstanding debt obligations or the inability to borrow under certain credit agreements. Any such acceleration would cause a material adverse change in the combined company’s financial condition.

Failure to complete the merger could adversely impact the stock prices and the future business and financial results of Chesapeake and Florida Public Utilities because of, among other things, the market disruption that would occur as a result of uncertainties relating to a failure to complete the merger.

There is no assurance that Chesapeake and Florida Public Utilities will obtain the necessary shareholder approvals to complete the merger or satisfy the other conditions to the completion of the merger. If the merger is not completed for any reason, Chesapeake and Florida Public Utilities will be subject to several risks, including the following:

•	Florida Public Utilities may be required to pay Chesapeake the termination fee (see “The Merger Agreement — Termination of Merger Agreement” beginning on page [ ]);

•	the respective prices of the common shares of Chesapeake and Florida Public Utilities may decline to the extent that the current market price of such stock reflects a market assumption that the merger will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the merger was not consummated due to an adverse change in Chesapeake’s or Florida Public Utilities’ business; and

•	the respective businesses of Chesapeake and Florida Public Utilities may be harmed, and the prices of their stock may decline, to the extent that employees, customers, suppliers and others believe that the companies cannot compete in the marketplace as effectively without the merger or otherwise remain uncertain about the companies’ future prospects in the absence of the merger.

The value of Chesapeake shares to be received in the merger will fluctuate; common shareholders of Florida Public Utilities may receive more or less value depending on fluctuations in the price of Chesapeake common stock.

The number of shares of Chesapeake common stock issued in the merger for each share of Florida Public Utilities common stock is fixed. The market prices of Chesapeake common stock and Florida Public Utilities common stock may vary from their market prices at the date of this joint proxy statement/prospectus and at the date of the special meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Chesapeake common stock, the market value of Chesapeake common stock issued in the merger may be higher or lower than the value of such shares on earlier dates. During the 12-month period ending on [          ], 2009, the most recent practical date prior to the mailing of this joint proxy statement/prospectus, Chesapeake common stock traded in a range from a low of $[     ] to a high of $[     ] and ended that period at $[     ]. During that time, Florida Public Utilities common stock traded in a range from a low of $[     ] to a high of $[     ] and ended that period at $[     ]. See “Summary — Comparative Per Share Market Price and Dividend Information” on page [  ] for more detailed share price information.

Certain directors and executive officers of Florida Public Utilities have interests different from Florida Public Utilities shareholders generally that you should consider in deciding your vote regarding the merger.

Certain directors and executive officers of Florida Public Utilities may have interests that differ from, or are in addition to, Florida Public Utilities shareholders interests. Following the completion of the merger, John T. English, Chairman, President and Chief Executive Officer of Florida Public Utilities, will be a consultant to Chesapeake, as he entered into a consulting agreement with Chesapeake concurrently with the execution of the merger agreement that becomes effective upon consummation of, and contains certain payment provisions that will be triggered by, the merger in accordance with its terms that are described under “The Merger — Interests of Florida Public Utilities’ Directors and Executive Officers in the Merger.” In addition, Charles L. Stein, Chief Operating Officer and Senior Vice President of Florida Public Utilities, and George M. Bachman, Chief Financial Officer, Secretary and Treasurer of Florida Public Utilities, have entered into amended and restated employment agreements with Chesapeake and Florida Public Utilities that also become effective upon consummation of, and contain certain payment provisions that will be triggered by, the merger in accordance with their terms that are also described under “The Merger — Interests of Florida Public Utilities’ Directors and Executive Officers in the Merger.” Two directors from Florida Public Utilities’ board of directors will be appointed to Chesapeake’s board of directors after the merger. Florida Public Utilities directors and officers will be entitled to continuation of indemnification and insurance arrangements under the merger agreement as described under “The Merger — Interests of Florida Public Utilities’ Directors and Executive Officers in the Merger.” You should be aware of the interests described under “The Merger — Interests of Florida Public Utilities’ Directors and Executive Officers in the Merger” when you consider your board of directors’ recommendation that you vote in favor of the merger.

A pending shareholder suit could delay or prevent the closing of the merger or otherwise adversely impact the business and operations of Florida Public Utilities and Chesapeake.

On May 8, 2009, a putative class action lawsuit purportedly on behalf of the shareholders of Florida Public Utilities was filed in Palm Beach County, Florida against Florida Public Utilities, each of its directors and Chesapeake. The complaint alleges, among other things, that approval of the proposed merger by the directors of Florida Public Utilities constituted a breach of their fiduciary duties. The suit seeks to enjoin completion of the merger. See “The Merger — Shareholder Litigation Related to the Merger” on page [  ]. No assurances can be given as to the outcome of this lawsuit, including the costs associated with defending this lawsuit or any other liabilities or costs the parties may incur in connection with the litigation or settlement of this lawsuit. Furthermore, one of the conditions to closing the merger is that there are no injunctions issued by any court preventing the completion of the transactions. No assurance can be given that this lawsuit will not result in such an injunction being issued which could prevent or delay the closing of the transactions contemplated by the merger agreement.

Chesapeake and Florida Public Utilities will be subject to business uncertainties and contractual restrictions while the merger is pending which could adversely affect their businesses.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Chesapeake and Florida Public Utilities and, consequently, on the combined company. These uncertainties may impair Chesapeake’s and Florida Public Utilities’ ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter. These uncertainties also could cause customers, suppliers and others that deal with Chesapeake and Florida Public Utilities to seek to change existing business relationships. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with the combined company. If key employees depart, the combined company’s business could be harmed. In addition, the merger agreement restricts Chesapeake and Florida Public Utilities, without the other party’s consent, from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Chesapeake and Florida Public Utilities from pursuing otherwise attractive business opportunities and making other changes to their businesses prior to completion of the merger or termination of the merger agreement.

Financial Risks Relating to the Businesses of the Combined Company

After consummation of the merger, the combined company will be subject to many financial risks and uncertainties. Some of these risks are discussed below. For a discussion of additional financial risks and uncertainties that you should consider, see the risk factors sections of the respective annual reports on Form 10-K for the year ended December 31, 2008 for Chesapeake and Florida Public Utilities, as updated by their respective quarterly reports on Form 10-Q for the quarter ended March 31, 2009, all of which are incorporated by reference in this joint proxy statement/prospectus.

Instability and volatility in the financial markets could have an adverse impact on the combined company’s growth strategy.

Chesapeake’s business strategy includes the continued pursuit of growth, both organically and through acquisitions. To the extent that the combined company does not generate sufficient cash from operations, it may incur additional indebtedness to finance its growth. The turmoil experienced in the credit markets during 2008 and 2009 and its potential impact on the liquidity of major financial institutions may have an adverse effect on the combined company’s ability to fund its business strategy through borrowings, under either existing or newly created arrangements in the public or private markets on terms the combined company believes to be reasonable. Specifically, Chesapeake relies on access to both short-term and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from its operations. Currently, $45 million of the total $100 million of short-term lines of credit utilized to satisfy Chesapeake’s short-term financing requirements are discretionary, uncommitted lines of credit. Chesapeake utilizes discretionary lines of credit to reduce the cost associated with these short-term financing requirements. If the combined company is not able to access capital at competitive rates, its ability to implement its strategic plan, undertake improvements and make other investments required for its future growth may be limited.

Further changes in economic conditions and interest rates may adversely affect the combined company’s results of operations and cash flows.

A continued downturn in the economies of the regions in which the combined company operates might adversely affect its ability to increase its customer base and cash flows at historical rates. Further, an increase in interest rates, without the recovery of the higher cost of debt in the sales and/or transportation rates the combined company charges its utility customers, could adversely affect future earnings. An increase in short-term interest rates would adversely affect results of operations, which depend on short-term lines of credit to finance accounts receivable and storage gas inventories, and to temporarily finance capital expenditures.

Current market conditions have had an adverse impact on the return on plan assets for Chesapeake’s and Florida Public Utilities’ respective pension plans, which may require significant additional funding and adversely affect the combined company’s cash flows.

Each of Chesapeake and Florida Public Utilities has a pension plan that has been closed to new employees. The costs of providing benefits and related funding requirements of these plans are subject to changes in the market value of the assets that fund the plans. As a result of the extreme volatility and disruption in the domestic and international equity and bond markets, during 2008 Chesapeake’s pension plan experienced a decline of $4.3 million in its asset values and Florida Public Utilities’ pension plan experienced a decline of $10.9 million in its asset values. The funded status of the plans and the related costs reflected in the combined company’s financial statements are affected by various factors that are subject to an inherent degree of uncertainty, particularly in the current economic environment. Under the Pension Protection Act of 2006, continued losses of asset values may necessitate accelerated funding of the plans in the future to meet minimum federal government requirements. Continued downward pressure on the asset values of the respective pension plans may require the combined company to fund obligations earlier than originally planned, which would have an adverse impact on its cash flows from operations, decrease borrowing capacity and increase interest expense.

The combined company’s operations will be exposed to market risks, beyond its control, which could adversely affect its financial results and capital requirements.

Chesapeake’s natural gas supply and supply management services operations and its propane wholesale marketing operations, conducted through wholly owned subsidiaries, are subject to market risks beyond its control, including market liquidity and commodity price volatility. Although Chesapeake maintains a risk management policy, the combined company may not be able to offset completely the price risk associated with volatile commodity prices, which could lead to volatility in its earnings. Physical trading also has price risk on any net open positions at the end of each trading day, as well as volatility resulting from: (i) intra-day fluctuations of natural gas and/or propane prices, and (ii) daily price movements between the time natural gas and/or propane is purchased or sold for future delivery and the time the related purchase or sale is hedged. The determination of Chesapeake’s net open position at the end of any trading day requires it to make assumptions as to future circumstances, including the use of natural gas and/or propane by its customers in relation to its anticipated market positions. Because the price risk associated with any net open position at the end of such day may increase if the assumptions are not realized, Chesapeake reviews these assumptions daily. Net open positions may increase volatility in the combined company’s financial condition or results of operations if market prices move in a significantly favorable or unfavorable manner, because the timing of the recognition of profits or losses on the hedges for financial accounting purposes usually does not match up with the timing of the economic profits or losses on the item being hedged. This volatility may occur, with a resulting increase or decrease in earnings or losses, even though the expected profit margin is essentially unchanged from the date the transactions were consummated.

The combined company’s results of operations, cash flows and financial position could be adversely affected if it is unable to obtain adequate and timely rate relief and pricing changes to offset the effects of inflation.

Inflation affects the cost of supply, labor, products and services required for operations, maintenance and capital improvements. To help cope with the effects of inflation on capital investments and returns, Chesapeake and Florida Public Utilities seek rate relief from regulatory commissions for regulated operations and closely monitor the returns of their unregulated business operations. There can be no assurance that the combined company will be able to obtain adequate and timely rate relief to offset the effects of inflation. To compensate for fluctuations in propane gas prices, Chesapeake and Florida Public Utilities adjust their propane selling prices to the extent allowed by the market. There can be no assurance, however, that the combined company will be able to increase propane sales prices sufficiently to compensate fully for such fluctuations in the cost of propane gas.

Chesapeake’s energy marketing subsidiaries have credit risk and credit requirements that may adversely affect the combined company’s results of operations, cash flows and financial condition.

Chesapeake’s energy marketing subsidiaries extend credit to counterparties and continually monitor and manage collections aggressively. Each of these subsidiaries is exposed to the risk that it may not be able to collect amounts owed to it. If the counterparty to such a transaction fails to perform, and any underlying collateral is inadequate, the combined company could experience financial losses.

These subsidiaries are also dependent upon the availability of credit to buy propane and natural gas for resale or to trade. If financial market conditions decline generally, or the financial condition of these subsidiaries or of the combined company declines, then the cost of credit available to these subsidiaries could increase. If credit is not available, or if credit is more costly, the combined company’s results of operations, cash flows and financial condition may be adversely affected.

Operational Risks Relating to the Businesses of the Combined Company

After consummation of the merger, the combined company will be subject to many operational risks and uncertainties. Some of these risks are discussed below. For a discussion of additional operational risks and uncertainties that you should consider, see the risk factors sections of the respective annual reports on Form 10-K for the year ended December 31, 2008 for Chesapeake and Florida Public Utilities, as updated by their respective quarterly reports on Form 10-Q for the quarter ended March 31, 2009, all of which are incorporated by reference in this joint proxy statement/prospectus.

Fluctuations in weather may adversely affect the combined company’s results of operations, cash flows and financial condition.

Chesapeake’s and Florida Public Utilities’ natural gas and propane distribution operations are sensitive to fluctuations in weather conditions, which directly influence the volume of natural gas and propane sold and delivered. A significant portion of their respective natural gas and propane distribution revenues is derived from the sales and deliveries of natural gas and propane to residential and commercial heating customers during the five-month peak heating season (November through March). If the weather is warmer than normal, Chesapeake and Florida Public Utilities sell and deliver less natural gas and propane to customers, and earn less revenue. In addition, hurricanes or other extreme weather conditions could damage production or transportation facilities, which could result in decreased supplies of natural gas, propane and electricity; increased supply costs; and higher prices for customers.

Florida Public Utilities’ electric operations, while generally less weather sensitive than natural gas and propane sales, are also affected by variations in general weather conditions and unusually severe weather. Mild winter weather in Florida can be expected to adversely impact results from the combined company’s electric operations.

The amount and availability of natural gas and propane supplies are difficult to predict; a substantial reduction in available supplies could reduce the combined company’s earnings in those segments.

Natural gas and propane production can be affected by factors beyond the combined company’s control, such as weather and refinery closings. If the combined company is unable to obtain sufficient natural gas and propane supplies to meet demand, results in those segments may be adversely affected.

The combined company will rely on a limited number of natural gas, electric and propane suppliers, the loss of which could materially adversely affect its financial condition and results of operations.

Chesapeake’s natural gas distribution and marketing operations and propane operations have entered into various agreements with suppliers to purchase natural gas and propane to serve their customers. Florida Public Utilities’ natural gas and electric operations have entered into several long-term supply and transportation contracts to meet the demands of its customers. The loss of any significant suppliers or the combined company’s inability to renew these contracts at favorable terms upon their expiration could significantly affect the combined company’s ability to serve its customers and have a material adverse impact on its financial condition and results of operations.

The combined company will rely on having access to interstate natural gas pipelines’ transportation and storage capacity; a substantial disruption or lack of growth in these services may impair the combined company’s ability to meet customers’ existing and future requirements.

In order to meet existing and future customer demands for natural gas, the combined company must acquire both sufficient natural gas supplies and interstate pipeline and storage capacity to serve such requirements. The combined company must contract for reliable and adequate delivery capacity for its distribution systems while considering the dynamics of the interstate pipeline and storage capacity market, its own on-system resources, as well as the characteristics of its markets. The combined company’s financial condition and results of operations would be materially and adversely affected if the future availability of upstream interstate pipeline and storage capacity were insufficient to meet future customer demands for natural gas. Currently, all of Florida Public Utilities’ natural gas is transported through one pipeline system. Any interruption to that system could adversely affect the combined company’s ability to meet the demands of its customers and the earnings of the combined company.

Commodity price changes may affect the operating costs and competitive positions of the combined company’s natural gas, electric and propane distribution operations, which may adversely affect its results of operations, cash flows and financial condition.

Natural Gas.  Higher natural gas prices can significantly increase the cost of gas billed to the combined company’s customers. Such cost increases will generally have no immediate effect on revenues and net income because of regulated gas recovery mechanisms. The combined company’s net income, however, may be reduced by higher expenses that it may incur for uncollectible customer accounts and by lower volumes of natural gas deliveries when customers reduce their consumption. Therefore, increases in the price of natural gas can affect the combined company’s operating cash flows and the competitiveness of natural gas as an energy source.

Propane.  Propane costs are subject to volatile changes as a result of product supply or other market conditions, including economic and political factors affecting crude oil and natural gas supply or pricing. Such cost changes can occur rapidly and can affect profitability. There is no assurance that the combined company will be able to pass on propane cost increases fully or immediately, particularly when propane costs increase rapidly. Therefore, average retail sales prices can vary significantly from year-to-year as product costs fluctuate in response to propane, fuel oil, crude oil and natural gas commodity market conditions. In addition, in periods of sustained higher commodity prices, declines in retail sales volumes due to reduced consumption and increased amounts of uncollectible accounts may adversely affect net income.

Electric.  Increases in the cost of coal and other commodity fuels can significantly increase the cost of electricity billed to the combined company’s customers. Such cost increases will generally have no immediate effect on revenues and net income because of the regulated electric recovery mechanisms. The combined company’s net income, however, may be reduced by higher expenses that it may incur for uncollectible customer accounts and by lower volumes of electricity deliveries when customers reduce their consumption. Therefore, increases in the cost of coal and other commodity fuels can affect the combined company’s operating cash flows and the competitiveness of electricity as an energy source.

The combined company’s propane inventory will be subject to inventory risk, which may adversely affect its results of operations and financial condition.

The combined company’s propane distribution operations will own bulk propane storage facilities. The combined company will purchase and store propane based on several factors, including inventory levels and the price outlook. The combined company may purchase large volumes of propane at current market prices during periods of low demand and low prices, which generally occur during the summer months. Propane is a commodity, and, as such, its unit price is subject to volatile fluctuations in response to changes in supply or other market conditions. The combined company will have no control over these market conditions. Consequently, the unit price of the propane that the combined company purchases can change rapidly over a short period of time. The market price for propane could fall below the price at which the combined company made the purchases, which would adversely affect its profits or cause sales from that inventory to be unprofitable. In addition, falling propane prices may result in inventory write-downs as required by generally accepted accounting principles if the market price of propane falls below the combined company’s weighted average cost of inventory, and therefore, could adversely affect net income.

Operating events affecting the public safety and reliability of the combined company’s natural gas and electric distribution systems could adversely affect its results of operations, cash flows and financial condition.

The combined company’s natural gas distribution business will be exposed to operational events, such as major leaks, mechanical problems and accidents, that could affect the public safety and reliability of its natural gas distribution systems, significantly increase costs and cause loss of customer confidence. The occurrence of any such operational events could adversely affect the combined company’s results of operations, cash flows and financial condition. If the combined company is unable to recover from customers, through the regulatory process, all or some of these costs and its authorized rate of return on these costs, this could adversely affect the combined company’s results of operations, cash flows and financial condition.

The combined company’s electric operations will be subject to various operational risks, including accidents, outages, equipment breakdowns or failures, or operations below expected levels of performance or efficiency. Problems such as the breakdown or failure of electric equipment or processes and interruptions in service which would result in performance below affected levels of output or efficiency, particularly if extending for prolonged periods of time, could have a material adverse effect on the combined company’s financial condition and results of operations.

The combined company may lose customers to competitors, which could adversely affect the combined company’s results of operation, cash flows and financial condition.

Natural Gas.  In the combined company’s natural gas supply and supply management services operations in Delaware, Florida and Maryland, it will compete with third-party suppliers to sell gas to commercial and industrial customers. In the combined company’s natural gas transportation and distribution operations, it will compete with interstate pipelines when its transmission and/or distribution customers are located close enough to a competing pipeline to make direct connections economically feasible. Failure to retain and grow the combined company’s customer base in its natural gas operations would have an adverse effect on its financial condition and results of operations.

Propane Gas.  The combined company’s propane distribution operations will compete with other propane distributors, primarily on the basis of service and price. Some of the combined company’s competitors will have significantly greater resources. The combined company’s ability to grow the propane distribution business is contingent upon capturing additional market share, successfully penetrating new service territories, and successfully utilizing pricing programs that retain and grow its customer base. Failure to retain and grow the combined company’s customer base in its propane gas operations would have an adverse effect on its results of operations, cash flows and financial condition.

The combined company’s propane wholesale marketing operations will compete against various marketers, many of which have significantly greater resources and are able to obtain price or volumetric advantages.

Electric.  While there is active wholesale power sales competition in Florida, the retail electric business has remained substantially free from direct competition. Changes in the competitive environment caused by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect the combined company’s results of operations, cash flows and financial condition. To the extent competitive pressures increase and the pricing and sale of electricity assumes more of the characteristics of a commodity business, the economics of the combined company’s electric operating segment could change. In addition, regulatory changes may increase access to electricity transmission grids by utility and non-utility purchasers and sellers of electricity, thus potentially resulting in a significant number of additional competitors.

Chesapeake’s use of derivative instruments may adversely affect the combined company’s results of operations.

Fluctuating commodity prices may affect the combined company’s earnings and financing costs because Chesapeake’s propane distribution and wholesale marketing segments use derivative instruments, including forwards, swaps and puts, to hedge price risk. In addition, Chesapeake has utilized in the past, and the combined company may decide, after further evaluation, to continue to utilize derivative instruments to hedge price risk for its Delaware and Maryland natural gas distribution divisions, as well as its natural gas supply operations. If the combined company purchases derivative instruments that are not properly matched to its exposure, its results of operations, cash flows and financial conditions may be adversely affected.

The combined company’s businesses will be capital intensive and the costs of capital projects may be significant.

The combined company’s businesses will be capital intensive and require significant investments in internal infrastructure projects. The combined company’s results of operations and financial condition could be adversely affected if it is unable to manage such capital projects effectively or if it does not receive full recovery of such capital costs in future regulatory proceedings.

Operational interruptions to the combined company’s gas transmission and gas and electric distribution activities, caused by accidents, malfunctions, severe weather (such as a major hurricane), a pandemic or acts of terrorism, could adversely impact its results of operations, cash flows and financial condition.

Inherent in gas transmission and gas and electric distribution activities are a variety of hazards and operational risks, such as leaks, ruptures, fires, explosions and mechanical problems. If they are severe enough or if they lead to operational interruptions, they could cause substantial financial losses. In addition, these risks could result in the loss of human life, significant damage to property, environmental damage and impairment of the combined company’s operations. The location of pipeline, storage, transmission and distribution facilities near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering places, could increase the level of damages resulting from these risks. The occurrence of any of these events could adversely affect the combined company’s results of operations, cash flows and financial condition.

The combined company will be at risk of its franchise agreements not being renewed.

The combined company will hold franchises in each of the incorporated municipalities that require franchise agreements in order to provide natural gas and electricity. Chesapeake and Florida Public Utilities are currently in negotiations for franchises with certain municipalities for new service areas along with renewing some existing franchises. Ongoing financial results would be adversely impacted from the loss of service to certain operating areas within the combined company’s electric or gas territories because of nonrenewal of the respective franchise agreements.

Regulatory and Legal Risks Relating to the Businesses of the Combined Company

After consummation of the merger, the combined company will be subject to many regulatory and legal risks and uncertainties. Some of these risks are discussed below. For a discussion of additional regulatory and legal risks and uncertainties that you should consider, see the risk factors sections of the respective annual reports on Form 10-K for the year ended December 31, 2008 for Chesapeake and Florida Public Utilities, as updated by their respective quarterly reports on Form 10-Q for the quarter ended March 31, 2009, all of which are incorporated by reference in this joint proxy statement/prospectus.

The combined company will be affected by developments in the natural gas and electric utility industries, including changes in regulation and increased competition. A failure to adapt to the changing regulatory environment and increased competition after the merger could adversely affect the stability of the combined company’s earnings and could result in the erosion of its market position, revenues and profits.

Because Chesapeake and Florida Public Utilities and their respective subsidiaries are regulated in the United States at the federal level and in a number of states and municipalities, the combined company will continue to be impacted by legislative and regulatory developments. The combined company will be subject in the United States to extensive federal regulation as well as to state and local regulation in Florida, Delaware and Maryland. The costs and burdens associated with complying with regulatory jurisdictions may have a material adverse effect on the combined company.

Moreover, increased competition resulting from potential legislative changes, regulatory changes or otherwise may create greater risks to the stability of utility earnings generally. If the combined company is not responsive to the competitive natural gas and electric utilities industry marketplace, it could suffer erosion in market position, revenues and profits as competitors gain access to the service territories of the combined company.

The Delaware, Maryland and Florida Public Service Commissions and the Federal Energy Regulatory Commission set the rates that the combined company can charge customers for services subject to their regulatory jurisdiction. The combined company’s ability to obtain timely future rate increases and rate supplements to maintain current rates of return depends on regulatory approvals, and there can be no assurance that its regulated operations will be able to obtain such approvals or maintain currently authorized rates of return.

The combined company will be dependent upon the construction of new facilities to support future growth in earnings in its natural gas distribution and interstate pipeline operations.

To sustain continued earnings growth, the combined company must identify and construct new facilities that generate earnings that meet or exceed financial targets. The combined company’s ability to identify new facilities is dependent upon the growth in its service areas, the local economies, the cost of alternative fuels, and other competitive factors. Once a facility has been approved for construction, there are many regulatory and developmental risks that also must be managed before the project can be constructed, including but not limited to: (i) obtaining the necessary approvals and permits by regulatory agencies on a timely basis and on terms that are acceptable; (ii) managing potential changes in federal, state and local laws and regulations, including environmental requirements, that prevent a project from proceeding or increase the anticipated cost of the project; (iii) acquiring the necessary rights-of-way or land rights on a timely basis on terms that are acceptable; (iv) securing access to additional natural gas supply; and (v) ensuring there are sufficient customer throughput commitments.

The combined company will be subject to operating and litigation risks that may not be fully covered by insurance.

The combined company’s operations will be subject to the operating hazards and risks normally incidental to handling, storing, transporting and delivering natural gas and propane and transmitting and distributing electricity to end users. As a result, the combined company will from time to time be a defendant in legal proceedings arising in the ordinary course of business. The combined company will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as are believed to be reasonable and prudent. There can be no assurance, however, that such insurance will be adequate to protect the combined company from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.

Environmental Risks Relating to the Businesses of the Combined Company

After consummation of the merger, the combined company will be subject to many environmental risks and uncertainties. Some of these risks are discussed below. For a discussion of additional environmental risks and uncertainties that you should consider, see the risk factors sections of the respective annual reports on Form 10-K for the year ended December 31, 2008 for Chesapeake and Florida Public Utilities, as updated by their respective quarterly reports on Form 10-Q for the quarter ended March 31, 2009, all of which are incorporated by reference in this joint proxy statement/prospectus.

Costs of compliance with environmental laws may be significant.

The combined company will be subject to federal, state and local laws and regulations governing environmental quality and pollution control. These evolving laws and regulations may require expenditures over a long period of time to control environmental effects at current and former operating sites, including former manufactured gas plant sites that have been acquired from third parties. Compliance with these legal obligations will require the combined company to commit capital. If the combined company fails to comply with environmental laws and regulations, even if such failure is caused by factors beyond its control, it may be assessed civil or criminal penalties and fines.

To date, Chesapeake and Florida Public Utilities have been able to recover, through regulatory rate mechanisms, the costs associated with the remediation of former manufactured gas plant sites. However, there is no guarantee that the combined company will be able to recover future remediation costs in the same manner or at all. A change in the combined company’s approved rate mechanisms for recovery of environmental remediation costs at former manufactured gas plant sites could adversely affect its results of operations, cash flows and financial condition.

Further, existing environmental laws and regulations may be revised, or new laws and regulations seeking to protect the environment may be adopted and be applicable to the combined company. Revised or additional laws and regulations could result in additional operating restrictions on the combined company’s facilities or increased compliance costs, which may not be fully recoverable.

Pending environmental cleanup proceedings in West Palm Beach, Florida may have a material adverse effect on the combined company.

Florida Public Utilities is currently evaluating remedial options to respond to environmental impacts to soil and groundwater at and in the immediate vicinity of a parcel of property in West Palm Beach, Florida. Florida Public Utilities is working with the Florida Department of Environmental Protection with respect to remedies for this property. The total costs for remedies which have been evaluated range from a low of $2.8 million to a high of $54.6 million. Discussions with the Florida Department of Environmental Protection are ongoing to reach a final remedy for the site. Prior to the conclusion of those negotiations, however, Florida Public Utilities is unable to determine, to a reasonable degree of certainty, the complete extent or cost of remedial action that may be required. The ultimate remedy could exceed the current expectations and environmental reserves of Florida Public Utilities and have a material adverse effect on the combined company.

The combined company may be exposed to certain regulatory and financial risks related to climate change.

Climate change is receiving ever increasing attention from scientists and legislators alike. The debate is ongoing as to the extent to which the climate is changing, the potential causes of this change and its potential impacts. Some attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions.

There are a number of legislative and regulatory proposals that address greenhouse gas emissions, which are in various phases of discussion or implementation. The outcome of federal and state actions to address global climate change could result in a variety of regulatory programs, including potential new regulations, additional charges to fund energy efficiency activities, or other regulatory actions. These actions could:

•	result in increased costs associated with the combined company’s operations;

•	increase other costs to the combined company’s business;

•	affect the demand for natural gas, electricity and propane; and

•	impact the prices the combined company charges its customers.

Any adoption by federal or state governments mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. Chesapeake and Florida Public Utilities cannot predict the potential impact of such laws or regulations on their future consolidated results of operations, cash flows or financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents that are incorporated by reference into this joint proxy statement/prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” “potential,” “forecast” or other similar words, or future or conditional verbs such as “may,” “will,” “should,” “would” or “could.” These statements represent Chesapeake’s and Florida Pubic Utilities’ intentions, plans, expectations, assumptions and beliefs about future financial performance, business strategy, projected plans and objectives of Chesapeake, Florida Public Utilities and the combined company. These statements are subject to many risks and uncertainties. In addition to the risk factors described above under “Risks Factors,” the following important factors, among others, could cause actual future results to differ materially from those expressed in the forward-looking statements:

•	state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries (including deregulation);

•	the outcomes of regulatory, tax, environmental and legal matters, including whether pending matters are resolved within current estimates;

•	industrial, commercial and residential growth in Chesapeake’s, Florida Public Utilities’ and the combined company’s service territories;

•	the weather and other natural phenomena, including the economic, operational and other effects of hurricanes and ice storms;

•	the timing and extent of changes in commodity prices and interest rates;

•	general economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities or other external factors over which Chesapeake, Florida Public Utilities or the combined company have no control;

•	changes in environmental and other laws and regulations to which Chesapeake, Florida Public Utilities, the combined company and their respective subsidiaries are subject;

•	the results of financing efforts, including Chesapeake’s, Florida Public Utilities’ or the combined company’s ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

•	declines in the market prices of equity securities and resultant cash funding requirements for Chesapeake’s, Florida Public Utilities’ or the combined company’s defined benefit pension plans;

•	the level of creditworthiness of counterparties to Chesapeake’s, Florida Public Utilities’ or the combined company’s transactions;

•	the amount of collateral required to be posted from time to time in Chesapeake’s, Florida Public Utilities’ or the combined company’s transactions;

•	growth in opportunities for Chesapeake’s, Florida Public Utilities’ or the combined company’s business units;

•	the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets and equity markets during the periods covered by the forward-looking statements;

•	the ability to successfully execute, manage and integrate merger, acquisition or divestiture plans (including the merger described in this joint proxy statement/prospectus), regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•	the ability to manage and maintain key customer relationships;

•	the ability to maintain key supply sources;

•	the effect of spot, forward and future market prices on Chesapeake’s, Florida Public Utilities’ or the combined company’s distribution, wholesale marketing and energy trading businesses; and

•	the effect of competition on Chesapeake’s, Florida Public Utilities’ or the combined company’s businesses.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Chesapeake and Florida Public Utilities have described. The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statement that may be made after the date of this joint proxy statement/prospectus by Chesapeake or Florida Public Utilities or anyone acting on behalf of either or both of them. Chesapeake and Florida Public Utilities do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER

The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus.

General Description of the Merger

The merger is structured as a stock-for-stock transaction. Prior to entering into the merger agreement, Chesapeake formed CPK Pelican, Inc., a new wholly owned subsidiary incorporated in Florida. The merger agreement contemplates that CPK Pelican, Inc. will merge with and into Florida Public Utilities with Florida Public Utilities as the surviving corporation. In the merger, holders of Florida Public Utilities common stock will receive 0.405 shares of Chesapeake common stock for each share of Florida Public Utilities common stock held (the exchange ratio). As a result, the current holders of Florida Public Utilities common stock will become holders of Chesapeake common stock, and Florida Public Utilities will become a wholly owned subsidiary of Chesapeake. Immediately following completion of the merger, based on the number of shares of common stock of each of Chesapeake and Florida Public Utilities outstanding as of          , 2009, current Chesapeake shareholders will own approximately     % of Chesapeake’s common stock, and former Florida Public Utilities common shareholders will own approximately     % of Chesapeake’s common stock.

Background of the Merger

The respective senior management teams and boards of directors of Chesapeake and Florida Public Utilities have historically monitored and assessed developments in the energy industry and were generally aware of the business activities of other energy companies, in particular, those companies within their peer group. In addition, the respective senior management teams and boards of directors of the companies have regularly reviewed strategic opportunities in the energy industry in response to developments within their respective businesses, industry trends, competitive conditions and changes in legislation and regulation.

For several years, Chesapeake’s senior management team and board of directors have been engaged in a strategic planning process designed to enhance its utility foundation and furthermore to grow earnings from a stable utility foundation by investing in related businesses and services that provide opportunities for higher returns. As part of this process, Chesapeake has periodically evaluated possible business combinations. In determining the feasibility of a business combination, the Chesapeake board considered whether a transaction with the other companies would be consistent with Chesapeake’s evolving strategic direction and the actual opportunity presented by the various potential transactions. In addition, consideration was given to each company’s size, business portfolio, and preliminary financial information.

The respective boards of directors and senior management teams of Chesapeake and Florida Public Utilities have focused on their respective company’s ability to access capital to profitably fund growth, and considered whether an appropriate business combination would provide certain benefits. In particular, Chesapeake’s board and management team considered that the potential transaction would, among other things: expand Chesapeake’s geographic footprint and increase the number of total customers served and the diversity of service offerings; increase its capabilities to serve future expected growth in Florida; expand Chesapeake’s energy portfolio and utility foundation; and increase financial flexibility and ensure continued access to capital markets.

On June 12, 2007, at a regularly scheduled meeting of the Florida Public Utilities board of directors, the board discussed strategic opportunities and directed John T. English, Chairman, President and Chief Executive Officer of Florida Public Utilities, to arrange for discussions with Chesapeake to determine opportunities for the two companies to discuss ideas to improve growth and reduce costs.

On August 6, 2007, Mr. English and John R. Schimkaitis, President and Chief Executive Officer of Chesapeake, agreed to meet to discuss best practices for the two companies, including opportunities for the two companies to improve growth and reduce costs.

On August 20, 2007, at a regularly scheduled meeting of the Florida Public Utilities board of directors, the board discussed strategic opportunities and directed Mr. English to continue his discussions with Chesapeake regarding best practices.

On September 27, 2007, Messrs. Schimkaitis and English, joined by Michael P. McMasters, the current Executive Vice President and Chief Operating Officer of Chesapeake, Charles L. Stein, Senior Vice President and Chief Operating Officer of Florida Public Utilities, and George M. Bachman, Treasurer and Chief

Financial Officer of Florida Public Utilities, met and discussed working together to grow their respective businesses. At this meeting, Mr. English provided Messrs. Schimkaitis and McMasters with certain publicly available information relating to Florida Public Utilities.

Following this meeting, over the course of the next several days, at Mr. Schimkaitis’ direction, certain senior executives of Chesapeake analyzed strategic opportunities involving Florida Public Utilities. Given Chesapeake’s natural gas and propane distribution operations in Florida, Chesapeake was generally familiar with Florida Public Utilities’ natural gas and propane distribution operations.

On October 12, 2007, Mr. English contacted Mr. Schimkaitis by telephone and suggested they meet to discuss a potential business combination. Mr. Schimkaitis agreed to meet to discuss the matter.

On November 7, 2007, at a regular meeting of the Chesapeake board of directors, the board reviewed information presented relating to certain companies of strategic interest to Chesapeake, including Florida Public Utilities. After discussion regarding these companies, the board authorized Chesapeake management to continue discussions and other activities relating to a potential transaction with Florida Public Utilities.

On November 12, 2007, Chesapeake provided a form of confidentiality agreement to Florida Public Utilities. The parties engaged in discussions and negotiations on the confidentiality agreement over the next week. On November 27, 2007, Chesapeake and Florida Public Utilities entered into a confidentiality agreement covering the discussions between the companies and any confidential material that might be exchanged by the parties. In December 2007, Chesapeake and Florida Public Utilities commenced due diligence pursuant to the confidentiality agreement.

On December 4, 2007, at a regularly scheduled meeting of the Florida Public Utilities board of directors, the board received a briefing from Messrs. English and Bachman. After discussion, the board authorized Mr. English to further explore a business combination with Chesapeake. In a subsequent special meeting of the Florida Public Utilities board of directors on December 10, 2007, the board reviewed the strategic and operational goals of Florida Public Utilities and the advantages and disadvantages of a possible merger with Chesapeake.

On December 6, 2007, Messrs. Schimkaitis, McMasters, English and Stein met in Orlando, Florida to discuss further the possibility of a transaction involving Chesapeake and Florida Public Utilities, including structuring the transaction as a merger of the two companies.

On December 12, 2007, at a regular meeting of the Chesapeake board of directors, Mr. McMasters reviewed with the board certain key financial data and operating information relating to Chesapeake, Florida Public Utilities and the two companies on a combined basis. Mr. McMasters also summarized for the board the discussions held to date. Mr. McMasters presented the board with preliminary financial analysis relating to a business combination with Florida Public Utilities, and highlighted for the board the estimated required synergies to avoid earnings dilution. At this meeting, the Chesapeake board approved the establishment of a new Mergers & Acquisitions Committee, or the Chesapeake M&A Committee, of the Chesapeake board to assist management and the board with the evaluation of a potential business combination with Florida Public Utilities. A formal charter was drafted and approved by the board for the Chesapeake M&A Committee.

Throughout December of 2007, Chesapeake and Florida Public Utilities began to exchange confidential financial and other information regarding each company’s businesses.

On January 4, 2008, Messrs. English and Bachman met in Orlando, Florida with Messrs. Schimkaitis and McMasters and Beth W. Cooper, the current Senior Vice President and Chief Financial Officer of Chesapeake, to discuss the synergies of a merger between the companies and the outlines of a term sheet, timeline and due diligence requests.

After this meeting, over the course of the next couple of weeks, the parties worked together to develop a comprehensive due diligence listing that would serve as the outline for what documents needed to be gathered.

During this period of time, Chesapeake also reached out and solicited proposals from four financial advisory firms qualified to conduct the financial analyses necessary to be able to issue a fairness opinion.

On January 15, 2008, during a telephonic meeting of the Chesapeake M&A Committee, Mr. McMasters discussed with the Committee the latest events related to a possible transaction with Florida Public Utilities, including the current range of estimated synergies. He also discussed with the Committee the impact of Florida Public Utilities’ stock price and then-pending rate case on the estimated synergies for the purposes of calculating the estimated accretion and dilution of a business combination with Florida Public Utilities. Mr. McMasters then reviewed with the Committee the key provisions of a preliminary term sheet for a business combination with Florida Public Utilities, and he informed the Committee that Chesapeake executives were continuing their discussions with Florida Public Utilities regarding a stock-for-stock exchange offer and the associated exchange ratio for such a transaction. The Committee identified several outside parties to assist with the possible transaction, discussed the experience and backgrounds of legal counsel that would be assisting Chesapeake and discussed the proposals made by certain financial advisory firms in connection with the transaction. The Committee also discussed several critical success factors relating to the transaction. Mr. McMasters briefly described to the Committee the cost and benefits of engaging a financial advisor for the transaction. After discussion regarding proposals by the various financial advisory firms, the Committee requested that Chesapeake management continue discussions on pricing and services with several of the financial advisory firms.

On January 22, 2008, Chesapeake retained Robert W. Baird & Co. Incorporated, or Baird, as its financial advisor for the transaction by entering into an engagement letter with Baird.

On January 23, 2008, executives of Chesapeake and representatives of Baird engaged in preliminary discussions relating to the exchange ratio and financial due diligence for the transaction.

Also on January 23, 2008, the Florida Public Utilities board of directors held a special meeting to discuss the possible transaction with Chesapeake. Messrs. English and Bachman presented to the board an update on the discussions. The board discussed a variety of matters pertaining to a possible merger with Chesapeake. The board discussed the desirability of retaining a financial advisory firm to provide the company with financial advisory services and directed management to obtain bids. Over the next few days, management of Florida Public Utilities interviewed several firms, and ultimately selected Houlihan Lokey to act as Florida Public Utilities’ financial advisor based on Houlihan Lokey’s experience and reputation as an internationally recognized financial advisor in connection with transactions similar to the one being considered with Chesapeake.

In January 2008, Chesapeake provided to Florida Public Utilities a proposed timeline for due diligence, negotiation of a merger agreement and regulatory filings, an outline of proposed next steps to be taken in connection with the proposed transaction and a preliminary due diligence request list. Over the next couple of weeks, the parties continued to exchange financial and other information electronically and engage in phone discussions for diligence purposes. Also during this period, Chesapeake engaged an environmental consultant to assist Chesapeake with the environmental analyses of Florida Public Utilities and its properties.

In the second week of February 2008, each of the two companies made available to the other and their respective advisors access to more extensive confidential financial and other information regarding their respective businesses contained in an electronic data room established by Florida Public Utilities’ outside legal counsel for the transaction. Also during February 2008, Chesapeake engaged an electric utility operations consultant to conduct diligence procedures related to Florida Public Utilities’ two electric operations. Chesapeake also expanded the scope of services of its current investor relations consultant to include drafting the investor relations strategy for the transaction as well as reviewing the key documents that would be utilized to communicate with the financial community.

On February 12, 2008, Chesapeake presented a draft term sheet to Florida Public Utilities and Florida Public Utilities provided preliminary comments on the draft.

On February 13, 2008, certain Chesapeake executives met with representatives of Baird to discuss a possible transaction with Florida Public Utilities. Key items discussed and reviewed during this meeting included: stock price activity, an analysis of relative contribution, discounted cash flow analyses, accretion/dilution sensitivity models, an implied premium analysis, a comparative company analysis, and ratios related to recent natural gas utility transactions. Meeting participants also discussed recent trends with regard to post-merger board of directors appointments.

On February 19, 2008, the Chesapeake M&A Committee met. Prior to this meeting, management circulated information for the Committee members’ review. At the meeting, Mr. McMasters discussed with the Committee certain financial data relating to a potential business combination with Florida Public Utilities. Mr. McMasters described to the Committee certain key objectives, and the associated assumptions and risks, that would need to be accomplished in order for Chesapeake to achieve the pro forma as presented. Mr. McMasters also described to the Committee Chesapeake’s proposed strategy to accomplish such key objectives. Mrs. Cooper informed the Committee of the ongoing discussions between executives of Chesapeake and Florida Public Utilities relating to the exchange ratio for the business combination. Mrs. Cooper provided the Committee with an overview of the recent changes that had been made to the term sheet for the transaction, and she informed the Committee that a draft term sheet had been presented to Florida Public Utilities. After discussion, the Committee ratified the terms set forth in the term sheet in their entirety. The Committee was presented with a preliminary draft of the merger agreement for the business combination. Mrs. Cooper summarized for the Committee the key provisions in the merger agreement, and members of the Committee asked several questions and discussed several provisions in the merger agreement. Mr. Schimkaitis provided the Committee with an overview of the current members of the Florida Public Utilities board of directors and informed the Committee that several members of the Florida Public Utilities board may be interested in serving on Chesapeake’s board if the transaction were consummated. The Committee discussed other organizational considerations, including the current and prospective roles of key officers of Florida Public Utilities. The Committee ratified Chesapeake’s selection of Baird to serve as its financial advisor in the transaction. Mrs. Cooper summarized for the Committee certain key points from the meeting held on February 13, 2008 among certain Chesapeake executives and representatives of Baird. The Committee then discussed the investor relations aspect of the transaction.

On February 20, 2008, at a regular meeting of the Chesapeake board of directors, Mrs. Cooper reviewed with the board the key provisions of the term sheet presented to the Chesapeake M&A Committee at its February 19, 2008 meeting, including the fees associated with the proposed transaction, the proposed price per share and certain other key terms and conditions. After consideration, the Chesapeake board ratified the terms and conditions of the term sheet and the distribution of the term sheet to Florida Public Utilities executives.

On February 22, 2008, Mrs. Cooper presented a draft term sheet to Mr. Bachman and she informed Mr. Bachman that Chesapeake preferred a merger transaction structure whereby Florida Public Utilities would become a wholly owned subsidiary of Chesapeake upon consummation of the transaction. Mrs. Cooper also informed him that Chesapeake proposed to maintain the Florida Public Utilities executive officers in their existing positions, subject to modifications to their existing employment agreements. Mrs. Cooper directed Mr. Bachman’s attention to the provision in the proposed term sheet relating to board composition of Chesapeake and Florida Public Utilities upon consummation of the transaction. Mrs. Cooper also raised certain open questions relating to Florida Public Utilities employee benefit plans.

In late February 2008, Chesapeake and Florida Public Utilities executives discussed the retention of Florida Public Utilities executives by the combined company and the change in control severance payments that might be due to Florida Public Utilities executives in the event of a combination of the two companies.

On March 4, 2008, Chesapeake’s outside legal counsel sent Florida Public Utilities’ outside legal counsel a first draft of the merger agreement. The draft did not specify the exchange ratio.

To further the ongoing due diligence efforts and discussions by the companies relating to the proposed business combination, during the period from March 5 to March 12, 2008, employees of Chesapeake and representatives of Baird and Chesapeake’s outside legal counsel met on certain days during that period in West Palm Beach, Florida with employees of Florida Public Utilities and representatives of Houlihan Lokey and Florida Public Utilities’ outside legal counsel. At these meetings, members of each company’s management team answered questions regarding their respective company’s businesses. Also during this period, the employees and financial and legal advisors of each company conducted additional diligence review of extensive confidential financial and other information made available by both companies at the site of these meetings.

On March 10, 2008, representatives of the respective financial advisors of Chesapeake and Florida Public Utilities met in West Palm Beach, Florida to discuss outstanding business and legal matters relating to a potential merger transaction, including a potential exchange ratio.

On March 14, 2008, executives of Chesapeake and Florida Public Utilities, with the assistance of their respective legal and financial advisors, met to discuss Chesapeake’s businesses.

In late March 2008, representatives of the respective outside legal counsel for the two companies began to discuss concerns raised by the draft merger agreement, including, among other matters, the representations and warranties, fiduciary and termination fee provisions, covenants of the parties between signing of the merger agreement and closing of the transaction, closing conditions and the definition of material adverse effect.

On March 28, 2008, Florida Public Utilities’ outside legal counsel sent proposed revisions to the draft merger agreement to Chesapeake’s outside legal counsel. These proposed revisions did not specify the exchange ratio.

During April 2008, the parties continued to conduct diligence with respect to the other company’s businesses and in that regard discussions were held by executives and representatives of the parties and extensive information continued to be exchanged by the parties.

On April 2, 2008, representatives of the respective outside legal counsels for the two companies discussed the March 28, 2008 draft of the merger agreement. This discussion did not include any discussion of the exchange ratio.

On April 4, 2008, executives of Florida Public Utilities met with representatives of Florida Public Utilities’ legal and financial advisors to discuss matters relating to the transaction, including the status of discussions with Chesapeake representatives regarding a potential exchange ratio.

On April 7, 2008, executives of Chesapeake and representatives of Baird and Chesapeake’s outside legal counsel discussed several outstanding matters relating to the transaction, including the exchange ratio in the transaction, Florida Public Utilities’ pension plan and the new employment agreements under negotiation with Messrs. English, Stein and Bachman.

On April 11, 2008, Chesapeake entered into an agreement with a public relations/communications firm to assist Chesapeake in developing and implementing a communications strategy associated with the announcement of a transaction. The consultant assisted Chesapeake in drafting key documents that would be distributed both internally and externally.

On April 17, 2008, the Florida Public Utilities board of directors met in a regularly scheduled meeting. Present at that meeting were representatives of Houlihan Lokey and Florida Public Utilities’ outside legal counsel. At that meeting, the directors, with the assistance of the company’s legal and financial advisors, reviewed and discussed the status of discussions with Chesapeake and the potential terms of a merger transaction with Chesapeake. The directors also discussed the possibility of engaging in discussions with another potential merger partner, but ultimately directed management to continue to negotiate a potential merger transaction with Chesapeake.

On April 18 and 19, 2008, representatives of the respective financial advisors of Chesapeake and Florida Public Utilities met to discuss outstanding business and legal matters relating to the potential merger transaction, including a potential exchange ratio and the proposed termination fee.

On April 18, 2008, Chesapeake’s outside legal counsel sent a revised draft of the merger agreement to Florida Public Utilities’ outside legal counsel. Also on this date, Chesapeake’s outside legal counsel communicated to Florida Public Utilities’ outside legal counsel Chesapeake’s understanding of the status of certain unresolved matters pertaining to the change in control provision of Florida Public Utilities’ pension plan, Chesapeake’s board composition after consummation of the transaction, the new employment agreements under negotiation with Messrs. English, Stein and Bachman, and certain diligence items.

On April 22, 2008, Chesapeake’s outside legal counsel sent Florida Public Utilities’ outside legal counsel the exhibit to the merger agreement containing actions proposed by Chesapeake to be undertaken by Florida Public Utilities to ensure that the merger would not constitute a change in control under Florida Public Utilities’ pension plan.

On April 23, 2008, representatives of the respective outside legal counsels for the two companies discussed the April 18, 2008 draft of the merger agreement. This did not include any discussion of a proposed exchange ratio.

From April 24 to April 27, 2008, Chesapeake’s environmental consultant conducted Phase I environmental assessments on certain properties of Florida Public Utilities. In addition to these Phase I assessments, the environmental consultant also reviewed other publicly available information on the properties, title searches, and former Phase I environmental assessments.

On April 24, 2008, executives of Chesapeake and representatives of its outside legal counsel and executives of Florida Public Utilities and representatives of its outside legal counsel discussed the open items in the draft merger agreement.

On April 25, 2008, Chesapeake’s outside legal counsel sent a revised draft of the merger agreement to Florida Public Utilities’ outside legal counsel, reflecting changes resulting from the discussions held between executives and representatives of the parties on April 23 and 24, 2008. The draft did not specify an exchange ratio.

On April 28, 2008, representatives of the respective outside legal counsels for the two companies discussed unresolved items in the April 25, 2008 draft of the merger agreement. This did not include any discussion of the exchange ratio. Later that day, Chesapeake’s outside legal counsel sent Florida Public Utilities’ outside legal counsel a revised draft of the merger agreement, reflecting changes resulting from the discussion held earlier that day. Florida Public Utilities’ outside legal counsel, on that same day, sent comments to Chesapeake’s outside legal counsel relating to the revised merger agreement. Neither the draft nor the comments addressed the exchange ratio.

On April 30, 2008, the Chesapeake M&A Committee met to discuss the proposed transaction. Prior to this meeting, Chesapeake management had circulated the documents that would be discussion points during the upcoming meeting. At this meeting, representatives of Baird provided the Committee with an overview of the proposed transaction. The Baird representatives informed the Committee that discussions with representatives of Houlihan Lokey were ongoing regarding the exchange ratio in the transaction.

On May 1, 2008, at a regular meeting of the Chesapeake board of directors, Mr. Schimkaitis summarized for the board recent events and certain unresolved matters relating to the transaction. Chesapeake’s outside legal counsel discussed with the board the fiduciary responsibilities and duties of the directors under applicable law and the proposed key terms and conditions of the merger agreement, including the representations and warranties, certain covenants and the termination fee. Chesapeake’s outside legal counsel also reiterated for the board the unresolved matters summarized by Mr. Schimkaitis and provided the board with further clarification of the status of each of these matters. Chesapeake’s outside legal counsel also reviewed with the board the role of a fairness opinion in these types of transactions. Baird representatives then provided the board with an overview of the proposed transaction from a financial point of view.

Also on May 1, 2008, representatives of the respective outside legal counsels for the two companies discussed unresolved items in the April 28, 2008 draft of the merger agreement. The exchange ratio was not discussed. Later in the day, Chesapeake’s outside legal counsel sent a revised draft of the merger agreement to Florida Public Utilities’ outside legal counsel, reflecting changes resulting from the discussion of the merger agreement held earlier that day.

On May 2, 2008, representatives of the respective financial advisors of Chesapeake and Florida Public Utilities met to discuss outstanding business and legal matters relating to the potential merger, including the possible exchange ratio for the transaction.

Also on May 2, 2008, the Florida Public Utilities board of directors met to discuss the potential transaction. Representatives of Houlihan Lokey and the company’s outside legal counsel were present at the meeting. The board, with the assistance of the company’s legal and financial advisors, reviewed and discussed the status of the discussions and the potential terms of a merger transaction with Chesapeake, including the advantages and disadvantages of engaging in a merger transaction with Chesapeake.

On May 3, 2008, Messrs. Schimkaitis and English discussed the exchange ratio in the transaction, the new employment agreements that remained under negotiation with Messrs. English, Stein and Bachman and the treatment in the transaction of certain diligence issues. From May 3, 2008 to May 20, 2008, the respective executives and representatives for the two companies engaged in numerous discussions relating to these unresolved matters.

On May 20, 2008, representatives of Chesapeake communicated to representatives of Florida Public Utilities Chesapeake’s proposals pertaining to the new employment agreements under negotiation with Messrs. English, Stein and Bachman and certain diligence matters.

On May 21, 2008, a meeting of the Florida Public Utilities board of directors was convened to discuss the proposed merger with Chesapeake. Present at the meeting were representatives of the company’s outside legal counsel and Houlihan Lokey. The outstanding due diligence items were discussed as were the matters pertaining to the proposed exchange ratio and other economic terms of the proposed deal. The board expressed to management concern about the inability to reach agreement on key business items and the then current pricing for the transaction and concluded that because of those matters a transaction was not feasible at this time. The board instructed Mr. English to advise Chesapeake of the board’s decision. Accordingly, on that same day, Mr. English informed Mr. Schimkaitis that Florida Public Utilities was terminating discussions with Chesapeake regarding a potential transaction.

Even though discussions between the parties terminated, Chesapeake continued to analyze a potential transaction with Florida Public Utilities and, on June 24, 2008, at a regular meeting of the Chesapeake board of directors, Mr. Schimkaitis informed the board of several strategies and the key points relating to such strategies that management was pursuing in regards to renewing discussions related to a potential transaction with Florida Public Utilities. The board instructed management to finalize their position on the likelihood of these strategies being successful and also provided feedback on several other strategies for consideration and research.

During the next several months, Chesapeake management periodically discussed and internally analyzed the impact of renewing and pursuing a potential transaction with Florida Public Utilities. Chesapeake management also considered the outstanding matters between Chesapeake and Florida Public Utilities that, in part, resulted in the termination of discussions in May 2008 and discussed and analyzed possible resolutions thereof.

On December 4, 2008, Messrs. Schimkaitis and English met to discuss the possibility of re-opening discussions regarding a business combination between their respective companies.

On December 11, 2008, at a regular meeting of the Chesapeake board of directors, Mr. McMasters informed the board of the recent discussions between Messrs. Schimkaitis and English, and that Mr. Schimkaitis would be meeting with Mr. English again in the near future to resume discussions and assess the likelihood of pursuing a transaction. Also on that date, the Florida Public Utilities board of directors met to hear a report from Mr. English on his meeting with Mr. Schimkaitis.

On December 19, 2008, the companies resumed a business due diligence process.

On February 13, 2009, Mr. Schimkaitis sent a revised draft of the merger agreement to Mr. English. The draft did not specify the exchange ratio.

On February 16, 2009, Mr. English conveyed his general comments on the revised draft of the merger agreement to Mr. Schimkaitis, including the treatment in the merger agreement of certain items that, in part, resulted in the termination of discussions in 2008.

On February 18, 2009, Mr. Schimkaitis sent a revised draft of the merger agreement to Mr. English reflecting changes intended to address Mr. English’s comments to the February 13, 2009 draft and to reflect the parties’ mutual understanding with respect to those items. The exchange ratio remained unspecified in this draft.

On February 23, 2009, there was a special meeting of the Florida Public Utilities board of directors convened to consider the renewed discussions. Messrs. English and Bachman provided a full report of the status of the discussions and the treatment of the unresolved matters from 2008. The board directed management to continue negotiations with Chesapeake.

On February 24, 2009, at a regular meeting of the Chesapeake board of directors, Mr. McMasters informed the board of the renewal of dialogue between Chesapeake and Florida Public Utilities in regards to a potential transaction, and that the merger agreement was being reviewed and revised by the parties and their respective outside legal counsels. Mr. McMasters also discussed with the board the current questions outstanding regarding the tax opinion to be given in connection with the transaction.

On March 11, 2009, at a regularly scheduled meeting of the Florida Public Utilities board of directors, management provided the board with an update on the status of the renewed discussions with Chesapeake.

On March 17, 2009, Chesapeake’s outside legal counsel sent a revised draft of the merger agreement to Florida Public Utilities’ outside legal counsel. The draft did not specify the exchange ratio. Included in this transmittal was Chesapeake’s revised proposal of the actions to be taken by Florida Public Utilities prior to consummation of the merger to ensure that the merger would not constitute a change in control under Florida Public Utilities’ pension plan.

On March 19, 2009, at a meeting of the Chesapeake M&A Committee, Mr. Schimkaitis provided the Committee with an update on the possible transaction with Florida Public Utilities, including the status of the representations letter that will serve as the basis for the tax opinion to be given in connection with the transaction. He also discussed with the Committee the anticipated timeframe for execution of the merger agreement and announcement of the transaction, including the required disclosure documents to be filed with the SEC in connection with consummation of the transaction. Mr. Schimkaitis discussed with the Committee the financial aspects of the transaction, and he informed the Committee of the status of the pro forma financial statements and the analysis being conducted with respect to potential synergies. Mr. McMasters then informed the Committee that Florida Public Utilities had requested Chesapeake’s proposed exchange ratio and that Chesapeake would be contacting representatives from Baird to receive an analysis of the exchange ratio for the proposed transaction. After discussion, the Committee authorized Messrs. Schimkaitis and McMasters to proceed with negotiations at a targeted exchange ratio range. Mr. Schimkaitis then provided the Committee with an update on the merger agreement, and he informed the Committee that the termination fee and the exchange ratio provisions would be completed after completion of updated diligence. Mr. Schimkaitis also highlighted for the Committee the key provisions of the new employment agreements being negotiated with Messrs. Bachman and Stein, as well as the consulting agreement, in lieu of an ongoing employment agreement as was contemplated during 2008 discussions, being negotiated with Mr. English. Mrs. Cooper then informed the Committee of the status and process relating to updated diligence.

Also on March 19, 2009, representatives of the respective financial advisors of Chesapeake and Florida Public Utilities met to discuss outstanding business and legal matters relating to the potential merger transaction, including a potential exchange ratio.

On March 24, 2009, at a meeting of the Florida Public Utilities board of directors, the directors were updated on the progress of the proposed transaction with Chesapeake.

On March 25, 2009, Chesapeake’s external auditors, Beard Miller Company LLP traveled to Florida to review the workpapers of Florida Public Utilities’ external auditors, BDO Seidman, LLP.

On or around March 27, 2009, Florida Public Utilities’ outside legal counsel re-opened the electronic data room previously established for due diligence purposes, and the companies began uploading updated financial and other information regarding their respective businesses into the data room.

On April 1, 2009, Messrs. English, Bachman, Stein, Schimkaitis and McMasters met in West Palm Beach, Florida to review the status of the diligence process and to discuss changes and developments in the respective companies since May 2008. A similar meeting was held on April 9, 2009 in West Palm Beach to review diligence matters.

Also on April 1, 2009, Florida Public Utilities’ outside legal counsel sent proposed revisions to the merger agreement to Chesapeake’s outside legal counsel. An exchange ratio was not proposed in the revisions.

On April 7, 2009, Chesapeake’s outside legal counsel sent a revised draft of the merger agreement to Florida Public Utilities’ outside legal counsel. The draft did not specify an exchange ratio. This draft of the merger agreement was also reviewed by the members of the Chesapeake board of directors and representatives of Baird.

On April 9, 2009, the respective executives and financial and legal representatives of the companies performed additional due diligence procedures and discussed the anticipated timing of meetings of the boards of directors of the respective companies to consider and approve the merger agreement.

On April 13, 2009, the Florida Public Utilities board of directors held a special meeting. Representatives of Houlihan Lokey and the company’s outside legal counsel were present at this meeting. At this meeting, the board, with the assistance of the company’s legal and financial advisors, considered and discussed the status of negotiations, outstanding business and legal matters, including the potential exchange ratio, and other economic terms of the proposed transaction with Chesapeake. The board also considered the written proposal from another third party, Energy West, Incorporated, to merge with Florida Public Utilities in a stock-for-stock transaction.

Also on April 13, 2009, at a meeting of the Chesapeake M&A Committee, Mr. Schimkaitis provided the Committee with an update on the transaction with Florida Public Utilities, including the status of the merger agreement. He discussed with the Committee certain matters relating to Florida Public Utilities’ pension plan and the impact of the pension plan matters on the merger agreement. The Committee discussed the termination fee and the takeover proposal provisions of the merger agreement. Mr. Schimkaitis provided the Committee with an update of the status of the new employment agreements being negotiated with Messrs. Bachman and Stein and the consulting agreement being negotiated with Mr. English, and highlighted for the Committee certain tax items relating to the stay bonus and change in control payment provision of such agreements. Mr. Schimkaitis then discussed with the Committee the financial aspects of a business combination with Florida Public Utilities, and he reviewed with the Committee the pro forma financial statements, as well as Florida Public Utilities’ revised five-year forecast. Mr. Schimkaitis informed the Committee of Chesapeake’s range of proposed exchange ratios for the transaction. The Committee discussed the summary it received prior to the meeting regarding various scenarios and the related impact of a change in the range of the proposed exchange ratios. The Committee also discussed the possibility and impact of a counteroffer of an exchange ratio outside of the targeted range. Mr. Schimkaitis reminded the Committee of the anticipated timing of consummating the transaction and the types of documents that would be filed with the SEC as a result of consummation. Mr. Schimkaitis then reviewed with the Committee the current draft Form 8-K and press release relating to the announcement of the transaction. After discussion, the Committee recommended several changes to the draft Form 8-K and press release. Mr. Schimkaitis also provided the Committee with a summary of the communications plan to be implemented upon execution of the merger agreement. Mr. Schimkaitis provided the Committee several other updates, including with respect to updated diligence, the tax opinion to be given in connection with the transaction, and the proposed regulatory plan relating to the transaction. Lastly, he informed the Committee that the trading window would remain closed until the closing date of the transaction and until further notice was provided.

From April 13 to April 15, 2009, representatives of the respective financial advisors of Chesapeake and Florida Public Utilities continued to meet to discuss the outstanding items, including the proposed exchange ratios.

On April 15, 2009, Chesapeake’s outside legal counsel sent a revised draft of the merger agreement to Florida Public Utilities’ outside legal counsel. The draft did not specify an exchange ratio.

On April 16, 2009, at a meeting of the Chesapeake M&A Committee, Mr. Schimkaitis discussed with the Committee the updated pro forma financial statements provided prior to the meeting. He informed the Committee that after discussions between the respective financial advisors and then among the executives of Chesapeake and Florida Public Utilities, the exchange ratio for the transaction had been established at 0.405 and the termination fee had been established at $3.4 million. The Committee discussed the exchange ratio and the termination fee and the impact of the termination fee on the transaction. The Committee approved the exchange ratio of 0.405 and the termination fee of $3.4 million and recommended their adoption by the Chesapeake board of directors. Mr. Schimkaitis then provided the Committee with an update on the status of the transaction documents, including the merger agreement, the new employment agreements with Messrs. Bachman and Stein and the consulting agreement with Mr. English.

Also on April 16, 2009, Chesapeake’s outside legal counsel sent a revised draft of the merger agreement to Florida Public Utilities’ outside legal counsel that specified an exchange ratio of 0.405.

On April 17, 2009, the Chesapeake board of directors met to discuss the proposed transaction. Mr. Schimkaitis provided the board with a brief overview of the remaining outstanding business items with respect to the merger agreement, including the exchange ratio. Mr. McMasters then reviewed with the board the pro forma financial statements presented to the board to illustrate the financial impact on Chesapeake after consummation of the transaction. After discussion and questions by the board relating to various line items in the pro forma financial statements, Mr. Schimkaitis informed the board that the exchange ratio for the transaction was currently proposed at 0.405 shares of Chesapeake for each share of Florida Public Utilities. The board discussed the negotiations of the exchange ratio to date. Mr. Schimkaitis directed the board to the financial models provided to the board prior to the meeting. He reviewed with the board the models that compared different exchange ratios, considering expected synergies and other opportunities. After board discussion with respect to such financial models, a representative of Baird reviewed with the board the fairness presentation of Baird presented at the meeting, including several assumptions underlying Baird’s analysis of the proposed transaction. He also discussed with the board several financial aspects of the transaction, including the implied valuation, transaction multipliers, implied tax premiums, historical and projected financials for Florida Public Utilities and Chesapeake, as well as stock price performance, trading volume and share ownership. The Baird representative also discussed and reviewed with the board various valuation methodologies utilized by Baird to assess with respect to fairness, from a financial point of view, the exchange ratio. After discussion by the board with regard to the various analyses performed by Baird, the Baird representative reviewed with the board Baird’s written fairness opinion presented at the meeting, which stated to the effect that, subject to the terms of the letter, the exchange ratio of 0.405 shares of Chesapeake for each share of Florida Public Utilities is fair from a financial point of view to Chesapeake. After discussion, a representative of Chesapeake’s outside legal counsel reviewed with the board the material terms of the proposed merger agreement presented at the meeting. The terms reviewed included termination and non-solicitation provisions, the proposed termination fee of $3.4 million and the terms under which such termination fee would be triggered. After discussion by the board with regard to the proposed termination fee and its triggers, Mr. Schimkaitis provided the board with an update on the status of the new employment agreements with Messrs. Bachman and Stein and the consulting agreement with Mr. English. He highlighted for the board several provisions in the agreements and discussed with the board changes in the tax-related provisions. Following these discussions, and discussions among the members of the board, management and the company’s advisors, including consideration of the factors described below under “— Recommendation of the Chesapeake Board of Directors and Chesapeake’s Reasons for the Merger,” the board unanimously approved the proposed transaction and authorized management to conclude negotiations and execute the merger agreement on the terms described to the board.

The Florida Public Utilities board of directors also met in a special meeting on April 17, 2009. Present at that meeting were members of the company’s management team, Messrs. Bachman and Stein, as well as representatives of Houlihan Lokey and the company’s outside legal counsel. The board considered the proposed merger agreement with Chesapeake, providing for a stock-for-stock tax-free merger at a fixed exchange ratio of 0.405 of a share of Chesapeake common stock for each outstanding share of Florida Public Utilities common stock. At this meeting, the representative from the company’s outside legal counsel reviewed with the board the terms of the proposed merger agreement, the conditions to closing, termination rights and consequences, the proposed executive agreements and the proposed economic terms. Counsel then discussed with the board its fiduciary duties in connection with its consideration of the proposed transaction, the legal terms of the proposed transaction agreements, the shareholder and regulatory approvals that would be required to complete the proposed merger, the likely process and timetable of the merger, including expected timing for obtaining the required shareholder and regulatory approvals and the proposed executive agreements and other compensation and benefits matters in connection with the merger. Counsel then reviewed with the board draft resolutions relating to the proposed merger. Counsel responded to questions of the directors and a discussion was had. A representative of Houlihan Lokey then reviewed and discussed with the board Houlihan Lokey’s financial analysis with respect to the proposed merger with Chesapeake and responded to questions from the directors about the proposed transaction from a financial perspective. The directors, with the assistance of the company’s legal and financial advisors, then discussed the unsolicited written proposal from Energy West. After discussion, the directors unanimously agreed not to pursue the Energy West transaction because such a transaction was not in the best interests of Florida Public Utilities’ shareholders and would not accomplish Florida Public Utilities’ strategic objectives. The board also particularly noted that the proposed consideration from Energy West was not as beneficial to the shareholders of Florida Public Utilities as the proposed consideration from Chesapeake. The board directed Mr. English to notify Energy West of the board’s decision. The board then asked the representative of Houlihan Lokey if Houlihan Lokey was prepared to deliver its opinion regarding the proposed merger with Chesapeake. The representative rendered orally Houlihan Lokey’s opinion to the board with respect to the fairness, from a financial point of view, to the holders of Florida Public Utilities common stock of the exchange ratio provided for in the proposed merger pursuant to the merger agreement. Following these discussions, and discussions among the members of the board, management and the company’s advisors, including consideration of the factors described below under “— Recommendation of the Florida Public Utilities’ Board of Directors and Florida Public Utilities’ Reasons for the Merger,” the board unanimously determined that the transactions contemplated by the Chesapeake merger agreement and the related transactions and agreements are fair to, advisable and in the best interests of Florida Public Utilities and its shareholders, and the directors voted unanimously to approve the merger with Chesapeake, to approve the merger agreement and related transactions and agreements, and to recommend approval of the merger and the merger agreement to the shareholders of Florida Public Utilities.

Following the board meetings on April 17, 2009, the respective executives and other representatives of Chesapeake and Florida Public Utilities finalized the merger agreement and Chesapeake and Florida Public Utilities executed the merger agreement on the evening of April 17, 2009. In addition, the new employment agreements with each of Messrs. Stein and Bachman and the consulting agreement with Mr. English were finalized and executed by the parties on April 17, 2009. The execution of the merger agreement was publicly announced on the morning of April 20, 2009 before the opening of trading on the New York Stock Exchange. A joint press release was issued and both companies filed a Form 8-K describing the key terms and conditions of the transaction, including the new employment agreements executed with Messrs. Stein and Bachman, as well as the consulting agreement with Mr. English. The merger agreement was attached as an exhibit to each Form 8-K.

Recommendation of Chesapeake’s Board of Directors and Chesapeake’s Reasons for the Merger

The Chesapeake board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of Chesapeake and its shareholders, has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Chesapeake shareholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and the issuance of Chesapeake common stock in the merger.

In reaching its determination to recommend the adoption of the merger agreement and the approval of the merger and the issuance of Chesapeake common stock in the merger, the Chesapeake board of directors consulted with management, as well as Baird, Chesapeake’s financial advisor which was engaged to provide a financial opinion to the Chesapeake board with respect to the merger, and Chesapeake’s outside legal counsel, and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the Chesapeake board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the merger, the Chesapeake board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Chesapeake board of directors may have given different weight to different factors. The Chesapeake board of directors considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Chesapeake board of directors were the following:

•	Strategic Considerations. Chesapeake’s board of directors believes the merger will create a combined utility company that is regionally focused and that has attractive strategic growth opportunities in both its regulated and unregulated businesses. Consistent with Chesapeake’s stated strategy, the combined company will seek to generate returns above traditional utility returns, thereby increasing shareholder value. The Chesapeake board of directors considered a number of strategic advantages of the merger, including the following:

•	Increased Scale and Scope. The Chesapeake board of directors considered that the merger will create a larger, regionally focused energy company serving approximately twice the number of energy customers served presently by Chesapeake. As a result of the merger, the combined company’s energy presence in Florida will be more comparable to the regional energy presence Chesapeake currently maintains on the Delmarva Peninsula. At the end of 2008, Chesapeake served approximately 100,000 customers with natural gas or propane on the Delmarva Peninsula and throughout 23 counties in Florida. As a result of the merger, the combined company will serve approximately 200,000 customers with natural gas, propane or electric service on the Delmarva Peninsula and throughout 34 counties in Florida. The combined operations will include sizable customer bases for electric, natural gas and propane in several key markets across Florida including the Southeast, Central, Northeast and Panhandle geographic areas. The increased scale and scope is expected to result in greater efficiencies provided by economies of scale. These efficiencies are discussed below under “— Synergistic Opportunities.”

•	Stronger Utility Business Platform. Chesapeake’s strategy has been to enhance its utility foundation and furthermore to grow its earnings from a stable utility foundation by investing in related businesses and services that provide opportunities for higher returns. The Chesapeake board of directors considered that the merger would result in relative increases of Chesapeake’s net income deriving from, and the investment of assets in, regulated utility operations, thereby further enhancing its utility foundation. The merger will increase utility net plant from $280.7 million for Chesapeake on a standalone basis as of December 31, 2008 to $423 million for the combined company on a historical basis as of December 31, 2008.

The merger will increase Chesapeake’s regulatory exposure in Florida. Chesapeake and Florida Public Utilities enjoy favorable relationships with the Florida Public Service Commission. Chesapeake’s board of directors views the increased opportunity for the combined company to work with the Florida Public Service Commission as a positive outcome of the merger.

In addition, Chesapeake’s board of directors considered that the merger will create greater diversity among Chesapeake’s utility portfolio as a result of the addition of Florida Public Utilities’ natural gas and electric distribution businesses. Florida Public Utilities’ electric operations provide service to approximately 31,000 customers throughout four counties in Florida. Florida Public Utilities’ electric business will expand both Chesapeake’s energy portfolio and its utility foundation.

•	Diversified Portfolio of Investments. The combined company will benefit from a more diversified portfolio of investments. Chesapeake’s natural gas business includes service to many large industrial customers, while Florida Public Utilities has a larger percentage of residential customers. The combined company will, therefore, have a larger, diverse customer portfolio in Florida. Additionally, the electric operation will expand Chesapeake’s energy portfolio and its utility foundation. Florida Public Utilities’ propane business provides a larger foundation in Florida from which the combined company can further grow that business. For Florida Public Utilities shareholders, Chesapeake’s Delmarva energy business provides geographic diversity.

•	Common Regulatory Framework and Benefits of Florida’s Supportive Regulatory Climate. The Chesapeake board of directors considered that the merger is expected to provide the combined company with an enhanced opportunity to benefit from the favorable Florida regulatory framework applicable to the combined company’s franchised service areas, diversify regulatory risk and provide additional scale in operating the regulated businesses under complex regulations. In addition, Chesapeake’s board of directors considered the long history of Florida’s Public Service Commission actively promoting natural gas expansion throughout the state.

•	Positioned to Benefit from Future Florida Growth. Long-term forecasts project Florida to be among the fastest growing states in the country. Although the current economic climate has caused a temporary decline in growth, state projections for Florida anticipate that population growth will begin to slowly increase again in 2010 and accelerate thereafter. The Chesapeake board of directors expects that the combined company will be well-positioned to help meet the energy needs of new residential consumers in the combined service territory, along with the commercial development that typically follows. The Chesapeake board of directors considered how the companies have benefited from Florida’s growth historically and how the combined company should benefit from future growth. The Chesapeake board of directors expects the merger to create a stronger company with increased capabilities to serve the future growth.

•	Combined Expertise. The Chesapeake board of directors believes that the combined company will benefit from each company’s experience and expertise in the natural gas and propane distribution businesses. In addition, the Chesapeake board of directors believes that the combined company’s natural gas and electric operations will benefit from the regulatory and customer service expertise of each company in Florida. The combined company will be able to effectively utilize in its operations the intellectual capital, technical expertise, and experience of a deeper, more diverse workforce.

•	Impact on Customers. The Chesapeake board of directors considered the impact that the merger will have on the combined company’s customers. The Chesapeake board of directors believes that the merger will benefit customers through economies of scale, the increased availability of capital to extend service to more customers, other operating efficiencies and a continued focus on safety and reliability. The Chesapeake board of directors believes that the merger will result in a reduction in the aggregate amount of rate increases requested for the combined company’s natural gas and electric operations, which would benefit the combined company’s utility customers in Florida. Further, the Chesapeake board of directors expects the combined company to demonstrate the level of commitment to customer service that customers have come to expect from each company.

•	Synergistic Opportunities. Chesapeake’s board of directors considered that the merger presents opportunities to operate more effectively, creating additional efficiencies at all levels of the combined company and enabling further implementation of best practices. The Chesapeake board of directors considered Chesapeake’s preliminary management estimates that the merger is expected to generate cost savings over the first five years after the consummation of the transaction and earnings per share are expected to be neutral to slightly accretive in 2010 and meaningfully accretive in 2011. The expected cost savings are projected to result from elimination of duplicate corporate overhead costs (i.e., audit, legal, insurance, information technology, administrative and other public company costs), as well as operational efficiencies (i.e., billing related costs, facilities and related costs, and other operating efficiencies). Chesapeake’s board of directors considered that the cost savings and synergies anticipated to result from the merger should reduce the aggregate amount of rate increases requested in the combined company’s natural gas and electric operations, thereby benefiting the combined company’s Florida utility customers. With respect to the propane business, the Chesapeake board of directors considered that the combined company will have a larger propane distribution presence in Florida, resulting in an improved cost structure, including increased access to supply channels, new hedging opportunities and greater scale in terms of pricing. Chesapeake’s board of directors noted, however, that the expected cost savings and synergies are estimates that may change and that achieving the expected cost savings and synergies is subject to a number of risks and uncertainties.

•	Share Price; Taxability of Merger. Chesapeake’s board of directors took note of the historical stock prices of Chesapeake and Florida Public Utilities, including that the exchange ratio in the merger represented a premium of approximately 25% for the Florida Public Utilities shareholders based upon the average stock price of Florida Public Utilities over the 15 trading days prior to April 15, 2009. Chesapeake’s board of directors also took into account the fact that the merger is expected to be a tax-free exchange for the holders of Florida Public Utilities common stock.

•	Financial Considerations and Increased Financial Flexibility. Chesapeake’s board of directors considered the earnings, cash flow, balance sheet and dividend impact of the merger, the historical financial performance of Florida Public Utilities, and historical stock market information. Chesapeake’s board of directors noted that while the merger is expected to be neutral to slightly accretive in 2010, it is expected to be meaningfully accretive to earnings per share thereafter. Chesapeake’s board of directors further considered the impact on cash flow resulting from the merger and the associated impact on the balance sheet. Chesapeake’s board of directors believes that the increased scale and scope resulting from the merger will generate increased financial flexibility and ensure continued access to capital markets.

•	Impact on Credit Profile. The Chesapeake board of directors considered certain selected credit metrics of the combined company on a pro forma basis as compared to those of Chesapeake on a standalone basis. Chesapeake’s board of directors noted that there was not a material change in the consolidated metrics relative to the projected standalone metrics and therefore, does not expect a change in the credit profile of the combined company.

•	Impact of the Merger on Communities. Chesapeake’s board of directors evaluated the expected impact of the merger on the communities in which Chesapeake and Florida Public Utilities are located and which they serve. The Chesapeake board of directors considered the history of each company of being a good corporate citizen, making a difference in their communities and supporting growth of the communities they serve. The Chesapeake board of directors noted that many of the employees of the companies donate their time and resources to their communities throughout the year while also working to deliver outstanding results. The Chesapeake board of directors believes that the combined company will continue to support many local charitable organizations in the local service areas and that the merger will benefit the local service areas by creating a combined company with enhanced ability to provide a reliable utility infrastructure capable of supporting continued growth in the local communities.

•	Fairness Opinion Presented to Chesapeake’s Board of Directors. Chesapeake’s board of directors considered the financial analyses and fairness opinion of Baird that was presented and delivered to the Chesapeake board of directors at its board meeting on April 17, 2009, including Baird’s opinion that, based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the opinion, the exchange ratio of 0.405 shares of Chesapeake common stock for each share of Florida Public Utilities common stock in the merger was fair, from a financial point of view, to Chesapeake. The full text of Baird’s opinion setting forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion is attached as Annex B to this joint proxy statement/prospectus. See “Opinion of Chesapeake’s Financial Advisor” beginning on page [ ].

•	Recommendation of Management. Chesapeake’s board of directors considered management’s recommendation in support of the merger.

•	Terms of the Merger Agreement. Chesapeake’s board of directors reviewed the terms of the merger agreement, including the representations and warranties, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, the instances in which each party is permitted to terminate the merger agreement and the related termination fee payable by Florida Public Utilities in the event of termination of the merger agreement under specified circumstances. See “The Merger Agreement” beginning on page [ ] for a detailed discussion of the terms and conditions of the merger agreement.

•	Due Diligence. Chesapeake’s board of directors considered the scope of Chesapeake’s due diligence investigation, which included detailed reviews of organizational, operational, financial, commercial, regulatory, legal, employee and other matters related to Florida Public Utilities’ business and potential financial, operational and other impacts of the merger on Chesapeake. The Chesapeake board of directors also considered the results of the due diligence investigation, including evaluations of business risks and opportunities presented by the merger and estimates of costs, synergies and cost savings related to the merger.

•	Corporate Governance. The Chesapeake board of directors considered the impact on the combined company of Chesapeake’s existing certificate of incorporation and bylaws and that, after completion of the merger, the Chesapeake board of directors would be composed of Chesapeake’s existing ten directors as well as two directors serving on the Florida Public Utilities board of directors prior to completion of the merger.

•	Employment Matters. The Chesapeake board of directors considered the terms and conditions of the consulting agreement with John T. English, the Chairman, President and Chief Executive Officer of Florida Public Utilities, which will become effective upon completion of the merger, as well as the terms and conditions of the employment agreements with Charles L. Stein, the Chief Operating Officer and Senior Vice President of Florida Public Utilities, and George M. Bachman, the Chief Financial Officer, Corporate Secretary and Treasurer of Florida Public Utilities, each of which will become effective upon completion of the merger.

The Chesapeake board of directors also considered the potential risks of the merger, including the following:

•	Fixed Exchange Ratio. The Chesapeake board of directors considered that the fixed exchange ratio would not adjust downwards to compensate for declines in the price of Florida Public Utilities common stock prior to the completion of the merger, and that the terms of the merger agreement did not include termination rights triggered expressly by a decrease in the value of Florida Public Utilities due to a decline in the market price of Florida Public Utilities common stock. The Chesapeake board of directors determined that this structure was appropriate and the risk acceptable in view of: (i) the Chesapeake board of directors’ focus on the relative intrinsic values and financial performance of Chesapeake and Florida Public Utilities and the percentage of the combined company to be owned by former holders of Chesapeake common stock; and (ii) the inclusion in the merger agreement of other structural protections such as the ability to terminate the merger agreement under certain circumstances in the event of a material adverse change in Florida Public Utilities’ business.

•	Florida Public Utilities’ Business Risks. The Chesapeake board of directors considered certain risks inherent in Florida Public Utilities’ business and operations, including risks relating to future rates and returns associated with Florida Public Utilities’ regulated business operations and Florida Public Utilities’ environmental and other contingent liabilities. Based on reports of management and outside advisors regarding the due diligence process, the Chesapeake board of directors believes that these risks are manageable as part of the ongoing business of the combined company.

•	Regulatory Approvals. The Chesapeake board of directors considered the regulatory approvals required to complete the merger and the risk that governmental authorities and third parties might seek to impose unfavorable terms or conditions on the required approvals or that such approvals may not be obtained at all. The Chesapeake board of directors further considered the potential length of the regulatory approval process and the period of time Chesapeake may be subject to the merger agreement.

•	Restrictions on Interim Operations. The Chesapeake board of directors considered the provisions of the merger agreement that impose restrictions on Chesapeake’s operations until completion of the merger, and the extent of those restrictions.

•	Integration. The Chesapeake board of directors evaluated the challenges inherent in the integration of two business enterprises of the size and scope of Chesapeake’s Florida operations and Florida Public Utilities, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the merger might not be achieved in the timeframe contemplated or at all.

•	Personnel. The Chesapeake board of directors considered the adverse impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed. The Chesapeake board of directors also considered the level and impact of job reductions as a result of transaction-related synergies.

The Chesapeake board of directors believes that, overall, the potential benefits of the merger to Chesapeake and Chesapeake’s shareholders outweigh the risks, many of which are identified above.

The Chesapeake board of directors realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the Chesapeake board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page [  ].

Opinion of Chesapeake’s Financial Advisor

Chesapeake retained Robert W. Baird & Co. Incorporated to act as its exclusive financial advisor in connection with the proposed merger. On April 17, 2009, Baird delivered to the Chesapeake board of directors an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 0.405 provided for in the merger was fair, from a financial point of view, to Chesapeake. Baird does not have any obligation to update, revise or reaffirm its opinion.

The full text of Baird’s opinion, dated April 17, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Baird, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Chesapeake shareholders are urged to read the opinion carefully in its entirety. Baird’s opinion was delivered to the Chesapeake board of directors for its information and is directed only to the fairness, from a financial point of view, of the exchange ratio to Chesapeake, and does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Chesapeake, or any other aspect of the merger, including the merits of the underlying decision by Chesapeake to engage in the merger. Baird’s opinion does not constitute a recommendation to any Chesapeake shareholder as to how the shareholder should vote with respect to the proposed merger or any other matter.

In preparing its opinion to the Chesapeake board of directors, Baird performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Baird’s opinion or the presentation made by Baird to the Chesapeake board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Baird did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Baird believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In performing its analyses, Baird made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Baird, Chesapeake or Florida Public Utilities. Any estimates contained in the analyses performed by Baird are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Baird’s opinion was among several factors taken into consideration by the Chesapeake board of directors in making its determination to approve the merger agreement, the merger and the issuance of shares of Chesapeake common stock in the merger. Consequently, Baird’s analyses should not be viewed as determinative of the decision of the Chesapeake board of directors or Chesapeake management with respect to the fairness of the exchange ratio provided for in the merger agreement.

In conducting its investigation and analyses and arriving at its opinion, Baird, among other things, did the following:

•	reviewed certain internal information, primarily financial in nature, including financial forecasts for the fiscal years ending December 31, 2009 through December 31, 2013 (referred to as the Forecasts), concerning the business and operations of Florida Public Utilities and Chesapeake furnished to it for purposes of its analysis;

•	reviewed certain publicly available information including, but not limited to, Florida Public Utilities’ and Chesapeake’s recent filings with the Securities and Exchange Commission;

•	reviewed the draft merger agreement dated April 7, 2009 in the form presented to Chesapeake’s board of directors;

•	compared the financial position and operating results of Florida Public Utilities and Chesapeake with those of other publicly traded companies it deemed relevant and considered the market trading multiples of such companies;

•	compared the proposed financial terms of the merger with the financial terms of other business combinations it deemed relevant;

•	considered the present values of the forecasted cash flows of Florida Public Utilities;

•	held discussions with members of Florida Public Utilities’ and Chesapeake’s respective senior management teams concerning Florida Public Utilities’ and Chesapeake’s respective historical and current financial condition and operating results, as well as the future prospects of Florida Public Utilities; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of Florida Public

Utilities and Chesapeake. Baird was not engaged to independently verify, and did not assume any responsibility to verify, any such information, and Baird assumed that neither Florida Public Utilities nor Chesapeake was aware of any information prepared by Florida Public Utilities, Chesapeake or their respective advisors that might be material to Baird’s opinion that was not provided to Baird. Baird assumed that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Florida Public Utilities and Chesapeake are as set forth in the their respective financial statements; (ii) the financial statements of Florida Public Utilities and Chesapeake provided to Baird present fairly the results of operations, cash flows and financial condition of Florida Public Utilities and Chesapeake, respectively, for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for Florida Public Utilities and Chesapeake were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Florida Public Utilities’ and Chesapeake’s respective senior management teams as to the future performance of Florida Public Utilities and Chesapeake, and such Forecasts and related extrapolations (which were reviewed by Chesapeake’s management) will be achieved; (iv) the merger will be consummated in accordance with the terms and conditions of the merger agreement without any amendment thereto and without waiver by any party of any of the conditions to its obligations thereunder; (v) in all respects material to Baird’s analysis, the representations and warranties contained in the merger agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement; and (vi) all material corporate, governmental, regulatory or other consents and approvals required to consummate the merger have been or will be obtained without the need for divestitures. Baird relied as to all legal matters regarding the merger on the advice of outside legal counsel of Chesapeake. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Florida Public Utilities nor make a physical inspection of the properties or facilities of Florida Public Utilities.

Baird’s opinion is based upon economic, monetary and market conditions as they existed and could be evaluated on April 17, 2009, and Baird’s opinion does not predict or take into account any changes which occurred or may occur, or information which became available or may become available, after April 17, 2009. Furthermore, Baird expressed no opinion as to the price or trading range at which any of Florida Public Utilities’ or Chesapeake’s securities (including Florida Public Utilities’ common stock and Chesapeake’s common stock) would or will trade following April 17, 2009.

Financial Analysis.  The following is a summary of the material analyses performed by Baird in connection with its opinion to the Chesapeake board of directors dated April 17, 2009.

Selected Company Analysis.  Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

• Alliant Energy Corporation	• Centerpoint Energy Inc.
• CH Energy Group Inc.	• Dominion Resources Inc.
• DTE Energy Co.	• Integrys Energy Group Inc.
• NiSource Inc.	• Northwestern Corp.
• Public Service Enterprise Group Inc.	• SCANA Corp.
• Vectren Corp.	• Wisconsin Energy Corp.
• Xcel Energy Inc.

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Florida Public Utilities operates. Baird noted that none of the companies reviewed is identical to Florida Public Utilities and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

For each company, Baird calculated the equity market value (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the total market value (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s total market value to its last twelve months (LTM), estimated 2009 and projected 2010 Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA). Baird also calculated multiples of each company’s price per share to its LTM, estimated calendar year 2009 and projected calendar year 2010 diluted earnings per share and to its LTM book value per share. Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on information publicly available as of April 15, 2009, and projected financial information was based on research reports publicly available as of such date. In addition, Baird calculated a reference range of implied per share equity values of Florida Public Utilities’ common stock of $7.01 to $15.26 per share based on the trading multiples of the selected public companies and compared such values to the per share equity purchase price of $12.44 per share, which was based on the closing prices per share of Chesapeake common stock and Florida Public Utilities common stock as reported on April 15, 2009. Baird compared the implied per share equity values with the per share equity purchase price implied in the merger in concluding that the consideration was fair to the holders of Chesapeake’s common stock from a financial point of view.

Select Acquisition Analysis.  Baird reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

Target	Acquirer

• EnergySouth Inc.	• Sempra Energy
• Puget Energy Inc.	• Consortium of N.A. Infrastructure Investors
• Energy East Corporation	• Iberdrola S.A.
• SEMCO Energy Inc.	• Cap Rock Energy Corp.
• Peoples Energy Corp.	• Integrys Energy Group Inc.
• Cascade Natural Gas Corp.	• MDU Resources Group Inc.
• Duquesne Light Holdings Inc.	• Macquarie Infrastructure Partners
• Green Mountain Power Corp.	• Northern New England Energy Corp.
• KeySpan Corp.	• National Grid plc
• PacifiCorp	• MidAmerican Energy Holdings Co.

Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Florida Public Utilities operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the merger or Florida Public Utilities, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

For each transaction, Baird calculated the implied equity purchase price (defined as the purchase price per share of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied total purchase price (defined as the equity purchase price plus the book value of each target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company’s implied total purchase price to its LTM EBITDA. Baird also calculated multiples of each target company’s implied equity purchase price to its LTM net income and book value. In addition, Baird calculated the acquisition premiums paid in such transactions where the target companies were publicly traded. Baird then compared the transaction multiples and premiums implied in the merger with the corresponding acquisition transaction multiples and premiums for the selected acquisition transactions. Stock market and historical financial information for the selected transaction was based on publicly available information as of the closing date of each respective transaction. In addition, Baird calculated a reference range of implied per share equity values of Florida Public Utilities’ common stock of $9.64 to $32.92 per share based on the acquisition transaction multiples of the selected acquisition transactions and compared such values to the per share equity purchase price of $12.44 per share. Baird compared the implied per share equity values with the per share equity purchase price implied in the merger in concluding that the consideration was fair to the holders of Chesapeake’s common stock from a financial point of view.

Discounted Cash Flow Analysis.  Baird performed a discounted cash flow analysis utilizing Florida Public Utilities’ projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows) from 2009 to 2013, as provided by Chesapeake’s senior management. In such analysis, Baird calculated the present values of the unlevered free cash flows from 2009 to 2013 by discounting such amounts at rates ranging from 11.0% to 13.0%. Baird calculated the present values of the free cash flows beyond 2013 by assuming terminal values ranging from 8.0x to 10.0x year 2013 EBITDA and discounting the resulting terminal values at rates ranging from 11.0% to 13.0%. Baird compared the resulting implied per share reference equity values of $9.44 to $15.57 per share with the $12.44 per share equity purchase price implied in the merger in concluding that the consideration was fair to the holders of Chesapeake’s common stock from a financial point of view.

Miscellaneous.  Pursuant to the terms of Baird’s engagement, Chesapeake has agreed to pay Baird (a) a fee of $450,000 upon the delivery of its opinion to the Chesapeake board of directors and (b) a transaction fee of $300,000, all of which is contingent and payable only if the merger is completed. In the event Chesapeake receives a termination fee (see “The Merger Agreement — Termination of Merger Agreement”), Chesapeake will pay Baird $300,000 of such termination fee. Chesapeake also has agreed to reimburse Baird for reasonable expenses incurred by Baird in performing its services and to indemnify Baird and related persons and entities against certain liabilities arising out of Baird’s engagement.

Chesapeake retained Baird based upon Baird’s industry and transactional experience and expertise and Baird’s knowledge of Chesapeake. Baird is an internationally recognized investment banking and advisory firm. Baird, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Baird has, in the past, provided financial advisory services to Chesapeake, for which it received its customary compensation. Specifically, Baird served as lead underwriter for Chesapeake’s $20 million follow-on equity offering in November 2006. Baird has also regularly consulted with Chesapeake on an informal basis on general corporate finance and strategic matters, and may be engaged by Chesapeake on future matters. Since 1997 Baird has also prepared equity analyst research reports regarding Chesapeake and Baird is likely to provide such reports in the future. In the ordinary course of business, Baird may actively trade in the securities of Chesapeake and Florida Public Utilities for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

Recommendation of Florida Public Utilities’ Board of Directors and Florida Public Utilities’ Reasons for the Merger

After careful consideration, the Florida Public Utilities board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and resolved that the merger and the other transactions contemplated by the merger agreement are fair, advisable and in the best interests of the shareholders of Florida Public Utilities. The Florida Public Utilities board of directors recommends that the shareholders of Florida Public Utilities vote “FOR” the proposal to approve the merger agreement and the merger.

In evaluating the merger agreement, the board consulted with management, the company’s legal and financial advisors and considered a number of factors, including but not limited to those discussed below.

Strategic Considerations.  The Florida Public Utilities board of directors considered a number of strategic advantages of the merger in comparison to a standalone strategy. These factors included the following:

•	the view of the company’s prospects and potential future financial performance as an independent company and as a combined company;

•	the ability of Florida Public Utilities to compete with its current and potential future competitors within its markets, including other larger companies that may have significantly greater resources or market presence; and

•	the specific strengths that Chesapeake could bring to a combined company, including significant experience in the natural gas and propane distribution businesses as well as in the area of utilities regulation.

Financial Considerations.  The board of directors considered the financial terms of the merger based on, among other things, the following factors:

•	the financial terms of the transaction, including the fixed exchange ratio of 0.405 of a share of Chesapeake common stock for each share of Florida Public Utilities common stock;

•	the fact that the merger consideration represents a premium of approximately 25% above the average closing price of Florida Public Utilities common stock over the 15 trading days prior to April 15, 2009, the day the exchange ratio was set by the executives of the respective companies;

•	the fact that the merger consideration to be provided to Florida Public Utilities shareholders will allow those shareholders to continue to participate as shareholders in the combined company;

•	the current and historical financial condition and results of operations of Florida Public Utilities and of Chesapeake;

•	future cash needs of Florida Public Utilities potentially requiring the company to raise substantial funds to meet environmental remediation and pension funding needs in an unstable and uncertain capital market;

•	the financial analyses reviewed and discussed with the board of directors of Florida Public Utilities by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey rendered to the board of directors (which was later confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the holders of Florida Public Utilities common stock of the exchange ratio provided for in the proposed merger pursuant to the merger agreement; and

•	the expected treatment of the merger as a tax-free reorganization under the U.S. federal income tax code.

Other considerations.  The board of Florida Public Utilities also considered the following:

•	the structure of the transaction as a merger, requiring approval by Florida Public Utilities shareholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited proposal could be brought forth;

•	the merger agreement permits Florida Public Utilities, under certain circumstances, to provide information to, and engage in discussions with, a third party that makes an unsolicited, bona fide acquisition proposal and to terminate the merger agreement to accept a superior proposal;

•	the judgment of the Florida Public Utilities board of directors that, although certain terms of the merger agreement — including the $3.4 million termination fee — may make it more costly for a third party to effect a superior proposal, those terms should not preclude a third party with the financial ability to complete a transaction from proposing an acquisition proposal given that $3.4 million represents a relatively small portion of the aggregate consideration that would be payable under the terms of any superior proposal;

•	the fiduciary duties of the Florida Public Utilities board of directors;

•	the agreement of Chesapeake to maintain a number of specified benefit plans which the Florida Public Utilities board believed would increase the likelihood of a successful integration and operation of the combined company; and

•	Chesapeake common stock provides Florida Public Utilities’ common shareholders with a more actively traded and liquid security, and provides the potential for risk mitigation through combining with a larger company with greater financial and other resources.

Consideration of Risks and Other Potentially Adverse Factors.  The Florida Public Utilities board of directors considered a variety of risks and other potentially adverse factors concerning the merger, including, but not limited, to the following:

•	the price of Chesapeake common stock at the time of closing could be lower than the price as of the time of signing the merger agreement and accordingly, the value of the consideration received by the Florida Public Utilities common shareholders in the merger could be less than the value as of the date of the merger agreement;

•	the expected synergies and other benefits of the merger might not be fully achieved or may not be achieved within the timeframes expected;

•	the conditions to closing the merger, including regulatory approval;

•	the risks of the type and nature described above under “Risk Factors” beginning on page [ ];

•	the merger may not be completed as the result of material adverse conditions imposed by regulatory authorities or otherwise;

•	certain provisions of the merger agreement may have the effect of discouraging acquisition proposals from third parties;

•	that Florida Public Utilities would be required to pay a termination fee of $3.4 million to Chesapeake if the merger agreement is terminated under certain circumstances;

•	the potential for diversion of management and employee attention during the pendency of the merger agreement and merger and the potential effect on Florida Public Utilities’ business and relations with customers; and

•	the fees and expenses to be incurred by Florida Public Utilities in completing the merger.

The above discussion of the factors considered by the board of Florida Public Utilities is not meant to be an exhaustive list, but does include the material factors considered by the board in determining that the merger is fair to its shareholders and in their best interests. The board did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Florida Public Utilities board of directors may have given no weight or different weight to different factors.

Opinion of Florida Public Utilities’ Financial Advisor

On April 17, 2009, Houlihan Lokey rendered its oral opinion to the board of directors of Florida Public Utilities (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 17, 2009, the exchange ratio provided for in the proposed merger pursuant to the merger agreement was fair to holders of Florida Public Utilities common stock from a financial point of view.

Houlihan Lokey’s opinion was directed to the board of directors of Florida Public Utilities and only addressed the fairness, from a financial point of view, to the holders of Florida Public Utilities common stock of the exchange ratio provided for in the proposed merger pursuant to the merger agreement, and did not address any aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Houlihan Lokey:

•	reviewed a draft, dated April 15, 2009, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to Florida Public Utilities and Chesapeake that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the current and future operations, financial condition and prospects of Florida Public Utilities and Chesapeake made available to Houlihan Lokey by the managements of Florida Public Utilities and Chesapeake, respectively, including financial projections prepared by the managements of Florida Public Utilities and Chesapeake relating to the future financial performance of Florida Public Utilities and Chesapeake, respectively;

•	spoke with certain members of the managements of Florida Public Utilities and Chesapeake and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Florida Public Utilities and Chesapeake, the proposed merger and related matters;

•	compared the financial and operating performance of Florida Public Utilities and Chesapeake with that of other public companies that Houlihan Lokey deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for Florida Public Utilities’ and Chesapeake’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•	compared the relative contributions of Florida Public Utilities and Chesapeake to estimates of certain financial statistics of the combined company resulting from the proposed merger on a pro forma basis;

•	reviewed certain potential pro forma financial effects of the proposed merger; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, managements of Florida Public Utilities and Chesapeake advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of Florida Public Utilities and Chesapeake, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Florida Public Utilities or Chesapeake since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which Florida Public Utilities or Chesapeake may be a party (other than as specifically described in the opinion with respect to the merger).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the proposed merger would be satisfied without waiver thereof, and (d) the proposed merger would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto. Houlihan Lokey also assumed, with Florida Public Utilities’ consent, that the proposed merger would be treated as a tax-free reorganization for United States federal income tax purposes. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the proposed merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Florida Public Utilities or Chesapeake, or otherwise have an adverse effect on Florida Public Utilities or Chesapeake or any expected benefits of the proposed merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any material respect from the draft of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Florida Public Utilities, Chesapeake or any other party, nor was Houlihan Lokey provided with any such appraisal. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Florida Public Utilities or Chesapeake is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Florida Public Utilities or Chesapeake is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, solicit indications of interest from, third parties with respect to the proposed merger, the assets, businesses or operations of Florida Public Utilities, or any alternatives to the proposed merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey’s opinion was rendered during a period of unusual volatility in the financial markets and necessarily assumed the absence of further material changes in the financial, economic and market conditions from those prevailing on the date of Houlihan Lokey’s opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of Chesapeake common stock actually will be when issued pursuant to the proposed merger or the price or range of prices at which Florida Public Utilities common stock or Chesapeake common stock may be purchased or sold at any time. Houlihan Lokey assumed that the shares of Chesapeake common stock to be issued in the proposed merger would be listed on the New York Stock Exchange.

Houlihan Lokey’s opinion was furnished for the use and benefit of the board of directors of Florida Public Utilities in connection with its consideration of the proposed merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the board of directors of Florida Public Utilities, any security holder of Florida Public Utilities or any other person as to how to act or vote with respect to any matter relating to the proposed merger.

Houlihan Lokey’s opinion only addressed whether the exchange ratio provided for in the proposed merger pursuant to the merger agreement is fair to the holders of Florida Public Utilities common stock from a financial point of view. Houlihan Lokey was not requested to opine as to, and its opinion did not in any manner address, among other things: (i) the underlying business decision of Florida Public Utilities, Chesapeake, their respective security holders or any other party to proceed with or effect the proposed merger or the value of the consideration to be received by the holders of Florida Public Utilities common stock in the proposed merger as compared to the value of the consideration that could be obtained pursuant to any alternative transaction that may exist for Florida Public Utilities, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the proposed merger or otherwise (other than the exchange ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the proposed merger to the holders of any class of securities, creditors or other constituencies of Florida Public Utilities or Chesapeake, or to any other party, except as set forth in its opinion, (iv) the relative merits of the proposed merger as compared to any alternative business strategies that might exist for Florida Public Utilities, Chesapeake or any other party or the effect of any other transaction in which Florida Public Utilities, Chesapeake or any other party might engage, (v) the fairness of any portion or aspect of the proposed merger to any one class or group of Florida Public Utilities’ or any other party’s security holders vis-à-vis any other class or group of Florida Public Utilities’ or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not Florida Public Utilities, Chesapeake, their respective security holders or any other party is receiving or paying reasonably equivalent value in the proposed merger, (vii) the solvency, creditworthiness or fair value of Florida Public Utilities, Chesapeake or any other participant in the proposed merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the proposed merger, any class of such persons or any other party, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with Florida Public Utilities’ consent, on the assessment by Florida Public Utilities, Chesapeake and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Florida Public Utilities, Chesapeake and the proposed merger. The issuance of Houlihan Lokey’s opinion was approved by a committee of Houlihan Lokey authorized to approve opinions of this nature.

In preparing its opinion to the board of directors of Florida Public Utilities, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Florida Public Utilities or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Chesapeake’s and Florida Public Utilities’ control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the board of directors of Florida Public Utilities in connection with its consideration of the proposed merger and Houlihan Lokey’s analyses were among many factors considered by the board of directors of Florida Public Utilities in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the exchange ratio or of the views of the board of directors of Florida Public Utilities or Florida Public Utilities’ management with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to the board of directors of Florida Public Utilities on April 17, 2009. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analysis, Houlihan Lokey reviewed a number of financial metrics including:

EBIT — generally the amount of the relevant company’s earnings before interest and taxes for a specified time period.

EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of April 16, 2009. Estimates of Net Income for Florida Public Utilities for the fiscal years ending December 31, 2009 and December 31, 2010 were based on estimates provided by Florida Public Utilities’ management. Estimates of Net Income for Chesapeake for fiscal years ending December 31, 2009 and December 31, 2010 were based on estimates provided by Chesapeake’s management. Estimates of Net Income for the selected companies listed below for the fiscal years ending December 31, 2009 and December 31, 2010 were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Houlihan Lokey calculated the multiples of equity value to Net Income and certain other financial data for selected companies in the utilities industry.

The calculated multiples included:

•	Equity Value as a multiple of last twelve months (LTM) Net Income;

•	Equity Value as a multiple of 2009E Net Income; and

•	Equity Value as a multiple of 2010E Net Income.

The following companies were selected because they were deemed to be similar to Florida Public Utilities or Chesapeake in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Florida Public Utilities or Chesapeake as applicable.

The selected companies for Florida Public Utilities were:

•	Atmos Energy Corp.

•	AGL Resources Inc.

•	TECO Energy Inc.

•	Progress Energy Inc.

•	Centerpoint Energy Inc.

The selected companies analysis for Florida Public Utilities indicated the following high, low, median and mean multiples for the selected utility companies:

Multiple Description	High	Low	Median	Mean

Equity Value as a multiple of:
LTM Net Income	14.0x	8.2x	11.8x	11.2x
2009E Net Income	11.6x	9.5x	10.3x	10.5x
2010E Net Income	10.7x	8.2x	9.5x	9.6x

The selected companies for Chesapeake were:

•	Atmos Energy Corp.

•	AGL Resources Inc.

•	Piedmont Natural Gas Co. Inc.

•	WGL Holdings Inc.

•	Laclede Group Inc.

•	New Jersey Resources Corp.

•	NiSource Inc.

The selected companies analysis for Chesapeake indicated the following high, low, median and mean multiples for selected utility companies:

Multiple Description	High	Low	Median	Mean

Equity Value as a multiple of:
LTM Net Income	17.2x	7.6x	12.0x	11.9x
2009E Net Income	16.7x	10.0x	12.8x	12.7x
2010E Net Income	15.1x	9.5x	12.1x	11.9x

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for Florida Public Utilities, including estimates of 2009 Net Income and 2010 Net Income provided by Florida Public Utilities’ management, and corresponding data for Chesapeake, including estimates of 2009 Net Income and 2010 Net Income provided by Chesapeake’s management. The selected companies analysis indicated (i) an implied exchange ratio reference range of 0.2707 to 0.3712 based on the LTM adjusted Net Income for Florida Public Utilities and Chesapeake, (ii) an implied exchange ratio reference range of 0.2811 to 0.3836 based on the 2009E Net Income for Florida Public Utilities and Chesapeake, and (iii) an implied exchange ratio reference range of 0.3091 to 0.4533 based on the 2010E Net Income of both Florida Public Utilities and Chesapeake, in each case as compared to the 0.405 exchange ratio provided for in the proposed merger.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of each of Florida Public Utilities’ and Chesapeake’s unlevered, after-tax cash flows based on projections provided by managements of Florida Public Utilities and

Chesapeake. In performing a discounted cash flow analysis with respect to Florida Public Utilities, Houlihan Lokey applied discount rates ranging from 8.25% to 8.75% based on Florida Public Utilities’ estimated weighted average cost of capital and perpetuity growth rates ranging from 2.25% to 2.75%. In addition, based on information provided by management of Florida Public Utilities, Houlihan Lokey treated a non-operating receivable from the sale of Florida Public Utilities’ water assets in 2003 as having a value of $5.5 million. In performing a discounted cash flow analysis with respect to Chesapeake, Houlihan Lokey applied discount rates ranging from 8.75% to 9.25% based on Chesapeake’s estimated weighted average cost of capital and perpetuity growth rates ranging from 2.50% to 3.00%. The discounted cash flow analyses indicated an implied exchange ratio reference range of 0.2581 to 0.4743, as compared to the 0.405 exchange ratio provided for in the proposed merger.

Other Considerations

Contribution Analysis.  Houlihan Lokey also reviewed the respective contributions of Florida Public Utilities and Chesapeake to various financial metrics for the pro forma combined entity resulting from the proposed merger, without giving effect to any cost savings or synergies. This analysis indicated the following relative contributions of Florida Public Utilities relative to the pro forma ownership of Florida Public Utilities’ shareholders in the combined entity resulting from the proposed merger:

	Florida Public	Implied Pro Forma
	Utilities	Florida Public
	Contribution	Utilities Ownership

LTM EBITDA	31.5%	26.3%
2009E EBITDA	31.7%	26.3%
LTM EBIT	23.4%	26.3%
2009E EBIT	25.1%	26.3%
Net Property Plant and Equipment	31.9%	26.3%
LTM Net Income	20.5%	26.3%
2009E Net Income	23.4%	26.3%

Historical Trading Ratio.  Houlihan Lokey also noted the following historical trading ratios of Florida Public Utilities common stock and Chesapeake common stock as of April 16, 2009, as compared to the 0.405 exchange ratio provided for in the proposed merger:

	Share Prices
	Florida Public		Historical
Stock Price	Utilities	Chesapeake	Trading Ratio

Current	$10.49	$30.78	0.3408
5-Day Trading Avg.	$10.15	$30.60	0.3318
10-Day Trading Avg.	$9.93	$30.27	0.3280
15-Day Trading Avg.	$9.89	$30.33	0.3260
30-Day Avg.	$9.75	$29.80	0.3272
60-Day Avg.	$9.70	$27.93	0.3474
90-Day Avg.	$9.86	$28.17	0.3501
180-Day Avg.	$10.08	$29.19	0.3452
1-Year Avg.	$11.03	$28.97	0.3809
2-Year Avg.	$11.50	$30.68	0.3747

Other Matters

Florida Public Utilities engaged Houlihan Lokey pursuant to a letter agreement dated as of March 14, 2008 to act as Florida Public Utilities’ financial advisor in connection with the proposed merger. Florida Public Utilities engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey acted as financial advisor to Florida Public Utilities in connection with the proposed merger and will receive a fee of $600,000 upon the consummation of the proposed merger. In addition, Houlihan Lokey has already received a $50,000 retainer and a $250,000 fee for rendering its opinion, which fees were not contingent upon the successful completion of the proposed merger. Florida Public Utilities has also agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of its engagement.

Houlihan Lokey and its affiliates may in the future provide investment banking, financial advisory and other financial services to Florida Public Utilities, Chesapeake and other participants in the proposed merger and certain of their respective affiliates for which Houlihan Lokey and such affiliates may receive compensation. In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Florida Public Utilities, Chesapeake, or any other party that may be involved in the proposed merger and their respective affiliates or any currency or commodity that may be involved in the proposed merger.

Interests of Florida Public Utilities’ Directors and Executive Officers in the Merger

In considering the recommendation of the Florida Public Utilities board of directors with respect to the merger agreement, Florida Public Utilities’ shareholders should be aware that some of Florida Public Utilities’ executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of Florida Public Utilities’ shareholders generally. The Florida Public Utilities board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve and adopt the merger agreement and to recommend that Florida Public Utilities’ shareholders vote in favor of adopting the merger agreement and approving the merger.

Consulting Agreement with Mr. English.  Florida Public Utilities and John T. English, the Chairman, President and Chief Executive Officer of Florida Public Utilities, entered into an employment agreement dated August 21, 2008. In connection with execution of the merger agreement, on April 17, 2009, Chesapeake, Florida Public Utilities and Mr. English entered into a consulting agreement that is effective only upon consummation of the merger. In the event that the merger does not close, Mr. English’s employment agreement dated August 21, 2008 will remain in effect.

Pursuant to the consulting agreement, Mr. English agreed that, effective as of the closing of the merger, his employment agreement with Florida Public Utilities will be terminated and he will no longer be entitled to any further unearned compensation, severance or benefits under the employment agreement. Mr. English agreed to provide consulting services to the combined company for up to 400 hours per year for up to 24 months after the closing of the merger. In addition, Mr. English agreed to non-solicitation and non-competition covenants for a two-year period commencing on April 17, 2009.

In consideration for Mr. English agreeing to the foregoing, within 15 days of closing of the merger, Florida Public Utilities and Chesapeake will pay Mr. English a lump sum change in control payment of $780,000, subject to reduction to avoid triggering an excise tax obligation under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code. In the event the change in control payment is subject to excise tax imposed under Section 4999 of the Code, Chesapeake will pay Mr. English a “gross-up payment” (as defined in the consultant agreement) such that he is placed in the same after-tax position as if no excise tax had been imposed.

During the consulting term, Chesapeake will pay Mr. English a consulting fee of $8,500 per month, or portion thereof, in which Mr. English provides consulting services and reimburse Mr. English for reasonable out of pocket expenses incurred in connection with providing the consulting services.

Pursuant to the consulting agreement, Chesapeake has the right, subject to Mr. English’s consent, to extend the consulting term, on the terms described above or otherwise agreed upon by Chesapeake and Mr. English, for additional one-year periods.

New Employment Agreement with Messrs. Stein and Bachman.  Florida Public Utilities is a party to existing employment agreements, dated August 21, 2008, with each of Charles L. Stein, the Chief Operating Officer and Senior Vice President of Florida Public Utilities, and George M. Bachman, the Chief Financial Officer, Corporate Secretary and Treasurer of Florida Public Utilities, referred to below as the existing employment agreements. In connection with execution of the merger agreement, on April 17, 2009, Chesapeake and Florida Public Utilities entered into amended and restated employment agreements with each of Messrs. Stein and Bachman, referred to below as the new employment agreements, that are effective only upon consummation of the merger. In the event that the merger does not close, the existing employment agreements dated August 21, 2008 will remain in effect.

Pursuant to the new employment agreements, each of Messrs. Stein and Bachman has agreed that, effective as of the closing of the merger, his existing employment agreement will be terminated and he will no longer be entitled to any further unearned compensation, severance or benefits under his existing employment agreement.

Pursuant to new employment agreements, Messrs. Stein and Bachman will serve as the Chief Operating Officer and Chief Financial Officer, respectively, of Florida Public Utilities for a period of three years, referred to below as the employment period, commencing on the date of the closing of the merger; provided that, in the event of a “change of control” (as defined in the new employment agreement) of Chesapeake, the term of employment will be automatically extended, referred to below as the extended term, for the shorter of three years or the period until Mr. Stein or Mr. Bachman, as applicable, attains the earliest age, if any, at which his compulsory retirement is permitted under the Age Discrimination in Employment Act of 1967, as amended.

As compensation for their services under the new employment agreements, Messrs. Stein and Bachman will receive annual base salaries in amounts to be determined by the compensation committee of the Chesapeake board of directors, which amount, in the case of Mr. Stein, will not be less than his current base salary of $191,900 and which amount, in the case of Mr. Bachman, will not be less than his current base salary of $175,900. Messrs. Stein and Bachman will also be eligible for additional compensation under Florida Public Utilities’ incentive compensation plan established by the compensation committee and approved by the Chesapeake board, and tied to performance criteria. Pursuant to the new employment agreements, Messrs. Stein and Bachman are eligible for minimum incentive compensation awards of 25% of base salary as determined annually by the Chesapeake board of directors during the employment period. In addition, they are eligible to participate in all benefit programs maintained by Florida Public Utilities for its most senior executives and they will be reimbursed for customary business and travel expenses.

Pursuant to the new employment agreements, in consideration of Messrs. Stein and Bachman agreeing to remain with Florida Public Utilities after the closing of the merger, Florida Public Utilities and Chesapeake, within 15 days of closing of the merger, will pay Messrs. Stein and Bachman lump sum stay bonus payments of $575,000 and $520,000, respectively, subject to reduction to avoid triggering an excise tax obligation under Section 4999 of the Code. In the event the stay bonus payment is subject to excise tax imposed under Section 4999 of the Code, Florida Public Utilities will pay the applicable executive a “gross-up payment” such that he is placed in the same after-tax position as if no excise tax has been imposed.

Under the new employment agreements, if Mr. Stein or Mr. Bachman terminates his new employment agreement for “good reason” (as defined in the new employment agreement), he will be entitled to:

•	receive his annual base salary and benefits accrued through the date of termination plus a lump sum payment equal to the sum of his annual base salary in effect on the date of termination that would be payable over the balance of the employment period and the annual incentive award (based on the highest award actually received during the employment term if the amount is otherwise undetermined for any portion of the employment term) that would be payable over the balance of the employment period;

•	be provided the same benefits for the balance of the employment period to the extent permitted under law (or, if the continuation of such benefits is not permitted under law or other benefits and payments would not be subject to Section 409A of the Code, he will receive a cash payment equal to the actuarial equivalent of such benefits); and

•	receive an additional lump sum payment of an amount equal to the cash value of accrued untaken vacation or paid time off.

If Mr. Stein’s or Mr. Bachman’s new employment agreement is terminated without “good cause” (as defined in the new employment agreement) during the extended term after a change in control of Chesapeake, the applicable executive is entitled to receive in cash the sum of all accrued but unpaid salary, bonus, vacation pay and expense reimbursement plus the following:

•	an amount equal to the product of multiplying his annual base salary on the day immediately prior to the date of termination by three years, referred to below as the covered period;

•	an amount equal to the then present value of the additional benefits that would have been paid to him under Florida Public Utilities’ retirement plans if he had continued to be employed under the new employment agreement during the covered period;

•	an amount equal to the aggregate of Florida Public Utilities’ contributions to its savings plan in respect of him that were not vested immediately prior to the date of termination but that would have been vested at the end of the covered period if he had remained employed by Florida Public Utilities for the duration of the covered period; and

•	an amount equal to the product of multiplying the average of the annual aggregate benefits awarded to him under all bonus, incentive compensation or performance-based compensation programs of Florida Public Utilities in which he was a participant in each of the three calendar years preceding the calendar year in which the termination occurs by the covered period.

The new employment agreements for Messrs. Stein and Bachman include standard Chesapeake change in control provisions and covenants regarding confidentiality and non-solicitation and retain the salary arrangements that exist in their existing employment agreements.

Chesapeake Board Positions.  When the merger is completed, two current members of Florida Public Utilities’ board of directors will be appointed to Chesapeake’s board of directors. The members of Florida Public Utilities’ board of directors who are added to Chesapeake’s board of directors will receive customary fees from Chesapeake for being a director in accordance with Chesapeake’s director compensation policy. These fees are comparable to fees received by directors of Florida Public Utilities pursuant to its non-employee director compensation policy. As of the date of this joint proxy statement/prospectus, Chesapeake and Florida Public Utilities have not identified the members of Florida Public Utilities’ board of directors who will be appointed to Chesapeake’s board of directors.

Indemnification and Insurance.  The merger agreement provides that, upon completion of the merger, Chesapeake will, to the fullest extent permitted by law, indemnify, hold harmless and advance expenses to all present and former directors and officers of Florida Public Utilities with respect to all acts or omissions occurring before the completion of the merger.

The merger agreement also provides that for a period of six years after the merger is completed, Chesapeake will provide directors’ and officers’ liability insurance for the present and former directors and officers of Florida Public Utilities with respect to claims arising from facts or events occurring before the merger is completed. This directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and terms and conditions no less advantageous, as Florida Public Utilities existing coverage, provided that Chesapeake is not required to pay annual premiums in excess of 200% of the last annual premium paid by Florida Public Utilities prior to April 17, 2009, but in such case is obligated to purchase as much coverage as reasonably practicable for such amount.

Interests of Chesapeake’s Directors and Executive Officers in the Merger

The merger does not constitute a change in control under Chesapeake’s compensation plans or the employment agreements with its executive officers.

Listing of Chesapeake Common Stock

It is a condition to the completion of the merger that the shares of Chesapeake common stock issuable to Florida Public Utilities shareholders pursuant to the merger agreement be approved for listing on the New York Stock Exchange (in the form of an official notice of issuance).

Delisting and Deregistration of Florida Public Utilities Common Stock

If the merger is completed, Florida Public Utilities will delist its common stock from the NYSE Amex and will deregister its common stock under the the Securities and Exchange Act of 1934, as amended, or the Exchange Act. The common shareholders of Florida Public Utilities will become common shareholders of Chesapeake and their rights as common shareholders of Chesapeake will be governed by Delaware law and by Chesapeake’s certificate of incorporation and bylaws. See “Comparison of Shareholder Rights” beginning on page [  ].

Dividends

The most recent quarterly dividend declared by Chesapeake is $0.315 per share of common stock payable on July 6, 2009. Chesapeake’s current dividend is $1.26 per share of common stock on an annual basis. The most recent quarterly dividend declared by Florida Public Utilities is $0.12 per share of common stock payable on July 1, 2009. Florida Public Utilities’ current dividend is $0.48 per share of common stock on an annual basis.

The merger agreement provides that Chesapeake and Florida Public Utilities may continue to pay their respective regular quarterly cash dividends in amounts consistent with past practice and neither Chesapeake nor Florida Public Utilities currently anticipates making any changes to its dividend policy prior to the consummation of the merger.

The boards of directors of Chesapeake and Florida Public Utilities will continue to evaluate their respective dividend policies in light of business, financial and regulatory considerations.

After the merger, Chesapeake expects to pay dividends in an amount consistent with the dividend policy of Chesapeake in effect immediately prior to the consummation of the merger. The payment of dividends by Chesapeake, however, will be subject to approval and declaration by the Chesapeake board of directors and will depend on a variety of factors, including business, financial and regulatory considerations and the amount of dividends paid to it by its subsidiaries.

Material Federal Income Tax Consequences of the Merger

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Chesapeake common stock and Florida Public Utilities common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Chesapeake and Florida Public Utilities shareholders that hold their Chesapeake common stock and Florida Public Utilities common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Chesapeake common stock or Florida Public Utilities common stock in light of that shareholder’s particular circumstances or to a shareholder subject to special treatment under the U.S. federal income tax laws, including if such shareholder is:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Chesapeake common stock or Florida Public Utilities common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Chesapeake common stock or Florida Public Utilities common stock that received Chesapeake common stock or Florida Public Utilities common stock, as applicable, through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Chesapeake common stock or Florida Public Utilities common stock that holds Chesapeake common stock or Florida Public Utilities common stock, as applicable, as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

Determining the actual tax consequences of the merger to any Chesapeake and Florida Public Utilities shareholders may be complex. They will depend on each shareholder’s specific situation and on factors that are not within Chesapeake’s and Florida Public Utilities’ control. Each Chesapeake and Florida Public Utilities shareholder should consult with his or her own tax advisor as to the tax consequences of the merger in his or her particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and the impact of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Chesapeake common stock or Florida Public Utilities common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership holds Chesapeake common stock or Florida Public Utilities common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Chesapeake common stock or Florida Public Utilities common stock should consult its tax advisor.

General.  Chesapeake and Florida Public Utilities have structured the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes. On the date this registration statement becomes effective, Chesapeake and Florida Public Utilities will have received a written opinion from Baker & Hostetler LLP, counsel to Chesapeake, to the effect that for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of section 368(a) of the Code. It is a condition to the completion of the merger that Baker & Hostetler LLP confirm its opinion as of the closing date of the merger. Neither Chesapeake nor Florida Public Utilities intends to waive this condition. If the tax opinion to be delivered as of the closing is materially different from the opinions respecting the material U.S. federal income tax considerations expressed herein under the heading “Material Federal Income Tax Consequences of the Merger,” Chesapeake and Florida Public Utilities would not effect the merger without recirculating this joint proxy statement/prospectus after revising the respective sections appropriately and resoliciting the approvals of their shareholders. The tax opinion relies on the Code, the regulations promulgated under the Code, court and administrative rulings and decisions and assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by Chesapeake, Florida Public Utilities and others, including those contained in certificates of officers of Chesapeake and Florida Public Utilities. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in the tax opinions, in which case the tax consequences of the merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position.

United States Federal Income Tax Consequences to Florida Public Utilities Common Shareholders.  Subject to the qualifications and limitations set forth above under the heading “Material Federal Income Tax Consequences of the Merger — General,” the material U.S. federal income tax consequences of the merger will be as follows:

•	A holder of Florida Public Utilities common stock will not recognize any gain or loss upon the exchange of that shareholder’s shares of Florida Public Utilities common stock for shares of Chesapeake common stock in the merger, except that a gain or loss will be recognized on the receipt of cash instead of a fractional share of Chesapeake common stock;

•	To the extent that a holder of Florida Public Utilities common stock receives cash instead of a fractional share of Chesapeake common stock, the holder will be required to recognize a gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s shares of Florida Public Utilities common stock allocable to that fractional share of Chesapeake common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the share of Florida Public Utilities common stock exchanged for the fractional share of Chesapeake common stock is more than one year as of the effective date of the merger. The deductibility of capital losses is subject to limitations;

•	A holder of Florida Public Utilities common stock will have a tax basis in the Chesapeake common stock received in the merger equal to (1) the tax basis of the Florida Public Utilities common stock surrendered by that holder in the merger, less (2) any tax basis of the Florida Public Utilities common stock surrendered that is allocable to a fractional share of Chesapeake common stock for which cash is received;

•	The holding period for shares of Chesapeake common stock received in exchange for shares of Florida Public Utilities common stock in the merger will include the holding period for the shares of Florida Public Utilities common stock surrendered in the merger; and

•	In the case of a holder of Florida Public Utilities common stock who acquired different blocks of Florida Public Utilities common stock at different times or at different prices, the holder may allocate pro rata the Chesapeake common stock received in the merger to each block of Florida Public Utilities common stock, and the basis and holding period of each block of Chesapeake common stock received in the merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Florida Public Utilities common stock exchanged for such block of Chesapeake common stock.

United States Federal Income Tax Consequences to Chesapeake Shareholders.  There will be no gain or loss recognized for U.S. federal income tax purposes by a holder of Chesapeake common stock as a result of the merger.

Backup Withholding.  Non-corporate holders of Florida Public Utilities common stock may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A non-corporate holder of Florida Public Utilities common stock generally will not be subject to backup withholding, however, if he or she:

•	furnishes a correct taxpayer identification number, certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal he or she will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that he or she is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. federal income tax liability of a non-corporate holder of Florida Public Utilities common stock, provided the required information is timely furnished to the Internal Revenue Service by a non-corporate holder of Florida Public Utilities common stock.

Information Reporting.  Treasury regulations promulgated under the Code require each shareholder of 5% or more (of the total outstanding Florida Public Utilities common stock) held immediately prior to the merger to attach to the holder’s U.S. federal income tax return a statement setting forth the names and employer identification numbers of the parties to the merger, the date of the merger and the fair market value and basis, determined immediately prior to the merger, of the stock held by such holder. Upon request, Chesapeake will provide such a holder of record with the appropriate names and employer identification numbers and the date of the merger.

This discussion is intended to provide only a general summary of the anticipated material U.S. federal income tax consequences of the merger, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. Accordingly, Chesapeake and Florida Public Utilities strongly urge each holder of Chesapeake common stock and Florida Public Utilities common stock to consult his or her tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the merger to that shareholder.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting under accounting principles generally accepted in the United States of America with Chesapeake treated as the acquirer. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, at their respective fair values and added to those of Chesapeake. The reported financial condition and results of operations of Chesapeake issued after completion of the merger will reflect Florida Public Utilities’ balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Florida Public Utilities. Following the completion of the merger, the earnings of the combined company will reflect acquisition accounting adjustments, including increased depreciation and amortization expense for acquired tangible and intangible assets.

Regulatory Matters Relating to the Merger

To complete the merger, Chesapeake and Florida Public Utilities were required to obtain approvals or consents from, or make filings with, certain U.S. federal antitrust and state public utility regulatory authorities. The material federal and state approvals, consents and filings are described below. Chesapeake and Florida Public Utilities are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, Chesapeake and Florida Public Utilities contemplate that such consents, approvals and filings will be sought or made.

Hart-Scott-Rodino Act.  The merger is subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be consummated until required information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, referred to as the FTC, and until certain waiting periods have been terminated or have expired. Chesapeake and Florida Public Utilities provided the required information on May 4, 2009. On June 4, 2009, the waiting period expired. The expiration of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed merger. Neither Chesapeake nor Florida Public Utilities believes that the merger will violate federal antitrust laws, but there can be no guarantee that the Antitrust Division or the FTC will not subsequently challenge the merger on antitrust grounds and seek to preliminarily or permanently enjoin the proposed merger.

State Regulatory Approvals.  Chesapeake is currently subject to regulation by the Public Service Commissions of Delaware, Maryland and Florida. Florida Public Utilities is currently subject to regulation by the Public Service Commission of Florida. The following is a brief description of state regulatory jurisdiction over the merger and required approvals:

•	Chesapeake is subject to regulation by the Delaware Public Service Commission, or the DPSC. Under Delaware law, the approval of the DPSC is required for the issuance of any stock by Chesapeake. Accordingly, Delaware law provides for DPSC jurisdiction to review and approve the issuance of Chesapeake common stock in the merger. On June 16, 2009, the DPSC approved the issuance of Chesapeake common stock in the merger. No additional approvals of the DPSC are necessary to complete the merger.

•	Chesapeake is subject to regulation by the Maryland Public Service Commission, or the MPSC. Maryland law requires Chesapeake to submit a notice filing to the MPSC prior to the issuance of Chesapeake common stock. In addition, Maryland law provides for MPSC jurisdiction to approve the direct or indirect acquisition by any person of the power to exercise any substantial influence over the policies or actions of a public utility if the person becomes an affiliate of the utility as a result of the transaction. The statutory standard employed by the MPSC in reviewing any such transactions is whether the transaction is in the public interest, convenience and necessity. On May 19, 2009, Chesapeake submitted to the MPSC its notification of intention to issue stock as consideration in the merger. In its notification, Chesapeake exerted that this transaction meets certain exceptions under the applicable Maryland regulations and, therefore, the stock issuance is exempt from the approval requirement stipulated in the regulations. On July 15, 2009, at its meeting and in response to the required notification previously submitted by Chesapeake, the MPSC acknowledged that, as a result of the transaction meeting certain exceptions to the approval requirement under Maryland regulations, no approval is required for the issuance of Chesapeake common stock in the merger. No further action is required.

•	Chesapeake is subject to regulation by the Florida Public Service Commission, or the FPSC. Florida law provides for FPSC jurisdiction to review and approve the issuance of Chesapeake common stock for purposes of acquisitions. On November 19, 2008, the FPSC approved the issuance of a sufficient number of shares of Chesapeake common stock to complete the merger. No further approvals of the FPSC are required to be obtained by Chesapeake to complete the merger.

•	Florida Public Utilities is subject to regulation by the FPSC. Under applicable Florida law, Florida Public Utilities is not required to obtain the approval of the FPSC to complete the merger.

Redemption of Florida Public Utilities Preferred Stock

On          , 2009, Florida Public Utilities, pursuant to its covenant under the merger agreement, redeemed all outstanding shares of its preferred stock at a redemption price equal to $106 per preferred share, together with all dividends accrued and unpaid to such date.

Dissenters’ or Appraisal Rights

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ or appraisal rights are not available in all circumstances, and exceptions to such rights are provided, in the case of Chesapeake, under the DGCL and, in the case of Florida Public Utilities, under FBCA.

Chesapeake shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger because on the Chesapeake record date Chesapeake common stock will be designated and quoted for trading on the New York Stock Exchange, which satisfies one of the exceptions to dissenters’ or appraisal rights under the DGCL.

Similarly, Florida Public Utilities common shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger because on the Florida Public Utilities record date Florida Public Utilities common stock will be designated and quoted for trading on the NYSE Amex and will be converted into the right to receive Chesapeake common stock, which at the effective time of the merger will be listed on the New York Stock Exchange, which satisfies one of the exceptions to dissenters’ or appraisal rights under the FBCA.

Resale of Chesapeake Common Stock

Chesapeake common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the Securities Act), except for shares issued to any shareholder who may be deemed an “affiliate” of Chesapeake under the Securities Act.

Shareholder Litigation Related to the Merger

On May 8, 2009, a putative class action lawsuit purportedly on behalf of the shareholders of Florida Public Utilities was filed in Palm Beach County, Florida against Florida Public Utilities, each of its directors and Chesapeake. The complaint alleges, among other things, that approval of the proposed merger by the directors of Florida Public Utilities constituted a breach of their fiduciary duties. The suit seeks to enjoin completion of the merger. While Florida Public Utilities, its directors and Chesapeake believe that the allegations in the lawsuit are without merit and intend to defend vigorously against these allegations, no assurances can be given as to the outcome of this lawsuit, including the costs associated with defending this lawsuit or any other liabilities or costs the parties may incur in connection with the litigation or settlement of this lawsuit. Furthermore, one of the conditions to closing the merger is that there are no injunctions issued by any court preventing the completion of the transaction. No assurance can be given that this lawsuit will not result in such an injunction being issued which could prevent or delay the closing of the transactions contemplated by the merger agreement.

INFORMATION ABOUT THE COMPANIES

Chesapeake

Chesapeake can trace its roots to 1859, when a predecessor company was founded in Dover, Delaware. Chesapeake officially became incorporated as Chesapeake Utilities Corporation in 1947. Today, Chesapeake is

a diversified utility company engaged in four primary business segments: natural gas distribution, transmission and marketing; propane distribution and wholesale marketing; advanced information services; and other related businesses. Chesapeake is a publicly traded company and is listed on the New York Stock Exchange, trading under the symbol “CPK”.

In total, Chesapeake currently serves approximately 100,000 distribution customers with either natural gas or propane in Delaware, Maryland, Florida, Virginia and Pennsylvania. Chesapeake employs 448 people and generated $291.4 million in revenues for 2008. Over the last five years, Chesapeake has more than doubled its market capitalization to over $200 million at the end of 2008.

Chesapeake’s core business is natural gas distribution and transmission. The Delaware and Maryland natural gas distribution operation is known as Chesapeake Utilities and serves approximately 50,700 residential, commercial and industrial customers. The Florida natural gas distribution operation is known as Central Florida Gas. Central Florida Gas, which is headquartered in Winter Haven, Florida, serves approximately 14,500 residential, commercial and industrial customers in 14 Florida counties.

In total, Chesapeake’s natural gas distribution operations serve approximately 65,000 residential, commercial and industrial customers in Delaware, Maryland and Florida. Eastern Shore Natural Gas Company, Chesapeake’s natural gas transmission subsidiary, transports and delivers natural gas through 379 miles of transmission pipeline to industrial customers and natural gas distribution companies including Chesapeake’s Delaware and Maryland divisions, and owns and operates the only transmission pipeline south of the Chesapeake and Delaware Canal on the Delmarva Peninsula.

Chesapeake’s propane distribution and wholesale marketing segment is a major part of its unregulated business portfolio. Sharp Energy, Inc., Chesapeake’s propane distribution subsidiary, distributes propane to approximately 35,000 residential, commercial and industrial customers in Delaware, Maryland, Virginia, Pennsylvania and Florida. Xeron, Inc. is Chesapeake’s propane wholesale marketing subsidiary based in Houston, Texas.

Chesapeake’s other subsidiaries include Peninsula Energy Services Company, Inc. (PESCO), a natural gas marketing company; Peninsula Pipeline Company, Inc., a natural gas intrastate pipeline company in Florida; and BravePoint®, Inc., an advanced information services subsidiary based in Norcross, Georgia.

Additional information about Chesapeake and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page [  ].

Florida Public Utilities

Founded in 1924, Florida Public Utilities distributes natural gas, propane and electricity to residential, commercial and industrial customers in Florida. Florida Public Utilities is organized into two regulated business segments — natural gas and electric; and one non-regulated business segment — propane gas.

In total, Florida Public Utilities serves approximately 95,700 customers in 19 counties throughout Florida. Florida Public Utilities employs 348 people and generated revenues of $168.5 million for 2008. Florida Public Utilities is a publicly traded company on the NYSE Amex, trading under the ticker symbol FPU.

Florida Public Utilities’ regulated segments sell natural gas and electricity to approximately 83,000 customers, and its unregulated segment sells propane gas through a wholly owned subsidiary, Flo-Gas Corporation, to approximately 12,500 customers throughout northeast, central and southern Florida. Florida Public Utilities also sells merchandise and other service-related products as a complement to its natural gas and propane operations.

Additional information about Florida Public Utilities and its subsidiary is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page [  ].

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. All shareholders of Chesapeake and Florida Public Utilities are urged to read the merger agreement carefully and in its entirety.

The summary of the terms of the merger agreement is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about Chesapeake or Florida Public Utilities without consideration of the entirety of public disclosure by Chesapeake and Florida Public Utilities as set forth in all of their respective public reports with the SEC. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Chesapeake and Florida Public Utilities will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

General

Under the merger agreement, a wholly owned subsidiary of Chesapeake will merge with and into Florida Public Utilities, with Florida Public Utilities continuing as the surviving corporation. As a result of the merger, Florida Public Utilities will become a wholly owned subsidiary of Chesapeake.

Closing Matters

Closing.  Unless the parties agree otherwise, the closing of the merger will take place on the first business day after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. See “— Conditions” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

Effective Time.  As soon as practicable after the satisfaction or waiver of the conditions to the merger, Chesapeake and Florida Public Utilities will file articles of merger with the Florida Department of State in accordance with the relevant provisions of the Florida Business Corporation Act. The merger will become effective when the articles of merger are filed or at such later time as Chesapeake and Florida Public Utilities agree and specify in the articles of merger.

Consideration to Be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each share of Florida Public Utilities common stock issued and outstanding immediately prior to the effective time of the merger, but excluding shares of Florida Public Utilities common stock owned by Chesapeake, CPK Pelican, Inc. or Florida Public Utilities (other than those shares held by Florida Public Utilities in a fiduciary or representative capacity), will be converted into 0.405 shares of Chesapeake common stock.

Conversion of Shares; Exchange of Certificates

The conversion of Florida Public Utilities common stock into the right to receive merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger, the exchange agent will exchange certificates evidencing shares of Florida Public Utilities common stock for the merger consideration to be received pursuant to the terms of the merger agreement. Computershare Trust Company, N.A. will be the exchange agent.

Letter of Transmittal.  As soon as reasonably practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each record holder of Florida Public Utilities common stock at the effective time of the merger. This mailing will contain instructions on how to surrender Florida Public Utilities common stock in exchange for direct registration shares of book-entry ownership of Chesapeake common stock (unless a physical certificate is requested by such holder) and a check in the amount of cash to be paid instead of fractional shares. When you deliver your Florida Public Utilities stock certificates or direct registration statement indicating book-entry ownership to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Florida Public Utilities stock will be cancelled and you will receive a direct registration statement indicating book-entry ownership of Chesapeake common stock representing the number of full shares of Chesapeake common stock to which you are entitled under the merger agreement. You also will receive a cash payment for any fractional shares of Chesapeake common stock that would have been otherwise issuable to you as a result of the merger.

Holders of Florida Public Utilities common stock should not submit their Florida Public Utilities stock certificates or direct registration statements for exchange until they receive the transmittal instructions and a letter of transmittal form from the exchange agent. Chesapeake shareholders do not need to exchange their stock certificates.

If a certificate for Florida Public Utilities common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction and may require the posting of a bond indemnifying Chesapeake and the exchange agent for any claim that may be made against Chesapeake as a result of the lost, stolen or destroyed certificates. After completion of the merger, there will be no further transfers on the stock transfer books of Florida Public Utilities, except as required to settle trades executed prior to the completion of the merger.

Withholding.  The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any Florida Public Utilities shareholder the amounts the exchange agent is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends.  Until Florida Public Utilities common stock certificates are surrendered for exchange, any dividends having a record date after the effective time of the merger with respect to the whole shares of Chesapeake common stock into which shares of Florida Public Utilities common stock may have been converted will accrue but will not be paid. Chesapeake will pay to former Florida Public Utilities shareholders any unpaid dividends, without interest, only after they have duly surrendered their Florida Public Utilities stock certificates. For example, if the merger is completed before a January record date for a dividend declared on Chesapeake common stock, Florida Public Utilities’ shareholders would be entitled to receive this dividend on shares of Chesapeake common stock they receive in respect of their shares of Florida Public Utilities common stock and hold on the dividend record date, but would only receive this amount after they have surrendered their Florida Public Utilities stock certificates in accordance with the exchange instructions they will receive.

Fractional Shares

No fractional shares of Chesapeake common stock will be issued in the merger. Instead, the exchange agent will pay each of those Florida Public Utilities shareholders who would have otherwise been entitled to a fractional share of Chesapeake common stock an amount in cash determined by multiplying the fractional share interest by the closing price for a share of Chesapeake common stock on the New York Stock Exchange on the date of the effective time of the merger.

Listing of Chesapeake Common Stock

Chesapeake has agreed to use its reasonable best efforts to cause the shares of Chesapeake common stock to be issued in the merger to be approved for listing on the New York Stock Exchange (in the form of an official notice of issuance) prior to the effective time of the merger. Chesapeake’s symbol “CPK” will be used for such shares, assuming the listing application is approved. Approval for listing on the New York Stock Exchange of the shares of Chesapeake common stock issuable to the Florida Public Utilities shareholders in the merger (in the form of an official notice of issuance) is a condition to the obligations of Chesapeake and Florida Public Utilities to complete the merger.

Covenants

Chesapeake and Florida Public Utilities have each undertaken certain covenants in the merger agreement concerning the conduct of their respective businesses between the date the merger agreement was signed and the completion of the merger, and Chesapeake has undertaken certain covenants in the merger agreement that require it to perform certain obligations after completion of the merger. The following summarizes the more significant of these covenants:

No Solicitation.  Florida Public Utilities has agreed that Florida Public Utilities will not, nor will it authorize or cause its subsidiary or any of the respective directors, officers or employees of Florida Public Utilities or its subsidiary to, directly or indirectly:

•	solicit or initiate (including by way of furnishing information) any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a third-party “takeover proposal” as described below;

•	enter into, continue or otherwise participate or engage in any discussions or negotiations regarding a takeover proposal;

•	furnish to any person any confidential information or data in connection with a takeover proposal; or

•	accept a takeover proposal (subject to Florida Public Utilities’ right to terminate the merger agreement under certain circumstances described below in “— Termination of Merger Agreement” if Florida Public Utilities receives a superior proposal of the type described below).

However, Florida Public Utilities is permitted to take and disclose to its shareholders its position with respect to any takeover proposal as may be required under the federal securities laws.

In addition, Florida Public Utilities is permitted to engage in discussions and negotiations with, and provide information to, any person in response to an unsolicited takeover proposal, if:

•	its meeting of shareholders to vote on the approval of the merger agreement and the merger has not occurred;

•	its board of directors determines in good faith (1) after consultation with its independent financial advisor and outside legal counsel, that the takeover proposal is a “superior proposal” as described below or there is reasonable likelihood that the takeover proposal could result in a “superior proposal” and (2) after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•	prior to providing any information or data to any person in connection with a takeover proposal, the proposing party first signs a confidentiality agreement customary for such transactions; and

•	prior to providing any information or data to any person or entering into discussions or negotiations with any person, Florida Public Utilities notifies Chesapeake promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of the respective directors, officers, employees, agents or representatives of Florida Public Utilities or its subsidiary indicating, in connection with such notice, the material terms and conditions of any inquiries, proposals or offers, provided that such notice shall not be required to contain any information the provision of which the Florida Public Utilities’ board of directors determines in good faith, after consultation with its outside legal counsel, would be reasonably likely to be inconsistent with its fiduciary duties.

A “takeover proposal” is any inquiry, proposal or offer relating to, or that could reasonably be expected to lead to, directly or indirectly:

•	any acquisition or purchase, whether by purchase, exchange, merger, consolidation, business combination or similar transaction, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of Florida Public Utilities and its subsidiary, or 15% or more of any class of equity securities of Florida Public Utilities or its subsidiary;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Florida Public Utilities or its subsidiary; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Florida Public Utilities or its subsidiary pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Florida Public Utilities or its subsidiary or of any resulting parent company of Florida Public Utilities.

A “superior proposal” is an unsolicited bona fide written offer which:

•	is made by a third party in respect of a transaction or series of related transactions that if consummated would result in such third party acquiring, directly or indirectly, more than 50% of the voting power of Florida Public Utilities’ common stock or more than 50% of the assets of Florida Public Utilities and its subsidiary; and

•	Florida Public Utilities’ board of directors determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation, is (1) more favorable from a financial point of view to its shareholders than the merger with Chesapeake, taking into account the person making the offer, the terms and conditions of such offer and the merger agreement with Chesapeake (including any changes to the financial terms of merger agreement proposed by Chesapeake in response to such offer or otherwise), as well as any other factors deemed relevant by Florida Public Utilities’ board of directors; and (2) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal deemed relevant by Florida Public Utilities’ board of directors.

Board of Directors’ Covenant to Recommend Approval of the Merger.  Florida Public Utilities has agreed that its board of directors will recommend approval of the merger agreement and the merger to the Florida Public Utilities shareholders. Similarly, Chesapeake has agreed that its board of directors will recommend adoption of the merger agreement and approval of the merger and the issuance of Chesapeake common stock in the merger to its shareholders.

Neither Florida Public Utilities’ board of directors nor any committee thereof is permitted to make an “adverse recommendation change” as described below or approve or recommend, or publicly propose to approve or recommend, or, except in conjunction with exercising its right to terminate the merger agreement with Chesapeake under certain circumstances described in “— Termination of Merger Agreement” if Florida Public Utilities receives a superior proposal of the type described above, allow Florida Public Utilities or its subsidiary to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, purchase agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any “takeover proposal” of the type described above, except that, at any time prior to obtaining the Florida Public Utilities shareholders’ approval of the merger agreement with Chesapeake and the merger with Chesapeake, Florida Public Utilities’ board of directors may make an “adverse recommendation change” of the type described below if it determines in good faith, after consulting with outside counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Florida Public Utilities shareholders; provided, however, that no such adverse recommendation change is permitted to be made until after the third business day following Chesapeake’s receipt of written notice from Florida Public Utilities advising Chesapeake that Florida Public Utilities’ board of directors intends to make an adverse recommendation change and specifying the terms and conditions of the “superior proposal” of the type described above, if any, that is related to such adverse recommendation change.

In determining whether to make an adverse recommendation change, Florida Public Utilities’ board of directors is required to take into account any changes to the financial terms of the merger agreement with Chesapeake proposed by Chesapeake in response to Florida Public Utilities’ notice of the adverse recommendation change or otherwise.

Even if Florida Public Utilities’ board of directors makes an adverse recommendation change, Florida Public Utilities is still required to submit the merger with Chesapeake and related proposals at the special meeting of its shareholders for consideration, unless the merger agreement is otherwise terminated. See “— Termination of Merger Agreement” on page [  ] for a discussion of Florida Public Utilities’ ability to terminate the merger agreement.

An “adverse recommendation change” is any:

•	withdrawal, qualification or modification in any manner adverse to Chesapeake of, or public proposal to withdraw, qualify or modify in any manner adverse to Chesapeake, the approval, recommendation or declaration of advisability by Florida Public Utilities’ board of directors or any committee thereof of the merger agreement with Chesapeake or the other transactions contemplated thereby; or

•	recommendation, adoption or approval, or public proposal to recommend, adopt or approve, any “takeover proposal” of the type described above.

Operations of Chesapeake and Florida Public Utilities Pending Closing.  Chesapeake and Florida Public Utilities have each undertaken a separate covenant that places restrictions on their and their respective subsidiaries’ operations until either the effective time of the merger or the termination of the merger agreement. In general, the companies and their respective subsidiaries are each required to conduct their respective businesses in the ordinary course consistent with past practices in all material respects and to use commercially reasonable efforts to preserve intact their present businesses and relationships with third parties. Each company has agreed to restrictions that, except as required by law, prohibit them and their respective subsidiaries from:

•	declaring or paying dividends in amounts inconsistent with past practice;

•	making changes in their respective share capital, including among other things, stock splits, combinations or reclassifications, except for any such transaction by a wholly owned subsidiary of Florida Public Utilities that remains a wholly owned subsidiary after the completion of the transaction;

•	amending their respective governing documents, other than, in the case of Chesapeake, amendments related to the composition or structure of its board of directors or committees thereof or other governance-related matters;

•	making acquisitions of other entities, other than acquisitions by Chesapeake the consideration for which does not exceed $15 million individually or in the aggregate;

•	disposing of any material assets, other than (1) sales of surplus or obsolete equipment, (2) sales in the ordinary course or sales pursuant to contractual rights existing as of April 17, 2009 that were entered into the ordinary course of business, (3) sales, leases or other transfers between Chesapeake or Florida Public Utilities and their respective wholly owned subsidiaries or between those subsidiaries, (4) sales, dispositions or divestitures as may be required by applicable laws to obtain any consent, approval, permit or authorization or to remove any impediments to the merger relating to antitrust laws or to avoid the entry of, or to effect the dissolution of, any judgment, decree, injunction, ruling, order, writ, fine, award, decision, subpoena or determination of any court or other governmental entity in any suit or proceeding relating to antitrust laws, or (5) arm’s-length sales or other transfers not described above for aggregate consideration not exceeding $100,000, in the case of Florida Public Utilities, or $10 million, in the case of Chesapeake;

•	making loans, advances, capital contributions or investments in any other entity pursuant to a legal obligation not existing on April 17, 2009, other than in the ordinary course and consistent with past practice, and other than loans, advances, capital contributions or investments by Chesapeake or Florida Public Utilities to their respective subsidiaries or vice versa;

•	creating, incurring, assuming or suffering to exist any indebtedness, issuance of debt securities, guarantee, loan or advance not existing as of April 17, 2009, other than draws by Florida Public Utilities upon its existing line of credit in the ordinary course consistent with past practices, refinancing indebtedness of Chesapeake and its subsidiaries existing as of April 17, 2009 in an amount not exceeding the principal amount thereof as of April 17, 2009 and incurrence by Chesapeake and its subsidiaries of additional indebtedness, or increasing their indebtedness existing as of April 17, 2009, in an aggregate amount not exceeding $40 million;

•	changing their respective accounting methods, other than to comply with changes in accounting principles or as permitted by accounting principles and which change would not reasonably be likely to have a material adverse effect; or

•	settling or compromising, or entering into any consent decree, injunction or similar restraint or form of equitable relief in settlement of, any material action, suit, claim, audit, hearing, investigation, litigation or proceeding which would be reasonably likely to have a material adverse effect that was not pending as of April 17, 2009 and is not related to any action, suit, claim, audit, hearing, investigation, litigation or proceeding so pending, except with the prior consent of Chesapeake or Florida Public Utilities, as applicable.

In addition, Florida Public Utilities has agreed to additional restrictions that, except as required by law, prohibit it and its subsidiary from:

•	incurring or committing to any capital expenditures or any obligations or liabilities in connection therewith in fiscal year 2009 other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater, in the aggregate, than 105% of the amount of Florida Public Utilities’ total budget for such expenditures and obligations or liabilities for its fiscal year 2009 as approved by its board of directors;

•	repurchasing, redeeming or otherwise acquiring any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the redemption of its preferred stock described below in “Redemption of Florida Public Utilities Preferred Stock;”

•	issuing, delivering, selling or granting any shares of its capital stock, or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, other than pursuant to, and consistent with past practice under, any contract or other legal obligation existing as of April 17, 2009 (subject to Florida Public Utilities’ obligation with respect to its employee stock purchase plan described below in “Employee Matters”);

•	increasing the compensation, bonuses or benefits of, or entering into any new (or amending any existing) agreements with, any former, present or future officer, director or employee, other than normal compensation increases to persons who are not non-employee directors in the ordinary course consistent with past practices and amending the pension plan as described below in “Employee Matters”;

•	increasing employee benefits, adopting any additional employee benefit plan or contributing (other than regularly scheduled contributions) to any employee benefit plan, other than in the ordinary course consistent with past practice or as required by an agreement or employee benefit plan existing as of April 17, 2009;

•	changing its fiscal year, making or changing any material tax election, settling or compromising any material tax liability or material claim for refund, consenting to any extension or waiver of the limitation period applicable to any material tax, or changing in any material respect any of its methods of reporting any item for tax purposes;

•	except in the ordinary course, entering into any agreement containing restrictions that would limit or restrict Florida Public Utilities or its subsidiary, or after the effective time, Chesapeake or its subsidiaries, from engaging or competing in any line of business or engaging in any business or competing in any geographic area;

•	settling or compromising, or entering into any consent decree, injunction or similar restraint or form of equitable relief in settlement of, any material action, suit, claim, audit, hearing, investigation, litigation or proceeding related to Florida Public Utilities’ West Palm Beach site that was pending as of April 17, 2009, except with the prior consent of Chesapeake;

•	settling or compromising, or entering into any consent decree, injunction or similar restraint or form of equitable relief in settlement of, any other material action, suit, claim, audit, hearing, investigation, litigation or proceeding pending as of April 17, 2009 without first consulting with and considering good faith view of Chesapeake;

•	purchasing or acquiring any shares of capital stock of Florida Public Utilities or Chesapeake; or

•	entering into any new, or amending any existing, collective bargaining agreement with a labor union or labor organization without first consulting with Chesapeake.

HSR Matters; Reasonable Best Efforts Covenants.  Each of Chesapeake and Florida Public Utilities has agreed to make its required filings and submissions under, and “substantially comply” and certify substantial compliance with any “second request” issued pursuant to, the HSR Act, with respect to the transactions contemplated by the merger agreement.

Each of Chesapeake and Florida Public Utilities has also agreed to use its reasonable best efforts to:

•	prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents as may be necessary or advisable in connection with the transactions contemplated by the merger agreement;

•	obtain any consent, waiver, license, registration, acquiescence, permit, tax ruling, authorization, order or approval of, or any exemption or nonopposition by, any third party and/or any governmental entity as may be necessary or advisable in connection with the transactions contemplated by the merger agreement;

•	resolve, so as to permit consummation of the transactions contemplated by the merger agreement, any objections asserted with respect to any such transactions under any applicable law or any action, suit, claim, audit, hearing, investigation, litigation or proceeding instituted by any governmental entity or private party challenging any such transactions as violative of any applicable law;

•	avoid the entry of, or to have vacated, terminated or modified, any judgment, decree, injunction, ruling, order, writ, fine, award, decision, subpoena or determination of any court or other governmental entity that would restrain, prevent or delay completion of the merger;

•	cause the expiration or termination of the applicable waiting period under the HSR Act;

•	cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and obtain the tax opinion described below in “— Conditions”.

Notwithstanding the covenants of the parties in the merger agreement (including those described above with respect to the HSR), neither party is required to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the merger relating to antitrust laws or to avoid the entry of, or to effect the dissolution of, any judgment, decree, injunction, ruling, order, writ, fine, award, decision, subpoena or determination of any court or other governmental entity in any suit or proceeding relating to the

HSR Act or other antitrust laws, other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the merger and the transactions contemplated by the merger agreement and that in each such case, individually or in the aggregate, do not have and are not reasonably likely to have a material adverse effect on Chesapeake or Florida Public Utilities after the merger.

Expenses.  The companies have each agreed to pay their own costs and expenses incurred in connection with the merger and the merger agreement, except that (1) Chesapeake and Florida Public Utilities will share equally the filing fees required under or in connection with the HSR Act and the printing and mailing costs incurred in connection with the mailing of this joint proxy statement/prospectus and (2) if the merger is completed, the surviving corporation of the merger shall pay, or cause to be paid, any and all property or transfer taxes imposed on Florida Public Utilities or its subsidiary in connection with the merger.

Employee Matters.  Florida Public Utilities has agreed that, prior to the effective time of the merger:

•	its board of directors will adopt a resolution acknowledging that Florida Public Utilities’ pension plan has been frozen (effective as of various future dates, not later than December 31, 2011) and finding that the merger does not constitute a “change in control” as defined in the pension plan; and

•	it will cause its employee stock purchase plan not to be renewed for the period commencing on July 1, 2009, except to the extent such action is prohibited or limited by applicable law, any contract between Florida Public Utilities and any labor union or collective bargaining unit existing as of April 17, 2009, or any employee benefit plan existing as of April 17, 2009.

Chesapeake has agreed that as of the effective time of the merger:

•	all employees of Florida Public Utilities and its subsidiary immediately prior to the effective time of the merger will continue to be employed by Florida Public Utilities (although Chesapeake has no obligation to cause Florida Public Utilities to continue employing such employees for any length of time thereafter except pursuant to any applicable employment agreements);

•	Chesapeake will provide credit for service with Florida Public Utilities and its subsidiary for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations) under Chesapeake’s and Florida Public Utilities’ employee benefit plans to the extent service with Chesapeake or Florida Public Utilities is recognized under any such plan;

•	maintain all of Florida Public Utilities employee benefit plans (in the case of the pension plan, as modified as described above) until the first anniversary of the effective time of the merger for all employees and former employees of Florida Public Utilities at the effective time of the merger; provided, however, that with respect to those employees who are members of a labor union or collective bargaining unit and in connection with entering into, amending or renewing any labor or collective bargaining agreement, Chesapeake has reserved the right to modify or terminate any Florida Public Utilities employee benefit plan prior to such one-year anniversary; and

•	waive all restrictions and limitations for any medical condition existing as of the effective time of the merger of any employee or former employee of Florida Public Utilities and their eligible dependents for the purpose of any medical and dental plans covering any such employee, provided such persons had the requisite “creditable” service prior to the effective time of the merger and only to the extent that such condition would be covered by the relevant Florida Public Utilities employee benefit plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect immediately prior to the effective time of the merger.

Boards of Directors Matters.  Florida Public Utilities has agreed to cause to be delivered to Chesapeake resignations, effective as of the effective time of the merger, of all members of the respective boards of directors of Florida Public Utilities and its subsidiary.

Chesapeake has agreed to take all corporate action necessary to cause the election or appointment to its board of directors, effective upon or immediately after the effective time of the merger, of two members of Florida Public Utilities’ board of directors designated by Chesapeake.

Redemption of Florida Public Utilities Preferred Stock.  Florida Public Utilities has agreed to redeem, prior to the effective time of the merger, all outstanding shares of its preferred stock at a redemption price equal to the amounts then required to be paid upon redemption of the applicable series of preferred stock pursuant to the terms of such series, together with all dividends accrued and unpaid to the date of such redemption. On          , 2009, Florida Public Utilities redeemed all outstanding shares of its preferred stock at a redemption price equal to $106 per preferred share, together with all dividends accrued and unpaid to such date.

Other Covenants.  The merger agreement contains certain other covenants, including reciprocal covenants relating to access to information and employees, a covenant permitting site inspection (including environmental assessments) of Florida Public Utilities by Chesapeake and its consultants, a covenant by Florida Public Utilities to use commercially reasonable efforts to maintain insurance policies or comparable insurance coverage existing as of April 17, 2009, covenants by the companies to cooperate with each other in the preparation of this joint proxy statement/prospectus and other governmental filings, and covenants relating to public announcements, delivery of “comfort” letters from the companies’ respective independent registered public accounting firms, Section 16(a) of the Exchange Act matters, certain tax matters, and notification of certain matters.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties made by each company to the other. The representations and warranties relate to:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	capital structure;

•	subsidiaries;

•	compliance with laws;

•	permits;

•	absence of a breach or violation of the articles or certificate of incorporation, bylaws, law or material agreements as a result of the merger;

•	absence of a change in control triggering event under any material contract, employee benefit plan or permit in connection with the merger;

•	filings with the SEC and financial statements;

•	filings with the Federal Energy Regulatory Commission and state public utility commissions;

•	litigation;

•	absence of certain changes or events;

•	taxes;

•	employee benefit plans;

•	employment and labor matters;

•	environmental matters;

•	intellectual property;

•	orders of courts or other governmental entities;

•	insurance coverage;

•	payment of fees to finders or brokers in connection with the merger agreement;

•	opinions of financial advisors;

•	board of directors approval;

•	ownership of the other company’s stock;

•	required shareholder vote;

•	material contracts;

•	takeover statutes and preferred share purchase rights plans;

•	properties;

•	information supplied for use in this joint proxy statement/prospectus; and

•	regulatory proceedings;

The merger agreement also contains certain representations and warranties of Chesapeake with respect to its wholly owned merger subsidiary, including organization, corporate authorization, absence of a breach of the articles of incorporation and the bylaws, and no prior business activities of the merger subsidiary.

Conditions

The companies’ respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

•	the approval of the merger agreement and the merger by the Florida Public Utilities shareholders, and the adoption of the merger agreement and approval of the merger and the issuance of Chesapeake common stock by the Chesapeake shareholders;

•	the expiration or termination of any applicable waiting periods under the HSR Act;

•	the absence of any law issued or judgment, decree, injunction, ruling, order, writ, fine, award, decision, subpoena or determination by a court or other governmental entity making the merger illegal or otherwise prohibiting consummation of the merger;

•	the absence of any pending action, suit, claim, audit, hearing, investigation, litigation or proceeding by any governmental entity of competent jurisdiction seeking to make the merger illegal or otherwise prohibiting consummation of the merger;

•	the SEC having declared effective the Chesapeake registration statement, of which this joint proxy statement/prospectus forms a part;

•	the approval for listing by the New York Stock Exchange of the Chesapeake common stock to be issued in the merger (in the form of an official notice of issuance);

•	the approvals of the Florida, Delaware and Maryland Public Service Commissions having been obtained; and

•	the receipt of an opinion of Chesapeake’s counsel, in form and substance satisfactory to Florida Public Utilities and Chesapeake, to the effect that the merger will constitute a “reorganization” under the Internal Revenue Code and certain tax consequences will result therefrom.

In addition, individually, the companies’ respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

•	the representations and warranties of the other company contained in the merger agreement which are qualified by material adverse effect or materiality, being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty expressly relates to an earlier date, in which case as of such earlier date, and except as such representations and warranties are affected by actions explicitly permitted by the merger agreement;

•	the representations and warranties of the other company contained in the merger agreement which are not qualified by material adverse effect or materiality, being true and correct in all respects except where the failure to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the other company, as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty expressly relates to an earlier date, in which case as of such earlier date;

•	each party has performed or complied with in all respects all agreements or covenants required to be performed or complied with by it under the merger agreement which are qualified as to material adverse effect or materiality and each party has performed or complied with in all material respects all other agreements or covenants required to be performed by it under the merger agreement, in each case, at or prior to the closing date of the merger; and

•	the other party having not suffered from any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a material adverse effect on such party.

Notwithstanding the condition described above relating to the performance of agreements and covenants, it is also a condition of Chesapeake’s obligations to effect the merger that Florida Public Utilities perform in all respects its agreements and covenants relating to its pension plan and employee stock purchase plan, as described above in “— Covenants”.

Termination of Merger Agreement

Right to Terminate.  The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent.

•	by either company:

•	if the merger has not been completed by January 31, 2010 or, if the conditions to closing relating to antitrust or other regulatory approvals of the merger have not been satisfied, but all other conditions to closing are satisfied or are capable of being satisfied, this date is automatically extended to March 31, 2010; except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party’s failure to perform or observe in any material respect any of its obligations under the merger agreement;

•	if Chesapeake’s shareholders fail to adopt the merger agreement and approve the merger and the issuance of Chesapeake common stock in the merger or Florida Public Utilities’ shareholders fail to approve the merger agreement and the merger; or

•	if a governmental entity issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order or other action has become final and non-appealable, except that a party may not terminate the merger agreement if the cause of the prohibition is a result of that party’s failure to fulfill its obligations under the provision of the merger agreement which, among other requirements, requires each party to use its reasonable best efforts to obtain government approvals for the completion of the merger.

•	by Chesapeake:

•	provided that Chesapeake is not then in breach of any representation, warranty, covenant or agreement in the merger agreement such that Florida Public Utilities would be entitled to terminate the merger agreement, if Florida Public Utilities breaches any of its representations or warranties or fails to perform any of its covenants or obligations under the merger agreement or any of its representations or warranties becomes untrue, in any case such that such breach:

•	results in the failure of certain closing conditions to the merger being satisfied; and

•	is incapable of being cured or remains uncured after 45 days after the date that notice of such breach is given to Chesapeake by Florida Public Utilities or, in the event such breach is discovered by Chesapeake, within 45 days after the date written notice of such breach is given to Florida Public Utilities by Chesapeake;

•	if Florida Public Utilities’ board of directors either changes its recommendation of the merger agreement in a manner adverse to Chesapeake or recommends a “takeover proposal” of the type described above in “— Covenants”; or

•	if Florida Public Utilities suffers a material adverse effect.

•	by Florida Public Utilities:

•	provided that Florida Public Utilities is not then in breach of any representation, warranty, covenant or agreement in the merger agreement such that Chesapeake would be entitled to terminate the merger agreement, if Chesapeake breaches any of its representations or warranties or fails to perform any of its covenants or obligations under the merger agreement or any of its representations or warranties becomes untrue, in any case such that such breach:

•	results in the failure of certain closing conditions to the merger being satisfied; and

•	is incapable of being cured or remains uncured after 45 days after the date that notice of such breach is given to Florida Public Utilities by Chesapeake or, in the event such breach is discovered by Florida Public Utilities, within 45 days after the date written notice of such breach is given to Chesapeake by Florida Public Utilities;

•	if Florida Public Utilities’ board of directors authorizes Florida Public Utilities to enter into a written agreement concerning a transaction that Florida Public Utilities’ board of directors has determined in accordance with the merger agreement is a “superior proposal” (as described above in “— Covenants”), except that Florida Public Utilities cannot terminate the merger agreement for this reason unless (1) Florida Public Utilities provides Chesapeake with notice that it intends to enter into such an agreement and (2) Chesapeake, within three business days of receiving such notice from Florida Public Utilities, does not make an offer that the board of directors of Florida Public Utilities determines in accordance with the merger agreement is at least as favorable to the Florida Public Utilities shareholders as the superior proposal Florida Public Utilities received from the third party; or

•	if Chesapeake suffers a material adverse effect.

Termination Fee Payable by Florida Public Utilities.  Florida Public Utilities has agreed to pay Chesapeake a termination fee of $3.4 million on the first business day following the date of termination of the merger agreement if the merger agreement is terminated:

•	by Chesapeake because Florida Public Utilities’ board of directors either changes its recommendation of the merger agreement in a manner adverse to Chesapeake or recommends a “takeover proposal” of the type described above in “— Covenants” (but only if Chesapeake has not suffered a material adverse effect after the date of merger agreement that is continuing at the time of the adverse recommendation change giving rise to the termination by Chesapeake); or

•	by Florida Public Utilities if Florida Public Utilities’ board of directors authorizes Florida Public Utilities to enter into a written agreement concerning a transaction that Florida Public Utilities’ board of directors has determined in accordance with the merger agreement is a “superior proposal” of the type described above in “— Covenants.”

Florida Public Utilities has also agreed that if (1) after April 17, 2009, a “takeover proposal” of the type described above in “— Covenants” is publicly made to Florida Public Utilities or is publicly made directly to the shareholders of Florida Public Utilities generally or any person publicly announces an intention (whether or not conditional) to make such a takeover proposal and (2) the merger agreement is terminated by either Florida Public Utilities or Chesapeake because the merger has not been completed by January 31, 2010 (or March 31, 2010, if the termination date is automatically extended), and within 365 days of such termination Florida Public Utilities enters into any definitive agreement with respect to or completes a takeover proposal, then Florida Public Utilities will pay Chesapeake the termination fee of $3.4 million on the earlier of the date Florida Public Utilities enters into such agreement with respect to such takeover proposal and the date such takeover proposal is completed.

Obligations in the Event of Termination.  In the event of termination as provided for above, all obligations of Chesapeake and Florida Public Utilities in the merger agreement will terminate (except with respect to certain designated obligations in the merger agreement) and there will be no liability on behalf of Chesapeake or Florida Public Utilities, except for liabilities arising from a breach by a party of any of its representations, warranties, covenants or agreements in the merger agreement.

Confidentiality and Non-Solicitation Restrictions.  The confidentiality agreement between Chesapeake and Florida Public Utilities survives any termination of the merger agreement.

Chesapeake and Florida Public Utilities have also agreed that, for a period of one year following the date of termination of the merger agreement, neither party nor any of their respective subsidiaries will hire or solicit for hire or employment any officer or employee of the other party or any of its subsidiaries or any person who at the time of proposed hire had been an officer or employee of the other party or any of its subsidiaries within the previous six months.

Standstill Obligations.  Chesapeake and Florida Public Utilities have agreed that, for a period of one year following the date of termination of the merger agreement, neither party will:

•	acquire or agree, offer, seek or propose to acquire, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any subsidiary or division thereof or any bank debt, claims or other obligations of the other or any rights to acquire such ownership;

•	seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s board of directors, or solicit any proxies of the other’s shareholders, or make any public announcement with respect to any of the foregoing;

•	make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving the other or its securities or assets; or

•	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing.

Notwithstanding the restrictions above:

•	either party is permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger agreement to which the other is a party; and

•	either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other party in order to correct material misstatements or omissions made by the other party or its advisors.

Amendments

The merger agreement may be amended by the parties at any time before or after the shareholder meetings, except that any amendment after a shareholders’ meeting, which requires approval by shareholders, may not be made without such approval.

CHESAPEAKE AND FLORIDA PUBLIC UTILITIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Statements of Income combine the historical consolidated statements of income of Chesapeake and Florida Public Utilities, giving effect to the merger as if it had occurred on January 1, 2008. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Chesapeake and Florida Public Utilities, giving effect to the merger as if it had been consummated on March 31, 2009. The historical consolidated financial information has been adjusted in the Unaudited Pro Forma Condensed Combined Financial Statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate unaudited historical financial statements of Chesapeake as of and for the three-month period ended March 31, 2009 and the related notes included in Chesapeake’s quarterly report on Form 10-Q for the three months ended March 31, 2009, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate audited historical financial statements of Chesapeake as of and for the year ended December 31, 2008 and the related notes included in Chesapeake’s annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate unaudited historical financial statements of Florida Public Utilities as of and for the three-month period ended March 31, 2009 and the related notes included in Florida Public Utilities’ quarterly report on Form 10-Q for the three months ended March 31, 2009, which is incorporated by reference into this joint proxy statement/prospectus; and

•	separate audited historical financial statements of Florida Public Utilities as of and for the year ended December 31, 2008 and the related notes included in Florida Public Utilities’ annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Chesapeake and Florida Public Utilities during the periods presented in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under existing accounting principles generally accepted in the United States of America, or U.S. GAAP standards, with Chesapeake treated as the acquirer. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value upon the closing of the merger. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited condensed combined pro forma financial statements and the combined company’s future results of operations and financial position. Florida Public Utilities’ natural gas and electric operations are regulated and accounted for pursuant to SFAS No. 71, Accounting for the Effect of Certain Types of Regulation. Under the rate setting and recovery provisions currently in place and expected to continue in place for these regulated operations, revenues are derived from earning a return on, and a recovery of, the original cost of assets and liabilities subject to rate regulation as approved by the regulatory authority. Accordingly, the fair values of the individual assets and liabilities of these regulated operations subject to rate regulation are expected to approximate the carrying value under existing U.S. GAAP standards, or, if adjusted, any fair value adjustments are expected to result in corresponding and offsetting regulatory assets and liabilities pursuant to SFAS No. 71. The unaudited pro forma condensed financial information has been prepared on a basis assuming that the merger will not have any impact on rates currently in place and does not include the effect of any future rate action associated with the merger related costs.

The Unaudited Pro Forma Condensed Combined Statements of Income do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or the costs to integrate the operations of Chesapeake and Florida Public Utilities or any non-recurring charges that may result from the merger. The Unaudited Pro Forma Condensed Combined Financial Statements also do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger.

Unaudited Pro Forma Condensed Combined Statement of Income for the Three Months Ended
March 31, 2009

		Florida Public	Pro Forma		Pro Forma
	Chesapeake(q)	Utilities(q)	Adjustments		Combined
	(In thousands, except share and per-share data)

Operating Revenues	$104,479	$43,193	$—		$147,672
Operating Expenses
Cost of sales, excluding costs below	71,222	28,074	—		99,296
Operations and maintenance	12,860	9,861	(299	)(a)	22,422
Transaction costs	114	10	(124	)(b)	—
Depreciation and amortization	2,384	2,365	50	(c)	4,799
Other taxes	1,933	878	—		2,811

Total Operating Expenses	88,513	41,188	(373)		129,328

Operating Income	15,966	2,005	373		18,344

Other income, net of other expenses	33	286	—		319
Interest charges	1,642	1,146	—	(d)	2,788

Income Before Income Taxes	14,357	1,145	373		15,875
Income taxes	5,764	401	154	(e)	6,319

Net Income	$8,593	$744	$219		$9,556

Earnings Per Share
Basic	$1.26	$0.12			$1.03
Diluted	$1.24	$0.12			$1.01
Weighted Average Shares Outstanding
Basic	6,832,675	6,116,505			9,309,860	(f)
Diluted	6,943,129	6,116,505			9,420,314	(f)

See accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Note 6 beginning on page [  ].

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended
December 31, 2008

		Florida Public	Pro Forma		Pro Forma
	Chesapeake(q)	Utilities(q)	Adjustments		Combined
	(In thousands, except share and per-share data)

Operating Revenues	$291,444	$159,848	$—		$451,292
Operating Expenses
Cost of sales, excluding costs below	200,644	108,621	—		309,265
Operations and maintenance	45,691	29,359	(981	)(a)	74,069
Transaction costs	1,153	493	—		1,646
Depreciation and amortization	9,005	8,912	199	(c)	18,116
Other taxes	6,472	3,354	—		9,826

Total Operating Expenses	262,965	150,739	(782)		412,922

Operating Income	28,479	9,109	782		38,370

Other income, net of other expenses	103	996	—		1,099
Interest charges	6,158	4,816	—	(d)	10,974

Income Before Income Taxes	22,424	5,289	782		28,495
Income taxes	8,817	1,803	347	(e)	10,967

Net Income	$13,607	$3,486	$435		$17,528

Earnings Per Share
Basic	$2.00	$0.57			$1.89
Diluted	$1.98	$0.57			$1.87
Weighted Average Shares Outstanding
Basic	6,811,848	6,087,441			9,277,262	(f)
Diluted	6,927,483	6,087,441			9,392,897	(f)

See accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Note 6 beginning on page [  ].

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2009

		Florida Public	Pro Forma		Pro Forma
	Chesapeake	Utilities(r)	Adjustments		Combined
	(In thousands)

Assets
Net Property, Plant and Equipment	$281,423	$143,558	$4,945	(g)	$429,926
Current Assets
Cash and cash equivalents	3,277	2,904	(643	)(h)	162
			(5,376	)(i)
Accounts receivable, net	43,103	14,431	—		57,534
Accrued revenue	5,754	1,788	—		7,542
Notes receivable	—	5,663	—		5,663
Inventory	4,835	3,555	—		8,390
Regulatory assets	295	456	—		751
Storage gas prepayments	3,320	—	—		3,320
Deferred income taxes	3,836	899	745	(o)	5,480
Other current Assets	4,969	2,765	—		7,734

Total Current Assets	69,389	32,461	(5,274)		96,576

Deferred Charges and Other Assets
Goodwill	674	2,405	35,324	(k)	35,998
			(2,405	)(j)
Other intangible assets, net	161	2,800	(2,800	)(j)	161
Regulatory assets	2,716	9,335	7,351	(m)	19,731
			329	(o)
Other deferred charges and other assets	5,807	9,837	—		15,644

Total Deferred Charges and Other Assets	9,358	24,377	37,799		71,534

Total Assets	$360,170	$200,396	$37,470		$598,036

Capitalization and Liabilities
Capitalization
Stockholders’ equity
Preferred Stock	$—	$600	$(600	)(h)	$—
Common stock	3,329	9,319	(8,112	)(p)	4,536
Additional paid-in capital	67,198	6,188	74,326	(p)	147,712
Retained earnings	63,319	36,443	(36	)(h)	57,943
			(5,376	)(i)
			(413	)(l)
			(35,994	)(p)
Accumulated other comprehensive loss	(3,674)	(413)	413	(l)	(3,674)
Deferred compensation obligation	1,567	—	—		1,567
Treasury stock	(1,567)	(1,701)	1,701	(p)	(1,567)

Total Stockholders’ Equity	130,172	50,436	25,909		206,517

Long-Term Debt, Net of Current Maturities	86,358	47,940	7,351	(m)	141,649

Total Capitalization	216,530	98,376	33,260		348,166

		Florida Public	Pro Forma		Pro Forma
	Chesapeake	Utilities(r)	Adjustments		Combined
	(In thousands)

Current Liabilities
Current portion of long-term debt	6,656	1,409	—		8,065
Short-term borrowings	9,800	3,047	—		12,847
Accounts payable and other accruals	32,402	14,058	1,875	(n)	48,335
Customer deposits and refunds	7,681	13,320	—		21,001
Dividends payable	2,086	726	(7	)(h)	2,805
Regulatory liabilities	8,615	4,361	—		12,976
Other accrued liabilities	3,425	5,369	—		8,794

Total Current Liabilities	70,665	42,290	1,868		114,823

Deferred Credits and Other Liabilities
Deferred income taxes	39,237	17,694	2,342	(o)	59,273
Regulatory liabilities	844	13,646	—		14,490
Environmental liabilities	486	12,337	—		12,823
Other pension and benefit costs	7,418	13,690	—		21,108
Accrued asset removal cost and other liabilities	24,990	2,363	—		27,353

Total Deferred Credits and Other Liabilities	72,975	59,730	2,342		135,047

Total Capitalization and Liabilities	$360,170	$200,396	$37,470		$598,036

See accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Note 6 beginning on page [  ].

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of Transaction

On April 20, 2009, Chesapeake and Florida Public Utilities announced a definitive merger agreement, pursuant to which Florida Public Utilities will merge with a wholly owned subsidiary of Chesapeake. The merger was unanimously approved by both companies’ respective boards of directors on April 17, 2009. Under the merger agreement, holders of Florida Public Utilities common stock will receive 0.405 shares of Chesapeake’s common stock in exchange for each outstanding share of Florida Public Utilities.

The merger agreement contains certain termination rights for Chesapeake and Florida Public Utilities, including the right to terminate the merger agreement if the merger is not completed by January 31, 2010 (subject to possible extension to March 31, 2010 under specified circumstances). The merger agreement further provides that, upon termination of the merger agreement under certain circumstances involving a third-party takeover proposal of Florida Public Utilities or a change in the Florida Public Utilities board of directors’ recommendation of the merger, Florida Public Utilities would be required, subject to certain conditions, to pay Chesapeake a termination fee of $3.4 million.

The merger is intended to qualify as a tax-free reorganization and is subject to various regulatory approvals as well as approval by the shareholders of both companies. The merger is expected to be completed during the fourth quarter of 2009.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Chesapeake and Florida Public Utilities. Certain adjustments have been made to the historical financial statements of Florida Public Utilities to conform to Chesapeake’s presentation. The adjustments to the historical statements of income are related to the presentation of acquisition-related and other transaction costs and taxes collected from customers that are remitted to governmental authorities. These adjustments are for classification and presentation purposes only and did not change historical operating income or net income of the companies. The adjustment to the historical balance sheet is related to reclassification of software assets from other intangible assets to property, plant and equipment.

The acquisition method of accounting is based on SFAS No. 141(R), Business Combinations, which Chesapeake adopted on January 1, 2009 and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements, which Chesapeake has adopted as required. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

SFAS No. 141(R) requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, SFAS No. 141(R) establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in an amount of consideration transferred that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

SFAS No. 157 defines the term “fair value” and sets forth the valuation requirements for all assets and liabilities measured at fair value in accordance with SFAS No. 141(R), expands related disclosure requirements and specifies a hierarchy of valuation inputs based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS No. 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability and fair value measurements for an asset assume the highest and best use by these market participants. Accordingly, certain fair value measurements may not reflect Chesapeake’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

Under SFAS No. 141(R), acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Chesapeake and Florida Public Utilities are estimated to be approximately $5.5 million, of which $124,000 had been incurred in the three months ended March 31, 2009 and included in the historical financial statements. The remaining $5.4 million is reflected in the unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

3.	Accounting Policies

Upon consummation of the merger, Chesapeake will review Florida Public Utilities’ accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. At this time, Chesapeake is aware of the difference in accounting policy regarding presentation of taxes collected from customers that are remitted to governmental authorities. The historical financial information of Florida Public Utilities has been adjusted to conform to the accounting policy of Chesapeake. The unaudited pro forma condensed combined financial statements do not assume any other differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the merger (in thousands, except share and per-share data):

Number of Florida Public Utilities common shares outstanding, as of March 31, 2009	6,125,681
Exchange ratio	0.405

Total Chesapeake common shares issued	2,480,901
Chesapeake’s stock price	$32.94

Estimated purchase price	$81,721

Chesapeake’s assumed stock price used in determining the estimate of consideration expected to be transferred is based on Chesapeake’s closing price on July 15, 2009. The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. As discussed in Note 2, the fair value of equity securities issued for consideration transferred in the merger will be measured on the closing date of the merger at the then-current market price in accordance with SFAS No. 141(R) and this requirement may result in a material difference in the amount of the consideration transferred in the merger.

Since the announcement of the merger on April 20, 2009, Chesapeake’s common stock closing prices ranged from $28.18 to $34.35 per share, which translate to an estimated purchase price range of $69.9 million to $85.2 million.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed in the merger, reconciled to the estimate of consideration expected to be transferred (in thousands):

Historical book value of net assets acquired prior to adjustments(1)	$50,436
Adjusted for:
Elimination of existing goodwill and intangible assets of Florida Public Utilities(2)	(5,205)
Cash redemption of Florida Public Utilities preferred stock(3)	(636)

Adjusted book value of net assets acquired prior to fair value adjustments	44,595
Preliminary adjustments for fair value to:
Property, plant and equipment(4)	4,945
Identifiable intangible assets(5)	—
Long-term debt(6)	—
Deferred tax assets and liabilities(7)	(1,268)
Contractual contingencies(8)	(1,875)

Fair value of net assets acquired	$46,397
Purchase price(9)	81,721

Goodwill(10)	$35,324

(1)	The amount represents the historical net book value of Florida Public Utilities as of March 31, 2009.

(2)	$2.4 million of goodwill and $2.8 million of customer distribution right intangible assets from Florida Public Utilities’ previous acquisitions are eliminated.

(3)	Redemption of the 6,000 shares of Florida Public Utilities preferred stock will occur prior to the closing of the merger. The redemption price is $106 per share of preferred stock, compared to $100 per share of par and carrying value.

(4)	The fair value adjustment to property, plant and equipment is related to the real estate and propane assets that are not subject to regulatory jurisdiction. The preliminary determination of fair value of the real estate assets is based on available market information. The preliminary determination of fair value of propane assets is based on the approximate fair value of new assets adjusted for estimated depreciation and obsolescence based on the age of the assets and economic lives. Chesapeake relied on its own experience with similar propane assets to estimate the fair value. For purpose of these unaudited pro forma condensed combined financial statements, Chesapeake assumed that the fair value of property, plant and equipment for Florida Public Utilities’ regulated operations is not materially different from their net book value as those assets are subject to rate regulation and provide a certain return on those assets as approved by the regulatory authority. The estimated fair value adjustment of property, plant and equipment is preliminary, subject to change and could vary materially from the actual adjustment calculated after consummation of the merger and completion of valuations and other studies.

(5)	Intangible assets that meet either the separability or contractual-legal criterion described in SFAS No. 141(R) are required to be identified and recorded at their fair value. At this time, Chesapeake has not identified and does not have sufficient information as to the amount, timing and risk of cash flows of all possible intangible assets. For the purpose of these unaudited pro forma condensed combined financial statements, Chesapeake estimates that customer relationships and commodity forward contracts meet those criteria as intangible assets and the preliminary estimates of their fair values is not significant. The fair value of customer relationships is determined using the “income method,” which is based on the present value of the after-tax “excess earnings” attributed to the intangible asset, and the fair value of commodity contracts is based on available market information on the relevant forward curves/prices. For the purpose of these unaudited pro forma condensed combined financial statements, Chesapeake assumed that there is no significant “excess earnings” generated by the intangible assets of Florida Public Utilities’ regulated operations as earnings from regulated operations are based on rates determined by the regulatory authority to provide a certain return on only the tangible assets. Chesapeake also assumes that any value assigned to natural gas and electric commodity forward contracts for Florida Public Utilities’ regulated operations, whether positive or adverse, is subject to the fuel-cost recovery mechanism and will not result in a net adjustment to the book value of net assets. The estimated fair value of identifiable intangible assets is preliminary, subject to change and could vary materially from the actual amount calculated after consummation of the merger and completion of valuations and other studies. Those studies could also reveal additional intangible assets.

(6)	The fair value of long-term debt of Florida Public Utilities was estimated by discounting the future cash flows of each issuance at rates currently offered to similar entities for similar debt instruments of comparable maturities. This resulted in a fair value adjustment of $7.4 million to increase the value of long-term debt. Since all of Florida Public Utilities’ long-term debt is subject to rate regulations, the increase in the value of long-term debt resulted in a corresponding regulatory asset for the same amount. As two adjustments offset each other, there is no net impact to the value of net assets.

(7)	Deferred tax adjustment is related to the following:

(i)	$22,000 of current deferred tax assets increase and $442,000 of non-current deferred tax liabilities increase for Florida Public Utilities due to the change in the estimated tax rate in effect in the years, in which the differences between the financial statement bases and income tax bases of assets and liabilities are expected to reverse, after the merger (the change is primarily due to the expected increase in the effective Federal income tax rate from 34% to 35% after the merger);

(ii)	$1.2 million of a net deferred tax liability increase related to the acquisition adjustments; and

(iii)	$329,000 of corresponding income tax-related regulatory assets associated with the increase in net deferred tax liabilities for Florida Public Utilities’ regulated operations from (i) and (ii) above.

(8)	Certain employment agreements of Florida Public Utilities require change of control or stay-bonus payments upon consummation of the merger. The liability related to these payments is considered contract-based contingencies assumed in the merger for the purpose of unaudited condensed combined pro forma financial statements.

(9)	Represents the estimated consideration expected to be transferred. See Note 4 for further detail.

(10)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the value assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6.	Pro Forma Adjustments

This note should be read in conjunction with other notes in the unaudited pro forma condensed combined financial statements. Adjustments included in the columns under the heading “Pro Forma Adjustments” represent the following:

(a) To reflect the decrease in compensation and benefits related expenses after the merger due to the following:

(i) the decrease in net periodic pension and post-retirement benefit expense of Florida Public Utilities resulted from eliminating amortization of prior service costs and deferred net gain/loss due to recording of the amounts previously recognized in accumulated other comprehensive income in connection with the acquisition accounting. (Florida Public Utilities included $179,000 and $719,000 related to amortization of prior service costs and $54,000 and $0 related to the amortization of net gain in its historical financial statements for the three months ended March 31, 2009 and year ended December 31, 2008, respectively); and

(ii) the reduction in expense related to John T. English, whose employment arrangement will be terminated and replaced by a consulting arrangement upon consummation of the merger. Chesapeake estimates a reduction of $66,000 and $262,000 for the three months ended March 31, 2009 and year ended December 31, 2008, respectively, in compensation and benefits related expenses from this change.

(b) To eliminate transaction costs included in the historical financial statements. Acquisition-related transaction costs incurred in the three months ended March 31, 2009 are directly attributable to the merger and are considered non-recurring.

(c) To reflect the net incremental depreciation and amortization expense on property, plant and equipment. The net incremental depreciation and amortization expense on property, plant and equipment results from the fair value adjustment to Florida Public Utilities real estate and propane assets (see Note 5) and is calculated using estimated asset lives ranging from 12 years to 55 years.

(d) To reflect the net reduction in interest expense on Florida Public Utilities’ long-term debt as a result of the acquisition adjustment to reflect the fair value of long-term debt (see Note 5), which incorporates the following:

(i) elimination of $25,000 and $100,000 of interest expense related to amortization of the existing debt discount for the three months ended March 31, 2009 and year ended December 31, 2008, respectively, included in the historical financial statements;

(ii) estimated amortization of debt premium of $132,000 and $527,000 for the three months ended March 31, 2009 and year ended December 31, 2008, respectively, resulting from the fair value adjustment of long-term debt; and

(iii) the net reduction in interest expense above is offset by the increase in interest expense from amortization of a corresponding regulatory asset from the fair value adjustment of long-term debt (see Note 5). The net impact to interest expense is $0 for both the three months ended March 31, 2009 and year ended December 31, 2008.

(e) To reflect the following adjustments to income taxes:

(i) $10,000 and $45,000 related to the change in the Federal statutory income tax rate of Florida Public Utilities from 34% as included in its historical financial statements to the estimated rate of 35% after the merger for the three months ended March 31, 2009 and year ended December 31, 2008, respectively; and

(ii) $144,000 and $302,000 related to the tax effect of the above pro forma adjustments to revenues and expenses based on the estimated effective income tax rate of 38.6% for the three months ended March 31, 2009 and year ended December 31, 2008, respectively.

(f) The pro forma combined weighted average shares outstanding are calculated by adding (i) Chesapeake’s historical weighted average shares outstanding and (ii) Florida Public Utilities’ historical weighted average common shares outstanding multiplied by the exchange ratio of 0.405 per share.

(g) To adjust Florida Public Utilities’ property, plant and equipment related to propane and real estate assets to the estimated fair value (see Note 5).

(h) To reflect redemption of the Florida Public Utilities’ preferred stock, which is stipulated in the merger agreement to occur prior to the closing of the merger.

(i) To reflect $5.4 million in estimated additional acquisition-related transaction costs to consummate the merger that are not yet incurred in the historical financial statements.

(j) To eliminate existing goodwill and intangible assets of Florida Public Utilities included in the historical financial statements (see Note 5).

(k) To record goodwill recognized in the merger (see Note 5).

(l) To eliminate Florida Public Utilities’ accumulated other comprehensive income included in the historical financial statements. Florida Public Utilities’ accumulated other comprehensive income was comprised of unamortized gains/losses and prior service costs related to its pension and post-retirement benefit plans.

(m) To adjust the net book value of Florida Public Utilities’ long-term debt to their estimated fair value and establish a corresponding regulatory asset as all of its long-term debt is subject to rate regulation (see Note 5).

(n) To record the liability assumed in the merger to certain employees of Florida Public Utilities for change of control and stay-bonus payments as stipulated in their individual employment contract.

(o) To reflect the following adjustments to deferred tax assets and liabilities:

(i) adjustment to existing deferred tax assets and liabilities of Florida Public Utilities ($22,000 of current deferred tax assets increase and $442,000 of non-current deferred tax liabilities increase) due to the change in the estimated tax rate in effect in the years, in which the differences between the financial statement bases and income tax bases of assets and liabilities are expected to reverse, after the merger as well as $329,000 of corresponding income-tax related regulatory assets; and

(ii) impact on deferred tax assets and liabilities related to the acquisition adjustments.

(p) To reflect the issuance of Chesapeake’s common stock as the merger consideration (see Note 4) and to eliminate Florida Public Utilities’ common stockholders’ equity.

(i)	Common stock (in thousands):
	Elimination of Florida Public Utilities common stock	$(9,319)
	Issuance of Chesapeake’s common stock at par value	1,207

	Total	$(8,112)
(ii)	Additional paid-in capital (in thousands):
	Elimination of Florida Public Utilities additional paid-in capital	$(6,188)
	Issuance of Chesapeake’s common stock above par value, at estimated market price	80,514

	Total	$74,326
(iii)	Retained earnings (in thousands):
	Elimination of Florida Public Utilities historical retained earnings	$(36,443)
	Effect of adjustments to Florida Public Utilities historical retained earnings from (h) and (l) above	449

	Total	$(35,994)
(iv)	Treasury stock (in thousands):
	Elimination of Florida Public Utilities treasury stock	$1,701

The unaudited pro forma condensed combined financial statements include the following adjustments to the historical financial information of Chesapeake and Florida Public Utilities:

(q) Chesapeake’s historical information for the three months ended March 31, 2009 includes the effect of reclassifying $114,000 of acquisition-related transaction costs incurred by Chesapeake from operations and maintenance to transaction costs. Florida Public Utilities’ historical information for the three months ended March 31, 2009 and year ended December 31, 2008 include the effect of reclassifying $10,000 and $493,000, respectively, of acquisition-related and other transaction costs and excluding $2.6 million and $8.7 million, respectively, of taxes collected from customers that are remitted to governmental authorities from operating revenues and cost of sales to conform with Chesapeake’s presentation.

(r) Florida Public Utilities’ historical information as of March 31, 2009 includes the effect of reclassifying $1.2 million of net software from other intangible assets to net property, plant and equipment to conform with Chesapeake’s presentation.

INFORMATION ABOUT THE MEETINGS AND VOTING

The Chesapeake board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Chesapeake common stock for use at the special meeting of Chesapeake’s shareholders. The Florida Public Utilities board of directors is using this document to solicit proxies from the holders of Florida Public Utilities common stock for use at the special meeting of Florida Public Utilities’ shareholders. The companies are first mailing this joint proxy statement/prospectus and accompanying form of proxy to Chesapeake and Florida Public Utilities shareholders on or about          , 2009.

Matters Relating to the Meetings

	Chesapeake Meeting	Florida Public Utilities Meeting
Date, Time and Place:	[ ], 2009 at [ ], Eastern Daylight Time, in the Board Room of PNC Bank, Delaware, located at 222 Delaware Avenue, Wilmington, Delaware 19801.	[ ], 2009 at [ ], Eastern Daylight Time, at Florida Public Utilities’ corporate headquarters, located at 401 South Dixie Highway, West Palm Beach, Florida 33401.

Admission to Meeting:	All holders of Chesapeake common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, custodians or other record holders, are invited to attend the Chesapeake special meeting. Holders of record of Chesapeake common stock as of the record date can vote in person at the Chesapeake special meeting. If you are not a shareholder of record, you must obtain a valid proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, custodian or other record holder, to be able to vote in person at the Chesapeake special meeting. Your bank, broker or other custodian can assist in obtaining a valid proxy. If you plan to attend the Chesapeake special meeting, you must hold your shares in your own name, have a letter from the record holder of your shares or other evidence confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Chesapeake reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.	All holders of Florida Public Utilities common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, custodians or other record holders, are invited to attend the Florida Public Utilities special meeting. Holders of record of Florida Public Utilities common stock as of the record date can vote in person at the Florida Public Utilities special meeting. If you are not a shareholder of record, you must obtain a valid proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, custodian or other record holder, to be able to vote in person at the Florida Public Utilities special meeting. Your bank, broker or other custodian can assist in obtaining a valid proxy. If you plan to attend the Florida Public Utilities special meeting, you must hold your shares in your own name, have a letter from the record holder of your shares or other evidence confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Florida Public Utilities reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

	Chesapeake Meeting	Florida Public Utilities Meeting
Purpose of Meeting:
To vote on:

•   a proposal to adopt the merger agreement and approve of the merger and the issuance of Chesapeake common stock in the merger; and

•   a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

To vote on:

•   a proposal to approve the merger agreement and the merger; and

•   a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Record Date:	The record date for Chesapeake shares entitled to vote is [ ], 2009.	The record date for Florida Public Utilities shares entitled to vote is [ ], 2009.

Outstanding Shares Held:	As of [ ], 2009, the record date for the Chesapeake special meeting, there were approximately [ ] shares of Chesapeake common stock outstanding.	As of [ ], 2009, the record date for the Florida Public Utilities special meeting, there were approximately [ ] shares of Florida Public Utilities common stock outstanding.

Shares Entitled to Vote:
Shares entitled to vote at the Chesapeake special meeting are Chesapeake common stock held as of the close of business on the record date, [          ], 2009.

Each share of Chesapeake common stock is entitled to one vote. Shares held by Chesapeake and its subsidiaries as treasury shares are not voted.

Shares entitled to vote at the Florida Public Utilities special meeting are Florida Public Utilities common stock held as of the close of business on the record date, [          ], 2009.

Each share of Florida Public Utilities common stock is entitled to one vote. Shares held by Florida Public Utilities and its subsidiary as treasury shares are not voted.

Quorum Requirement:
A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Chesapeake stock entitled to vote at the meeting is a quorum.

Abstentions and broker non-votes count as present and entitled to vote for establishing a quorum. Shares held by Chesapeake and its subsidiaries as treasury shares do not count toward a quorum.

A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Florida Public Utilities common stock entitled to vote at the meeting is a quorum.

Abstentions and broker non-votes count as present and entitled to vote for establishing a quorum. Shares held by Florida Public Utilities and its subsidiary as treasury shares do not count toward a quorum.

A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

	Chesapeake Meeting	Florida Public Utilities Meeting
Shares Beneficially Owned by Chesapeake and Florida Public Utilities Directors and Executive Officers as of Record Date:	Chesapeake directors and officers beneficially owned [ ] shares of Chesapeake common stock on the record date. These shares represent in total approximately [ ]% of the total voting power of Chesapeake’s voting securities.	Florida Public Utilities directors and officers beneficially owned [ ] shares of Florida Public Utilities common stock on the record date. These shares represent in total approximately [ ]% of the total voting power of Florida Public Utilities’ common stock.

Vote Necessary to Approve the Chesapeake and Florida Public Utilities Proposals

Company	Vote Necessary
Chesapeake	Adoption of the merger agreement and approval of the merger and the issuance of shares of Chesapeake common stock in the merger requires the affirmative vote of at least a majority of the outstanding shares of Chesapeake common stock. If there is a quorum, approval of any necessary or appropriate adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. In the absence of a quorum, the special meeting may be adjourned by the approval of the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

Florida Public Utilities	Approval of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Florida Public Utilities common stock. If there is a quorum, approval of any necessary or appropriate adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. In the absence of a quorum, the special meeting may be adjourned by the approval of the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker may not vote your shares on the proposals above absent instructions from you. Without your voting instructions on those items, a broker non-vote will occur.

Proxies

Submitting Your Proxy.  You may vote in person by ballot at your special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the respective special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Chesapeake or Florida Public Utilities, as the case may be, in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Vote by Proxy

	Chesapeake	Florida Public Utilities
By Mail:	To submit your proxy by mail, complete, date and sign your proxy card, and if you are a shareholder of record, return it to [ ], in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to Chesapeake Utilities Corporation c/o [ ]. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or other record holder.	To submit your proxy by mail, complete, date and sign your proxy card, and if you are a shareholder of record, return it to [ ], in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to Florida Public Utilities Company c/o [ ]. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or other record holder.

By Telephone:	If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Daylight Time on [ ], 2009. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or other record holder for information on whether telephone voting is available to you. You will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you hold shares through a bank, broker, custodian or other record holder, please check the voting form used by that firm to see if it offers telephone voting.	If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Daylight Time on [ ], 2009. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or other record holder for information on whether telephone voting is available to you. You will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you hold shares through a bank, broker, custodian or other record holder, please check the voting form used by that firm to see if it offers telephone voting.

	Chesapeake	Florida Public Utilities
By Internet:	If you are a shareholder of record, the secure website for Internet voting can be found on your proxy card. Internet voting is available 24 hours a day, and will be accessible until 11:59 p.m. Eastern Daylight Time on [ ], 2009. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or other record holder for information on whether Internet voting is available to you. You will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy over the Internet, you do not need to return your proxy card. If you hold shares through a bank, broker, custodian or other record holder, please check the voting form to see if it offers Internet voting.	If you are a shareholder of record, the secure website for Internet voting can be found on your proxy card. Internet voting is available 24 hours a day, and will be accessible until 11:59 p.m. Eastern Daylight Time on [ ], 2009. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or other record holder for information on whether Internet voting is available to you. You will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy over the Internet, you do not need to return your proxy card. If you hold shares through a bank, broker, custodian or other record holder, please check the voting form to see if it offers Internet voting.

The proxy confers discretionary authority to the named proxies. Accordingly, if you submit your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares as follows:

Chesapeake		Florida Public Utilities
•	“FOR” adoption of the merger agreement and the approval of the merger and the issuance of Chesapeake common stock in the merger; and	•	“FOR” approval of the merger agreement and the merger; and
•	“FOR” the adjournment of the Chesapeake special meeting if necessary or appropriate to permit further solicitation of proxies.	•	“FOR” the adjournment of the Florida Public Utilities special meeting if necessary or appropriate to permit further solicitation of proxies.

With respect to the proposals above, if you do not instruct your bank, broker or other custodian how to vote your shares of Chesapeake or Florida Public Utilities common stock, those shares will not be voted at your special meeting, and such bank, broker or other nominee will not be authorized to vote.

Proxies for Participants in Chesapeake’s 401(k) Plan

If you are a participant in Chesapeake’s 401(k) Retirement Savings Plan, you will receive proxy materials and a proxy card from the trustee of the Plan. You can complete the proxy card in order to instruct the trustee how to vote the shares of stock that are allocated to your account. If you do not instruct the trustee how to vote your shares, the trustee will vote them, based upon the recommendation of the Chesapeake board of directors, in favor of the adoption of the merger agreement and approval of the merger and the issuance of Chesapeake common stock in the merger and in favor of adjournment of the Chesapeake special meeting if necessary or appropriate to permit further solicitation of proxies. Likewise, the trustee will vote shares that have not been allocated to any account in the same manner.

Householding Information

Each of Chesapeake and Florida Public Utilities has adopted the procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus unless Chesapeake or Florida Public Utilities, as applicable, has previously received contrary instructions from one or more of such shareholders. This procedure will reduce the printing costs and postage fees of Chesapeake and Florida Public Utilities in connection with this joint proxy statement/prospectus and of the combined company for future annual reports and proxy statements. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect dividend check mailings.

Each Chesapeake or Florida Public Utilities shareholder who holds shares in “street name” will continue to receive a voting instruction form. Chesapeake and Florida Public Utilities shareholders who hold shares in “street name” can request further information on householding through their banks, brokers, custodians or other record holders.

On written or oral request to Chesapeake Utilities Corporation, Corporate Secretary, 909 Silver Lake Boulevard, Dover, DE 19904, (302) 734-6716, Chesapeake will deliver promptly a separate copy of this joint proxy statement/prospectus to a Chesapeake shareholder at a shared address to which a single copy of this joint proxy statement/prospectus was delivered. Similarly, on written or oral request to Florida Public Utilities Company, Secretary, 401 South Dixie Highway, West Palm Beach, Florida 33401, (561) 832-0872, Florida Public Utilities will deliver promptly a separate copy of this joint proxy statement/prospectus to a Florida Public Utilities shareholder at a shared address to which a single copy of this joint proxy statement/prospectus was delivered.

Chesapeake or Florida Public Utilities shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of Chesapeake’s or Florida Public Utilities’ proxy statements and annual reports should provide written or oral notice to Chesapeake or Florida Public Utilities, as applicable, at the applicable address and telephone number set forth above. Holders in “street name” who wish, in the future, to receive separate copies or a single copy of Chesapeake’s or Florida Public Utilities’ proxy statements and annual reports must contact their banks and brokers.

Revoking Your Proxy

If you submit a completed proxy card with instructions on how to vote your shares and then wish to revoke your instructions, you should submit a notice of revocation to Chesapeake or Florida Public Utilities, as appropriate, as soon as possible. You may revoke your proxy at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or Internet;

•	notifying, in the case of a Chesapeake shareholder, Chesapeake’s Corporate Secretary and, in the case of a Florida Public Utilities shareholder, Florida Public Utilities’ Secretary, that you are revoking your proxy by written notice that bears a date later than the date of the proxy and that is received prior to your special meeting and states that you revoke your proxy; or

•	voting by ballot at either the Chesapeake special meeting or Florida Public Utilities special meeting.

Voting in Person

If you are a shareholder of record and you wish to vote in person at the Chesapeake or Florida Public Utilities special meeting, a ballot will be provided at the meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a valid proxy, executed in your favor, from the record holder to be able to vote at the meeting. Your bank, broker or other custodian can assist you in obtaining a valid proxy.

Proxy Solicitation

Chesapeake and Florida Public Utilities will each pay its own costs of soliciting proxies.

In addition to this mailing, proxies may be solicited by directors, officers or employees of Chesapeake or Florida Public Utilities in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Chesapeake has retained Georgeson Inc. and Florida Public Utilities has retained MaKenzie Partners, Inc. to assist in the distribution and solicitation of proxies.

For these services, Chesapeake and Florida Public Utilities expect to pay fees of $[     ] and $75,000, respectively, plus reasonable expenses.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail or by telephone or over the Internet. The companies also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions if your shares are held in “street name.”

Do not send in any stock certificates with your proxy cards.  The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Florida Public Utilities common stock to former Florida Public Utilities common shareholders as soon as practicable after the completion of the merger. Chesapeake shareholders do not need to exchange their stock certificates.

DESCRIPTION OF CHESAPEAKE CAPITAL STOCK

The following summary of the capital stock of Chesapeake is subject in all respects to the applicable provisions of the DGCL, and the restated certificate of incorporation (referred to as the certificate of incorporation) and the amended and restated bylaws (referred to as the bylaws) of Chesapeake as in effect on the date of this joint proxy statement/prospectus and which will be in effect at the effective time of the merger. Copies of the certificate of incorporation and bylaws of Chesapeake will be sent to shareholders of Chesapeake and Florida Public Utilities upon request. See “Where You Can Find More Information,” on page [  ]; see also “Comparison of Shareholder Rights” beginning on page [  ].

Authorized and Outstanding Capital Stock

Chesapeake’s authorized capital stock consists of 12,000,000 shares of common stock, par value $0.4867 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share, of which 200,000 shares have been designated as Series A Participating Cumulative Preferred Stock, par value $0.01 per share. As of June 30, 2009, there were 6,870,755 shares of common stock and no shares of preferred stock issued and outstanding, and no shares of common stock were held in Chesapeake’s treasury.

Common Stock

Voting Rights.  Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which Chesapeake shareholders are entitled to vote, the holders of Chesapeake common stock vote together as a class, and every holder of Chesapeake common stock is entitled to cast one non-cumulative vote in person or by proxy for each share of common stock standing in such holder’s name on the books of Chesapeake.

Dividend Rights.  Holders of Chesapeake common stock are entitled to receive dividends or other distributions as declared by the Chesapeake board of directors at its discretion. Chesapeake’s board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.

Conversion; Redemption.  Holders of Chesapeake common stock are not entitled to any conversion rights and such shares are not subject to any redemption provisions.

Preemptive Rights.  Holders of Chesapeake common stock are not entitled to any preemptive rights to subscribe for or otherwise acquire any unissued or treasury shares or other securities of Chesapeake nor are shares of Chesapeake common stock subject to any capital calls or assessments by Chesapeake.

Preferred Stock

Chesapeake’s board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

The Chesapeake board of directors has designated 200,000 authorized shares of preferred stock as “Series A Participating Cumulative Preferred Stock,” par value $0.01 per share, of which no shares are outstanding.

Anti-Takeover Considerations

The DGCL and the Chesapeake certificate of incorporation and bylaws contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change in control of Chesapeake. For a description of the provisions, see the Chesapeake information under “Comparison of Shareholder Rights — Shareholder Rights Plan,” “— Number of Directors; Classification of Board of Directors,” “— Removal of Directors,” “— Voting Rights in an Extraordinary Transaction,” — Business Combination and Control Share Acquisition Statutes,” and “— Amendments to Governing Documents” beginning on page [  ].

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for Chesapeake common stock.

COMPARISON OF SHAREHOLDER RIGHTS

Upon completion of the merger, Florida Public Utilities common shareholders will receive Chesapeake common stock in exchange for their shares of Florida Public Utilities common stock.

•	The rights of Chesapeake shareholders are and will be governed by the DGCL, Chesapeake’s certificate of incorporation and its bylaws.

•	The rights of Florida Public Utilities shareholders are governed by the FBCA, Florida Public Utilities’ restated articles of incorporation (referred to as the articles of incorporation) and its restated by-laws (referred to as the bylaws).

The following is a summary comparison of the respective material rights of holders of Chesapeake common stock and holders of Florida Public Utilities common stock. This summary is qualified in its entirety by reference to the DGCL, the FBCA, the certificate of incorporation and bylaws of Chesapeake, and the articles of incorporation and bylaws of Florida Public Utilities. For a more complete understanding of the rights of Chesapeake and Florida Public Utilities shareholders, including the differences between being a shareholder of Chesapeake and Florida Public Utilities, you should carefully read this entire joint proxy statement/prospectus and the relevant provisions of the DGCL and the FBCA, the certificate of incorporation and bylaws of Chesapeake, and the articles of incorporation and bylaws of Florida Public Utilities, which are incorporated by reference into this joint proxy statement/prospectus. Copies of the certificate of incorporation and bylaws of Chesapeake and the articles of incorporation and bylaws of Florida Public Utilities are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page [  ].

Authorized Capital Stock

Chesapeake

The Chesapeake certificate of incorporation authorizes it to issue up to 12,000,000 shares of common stock, par value $0.4867 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share,

200,000 shares of which have been designated as Series A Participating Cumulative Preferred Stock, par value $0.01 per share.

Florida Public Utilities

The Florida Public Utilities articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, par value $1.50 per share; 11,000 shares of Cumulative Preferred Stock, par value $100 per share, 6,000 shares of which have been designated 4 3/4% Series A Cumulative Preferred Stock and 5,000 shares of which have been designated as 4 3/4% Series B Cumulative Preferred Stock; and 32,500 shares of $1.12 Convertible Preference Stock, Cumulative, par value $20 per share.

Shareholder Rights Plan

Chesapeake

The DGCL does not include a statutory provision expressly validating shareholder rights plans; however, such plans have generally been upheld by decisions of courts applying Delaware law. Chesapeake has in place a shareholder rights plan, referred to in this paragraph as the Plan, that is designed to protect the value of the investment made by its shareholders. Under the Plan, Chesapeake shareholders have the right to purchase from Chesapeake one-fiftieth of a share of Chesapeake Series A Participating Cumulative Preferred Stock, par value $0.01 per share, for each share of Chesapeake common stock, par value $0.4867, owned by the shareholders (referred to in this paragraph as the Right). The Rights are not exercisable until the Distribution Date (as defined in the Plan). Each Right may be exercised at a purchase price of $105 per share, subject to adjustment as provided in the Plan. The issuance of Rights has no dilutive effect, does not affect reported earnings per share, is not taxable to the shareholder, and does not change the way in which Chesapeake’s shares are currently traded.

Florida Public Utilities

Florida Public Utilities does not have a shareholder rights plan.

Number of Directors; Classification of Board of Directors

Chesapeake

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number, in which case a change in the number of directors shall be made only by amendment of the certificate. The DGCL further provides that directors need not be shareholders of the corporation unless the corporation’s certificate of incorporation or bylaws so provide. The certificate of incorporation and bylaws may also prescribe other qualifications for directors.

The Chesapeake certificate of incorporation provides that the number of directors will not be less than 5 nor more than 15, as may be fixed from time to time by the board. Chesapeake currently has 10 directors. After completion of the merger, Chesapeake’s board of directors will consist of 12 directors, of whom 10 will be individuals who were serving as directors of Chesapeake prior to the consummation of the merger and 2 will be designated by Chesapeake and will be individuals who were serving as directors of Florida Public Utilities prior to the consummation of the merger. Chesapeake’s bylaws require directors to be shareholders of Chesapeake.

The DGCL permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.

Pursuant to the Chesapeake certificate of incorporation, the board of directors of Chesapeake is classified, with the board divided into three classes, Class I, Class II and Class III. Each director serves from the time of election and qualification until the third annual meeting following election and until a successor has been elected and qualified or until his or her earlier resignation, disqualification, disablement or removal from office. As a result, approximately one-third of the board positions are up for election each year. The Chesapeake certificate of incorporation provides that the number of directors in each class will be equal to the whole number contained in the quotient arrived at by dividing the number of directors fixed by the Chesapeake board by three and if a fraction is also contained in such quotient and if such fraction is one-third, the extra director will be a member of Class III, and if the fraction is two-thirds, one of the directors will be a member of Class III and the other will be a member of Class II.

Florida Public Utilities

The FBCA provides that a corporation’s board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The FBCA further provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws.

The Florida Public Utilities articles of incorporation provide that, except as may be otherwise fixed or pursuant to the rights of the holders of any class or series of preferred or preference stock, the number of the directors of Florida Public Utilities will be not less than 3 nor more than 9, as may be determined from time to time by the board. Florida Public Utilities currently has 6 directors. The directors need not be shareholders of Florida Public Utilities.

The FBCA permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into one, two or three classes with staggered terms of office, with only one class of directors standing for election each year. In the case of any such election, the FBCA requires that each class be as nearly equal as possible and that any increase or decrease in the number of directors be apportioned among the classes as to make all classes as nearly equal in number as possible.

Pursuant to the Florida Public Utilities articles of incorporation, the board of directors of Florida Public Utilities is classified into three classes with each director serving from the time of election and qualification until the third annual meeting following election and until a successor has been elected and qualified. The articles of incorporation of Florida Public Utilities provide an exception to classification with respect to those directors who may be elected by holders of preferred or preference stock.

Vacancies on the Board

Chesapeake

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Chesapeake bylaws provide that vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause will be filled by a majority of the remaining directors, even though less than a quorum, and such person shall hold office until the next election of the class for which he or she is chosen and until a successor is elected and qualified. The charter of the Chesapeake corporate governance committee provides that any person chosen to fill a vacancy on the board will hold office until the next annual meeting of shareholders.

Florida Public Utilities

The FBCA provides that, unless otherwise provided in the articles of incorporation, vacancies, including vacancies resulting from an increase in the number of directors, be filled by a majority of the remaining directors, although less than a quorum, or by the shareholders.

The Florida Public Utilities bylaws provide that vacancies on the board resulting from death, resignation, removal, disqualification or other cause, or an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, or by the shareholders of Florida Public Utilities at a meeting called for that purposes unless such vacancy has been filled by the directors. Any director elected to fill a vacancy on the board will hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Removal of Directors

Chesapeake

The DGCL provides that, in the absence of cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that in the case of a corporation that has a classified board, directors may be removed from office only for cause, unless the certificate of incorporation provides otherwise.

Chesapeake has a classified board and its certificate of incorporation provides that no director may be removed by the shareholders unless the director to be removed (i) is disabled or incapacitated to such an extent that such director is unable to perform his or her duties as a director, (ii) has been convicted of a felony and such conviction is no longer subject to appeal or (iii) has been adjudged to be liable for misconduct in the performance of his or her duties to Chesapeake and such adjudication is no longer subject to direct appeal.

Florida Public Utilities

The FBCA provides that shareholders may remove a director with or without cause, at a meeting called for that purpose, unless the articles of incorporation provide that any director or the entire board of directors may be removed only for cause. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her.

The Florida Public Utilities articles of incorporation provide that shareholders may, by a vote of at least 70% of the issued and outstanding capital stock entitled to vote, remove any director but only for cause. The Florida Public Utilities articles of incorporation further provide that, except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to Florida Public Utilities in a matter of substantial importance to Florida Public Utilities, and such adjudication is no longer subject to direct appeal.

Quorum for Meetings of Shareholders

Chesapeake

The DGCL generally provides that a quorum for a shareholders meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

The Chesapeake bylaws provide that, except as otherwise provided by law or the certificate of incorporation or elsewhere in the bylaws, at any meeting of shareholders, the holders of a majority of the issued and outstanding stock entitled to vote thereat, either present in person or represented by proxy, will constitute a quorum for the transaction of any business. In the absence of a quorum, the presiding officer of the meeting or the majority of the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting until a quorum is obtained. Even if a quorum exists, the presiding officer of the meeting, for good cause, or the majority of the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting. At the adjourned meeting Chesapeake may transact any business which might have been transacted at the original meeting.

Florida Public Utilities

The FBCA generally provides that a quorum for a shareholders meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the articles of incorporation or the FBCA provides otherwise.

The Florida Public Utilities bylaws provide that, except as otherwise provided in the articles of incorporation, at any meeting of shareholders, the holders of a majority of the issued and outstanding stock entitled to vote thereat, represented in person or by proxy, constitutes a quorum. The holders of a majority of the shares represented, and who would be entitled to vote at a meeting if a quorum were present, where a quorum is not present, may adjourn a meeting.

Voting Rights and Required Vote Generally

Chesapeake

The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. The DGCL further provides that unless a corporation’s certificate of incorporation or bylaws otherwise provides, directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a shareholders meeting at which a quorum is present (i.e., the nominees for director receiving the highest number of affirmative votes, up to the number of directors to be elected, are elected). Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a shareholders meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at a shareholders meeting at which a quorum is present.

Pursuant to the Chesapeake bylaws, in all matters other than the election of directors, the vote of a majority of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before a meeting unless the question is one upon which by express provision of the certificate of incorporation or of the bylaws, or by law, a different vote is required. The Chesapeake bylaws further provide that directors shall be elected, by ballot, by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the election of directors.

Florida Public Utilities

The FBCA provides that unless the articles of incorporation or the FBCA provides otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. The FBCA further provides that unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Pursuant to the FBCA, if a quorum exists, action on a matter (other than the election of directors) by the shareholders is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the FBCA requires a greater number of affirmative votes.

The Florida Public Utilities bylaws provide that except as otherwise provided by the FBCA or the articles of incorporation, when a quorum is present at any meeting a majority of the stock represented at the meeting shall decide any question brought before such meeting. The Florida Public Utilities articles of incorporation provide that except as otherwise provided in the articles of incorporation, or mandatorily provided by the FBCA, a plurality vote of a quorum of any class of stock entitled to vote as a class at any meeting shall govern.

Voting Rights in an Extraordinary Transaction

Chesapeake

The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Although a

Delaware corporation’s certificate of incorporation may provide for a greater vote, the Chesapeake certificate of incorporation does not require a greater vote except that the Chesapeake certificate of incorporation requires the affirmative vote of the holders of at least 75% of the total voting power of all outstanding shares for the approval of a merger or consolidation with, or a sale of substantially all of Chesapeake’s assets or business to, any person that owns or controls 5% or more of the outstanding common shares of Chesapeake if such transaction (i) was not approved by resolution of the Chesapeake board prior to the acquisition of ownership or control of 5% of the outstanding common shares of Chesapeake by such person or (ii) such transaction is between Chesapeake and another corporation 50% or more of the stock of which is owned by Chesapeake.

Florida Public Utilities

The FBCA provides that unless the articles of incorporation or board of directors requires a greater vote, mergers or share exchanges must be approved by a vote of the holders of a majority of all outstanding shares of each class entitled to vote on the transaction. The FBCA further provides that unless the articles of incorporation or board of directors requires a greater vote, sales of substantially all the assets of a corporation must be approved by a vote of the holders of a majority of all outstanding shares without reference to class.

Pursuant to the Florida Public Utilities articles of incorporation, in addition to any affirmative vote required by law or the articles of incorporation and except as otherwise expressly provided in the articles of incorporation:

•	any merger or consolidation of Florida Public Utilities with (a) any interested stockholder or (b) any other corporation (whether or not itself an interested stockholder) which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder or any affiliate of any interested stockholder of assets of Florida Public Utilities having an aggregate fair market value of $1,000,000 or more;

•	the issuance or transfer by Florida Public Utilities (in one transaction or a series of transactions) of any securities of Florida Public Utilities to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Florida Public Utilities proposed by or on behalf of any interested stockholder or any affiliate of any interested stockholder; or

•	any reclassification of securities (including any reverse stock split), or recapitalization of Florida Public Utilities or merger or consolidation of Florida Public Utilities with its subsidiary or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Florida Public Utilities which is directly or indirectly owned by any interested stockholder who was not an interested stockholder on February 15, 1986 or any affiliate of any such interested stockholder;

requires the affirmative vote of the holders of at least 70% of the voting power of the then outstanding shares of voting stock, voting together as a single class. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

The Florida Public Utilities articles of incorporation further provide that the 70% voting requirement specified above shall not be applicable to any such transaction specified above, and such transaction shall require only such affirmative vote as is required by law, any other provisions of the articles of incorporation or any agreement with any national securities exchange, if, in the case of a transaction specified above that does not involve any cash or other consideration being received by Florida Public Utilities shareholders, solely in their respective capacities as Florida Public Utilities shareholders, the transaction has been approved by a majority of the continuing directors or, in the case of any other transaction specified above, the transaction has been approved by a majority of the continuing directors and the following conditions are met:

•	The aggregate amount of the cash and the fair market value, as of the date of the consummation of the transaction, of the consideration other than cash to be received per share by holders of common stock in such transaction shall be at least equal to the highest of the following: (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the interested stockholder for any shares of common stock acquired by it (1) within the two-year period immediately prior to the date of the first public announcement of the proposal of the transaction, or (2) in the transaction in which it became an interested stockholder, whichever is higher; or (b) the fair market value per share of common stock on the date of the first public announcement of the proposal of the transaction or on the date on which the interested stockholder became an interested stockholder, whichever is higher.

•	The aggregate amount of the cash and the fair market value, as of the date of the consummation of the transaction, of the consideration other than cash to be received per share by holders of shares of any other outstanding class of voting stock or any outstanding series thereof if shares of such class are issuable in series shall be at least equal to the highest of the following: (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the interested stockholder for any shares of such class or series of voting stock acquired by it (1) within the two-year period immediately prior to the date of the first public announcement of the proposal of the transaction or (2) in the transaction in which it became an interested stockholder, whichever is higher; (b) the fair market value per share of such class or series of voting stock on the date of the first public announcement of the proposal of the transaction or on the date on which the interested stockholder became an interested stockholder, whichever is higher; or (c) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of voting stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of Florida Public Utilities.

•	The consideration to be received by holders of a particular class of outstanding voting stock or the holders of a particular series of a class thereof if shares of such class are issuable in series shall be in cash or in the same form as the interested stockholder has previously paid for shares of such class or series of voting stock. If the interested stockholder has previously paid for shares of such class or series of voting stock with varying forms of consideration, the form of consideration for such class or series of voting stock shall be either cash or the form used to acquire the largest number of shares of such class or series of voting stock previously acquired by the interested stockholder. The price determined above shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

•	After such interested stockholder has become an interested stockholder and prior to the consummation of such transaction, except as approved by a majority of the continuing directors: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred or preference stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock; and (c) such interested stockholder shall have not become the beneficial owner of any additional shares of voting stock except as part of the transaction which results in such interested stockholder becoming an interested stockholder.

•	After such interested stockholder has become an interested stockholder except as approved by a majority of the continuing directors, such interested stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by Florida Public Utilities, whether in anticipation of or in connection with such transaction or otherwise.

•	A proxy or information statement describing the proposed transaction and complying with the requirements of the Exchange Act shall be mailed to shareholders of Florida Public Utilities at least 30 days prior to the consummation of such transaction (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions).

The following terms used above in this section have the following meanings:

•	“Interested stockholder” means any person (other than Florida Public Utilities or any subsidiary) who or which: (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock; (ii) is an affiliate of Florida Public Utilities and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock; or (iii) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

•	“Continuing director” means any member of the Florida Public Utilities board of directors who is not an affiliate or associate or representative of the interested stockholder and who was a member of the board prior to the time that the interested stockholder became an interested stockholder or on February 15, 1986, and any successor of a continuing director who is not an affiliate or associate or representative of the interested stockholder and is elected or recommended to be elected a director by a majority of continuing directors then on the board.

•	“Fair market value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or, if such stock is listed on a national securities exchange, the highest closing sale price on such exchange during the 30-day period preceding the date in question, or if no such quotations are available, the fair market value on the date in question on a share of such stock as determined by the Florida Public Utilities board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Florida Public Utilities board in good faith.

•	In the event of any transaction specified above which Florida Public Utilities survives, the phrase “consideration, other than cash to be received” as used above includes the shares of common stock and/or the shares of any class or series of outstanding voting stock, retained by the holders of such shares.

Sequestration of Shares

The DGCL provides that the shares of any person in a Delaware corporation may be attached or “sequestered” for debts or other demands. This provision could be used to assert jurisdiction against a non-resident holder of Chesapeake’s shares, thereby compelling the non-resident holder to appear in an action brought in a Delaware court. The FBCA has no comparable provision.

Business Combination and Control Share Acquisition Statutes

Chesapeake

Section 203 of the DGCL is Delaware’s business combination statute. Section 203 is designed to protect publicly traded Delaware corporations, such as Chesapeake, from hostile takeovers, by prohibiting a Delaware corporation from engaging in a “business combination” with a person beneficially owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL.

Chesapeake has not opted out of the protections of Section 203 of the DGCL; however, these provisions do not apply to the merger with Florida Public Utilities.

Florida Public Utilities

The FBCA provides that the voting rights to be accorded control shares, as defined below, of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Florida, and (iii) either more than 10% of its shareholders residing in Florida, more than 10% of its shares owned by Florida residents, or 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the control shares will be granted any voting rights. “Control shares” are defined in the FBCA to be shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: (i) 20% or more but less than 33% of all voting power of the corporation’s voting securities; (ii) 33% or more but less than a majority of all voting power of the corporation’s voting securities; or (iii) a majority or more of all of the voting power of the corporation’s voting securities. These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the FBCA and to which the corporation is a party, or an acquisition of shares previously approved by the board of directors of the corporation. A corporation may “opt out” of these provisions by electing to do so in its articles of incorporation or bylaws.

Florida Public Utilities has not opted out of these provisions; however, these provisions do not apply to the merger with Chesapeake.

Special Meetings of Shareholders

Chesapeake

The DGCL provides that special meetings of the shareholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws. The DGCL does not require that shareholders be given the right to call special meetings.

The Chesapeake bylaws provide that special meetings, unless otherwise provided by law or by the certificate of incorporation, may be called by Chesapeake’s president and shall be called by Chesapeake’s president or secretary at the request in writing of a majority of its board, and not at the request of any other person. Such request must state the purpose or purposes of the proposed meeting.

Florida Public Utilities

The FBCA provides that special meetings may be called by the board of directors, by any person or persons authorized to do so by the articles of incorporation or bylaws and by holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, unless a greater percentage not to exceed 50% is required by the articles of incorporation.

The Florida Public Utilities articles of incorporation and bylaws provide that except as otherwise provided in the articles of incorporation, special meetings may be called by Florida Public Utilities’ chairman of the board, president or any vice president, or upon the written request of a majority of its entire board or whenever the holder or holders of not less than a majority of the capital stock issued and outstanding and entitled to vote thereat shall make application to Florida Public Utilities’ secretary or assistant secretary. Such request must state the purpose or purposes of the proposed meeting.

Amendments to Governing Documents

Chesapeake

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and that the shareholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Chesapeake certificate of incorporation provides that the provisions of the certificate of incorporation summarized, in part, above under “— Number of Directors; Classification of Board of Directors,” “— Removal of Directors,” “— Voting Rights in an Extraordinary Transaction” and “— Shareholder Action by Written Consent” and the provision of the certificate of incorporation summarized in this paragraph may not be repealed or amended unless such repeal or amendment is approved by the affirmative vote of the holders of at least 75% of the total voting power of all outstanding shares of Chesapeake. The Chesapeake certificate of incorporation further provides that except as provided in the preceding sentence, any provision of the certificate of incorporation may be amended, altered, changed or repealed in the manner prescribed by the DGCL.

The DGCL provides that holders of a majority of the voting power of a corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

The Chesapeake certificate of incorporation provides the Chesapeake board with the authority to make, alter, amend and rescind the bylaws subject to the right of the Chesapeake shareholders to alter, amend or rescind the same. The Chesapeake bylaws provide that the bylaws may be altered or repealed at any regular meeting of the shareholders or at any special meeting of the shareholders, provided notice of the proposed alteration or repeal is contained in the notice of such special meeting, by the affirmative vote of the holders of 75% or more of outstanding shares of capital stock entitled to vote at such meeting and present or represented thereat. The Chesapeake bylaws further provide that the Chesapeake board may alter or repeal the bylaws by the affirmative vote of a majority of the entire board at any regular meeting of the board or at any special meeting of the board if notice of the proposed alteration or repeal is contained in the notice of such special meeting.

Florida Public Utilities

The FBCA provides that a corporation’s board of directors may adopt certain minor amendments to a corporation’s articles of incorporation without a shareholder vote. Other proposed amendments to the articles must be submitted to a vote of the shareholders by the board of directors. Unless a greater vote is required by the FBCA, the articles of incorporation, a shareholder adopted bylaw or an action of the board in proposing the amendment, an amendment to the articles of incorporation requiring shareholder action must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights, and for shares entitled to vote as a separate voting group, a greater number of those votes cast favoring the action exceed the votes cast opposing the action provided that a quorum of the voting group is present. The FBCA permits the articles of incorporation or the board of directors to require a greater percentage of affirmative votes for any amendment.

The Florida Public Utilities articles of incorporation provide that except as otherwise provided in the articles of incorporation, Florida Public Utilities may increase or decrease its authorized capital stock or reclassify the same and may amend, alter, change or repeal any provision of the articles of incorporation in the manner prescribed by law. The Florida Public Utilities articles of incorporation further provide that notwithstanding the immediately preceding sentence, the provisions of the articles of incorporation summarized in this paragraph, the provisions of the articles of incorporation summarized, in part, above under “— Voting Rights in an Extraordinary Transaction” and “— Special Meetings of Shareholders” and the provisions of the articles of incorporation relating to shareholder action by written consent may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of at least 70% of the then outstanding shares of voting stock of Florida Public Utilities, voting together as a single class; provided however, that such 70% vote is not required for any alteration, amendment or repeal approved by two-thirds of the entire Florida Public Utilities board of directors and all such directors are continuing directors as defined above under “— Voting Rights in an Extraordinary Transaction.”

The FBCA provides that the directors may amend or repeal the corporation’s bylaws unless (i) the corporation’s articles of incorporation or the FBCA reserve the power to amend the bylaws generally or a particular bylaw provision exclusively to the shareholders, or (ii) the shareholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board may not amend or repeal the bylaws or that bylaw provision. The FBCA further provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

The Florida Public Utilities articles of incorporation vest the power to adopt, alter, amend or repeal the bylaws in the Florida Public Utilities board of directors. The Florida Public Utilities articles of incorporation further provide that bylaws adopted by the Florida Public Utilities board of directors may be repealed or changed, and new bylaws may be adopted by the shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least 70% of the then voting stock of Florida Public Utilities, voting together as a single class. The Florida Public Utilities bylaws provide that the bylaws may be amended, added to, altered or repealed in full or in part at any annual or special meeting of Florida Public Utilities shareholders by vote in either case of at least 70% of the outstanding capital stock entitled to vote, provided that notice of the proposed amendment, addition, alteration or repeal is included in the notice of the meeting, or by the affirmative vote of a majority of the Florida Public Utilities board of directors present at any regular or special meeting of the board, provided notice of the proposed amendment, addition, alteration or repeal is included in the notice of the meeting.

Indemnification of Directors and Officers

Chesapeake

The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful. The DGCL further provides that no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The Chesapeake bylaws provide that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person is or was a director or officer of Chesapeake or is or was serving at the request of Chesapeake as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Chesapeake to the fullest extent permitted by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to such person who has ceased to be a director or officer and shall inure to the benefit of the person’s heirs, executors and administrators. The Chesapeake bylaws further provide that the right to indemnification described in the immediately preceding sentence includes the right to be paid by Chesapeake the expenses incurred in defending any action, suit, or proceeding in advance of its final disposition, subject to the receipt by Chesapeake of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified.

Florida Public Utilities

The FBCA provides that a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The FBCA further provides a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification with regard to a proceeding by or in the right of the corporation is to be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the FBCA, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above in this paragraph, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The Florida Public Utilities bylaws provide that Florida Public Utilities shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers, or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which he shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of Florida Public Utilities, after notice that it involves such indemnification, (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. The Florida Public Utilities bylaws further provide that expenses incurred with respect to any such action, suit or proceeding may be advanced by Florida Public Utilities prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it is ultimately determined that he is entitled to indemnification.

Limitation on Personal Liability of Directors

Chesapeake

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s shareholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

The Chesapeake certificate of incorporation contains a provision eliminating the liability of directors of Chesapeake to the fullest extent permitted under the DGCL.

Florida Public Utilities

The FBCA generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director’s breach of or failure to perform those duties constitutes: (i) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) an unlawful distribution; (iv) in a proceeding by or in the right of the corporation or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

The provisions of the FBCA described above apply to Florida Public Utilities, and there are no additional limitation of liability of director provisions in either the Florida Public Utilities articles of incorporation or bylaws other than those provisions relating to indemnification of directors.

Dividends and Stock Repurchases

Chesapeake

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

Subject to the rights, if any, of the holders of any class or series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends, Chesapeake’s certificate of incorporation places no additional restrictions on the ability of its board of directors to declare dividends or redeem or repurchase shares of its capital stock. The Chesapeake bylaws provide that dividends may be declared by the Chesapeake board of directors at any regular or special meeting, pursuant to law, and that dividends may be paid in cash, in property, or in shares of Chesapeake capital stock, subject to the provisions of the Chesapeake certificate of incorporation. The Chesapeake bylaws further provide that before payment of any dividend, there may be set aside out of any funds of Chesapeake available for dividends such sum or sums as the Chesapeake board from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Chesapeake, or for such other purpose as the Chesapeake board shall think conducive to the interest of Chesapeake, and the Chesapeake board may modify or abolish any such reserve in the manner in which it was created.

Florida Public Utilities

The FBCA provides that, subject to any restrictions in the articles of incorporation, dividends may be paid to holders of a corporation’s capital stock provided no distribution may be made if, after giving it effect, (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy preferential shareholder rights that are superior to those receiving the distribution. Furthermore, the FBCA generally provides that a corporation may acquire its own shares, and a corporation that has shares of any class or series which are registered on a national securities exchange may designate, either in the bylaws or in the resolutions of its board, that shares so acquired by the corporation shall constitute treasury shares.

The Florida Public Utilities articles of incorporation provide that out of any assets of Florida Public Utilities available for dividends remaining after full cumulative dividends upon the Florida Public Utilities preferred stock and preference stock then outstanding shall have been paid, or declared and a sum sufficient for the payment thereof set apart, for all past quarterly dividend periods, and after or concurrently with making payment of or provision for full dividends on the Florida Public Utilities preferred stock and preference stock then outstanding for the current quarterly dividend period, then, and not otherwise, dividends may be paid upon the Florida Public Utilities common stock to the exclusion of the Florida Public Utilities preferred stock and preference stock; provided, however, that so long as any shares of the Florida Public Utilities preferred stock shall be outstanding Florida Public Utilities is not permitted to declare or pay any dividends or make any other distribution to the holders of any shares of its capital stock of any class ranking junior to the Florida Public Utilities preferred stock (other than a dividend payable in capital stock ranking junior to the Florida Public Utilities preferred stock), or purchase or acquire or otherwise retire for a consideration (otherwise than from the proceeds of new financing through the issuance and sale of any shares of any class of stock of Florida Public Utilities ranking junior to the Florida Public Utilities preferred stock) any shares of its capital stock of any class ranking junior to the Florida Public Utilities preferred stock (a) if the aggregate amount so paid, distributed and/or applied would exceed the aggregate of the net income of Florida Public Utilities available for dividends on its capital stock ranking junior to the Florida Public Utilities preferred stock, or (b) if the sum of the amount of capital represented by such capital stock ranking junior to the Florida Public Utilities preferred stock and of the surplus accounts of Florida Public Utilities are at the time below, or will as a result of such dividend or other distribution or such purchase, acquisition or other retirement of stock be reduced more than $50,000 below, the aggregate amount payable upon involuntary dissolution to the holders of Florida Public Utilities preferred stock and of any class of stock ranking on a parity with or prior to the Florida Public Utilities preferred stock at the time issued and outstanding. The Florida Public Utilities articles of incorporation further provide that net income of Florida Public Utilities for the purpose of the preceding sentence means gross earnings of Florida Public Utilities less all proper deductions for operating expenses, taxes, interest charges and other appropriate items, including provision for maintenance and for retirement or depreciation determined in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises or in absence thereof in accordance with sound accounting practice; provided, however, that in determining the net income of Florida Public Utilities for the purposes of this paragraph no deduction or adjustment is permitted to be made for or in respect of (i) expenses in connection with the redemption or retirement of any securities issued by Florida Public Utilities, including any amount paid in excess of the principal amount or par or stated value of securities redeemed or retired and, in the event that such redemption or retirement is effected with the proceeds of sale of other securities of Florida Public Utilities, interest or dividends on the securities redeemed or retired from the date on which the funds required for such redemption or retirement are deposited in trust for such purpose to the date of redemption or retirement, (ii) profits or losses from sales of public utility property or other capital assets, or taxes on or in respect of any such profits or (iii) amortization or elimination of utility plant adjustment accounts or other intangibles. The Florida Public Utilities articles of incorporation also provide that the Florida Public Utilities board of directors has the authority from time to time to set apart out of any assets of Florida Public Utilities otherwise available for dividends a reserve or reserves as working capital or for any other proper purpose or purposes, and to reduce, abolish or add to any such reserve or reserves from time to time as the board may deem to be in the interests of Florida Public Utilities; and the board likewise has power to determine in its discretion what part of the assets of Florida Public Utilities available for dividends in excess of such reserve or reserves shall be declared as dividends and paid to the Florida Public Utilities shareholders.

Dissenters’ or Appraisal Rights

Chesapeake

Under the DGCL, a shareholder of a Delaware corporation such as Chesapeake who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the shareholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

Under the DGCL, appraisal rights are not available in the merger for Chesapeake shareholders.

Florida Public Utilities

The FBCA provides that appraisal rights are available in connection with, (a) the consummation of a conversion or plan of merger that requires a shareholder vote, (b) consummation of a share exchange under which the corporation’s shares will be acquired that requires a shareholder vote, (c) a sale or exchange of all, or substantially all, of the assets of a corporation upon which shareholders are entitled to vote, (d) an amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and if the amendment may adversely affect the rights or preferences of the shareholder, or (e) any corporate action, to the extent the articles of incorporation provided that a shareholder is entitled to dissent and obtain payment for his shares. Unless otherwise provided in the articles of incorporation, no appraisal rights are available in connection with a conversion, plan of merger, share exchange or a proposed sale or exchange of property to holders of shares of any class or series that is (i) listed on a national securities exchange, (ii) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (iii) held of record by not fewer than 2,000 shareholders and having a market value of at least $10,000,000.

Under the FBCA, appraisal rights are not available in the merger for Florida Public Utilities shareholders.

Record Date for Determining Shareholders Entitled to Vote

Chesapeake

As permitted under the DGCL, the Chesapeake bylaws provide that in order that Chesapeake may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date will not be more than 60 nor less than 10 days before the date of such meeting. The Chesapeake bylaws further provide that if no record date is fixed, the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Pursuant to the Chesapeake bylaws, when a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided in this paragraph, such determination shall apply to any adjournment thereof; provided, however, that the Chesapeake board of directors may fix a new record date for the adjourned meeting.

Florida Public Utilities

As permitted by the FBCA, the Florida Public Utilities bylaws provide that the Florida Public Utilities board of directors may fix a day not more than 60 days prior to the holding of any shareholder meeting as a day as of which stockholders of record entitled to notice of and to vote at such meeting shall be determined, and only stockholders of record on such day shall be entitled to notice of or to vote at such meeting.

Notice of Shareholder Meetings

Chesapeake

As permitted under the DGCL, the Chesapeake bylaws provide that written notice of an annual or special meeting must be served upon or mailed to each shareholder entitled to vote at such meeting at least 10 but not more than 60 days prior to the meeting. Such notice must state the location, date and hour of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting.

Florida Public Utilities

The FBCA provides that a corporation must notify shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 or more than 60 days before the meeting date. The Florida Public Utilities bylaws provide that notice of each shareholders’ meeting, stating the date, time and place, and in the case of special meetings the objects for which such meeting is called, must be given by Florida Public Utilities’ secretary or assistant secretary by mail to each shareholder of record entitled to vote thereat at least 10 days prior to the date of the meeting, and the person giving such notice must make affidavit in relation thereto. The Florida Public Utilities bylaws further provide that any meeting at which every shareholder entitled to vote is present either in person or by proxy, or of which those not present have waived notice in writing, or at which shareholders who hold four-fifths of the stock entitled to vote are present however called or notified, and shall sign a written consent thereto on the records of the meeting, shall be a legal meeting for the transaction of business, notwithstanding that notice has not been given as provided above.

Advance Notice of Shareholder Nominations for Directors and Shareholder Proposals

Chesapeake

Under the Chesapeake bylaws, for any business (other than the nomination of directors) to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of Chesapeake. To be timely, a shareholder’s notice must be received at the principal executive offices of Chesapeake not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting; provided however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than the close of business on the later of the 60th day prior to the date of such annual meeting or, if notice of the meeting is mailed or the first public announcement of the date of such annual meeting is made less than 75 days prior to the date of such annual meeting, the 15th day following the date on which such notice is mailed or such public announcement of the date of such meeting is first made by Chesapeake, whichever occurs first. A shareholder’s notice to the secretary must set forth the following information, and must include a representation as to the accuracy of the information: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of Chesapeake that are directly or indirectly, owned beneficially and/or of record by the shareholder, (d) any option, warrant, convertible, security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Chesapeake or with a value derived in whole or in part from the value of any class or series of shares of Chesapeake, whether or not the instrument or right is subject to settlement in the underlying class or series of capital stock of Chesapeake or otherwise, each of the foregoing being a derivative instrument, that is directly or indirectly owned beneficially by the shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Chesapeake, (e) any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder has a right to vote or has granted a right to vote any shares of any security of Chesapeake, (f) any short interest in any security of Chesapeake, (g) any rights to dividends on the shares of Chesapeake owned beneficially by the shareholder that are separated or separable from the underlying shares of Chesapeake, (h) any proportionate interest in shares of Chesapeake or derivative instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity, (i) any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any increase or decrease in the value of shares of Chesapeake or derivative instruments, if any, (j) any arrangement, rights or other interests described in subsections (c) through (i) above held by members of such shareholder’s immediate family sharing the same household, (k) any other information related to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, (l) any material interest of the shareholder in such business, (m) a description of any arrangements and understandings between such shareholder and any other person or persons in connection with the proposal of such business by such shareholder, and (n) any other information as reasonably requested by Chesapeake.

The Chesapeake bylaws provide that nominations for the election of Chesapeake directors by shareholders must be in writing, and in the form prescribed below, and will be effective when delivered by hand or received by registered first-class mail, postage prepaid, by Chesapeake’s secretary not less than 14 days nor more than 80 days prior to any meeting of the shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to shareholders, such writing must be received by Chesapeake’s secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to shareholders. Nominations by shareholders must be in the form of a notice that sets forth (a) as to each nominee (i) the name, age, business address and, if known, residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the information described in clauses (c) through (j) in the preceding paragraph as it relates to the nominee, (iv) the consent of the nominee to serve as a director if so elected, (v) a description of all arrangements or understandings between the shareholder and the nominee, (vi) a description of all arrangements or understandings between the shareholder and any other person or persons pursuant to which the nomination is to be made by the shareholder, and (vii) any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Regulation 14A under the Exchange Act, and (b) as to the shareholder giving the notice (i) the name and address, as they appear on Chesapeake’s books, of such shareholder, (ii) the information described in clauses (c) through (j) in the preceding paragraph, and (iii) and any other information as reasonably requested by Chesapeake. Such shareholder notice must include a representation as to the accuracy of the information set forth in the notice. In addition, each nominee must complete and sign a questionnaire, in a form provided by Chesapeake, to be submitted with the shareholder’s notice, that inquires as to, among other things, the nominee’s independence and director eligibility.

Florida Public Utilities

The Florida Public Utilities bylaws provide that for any nominations of a candidate for election as a director or other business to be properly brought before any meeting, annual or special, by a shareholder, the shareholder must have given timely notice thereof in writing to Florida Public Utilities’ secretary. In the case of an annual meeting, such notice must be given not less than 90 nor more than 120 days prior to anniversary of the last annual meeting of shareholders; provided, however, that in the event that the annual meeting date is changed by more than 30 days from the anniversary of the last annual meeting, and Florida Public Utilities provides less than 100 days notice (or prior public disclosure) of such changed date, to be timely, notice of a proposal delivered by the shareholder must be received by the secretary not later than the close of business on the 10th day following the day on which Florida Public Utilities gives such notice (or makes such public disclosure). In the case of a special meeting, to be timely, notice by a shareholder must be given not more than 10 days immediately following the date on which Florida Public Utilities gives notice of such special meeting. The Florida Public Utilities bylaws further provide that a shareholder’s notice must set forth: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws or articles of incorporation of Florida Public Utilities, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on Florida Public Utilities’ books, and of such beneficial owner, (ii) the class or series and number of shares of stock of Florida Public Utilities held of record and beneficially by such shareholder and such beneficial owner and any option, warrant, convertible security, stock appreciation right, or other derivative instrument held by such person(s), (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such shareholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such beneficial owner, with respect to shares of stock of Florida Public Utilities, (v) the name in which all such shares of stock are registered on the stock transfer books of Florida Public Utilities, (vi) a representation that the shareholder is a holder of record of stock of Florida Public Utilities entitled to vote at such meeting and that the shareholder (or a qualified representative of the shareholder) intends to appear at the meeting in person to submit the business or nomination specified in such notice, (vii) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Florida Public Utilities’ outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from shareholders in support of such proposal or nomination, and (viii) all other information relating to the proposed business or nomination which may be required to be disclosed under applicable law. The Florida Public Utilities bylaws provide that a shareholder seeking to submit such business or nomination at the meeting must promptly provide any other information reasonably requested by Florida Public Utilities. The Florida Public Utilities bylaws deem the foregoing notice requirements to be satisfied by a shareholder with respect to business other than a nomination if the shareholder has notified Florida Public Utilities of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by Florida Public Utilities to solicit proxies for such annual meeting. The Florida Public Utilities bylaws allow it to require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Florida Public Utilities.

Shareholder Inspection of Corporate Records

Chesapeake

The DGCL provides any shareholder with the right to inspect the corporation’s stock ledger, shareholder lists and other books and records for a purpose reasonably related to the person’s interest as a shareholder. A complete list of the shareholders entitled to vote at a shareholders meeting must be available for shareholder inspection at least 10 days before the meeting. In addition to the inspection rights granted under the DGCL, the Chesapeake bylaws provide that at least ten days before every meeting of the shareholders, Chesapeake’s secretary will prepare a complete list of the shareholders entitled to vote at said meeting, arranged in alphabetical order, with the residence of each and the number of voting shares held by each. Such list will be open for 10 days to examination by any shareholder for any purpose germane to the meeting during regular business hours at the place where the meeting is to be held, or at such other place within the city in which the meeting is to be held as shall be specified in the notice of the meeting, and also will be produced and kept at the time and place of the meeting, during the whole time thereof, and may be inspected by any shareholder who is present.

Florida Public Utilities

The FBCA provides that if the shareholder gives the corporation written notice of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy such records, a shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office: (i) the corporation’s articles or restated articles of incorporation and all amendments to them currently in effect; (ii) the corporation’s bylaws or restated bylaws and all amendments to them currently in effect; (iii) resolutions adopted by the corporation’s board of directors creating one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding; (iv) the minutes of all shareholders’ meetings and records of all action taken by shareholders without a meeting for the past 3 years; (v) written communications to all shareholders generally or all shareholders of a class or series within the past 3 years, including the financial statements furnished for the past 3 years required under the FBCA; (vi) a list of the names and business street addresses of the corporation’s current directors and officers; and (vii) the corporation’s most recent annual report delivered to the Florida Department of State pursuant to the FBCA. The FBCA also provides that if the shareholder gives the corporation written notice of his or her demand at least 5 business days before the date on which he or she wishes to inspect and copy such records, a shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office: (a) excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting; (b) accounting records of the corporation; (c) the record of shareholders; and (d) any other books and records; provided, however, that a shareholder is entitled to inspect and copy those records only if: (x) the shareholder’s demand is made in good faith and for a proper purpose; (y) the shareholder describes with reasonable particularity his or her purpose and the records he or she desires to inspect; and (z) the records are directly connected with the shareholder’s purpose.

Interested Director Transactions

Chesapeake

The DGCL generally permits transactions involving a corporation and an interested director of that corporation if: (i) the material facts as to the director’s relationship or interest and as to the transaction are disclosed or are known to the board of directors or a committee thereof, and the board of directors or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors represent less than a quorum; (ii) the material facts as to the director’s relationship or interest and as to the transaction are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (iii) the transaction is fair to the corporation. The DGCL allows loans to officers and employees whenever, in the judgment of the directors, such loan may reasonably be expected to benefit the corporation.

Florida Public Utilities

The FBCA generally permits transactions involving a corporation and an interested director of that corporation if: (i) the fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors on the board or the committee; (ii) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by the affirmative vote of a majority of the shares entitled to vote; or (iii) the contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the board, a committee or the shareholders. The FBCA also allows loans to officers, directors and employees whenever, in the judgment of the board of directors, such loan may reasonably be expected to benefit the corporation.

LEGAL MATTERS

Prior to the date this registration statement becomes effective, Baker & Hostetler LLP will provide an opinion regarding the validity of the Chesapeake common stock to be issued to Florida Public Utilities shareholders in the merger. Prior to the date this registration statement becomes effective, Chesapeake and Florida Public Utilities will have received a written opinion from Baker & Hostetler LLP to the effect that, for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code. It is also a condition to the completion of the merger that Baker & Hostetler LLP confirm its tax opinion as of the closing date of the merger.

EXPERTS

The consolidated financial statements and schedule of Chesapeake and its subsidiaries as of December 31, 2007 and 2008, and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference in this joint proxy statement/prospectus from the Chesapeake Annual Report for the year ended December 31, 2008 on Form 10-K filed March 9, 2009, in reliance upon the reports of Beard Miller Company LLP, an independent registered public accounting firm, also incorporated by reference in this joint proxy statement/prospectus, given on the authority of said firm as an expert in accounting and auditing.

The consolidated financial statements of Chesapeake and its subsidiaries for the year ended December 31, 2006, before the effects of the adjustments to retrospectively reflect the discontinued operations described in Note B (not separately included or incorporated by reference in this joint proxy statement/prospectus) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The adjustments to those financial statements to retrospectively reflect the discontinued operations described in Note B have been audited by Beard Miller Company LLP, an independent registered public accounting firm. The consolidated financial statements of Chesapeake and its subsidiaries for the year ended December 31, 2006 have been incorporated by reference in this joint proxy statement/prospectus from the Chesapeake Annual Report on Form 10-K for the year ended December 31, 2008 filed March 9, 2009, in reliance upon the reports of (i) PricewaterhouseCoopers LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively reflect the discontinued operations described in Note B and (ii) Beard Miller Company LLP solely with respect to the adjustments to those financial statements to retrospectively reflect the discontinued operations described in Note B, also incorporated by reference in this joint proxy statement/prospectus, given on the authority of said firms as experts in accounting and auditing.

The consolidated financial statements of Florida Public Utilities as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

Chesapeake

Pursuant to regulations issued by the SEC, to be considered for inclusion in Chesapeake’s proxy statement for presentation at Chesapeake’s 2010 Annual Meeting of Shareholders, all shareholder proposals must be received by Chesapeake at its principal executive offices on or before the close of business on November 30, 2009. If a shareholder notifies Chesapeake after November 30, 2009 of an intent to present a proposal at the 2010 Annual Meeting of Shareholders, Chesapeake will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials. Written proposals should be directed to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

In addition to these SEC rules, under the Chesapeake bylaws a shareholder wishing to bring an item of business before the 2010 Annual Meeting of Shareholders must provide timely notice in writing to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904. To be timely, the shareholder’s notice must be received by at least 60 days but not more than 90 days prior to the anniversary date of the 2009 Annual Meeting of Shareholders. The Chesapeake bylaws also provide for certain requirements in the event the 2010 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after such anniversary date. A shareholder’s notice to the Corporate Secretary must contain the information set forth in the Chesapeake bylaws. This information includes, but is not limited to, a description of the business to be brought before the meeting, “Ownership and Rights Information” (as described in the Chesapeake bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. The shareholder is also required to include a representation as to the accuracy of the information that is being provided.

Chesapeake will consider all shareholder nominations for directors provided that each such nomination complies with the provisions of the Chesapeake bylaws and the charter of the Chesapeake corporate governance committee. Chesapeake’s Corporate Secretary must receive (at the address above) director nominations by shareholders not less than 14 days nor more than 80 days prior to the 2010 Annual Meeting of Shareholders. Each nomination must be in writing and must include:

•	As to each nominee:

•	name, age, business address and, if known, residential address;

•	principal occupation or employment;

•	number of shares of Chesapeake stock beneficially owned;

•	“Ownership and Rights Information” (as described in the Chesapeake bylaws);

•	consent to serve as a director of Chesapeake if elected;

•	description of all arrangements or understandings between (i) the shareholder and the nominee, and (ii) any other person(s) pursuant to which the nomination is to be made;

•	a questionnaire that inquires as to, among other things, the nominee’s independence and eligibility; and

•	any other information required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Schedule 14A under the Exchange Act.

•	As to the shareholder making the nomination:

•	name and address as they appear on Chesapeake’s books;

•	other information as requested by Chesapeake;

•	representation of the accuracy of the information in the notice; and

•	“Ownership and Rights Information” (as described in the Chesapeake bylaws).

The Chesapeake corporate governance committee will consider a recommendation from a shareholder only if the information specified above is complete. The committee will consider several factors prior to recommending a candidate for inclusion in the Chesapeake board of director’s slate of recommended director nominees for election by the shareholders. Generally, the committee will consider the existing size and composition of the board of directors, evaluate biographical information and other background material, and conduct an interview of each candidate selected. The committee will apply any director selection criteria adopted by the committee based on Chesapeake’s circumstances at the time. The committee will also apply the criteria set forth in Chesapeake’s corporate governance guidelines. This criteria relates to a candidate’s character, judgment, business experience or professional background, knowledge of Chesapeake’s business, community involvement, and availability and commitment to carry out the responsibilities as a director of Chesapeake (directors may not be directors of more than two public companies in addition to Chesapeake), as well as the candidate’s independence under applicable regulations and listing standards. The specific director selection criteria include, but may not in all instances be limited to, the following:

•	leadership in a particular field of expertise;

•	education or experience that enables the exercise of sound business judgment;

•	background or experience that enables differing points of view;

•	willingness to listen and work in a collegial manner;

•	knowledge, experience and skills that enhance the mix of the board’s core competencies; and

•	professional achievement generally through service as a principal executive of a major company; distinguished member of academia; partner in a law firm or accounting firm; successful entrepreneur; or similar position of significant responsibility.

Chesapeake’s corporate governance committee does not assign specific weights to these criteria, and not all of the criteria are necessarily applicable to all prospective nominees. Chesapeake believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow its board of directors to fulfill its responsibilities.

Chesapeake’s Annual Meeting of Shareholders is generally held during the first week of May. It is anticipated that the 2010 Annual Meeting of Shareholders will be held on or around [          ], 2010.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Florida Public Utilities

Florida Public Utilities held its 2009 annual meeting of shareholders on May 12, 2009. In light of the expected timing of the effectiveness of the merger, Florida Public Utilities does not currently expect to hold an annual meeting of its shareholders in 2010.

If Florida Public Utilities holds an annual meeting of shareholders in 2010, any shareholder who wishes to propose a matter for consideration at such annual meeting must submit the proposal in writing to Florida Public Utilities Company, 401 South Dixie Highway, West Palm Beach, Florida 33401, Attention: Secretary. To be eligible under Rule 14a-8 of the Exchange Act for inclusion in the annual meeting proxy statement, a proposal must be received no later than the 120th calendar day before the anniversary of the date on which the

2009 annual meeting proxy statement was released to shareholders (or if the annual meeting date has changed by more than 30 days, a reasonable time before Florida Public Utilities begins to print and mail its proxy statement).

In addition to these SEC rules, the Florida Public Utilities bylaws require advance notice of business to be brought before a shareholders’ annual meeting, including nominations of persons for election as directors. Shareholder proposals intended to be presented at Florida Public Utilities’ 2010 annual meeting of shareholders must be received by Florida Public Utilities by December 4, 2009 for inclusion in Florida Public Utilities’ proxy statement and form of proxy card for that meeting. For any nominations of a candidate for election as a director or other business to be properly brought by a shareholder before the annual meeting, the shareholder must have given timely notice thereof in writing to Florida Public Utilities’ Secretary. Pursuant to the Florida Public Utilities bylaws, notice must be given not less than 90 days nor more than 120 days prior to anniversary of the 2009 annual meeting of shareholders. For director nominations, the notice must include the information required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Exchange Act and such other matters as are specified in the Florida Public Utilities bylaws. For other business, the notice must include a description of the proposed business, the reasons therefore, and other matters specified in the Florida Public Utilities bylaws. These time limits also apply in determining whether notice is timely for purposes of rules adopted by SEC relating to the exercise of discretionary voting authority.

WHERE YOU CAN FIND MORE INFORMATION

Chesapeake filed a registration statement on Form S-4 on July 24, 2009, to register with the SEC the Chesapeake common stock to be issued to Florida Public Utilities shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Chesapeake in addition to being a proxy statement/prospectus of Chesapeake and Florida Public Utilities for their respective meetings. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Chesapeake and Chesapeake’s capital stock. The rules and regulations of the SEC allow Chesapeake and Florida Public Utilities to omit certain information included in the registration statement from this joint proxy statement/prospectus. The registration statement is available for inspection and/or copying as set forth below.

Chesapeake and Florida Public Utilities file annual, quarterly and current reports, proxy statements and other information in accordance with the Exchange Act with the SEC. You may read and copy any reports, proxy statements or other information filed by Chesapeake and Florida Public Utilities with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

You may also inspect annual, quarterly and current reports, proxy statements and other information about Chesapeake at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Chesapeake and Florida Public Utilities to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Chesapeake and Florida Public Utilities have previously filed with the SEC. These documents contain important business and financial information about Chesapeake and Florida Public Utilities that is not included in or delivered with this joint proxy statement/prospectus.

Chesapeake SEC Filings
(File No. 001-11590)	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Current Reports on Form 8-K	Filed on March 9, 2009, April 20, 2009 and May 4, 2009
Proxy Statement on Schedule 14A	Filed on March 27, 2009

Florida Public Utilities SEC Filings
(File No. 001-10608)	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Current Reports on Form 8-K	Filed on March 2, 2009, March 16, 2009, March 17, 2009, April 20, 2009 and May 14, 2009
Proxy Statement on Schedule 14A	Filed on April 6, 2009

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

This joint proxy statement/prospectus also incorporates by reference all additional documents that may be filed by Chesapeake and Florida Public Utilities with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Chesapeake special meeting and the date of the Florida Public Utilities special meeting, as applicable. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than portions of those documents not deemed to be filed).

Chesapeake has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Chesapeake, and Florida Public Utilities has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Florida Public Utilities.

Chesapeake and Florida Public Utilities shareholders can obtain any document incorporated by reference in this joint proxy statement/prospectus from the companies without charge, excluding all exhibits unless the exhibits have been specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Chesapeake Utilities Corporation
909 Silver Lake Boulevard
Dover, Delaware 19904
Attention: Corporate Secretary
(888) 742-5275

Florida Public Utilities Company
401 South Dixie Highway
West Palm Beach, Florida 33401
Attention: Secretary
(800) 427-7712

If you would like to request documents, please do so by [          ], 2009, in order to receive them before your special meeting. You may also obtain these documents from Chesapeake’s and Florida Public Utilities’ respective websites at www.chpk.com or www.fpuc.com or at the SEC’s website at www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering the company’s name in the field.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Chesapeake and Florida Public Utilities have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. This joint proxy statement/prospectus is dated [          ], 2009. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Chesapeake and Florida Public Utilities shareholders nor the issuance of Chesapeake common stock in the merger create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER
among
CHESAPEAKE UTILITIES CORPORATION,
CPK PELICAN, INC.
and
FLORIDA PUBLIC UTILITIES COMPANY
April 17, 2009

A-i

A-ii

A-iii

Page

Section 10.4	Entire Agreement	A-46
Section 10.5	Amendments	A-46
Section 10.6	Governing Law	A-46
Section 10.7	Counterparts	A-46
Section 10.8	Headings	A-46
Section 10.9	Interpretation; Certain Definitions	A-46
Section 10.10	Waivers	A-48
Section 10.11	Incorporation of Disclosure Schedules and Exhibits	A-48
Section 10.12	Severability	A-48
Section 10.13	Enforcement of Agreement	A-48

A-iv

INDEX OF DEFINED TERMS

Term	Section

Actions	3.8
Agreement	Preamble
Amex	3.6(b)
Antitrust Laws	7.4(c)
Applicable Laws	3.5(a)
Articles of Merger	1.3
Assessments	7.5(b)
Baird	4.17
Blue Sky Approvals	4.6(b)
Cash Payment	2.2
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	7.3(a)
Company Benefit Plans	3.11(a)
Company Common Stock	Recitals
Company Consents	3.6(b)
Company Disclosure Schedule	Article 3
Company FPSC Approval	3.6(b)
Company Material Contracts	3.22(a)
Company Notice of Adverse Recommendation Change	7.3(a)
Company Permits	3.5(b)
Company Preference Stock	3.3
Company Preferred Stock	3.3
Company Reports	3.7(a)
Company Series A Preferred Stock	3.3
Company Series B Preferred Stock	3.3
Company Stockholder Approval	3.21
Company Stockholders Meeting	7.3(a)
Company Superior Proposal	7.2
Company Takeover Proposal	7.2
Confidentiality Agreement	7.5(c)
Cut-off Time	3.3
DPSC	4.6(b)
Easement	3.24(c)
Effective Time	1.3
Environmental Claim	3.13(c)
Environmental Law	3.13(c)
Environmental Liabilities	3.13(c)
Environmental Permits	3.13(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(b)

A-v

Term	Section

Exchange Act	3.6(b)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.9(a)
Expenses	7.9
FBCA	1.1
FERC	3.6(b)
Form S-4	7.1
FPSC	3.6(b)
GAAP	3.6(c)
Governmental Entity	3.15
Hazardous Material	3.13(c)
HSR Act	3.6(b)
Houlihan Lokey	3.17
Intellectual Property	3.14
Joint Proxy Statement/Prospectus	7.1
Letter of Transmittal	2.2
Liens	3.24(a)
Material Adverse Effect	10.9(f)
Measurement Price	2.5(b)
Merger	1.1
Merger Consideration	1.9(a)
Merger Sub	Preamble
MPSE	4.6(b)
NYSE	2.5(b)
NYSE Approval	4.6(b)
Orders	3.15
Parent	Preamble
Parent Benefit Plans	4.11
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article 4
Parent Equity Awards	4.3
Parent Material Contracts	4.22(a)
Parent Permits	4.5(b)
Parent Preferred Stock	4.3
Parent Reports	4.7(a)
Parent Share Repurchase	6.1
Parent Stockholder Approval	4.21
Parent Stockholders Meeting	7.3(b)
parties	Preamble
Permitted Liens	10.9(i)
Power Act	3.6(b)
Returns	3.10(a)
Rights Agreement	4.3

A-vi

Term	Section

Sarbanes-Oxley Act	3.7(c)
SEC	3.7(a)
Securities Act	3.7(a)
Share Issuance	4.2
Shares	1.9(a)
Specified Consents	4.6(b)
Subsidiary	10.9(g)
Surviving Corporation	1.1
Takeover Statute	3.23
tax(es)	10.9(h)
Termination Date	9.2(a)
Termination Fee	9.5(a)
to the knowledge of	10.9(e)
Treasury Regulations	Recitals
Utility Approvals	4.6(b)

A-vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 17, 2009 (this “Agreement”), is among Chesapeake Utilities Corporation, a Delaware corporation (“Parent”), CPK Pelican, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Florida Public Utilities Company, a Florida corporation (the “Company” and collectively with Parent and Merger Sub, the “parties”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that a business combination between Parent and the Company is fair to and in the best interests of their respective stockholders and presents a unique opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect a business combination upon the terms and subject to the conditions set forth in this Agreement, have approved this Agreement and have declared this Agreement and the Merger advisable;

WHEREAS, in furtherance of the foregoing, the Board of Directors of each of Parent, the Company and Merger Sub has approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which each share of common stock, par value $1.50 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of common stock, par value $0.4867 per share, of Parent (the “Parent Common Stock”) as set forth in Section 1.9, other than the Company Common Stock owned or held directly or indirectly by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned Subsidiaries); and

WHEREAS, for federal income tax purposes, it is intended by the parties that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), and (ii) this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the Florida Business Corporation Act (the “FBCA”) and this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.2  The Closing.  Upon the terms and subject to the conditions set forth in Article 8, the closing of the Merger (the “Closing”) shall take place on the first business day following the satisfaction or waiver (subject to Applicable Laws) of the conditions (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) set forth in Article 8, unless this Agreement has been previously terminated pursuant to its terms or unless another date is agreed to in writing by the parties (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Baker & Hostetler LLP, Suntrust Center, Suite 2300, 200 South Orange Avenue, Orlando, Florida 32801, unless another place is agreed to in writing by the parties.

Section 1.3  Effective Time.  At the Closing, the parties shall file articles of merger (the “Articles of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the

FBCA. The Merger shall become effective at the time of filing of the Articles of Merger with the Department of State of the State of Florida in accordance with the FBCA or at such later time as the Company and Parent shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4  Effects of Merger.  At and after the Effective Time, the Merger shall have the effects specified herein and in the FBCA. As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

Section 1.5  Articles of Incorporation of the Surviving Corporation.  As of the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, provided, however, that the articles of incorporation of the Surviving Corporation shall be amended in the Merger to provide that the Surviving Corporation shall have the name “Florida Public Utilities Company.”

Section 1.6  Bylaws of the Surviving Corporation.  As of the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, provided, however, that such bylaws shall be amended to reflect the change of the name of the Surviving Corporation as contemplated by Section 1.5.

Section 1.7  Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.8  Officers of the Surviving Corporation.  The officers of the Surviving Corporation from and after the Effective Time shall be those persons with the corresponding titles as set forth in Exhibit 1.8 hereto, until their successors shall be elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.9  Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled without payment of any consideration therefor pursuant to Section 1.9(c)) (the “Shares”) shall be converted into the right to receive 0.405 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable Parent Common Stock (the “Merger Consideration”).

(b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive (i) the Merger Consideration payable in respect of such shares of Company Common Stock, (ii) any dividends pursuant to Section 2.3 and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock pursuant to Section 2.5.

(c) At the Effective Time, each share of Company Common Stock issued and held in the Company’s treasury and each share of Company Common Stock issued and owned immediately prior to the Effective Time by Merger Sub or Parent (or any of their respective direct or indirect wholly owned Subsidiaries) shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Prior to the Effective Time, each issued and outstanding share of Company Preferred Stock shall be redeemed in accordance with Section 7.20.

Section 1.10 Change in Shares.  If, between the date of this Agreement and the Effective Time (and to the extent permitted by Section 6.1 or 6.2, as the case may be), the outstanding shares of Company Common Stock or Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case by reason of any reclassification, recapitalization, subdivision, stock split, reorganization, combination, contribution or exchange of shares, or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio and any other number or amount contained herein which is based upon the price of Parent Common Stock, including the Measurement Price, or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, shall be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2

EXCHANGE OF SHARES

Section 2.1  Exchange Fund.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.9. Parent agrees to make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends pursuant to Section 2.3. All cash in lieu of fractional shares and certificates for shares of Parent Common Stock, together with any dividends with respect thereto, deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2  Exchange Procedures.  Promptly (and in any event no more than three business days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent, and which shall be in such form and have such other provisions as Parent and the Company may reasonably agree and (ii) instructions for effecting the surrender of the Shares in exchange for the Merger Consideration. Upon surrender of the Shares to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.9 and/or (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, consisting of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5 and any unpaid dividends pursuant to Section 2.3 (collectively, “Cash Payment”). No interest will be paid or accrued on any Cash Payment. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration and any Cash Payment to which such holder is entitled may be issued and paid to such a transferee if the Shares representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.3  Dividends with Respect to Unexchanged Shares.   Notwithstanding any other provision of this Agreement, no dividends declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Shares that have not been surrendered to the Exchange Agent by such holder in accordance with Section 2.2 with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon such surrender of such Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5 until, in each case, such holder surrenders such Shares in accordance with Section 2.2. Subject to the effect of Applicable Laws, following the surrender of any such Shares, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to surrender of such Shares and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

Section 2.4  No Further Ownership Rights or Claims Relating to Company Common Stock.  All Merger Consideration issued and any cash paid upon conversion of shares of Company Common Stock pursuant to Article 1 and this Article 2 shall be deemed to have been issued and paid in exchange for, and in full satisfaction of, all rights pertaining to such shares of Company Common Stock and any claims for, relating to or arising out of shares of Company Common Stock or ownership thereof.

Section 2.5  No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of the Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b) Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the closing prices for a share of Parent Common Stock as reported on the New York Stock Exchange (the “NYSE”) Composite Transactions Tape for the 15 trading days ending on the third trading day immediately preceding the Closing Date (the “Measurement Price”). Such payment of cash consideration is in lieu of fractional shares of Parent Common Stock.

(c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests pursuant to Section 2.5(b), the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.6  Dividends with Respect to Company Common Stock.  At or after the Effective Time, Parent or the Surviving Corporation shall pay from funds on hand at the Effective Time any dividends with a record date prior to the Effective Time that may have been declared or made by the Company on shares of Company Common Stock which remain unpaid at the Effective Time.

Section 2.7  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of all investments thereof, any shares of Parent Common Stock and any amount of the Cash Payment) that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, and all holders of the Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration and any Cash Payment with respect to such Shares. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of any claim or interest of any person previously entitled thereto.

Section 2.8  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person for any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.9  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent from time to time, provided that such investments shall be in obligations of or guaranteed by the United States of America or in certificates of deposit or other deposit accounts of commercial banks insured by the Federal Deposit Insurance Corporation; provided, that no gain or loss thereon shall affect the amounts of any Cash Payment payable to the holders of Shares pursuant to this Article 2 . Any interest or other income resulting from such investments shall promptly be paid to Parent.

Section 2.10  Lost Certificates.  If any certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration and any Cash Payment with respect to the Shares formerly represented thereby.

Section 2.11  Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.12  Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under the rights, properties and assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.13  Stock Transfer Books.  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, all Shares presented to the Exchange Agent or Parent in accordance with the provisions of this Agreement shall be converted into the Merger Consideration and any Cash Payment payable with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule dated the date of this Agreement and delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) and making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of the Company Disclosure Schedule to which its relevance is reasonably apparent), or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as disclosed in the Company Reports filed on or after January 1, 2007 and prior to the date hereof, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Existence; Good Standing; Corporate Authority.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company’s articles of incorporation and bylaws attached to the Company Disclosure Schedule are true and complete copies of such documents as currently in effect.

Section 3.2  Authorization, Validity and Effect of Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of the Company, other than in the case of consummation of the Merger obtaining the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3  Capitalization.  The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, par value $1.50 per share, (ii) 11,000 shares of Cumulative Preferred Stock, par value $100.00 per share (“Company Preferred Stock”), 6,000 shares of which have been designated as 4 3/4% Series A Cumulative Preferred Stock, $100.00 par value per share (“Company Series A Preferred Stock”), and 5,000 shares of which have been designated as 4 3/4% Series B Cumulative Preferred Stock, $100.00 par value per share (“Company Series B Preferred Stock”) and (iii) 32,500 shares of Preference Stock, par value $20.00 per share (“Company Preference Stock”), all of which have been designated as $1.12 Convertible Preference Stock, Cumulative. As of March 31, 2009 (the “Cut-off Time”), there were (A) 6,116,505 outstanding shares of Company Common Stock and 95,999 shares of Company Common Stock held in the treasury of the Company, (B) 6,000 outstanding shares of Company Series A Preferred Stock, (C) no outstanding shares of Company Series B Preferred Stock and (D) no outstanding shares of Company Preference Stock. Since the Cut-off Time, no additional shares of Company Common Stock, Company Preferred Stock or Company Preference Stock have been issued. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other securities of the Company or any of its Subsidiaries. Except for the Company’s obligation pursuant to Section 7.20, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements or arrangements pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices). The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

Section 3.4  Subsidiaries.  The Company has no Subsidiaries other than Flo-Gas Corporation, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company’s Subsidiary is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. The Company’s Subsidiary has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company has made available to Parent true and complete copies of such Subsidiary’s articles of incorporation and bylaws, as currently in effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, the Company’s Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by law.

Section 3.5  Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect:

(a) Since January 1, 2007, neither the Company nor any of its Subsidiaries has violated or received any notice of violation with respect to, any Order, constitution, law, rule, ordinance, regulation, statute, code or treaty of any Governmental Entity (collectively, “Applicable Laws”), and no Action is pending or, to the knowledge of the Company, threatened with respect to any such matter.

(b) The Company and its Subsidiaries hold all permits, waivers, licenses, certifications, orders, franchises, approvals, consents, qualifications and authorizations of all Governmental Entities or pursuant to any Applicable Law necessary for the lawful conduct of their respective businesses (collectively, the “Company Permits”). All Company Permits are in full force and effect. Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries has violated or received any written notice of violation with respect to any Company Permit and (ii) to the knowledge of the Company, no Governmental Entity has taken or threatened to take any action to terminate, cancel, amend or reform any material Company Permit.

Section 3.6  No Conflict.

(a) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any provision of the articles of incorporation or bylaws of the Company or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, or result in the creation of any Lien upon any of the properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract; or (iii) subject to the filings and other matters referred to in Section 3.6(b) and obtaining the Company Stockholder Approval, contravene or conflict with, or constitute a violation of any provision of, or trigger any liability or obligation under, any Applicable Law, Order or Company Permit binding upon or applicable to the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violations, conflicts, breaches, defaults, terminations, cancellations, liabilities, obligations, Liens, or contraventions that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated hereby will require the Company or any of its Subsidiaries to obtain any consent, approval, authorization, order or declaration of, provide any notification to, or make any filing or registration with, any Governmental Entity, other than (i) filings and any approval required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) the filing with and, to the extent required, the declaration of effectiveness by, the SEC of (A) the Joint Proxy Statement Prospectus pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (B) reports required under the Exchange Act, (iii) such notifications to the NYSE Amex (the “Amex”) as may be required by the rules of the Amex, (iv) the filing of the Articles of Merger with the Department of State of the State of Florida, (v) to the extent required, notice to and the approval of the Florida Public Service Commission (the “FPSC”) (the “Company FPSC Approval”), and (vi) such filings and approvals as are set forth in Section 3.6(b) of the Company Disclosure Schedule in connection with the transfer of the Company’s (or any of its Subsidiary’s) municipal franchises, except for any consent, approval, authorization, order or declaration as to which the failure to obtain, and for any notification, filing or registration as to which the failure to make, has not had and is not reasonably likely to have a Company Material Adverse Effect. Consents, approvals, authorizations, orders, declarations, notifications, filings and registrations required under or in relation to any of the foregoing clauses (i) through (vi) are hereinafter referred to as “Company Consents.”

(c) This Agreement, the Merger and the transactions contemplated hereby do not, and will not, upon consummation of such transactions, result in any “change of control” or similar triggering event under any (i) Company Material Contract, (ii) Company Benefit Plan, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar triggering event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles (“GAAP”), or (iii) material Company Permit.

Section 3.7  SEC Documents and Compliance.

(a) The Company and its Subsidiaries have filed with the U.S. Securities and Exchange Commission (the “SEC”) all documents (including exhibits and any amendments thereto) required to be filed by them since December 31, 2006 (each registration statement, prospectus, report, schedule, form, proxy statement, information statement or other document (other than preliminary materials) so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC, collectively, the “Company Reports”). No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. As of its respective date, each Company Report (i) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Company Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(b) There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto prepared in accordance with GAAP consistently applied, other than (i) liabilities and obligations incurred in the ordinary course of business, (ii) liabilities or obligations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect and (iii) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby.

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and any material weaknesses that have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) All filings required to be made by the Company or any of its Subsidiaries with the Federal Energy Regulatory Commission (“FERC”) and the applicable state public utility commissions (including, to the extent required, the FPSC), as the case may be, including all reports and financial information have been made and all such filings complied, as of their respective dates, with all requirements of the applicable statutes and the rules and regulations, except for filings the failure of which to make or the failure of which to be so in compliance, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

Section 3.8  Litigation.  There are no actions, suits, claims, arbitrations, audits, hearings, investigations, litigation, suits or proceedings (whether civil, criminal, administrative, investigative or appellate) (collectively, “Actions”) pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect. Section 3.8 of the Company Disclosure Schedule lists all Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

Section 3.9  Absence of Certain Changes.  Since December 31, 2008, (i) there has not been a Company Material Adverse Effect and, to the knowledge of the Company, there have not been any changes, circumstances or events that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect, and (ii) except for actions taken in connection with this Agreement or the transactions contemplated hereby, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course.

Section 3.10  Taxes.

(a) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, all tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to the Company or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Company or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate Governmental Entities and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with GAAP. All such Returns filed by the Company are true, correct and complete in all material respects.

(b) (i) No audit or other administrative or court proceeding is presently pending with any Governmental Entity with regard to any tax or Return of the Company or any of its Subsidiaries as to which any taxing authority has asserted any claim; and (ii) neither the Company nor any of its Subsidiaries has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which the Company or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. Neither the Company nor any of its Subsidiaries has granted any request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement. Since December 31, 2005, the Company has not made or rescinded any election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any tax, or, except as may be required by Applicable Law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. The Company has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(c) No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for taxes (other than taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have withheld and paid all material taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Section 3.10(e) of the Company Disclosure Schedule lists all federal, state, local, and foreign income tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 31, 2006, identifies those Returns that have been audited since December 31, 2004, and identifies those Returns that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all federal income tax Returns, examination reports, and statements of deficiencies assessed or proposed to be assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2006.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning Section 6662 of the Code.

(g) The unpaid taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end for the Company, exceed the reserve for tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet of the Company (other than in any notes thereto) included in a Company Report and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Returns. Since the date of the most recent balance sheet of the Company included in a Company Report, neither the Company nor any of its Subsidiaries has incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

Section 3.11  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all Company Benefit Plans. The term “Company Benefit Plans” means all material employee benefit plans and other benefit arrangements, including all material “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or ERISA Affiliates, as described below, or to which the Company or any of its Subsidiaries or ERISA Affiliates is a party, is or may have any present or future liability, or is required to provide benefits under Applicable Laws. The Company has made available to Parent true and complete copies of the Company Benefit Plans (and where no such copy exists, an accurate description thereof) and, if applicable, the most recent trust agreements or other funding instruments or arrangements, the most recent Forms 5500 and attached schedules, summary plan descriptions, funding statements, the most recent audited financial statements or other annual financial reports, the most recent actuarial valuation reports and Internal Revenue Service determination and/or opinion letters, if applicable, for each such plan. The Company does not intend to, nor does the Company contemplate taking any actions to, alter, modify, freeze, terminate or otherwise amend any Company Benefit Plan, other than in the ordinary course of business consistent with past practice or except as may be required by the Applicable Laws.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) all applicable reporting and disclosure requirements have been met with respect to the Company Benefit Plans; (ii) to the extent applicable, the Company Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service) and nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such tax qualification; (iii) the Company Benefit Plans have been maintained and operated in accordance with their terms and in compliance with Applicable Laws, and there are no breaches of fiduciary duty in connection with the Company Benefit Plans; (iv) there are no pending or, to the Company’s knowledge, threatened claims against or otherwise involving any Company Benefit Plan, and no Action (excluding routine claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any Company Benefit Plan; (v) all material contributions required to be made to the Company Benefit Plans have been made or provided for; (vi) with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA and has been maintained or contributed to within six years prior to the Effective Time by the Company, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA (an “ERISA Affiliate”), (A) neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and (B) there does not exist any accumulated funding deficiency within the meaning of, or any material liability under, Sections 412 and 4971 of the Code or Section 302 of ERISA, whether or not waived, that would reasonably be expected to be a liability of Parent or Surviving Corporation following the Effective Time. No “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan.

(c) No Company Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which the Company or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries to be either subject to an excise tax or non-deductible to the Company under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of the Company or any Subsidiary thereof, nor will the consummation of the transactions contemplated by this Agreement limit or restrict the right to terminate any Company Benefit Plan.

Section 3.12 Employment and Labor Matters.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all collective bargaining agreements or similar contracts, agreements or understandings with a labor union or similar labor organization to which the Company or any of its Subsidiaries is a party or by which it is bound. All of the agreements listed on Section 3.12(a) of the Company Disclosure Schedule are fully executed and either in effect or will come into effect in 2009. The Company has made available to Parent true and complete copies of the agreements listed in Section 3.12(a) of the Company Disclosure Schedule. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to, or has experienced within the past three years, any labor dispute, strike, slowdown, work stoppage or lockout. To the knowledge of the Company, no labor dispute, strike, slowdown, work stoppage or lockout has been threatened against the Company or any of its Subsidiaries within the past three years.

(c) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, the Company is and has been in compliance with all Applicable Laws relating to employment, employment practices, terms and conditions of employment and wages and hours, including ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, all laws respecting collective bargaining, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, “whistleblowers,” wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practice.

(d) Since January 1, 2007, except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any complaint, charge or grievance of any unfair labor practice or other unlawful employment practice or any claim or notice of any violation of any Applicable Law, including a “whistleblower” claim, arising out of the employment of individuals by, or the employment practices of, the Company or any of its Subsidiaries or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses, and (ii) there are no unfair labor practice complaints, charges, grievances or investigations or other employee-related complaints, charges, grievances or investigations against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, before any Governmental Entity by or concerning the employees of the Company or any of its Subsidiaries. Section 3.12(d) of the Company Disclosure Schedule lists all unfair labor practice or other unlawful employment practice complaints, charges, grievances, investigations and other employee-related Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries before or by any Governmental Entity.

Section 3.13  Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has been and is in compliance with all Environmental Laws, (ii) there have been no Environmental Claims made or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and (iii) to the

knowledge of the Company, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or former businesses, assets or properties (whether owned, operated or leased) of the Company or any of its Subsidiaries which will require remediation under any Environmental Law.

(b) Without limitation of Section 3.5(b), except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has obtained or applied for all permits, licenses and authorizations required by Environmental Laws (collectively, “Environmental Permits”) and necessary for the construction of their facilities, the operation of their respective businesses, as presently conducted, and for the use, storage, treatment, transportation, release, emission and disposal of Hazardous Material used or produced by or otherwise relating to its business, (ii) all such Environmental Permits are in good standing and in full force and effect or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and (iii) the Company and its Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, liens, investigations, requests for information, proceedings, or written notices of noncompliance or violation by any person (including any Governmental Entity) alleging liability or potential liability arising out of, based on or resulting from (i) the presence, release or disposal or threatened release or disposal, of any Hazardous Material at any location, (ii) any violation or alleged violation of any Environmental Law or permit thereunder, or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, release, or disposal or threat thereof of any Hazardous Material.

“Environmental Law” means any Applicable Law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity, (i) for the protection of human health or the environment (including air, water, soil and natural resources) or (ii) regulating the use, storage, handling, release or disposal of any chemical, material, waste or hazardous substance.

“Hazardous Material” means any substance listed, defined, designated or regulated pursuant to any Environmental Law, including petroleum products and byproducts, asbestos and polychlorinated biphenyls.

Section 3.14  Intellectual Property.   Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect and except as disclosed in the Company Reports filed prior to the date of this Agreement: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Lien), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any person; (iii) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any notice or otherwise has knowledge of any pending Action with respect to any Intellectual Property used by the Company or any of its Subsidiaries. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not;

and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights; and any similar intellectual property or proprietary rights.

Section 3.15  Orders.  Except for such Orders that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, no judgment, decree, injunction, ruling, order, writ, fine, award, decision, subpoena or determination (collectively, “Orders”) of any court or other Governmental Entity or any arbitrator or other dispute resolution body is outstanding against the Company or any of its Subsidiaries. For purposes of this Agreement, “Governmental Entity” means any: (i) nation, state, county, city, town, village, district or jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (iv) multi-national governmental or quasi-governmental organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

Section 3.16  Insurance.   Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no written threat has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any of its Subsidiaries during the period of one year prior to the date of this Agreement.

Section 3.17  No Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, based upon any arrangement made by or on behalf of the Company, except Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which shall be paid by the Company in accordance with the Company’s agreement with Houlihan Lokey, a true and complete copy of which has been provided to Parent.

Section 3.18  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Houlihan Lokey to the effect that, subject to various assumptions, qualifications and limitations, as of the date of the opinion the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall provide Parent (solely for informational purposes) a true and complete copy of such opinion promptly following the date of this Agreement.

Section 3.19  Board Approval.  The Company’s Board of Directors, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company’s Stockholders Meeting.

Section 3.20  Parent Stock Ownership.  Neither the Company nor any of its Subsidiaries owns any shares of capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Parent or has the right to acquire or vote such shares under any agreement, arrangement or understanding, whether or not in writing, nor does it have any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of such shares or other securities. The Company is not an “interested stockholder” (within the meaning of Section 203 of the Delaware General Corporation Law) with respect to Parent and has not, within the last three years, been an “interested stockholder” with respect to Parent.

Section 3.21  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 3.22  Certain Contracts.

(a) Except for this Agreement and except as filed as an exhibit to the Company Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.22(a), together with all material ordinances by, and material agreements with, municipalities pursuant to which the Company or any of its Subsidiaries has been granted a gas or electric franchise, being referred to herein as the “Company Material Contracts”).

(b) Each Company Material Contract is in full force and effect, and each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under each Company Material Contract to which it is a party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of the Company, does there exist any fact, condition or circumstance which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, or (ii) has received written notice of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder.

(c) (i) All contracts, whether or not Company Material Contracts, to which the Company or any of its Subsidiaries is a party have been approved or reviewed by the FPSC to the extent such approval or review is required and (ii) all costs under any gas or electric contract to which the Company or any of its Subsidiaries is a party are currently being passed through to customers thereof.

(d) Except for such contracts, agreements and arrangements that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is a party to or bound by any derivative contract or instrument, or (ii) is a party to or bound by any non-competition agreement or any other agreement or arrangement that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

Section 3.23  Takeover Statutes; Rights Plans.  Assuming the accuracy of the representations of Parent in Section 4.20 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Merger the restrictions on “business combinations” set forth in Sections 607.0901 and 607.0902 of the FBCA or any state anti-takeover law (a “Takeover Statute”). Neither the Company nor any of its Subsidiaries has any preferred share purchase rights plan or similar rights plan in effect.

Section 3.24  Properties.

(a) The Company and its Subsidiaries have, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (collectively, “Liens”) except for Permitted Liens, title to or valid leasehold interests in the inventory, equipment and other tangible and intangible property used or held for use in the conduct of their respective businesses, in each case as necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects.

(b) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party or under which it is in occupancy and all leases to which the Company or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its leases, except where the failure to have such possession has not had and is not reasonably likely to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has violated the terms of any easement, right-of-way, prescriptive right or way of necessity, whether or not of record (an “Easement”), except any such violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except as would not reasonably be likely to have a Company Material Adverse Effect, all Easements in favor of the Company or any of its Subsidiaries are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the respective businesses of the Company and its Subsidiaries. There are no spatial gaps in the Easements in favor of the Company or any of its Subsidiaries that would reasonably be likely to have a Company Material Adverse Effect and all parts of the pipeline assets which constitute a portion of the assets of the Company or any of its Subsidiaries are located either on property which is owned in fee by the Company or one of its Subsidiaries or on property which is subject to an Easement in favor of the Company or one of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice from any person disputing or challenging its ownership of any fee interests or Easement, other than disputes or challenges that have not had or are not reasonably likely to have a Company Material Adverse Effect.

Section 3.25  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (ii) the Form S-4 to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the respective stockholders of the Company and Parent, at the time of the Company Stockholder Approval and the Parent Stockholder Approval and at the Effective Time, and, in the case of the Form S-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.26  Regulatory Proceedings.  Neither the Company nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) has rates which have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any rate proceeding before a Governmental Entity or on appeal from Orders of a Governmental Entity which could result in Orders having a Company Material Adverse Effect. The reserves of the Company and its Subsidiaries for any pending refund(s) described above in clause (i) are set forth in the Company Reports and are properly calculated and adequate. Section 3.26 of the Company Disclosure Schedule lists all (A) pending rate proceedings involving the Company or any of its Subsidiaries before a Governmental Entity or on appeal to the courts and identifies the status thereof, and (B) closed rate proceedings involving the Company or any of its Subsidiaries before a Governmental Entity since January 1, 2007, and the resolution thereof.

Section  3.27  No Other Representations or Warranties.   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section  3.28  Access to Information; Disclaimer.  The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to (i) the books and records of Parent and its Subsidiaries and (ii) the electronic dataroom maintained by the Company through Bryan Cave, LLP for purposes of the transactions contemplated hereby, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent, and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of Parent or any of its Subsidiaries, other than the representations and warranties of Parent expressly contained in Article 4 and the representations and warranties of Parent and Merger Sub expressly contained in Article 5 and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, as part of its investigation of Parent, the Company has been given financial information, cost estimates, forecasts, projections and information, both in writing and orally, with respect to Parent by Parent or its agents and representatives. The Company acknowledges that there are uncertainties inherent in any such projections, predictions and forecasts, and the Company is familiar with such uncertainties. The Company has made its own evaluation of all such information and acknowledges that none of Parent’s officers, directors, employees, affiliates, representatives and agents is making any representations or warranties with respect to such information and that neither Parent nor any of its Subsidiaries is making any representations or warranties with respect to such information except, in the case of Parent, for the specific representations made by Parent in Article 4 and, in the case of Parent and Merger Sub, the specific representations made by Parent and Merger Sub in Article 5.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as set forth in the disclosure schedule dated the date of this Agreement and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) and making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of the Parent Disclosure Schedule to which its relevance is reasonably apparent) or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as disclosed in the Parent Reports filed on or after January 1, 2007 and prior to the date hereof, Parent represents and warrants to the Company as follows:

Section 4.1 Existence; Good Standing; Corporate Authority.   Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of Parent attached to the Parent Disclosure Schedule are true and complete copies of such documents as currently in effect.

Section 4.2  Authorization, Validity and Effect of Agreement.  Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject in the case of consummation of the Merger and the issuance of the shares of Parent Common Stock to be issued in the Merger pursuant to Section 1.9 (the “Share Issuance”) to obtaining the Parent Stockholder Approval. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Parent, other than in the case of consummation of the Merger and the Share Issuance obtaining the Parent Stockholder Approval. Parent has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3  Capitalization.  The authorized capital stock of Parent consists of 12,000,000 shares of Parent Common Stock, par value $0.4867 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”), of which 200,000 shares have been designated as Series A Participating Cumulative Preferred Stock, par value $0.01 per share. As of the Cut-off Time, there were (i) 6,840,358 outstanding shares of Parent Common Stock, (ii) 1,110,392 shares of Parent Common Stock reserved for issuance upon vesting of outstanding equity awards as set forth in Section 4.3 of the Parent Disclosure

Schedule (collectively, “Parent Equity Awards”), (iii) 94,711 outstanding shares of Parent Common Stock reserved for issuance upon conversion of Parent’s 8.25% convertible debentures due 2014 and (iv) no outstanding shares of Parent Preferred Stock. Since the Cut-off Time, no additional shares of Parent Common Stock have been issued (other than pursuant to Parent Equity Awards which were outstanding as of the Cut-off Time and are included in the number of shares of Parent Common Stock reserved for issuance upon vesting of outstanding Parent Equity Awards in clause (ii) above), no additional Parent Equity Awards have been issued or granted, and there has been no increase in the number of shares of Parent Common Stock issuable upon exercise of the Parent Equity Awards from those issuable under such Parent Equity Awards as of the Cut-off Time. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other securities of Parent or any of its Subsidiaries other than (A) the Parent Equity Awards, which are listed on Section 4.3 of the Parent Disclosure Schedule, (B) the Rights Agreement, dated August 20, 1999, between Parent and Computershare Trust Company, N.A (as amended to date, the “Rights Agreement”) and (C) the 8.25% convertible debentures due 2014. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. Except for the Parent Equity Awards, there are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements or arrangements pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practices). Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or, other than the 8.25% convertible debentures due 2014, which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of capital stock of Parent.

Section 4.4  Subsidiaries.  Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Parent’s Subsidiaries is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Each of the Parent’s Subsidiaries has all requisite corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now conducted. Parent has made available to the Company true and complete copies of each such Subsidiary’s articles or certificate of incorporation and bylaws, as currently in effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by Parent free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by law.

Section 4.5  Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect:

(a) Since January 1, 2007, neither Parent nor any of its Subsidiaries has violated or received any notice of violation with respect to, any Applicable Law, and no Action is pending or, to the knowledge of Parent, threatened with respect to any such matter.

(b) Parent and its Subsidiaries hold all permits, waivers, licenses, certifications, orders, franchises, approvals, consents, qualifications and authorizations of all Governmental Entities or pursuant to any Applicable Law necessary for the lawful conduct of their respective businesses (collectively, the “Parent Permits”). All Parent Permits are in full force and effect. Since January 1, 2007, (i) neither Parent nor any of its Subsidiaries has violated or received any written notice of violation with respect to any Parent Permit and (ii) to the knowledge of Parent, no Governmental Entity has taken or threatened to take any action to terminate, cancel, amend or reform any material Parent Permit.

Section 4.6  No Conflict.

(a) The execution and delivery of this Agreement by Parent does not and will not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any provision of the certificate or articles of incorporation or bylaws of Parent or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, or result in the creation of any Lien upon any of the properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Parent Material Contract; or (iii) subject to the filings and other matters referred to in Section 4.6(b) and obtaining the Parent Stockholder Approval, contravene or conflict with, or constitute a violation of any provision of, or trigger any liability or obligation under, any Applicable Law, Order or Parent Permit binding upon or applicable to Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violations, conflicts, breaches, defaults, terminations, cancellations, liabilities, obligations, Liens or contraventions, that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by either of them of the Merger and the other transactions contemplated hereby will require Parent, Merger Sub or any of Parent’s Subsidiaries to obtain any consent, approval, authorization, order or declaration of, provide any notification to, or make any filing or registration with, any Governmental Entity, other than (i) filings and any approval required under the HSR Act, (ii) the filing with and, to the extent required, the declaration of effectiveness by, the SEC of (A) the Joint Proxy Statement Prospectus pursuant to the Exchange Act, (B) the S-4 and (C) reports required under the Exchange Act, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” law in connection with the transactions contemplated hereby (the “Blue Sky Approvals”), (iv) such filings with and approvals of the NYSE to approve and authorize for listing the shares of Parent Common Stock to be issued in the Merger pursuant to Section 1.9 (the “NYSE Approval”), (v) the filing of the Articles of Merger with the Department of State of the State of Florida and the filing of appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (vi) to the extent required, notice to and the approval of (X) the FPSC, (Y) the Delaware Public Service Commission (the “DPSC”) and (Z) the Maryland Public Service Commission (the “MPSC”), except for any consent, approval, qualification, authorization, order or declaration as to which the failure to obtain, and for any notification, filing or registration as to which the failure to make, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Notifications and approvals required under or in relation to clause (vi), collectively with the Company FPSC Approval, are hereinafter referred to as the “Utility Approvals.” Consents, approvals, authorizations, orders, declarations, notifications, filings and registrations required under or in relation to any of the foregoing clauses (i) through (vi), collectively with the Company Consents, are hereinafter referred to as the “Specified Consents.”

(c) This Agreement, the Merger and the transactions contemplated hereby do not, and will not, upon consummation of such transactions, result in any “change of control” or similar triggering event under any (i) Parent Material Contract, (ii) Parent Benefit Plan, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar triggering event and requires either a cash payment or an accounting charge in accordance with GAAP, or (iii) material Parent Permit.

Section 4.7  SEC Documents and Compliance.

(a) Parent and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be filed by them since December 31, 2006 (each registration statement, prospectus, report, schedule, form, proxy statement, information statement or other document (other than preliminary materials) so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC, collectively, the “Parent Reports”). No Subsidiary of Parent is required to file any form, report, registration statement or prospectus or other document with the SEC. As of its respective date, each Parent

Report (i) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Parent Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Parent and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(b) There are no liabilities or obligations of Parent or any of its Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto prepared in accordance with GAAP consistently applied, other than (i) liabilities and obligations incurred in the ordinary course of business, (ii) liabilities or obligations that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect and (iii) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby.

(c) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has disclosed, based on its most recent evaluations, to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and any material weaknesses that have more than a remote chance to materially adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) All filings required to be made by Parent or any of its Subsidiaries with FERC and the applicable state public utility commissions (including, to the extent required, the FPSC, DPSC and the MPSC), as the case may be, including all reports and financial information have been made and all such filings complied, as of their respective dates, with all requirements of the applicable statutes and the rules and regulations, except for filings the failure of which to make or the failure of which to be so in compliance, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

Section 4.8  Litigation.  There are no Actions pending or, to Parent’s knowledge, threatened, against Parent or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect. Section 4.8 of the Parent

Disclosure Schedule lists all Actions pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries.

Section 4.9  Absence of Certain Changes.  Since December 31, 2008, (i) there has not been a Parent Material Adverse Effect and there have not been any changes, circumstances or events that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect, and (ii) except for actions taken in connection with this Agreement or the transactions contemplated hereby, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course.

Section 4.10  Taxes.

(a) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, all Returns required to be filed by or with respect to Parent or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Parent or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate Governmental Entities, and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with GAAP. All such Returns filed by Parent are true, correct and complete in all material respects.

(b) (i) No audit or other administrative or court proceeding is presently pending with any Governmental Entity with regard to any tax or Return of Parent or any of its Subsidiaries as to which any taxing authority has asserted any claim; and (ii) neither Parent nor any of its Subsidiaries has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Parent or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. Neither Parent nor any of its Subsidiaries has granted any request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement. Since December 31, 2005, Parent has not made or rescinded any election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any tax, or, except as may be required by Applicable Law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. Parent has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(c) No claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for taxes (other than taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(d) Parent and its Subsidiaries have withheld and paid all material taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Section 4.10(e) of the Parent Disclosure Schedule lists all federal, state, local, and foreign income tax Returns filed with respect to any of Parent or its Subsidiaries for taxable periods ended on or after December 31, 2006, identifies those Returns that have been audited since December 31, 2004, and identifies those Returns that currently are the subject of audit. Parent has made available to the Company correct and complete copies of all federal income tax Returns, examination reports, and statements of deficiencies assessed or proposed to be assessed against or agreed to by Parent or any of its Subsidiaries filed or received since December 31, 2006.

(f) Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law). Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of Parent and its Subsidiaries has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning Section 6662 of the Code.

(g) The unpaid taxes of Parent and its Subsidiaries (i) did not, as of the most recent fiscal month end for Parent, exceed the reserve for tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet of Parent (other than in any notes thereto) included in a Parent Report and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Returns. Since the date of the most recent balance sheet of Parent included in a Parent Report, neither Parent nor any of its Subsidiaries has incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

Section 4.11  Employee Benefit Plans.

(a) Section 4.11(a) of the Parent Disclosure Schedule contains a true and complete list of all Parent Benefit Plans. The term “Parent Benefit Plans” means all material employee benefit plans and other benefit arrangements, including all material “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Parent or any of its Subsidiaries or ERISA Affiliates, as described below, or to which Parent or any of its Subsidiaries or ERISA Affiliates is a party, is or may have any present or future liability, or is required to provide benefits under Applicable Laws. Parent has made available to the Company true and complete copies of the Parent Benefit Plans (and where no such copy exists, an accurate description thereof) and, if applicable, the most recent trust agreements or other funding instruments or arrangements, the most recent Forms 5500 and attached schedules, summary plan descriptions, funding statements, the most recent audited financial statements or other annual financial reports, the most recent actuarial valuation reports and Internal Revenue Service determination and/or opinion letters, if applicable, for each such plan. Parent does not intend to, nor does Parent contemplate taking any actions to, alter, modify, freeze, terminate or otherwise amend any Parent Benefit Plan prior to Closing, other than in the ordinary course of business consistent with past practice or except as may be required by the Applicable Laws.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) all applicable reporting and disclosure requirements have been met with respect to the Parent Benefit Plans; (ii) to the extent applicable, the Parent Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service) and nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such tax qualification; (iii) the Parent Benefit Plans have been maintained and operated in accordance with their terms and in compliance with Applicable Laws, and there are no breaches of fiduciary duty in connection with the Parent Benefit Plans; (iv) there are no pending or, to Parent’s knowledge, threatened claims against or otherwise involving any Parent Benefit Plan, and no Action

(excluding routine claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any Parent Benefit Plan; (v) all material contributions required to be made to the Parent Benefit Plans have been made or provided for; (vi) with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA and has been maintained or contributed to within six years prior to the Effective Time by Parent, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA, neither Parent nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom. No “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Parent Benefit Plan.

(c) No Parent Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Parent or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payment or benefit to any employee, officer or director of Parent or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Parent under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Parent or any Subsidiary thereof, nor will the consummation of the transactions contemplated by this Agreement limit or restrict the right to terminate any Parent Benefit Plan.

Section 4.12  Employment and Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. To Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is subject to, or has experienced within the past three years, any labor dispute, strike, slowdown, work stoppage or lockout. To the knowledge of Parent, no labor dispute, strike, slowdown, work stoppage or lockout has been threatened against Parent or any of its Subsidiaries within the past three years.

(c) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, Parent is and has been in compliance with all Applicable Laws relating to employment, employment practices, terms and conditions of employment and wages and hours, including ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, all laws respecting collective bargaining, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, “whistleblowers,” wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practice.

(d) Since January 1, 2007, except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries has received any complaint, charge or grievance of any unfair labor practice or other unlawful employment practice or any claim or notice of any violation of any Applicable Law, including a

“whistleblower” claim, arising out of the employment of individuals by, or the employment practices of, Parent or any of its Subsidiaries or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses, and (ii) there are no unfair labor practice complaints, charges, grievances or investigations or other employee-related complaints, charges, grievances or investigations against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened, before any Governmental Entity by or concerning the employees of Parent or any of its Subsidiaries. Section 4.12(d) of the Parent Disclosure Schedule lists all unfair labor practice or other unlawful employment practice complaints, charges, grievances, investigations and other employee-related Actions pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before or by any Governmental Entity.

Section 4.13  Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries has been and is in compliance with all Environmental Laws, (ii) there have been no Environmental Claims made or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries, and (iii) to the knowledge of Parent, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or former businesses, assets or properties (whether owned, operated or leased) of Parent or any of its Subsidiaries which will require remediation under any Environmental Law.

(b) Without limitation of Section 4.5(b), except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries has obtained or applied for all Environmental Permits necessary for the construction of their facilities, the operation of their respective businesses, as presently conducted, and for the use, storage, treatment, transportation, release, emission and disposal of Hazardous Material used or produced by or otherwise relating to its business, (ii) all such Environmental Permits are in good standing and in full force and effect or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and (iii) Parent and its Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits.

Section 4.14  Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect and except as disclosed in the Parent Reports filed prior to the date of this Agreement: (i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Lien), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any person; (iii) to the knowledge of Parent, no person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries; and (iv) neither Parent nor any of its Subsidiaries has received any notice or otherwise has knowledge of any pending Action with respect to any Intellectual Property used by Parent or any of its Subsidiaries.

Section 4.15  Orders.  Except for such Orders that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, no Order of any court or other Governmental Entity or any arbitrator or other dispute resolution body is outstanding against Parent or any of its Subsidiaries.

Section 4.16  Insurance.  Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no written threat has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Parent or any of its Subsidiaries during the period of one year prior to the date of this Agreement.

Section 4.17  No Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, based upon any arrangement made by or on behalf of Parent, except Robert W. Baird &

Co. Incorporated (“Baird”), the fees and expenses of which shall be paid by Parent in accordance with Parent’s agreement with Baird, a true and complete copy of which has been provided to the Company.

Section 4.18  Opinion of Financial Advisor.  The Board of Directors of Parent has received the opinion of Baird to the effect that, subject to various assumptions, qualifications and limitations, as of the date of the opinion the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall provide the Company (solely for informational purposes) a true and complete copy of such opinion promptly following the date of this Agreement.

Section 4.19  Board Approval.  Parent’s Board of Directors, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are advisable and in the best interests of Parent and its stockholders, (ii) approved this Agreement, the Merger and the Share Issuance and (iii) recommended that the stockholders of Parent adopt this Agreement and approve the Merger and the Share Issuance and directed that this Agreement and the Share Issuance be submitted for consideration by Parent’s stockholders at the Parent’s Stockholders Meeting.

Section 4.20  Company Stock Ownership.  Neither Parent nor any of its Subsidiaries owns any shares of capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the Company or has the right to acquire or vote such shares under any agreement, arrangement or understanding, whether or not in writing, nor does it have any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of such shares or other securities. Parent is not an “interested stockholder” (within the meaning of Section 607.0901 of the FBCA) with respect to the Company and Parent has not, within the last three years, been an “interested stockholder” with respect to the Company.

Section 4.21  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock to adopt this Agreement and approve the Merger and the Share Issuance (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent capital stock necessary to adopt this Agreement and approve the Merger and the Share Issuance.

Section 4.22  Certain Contracts.

(a) Except for this Agreement and except as filed as an exhibit to the Parent Reports, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.22(a), together with all material ordinances by, and material agreements with, municipalities pursuant to which Parent or any of its Subsidiaries has been granted a gas franchise, being referred to herein as the “Parent Material Contracts”).

(b) Each Parent Material Contract is in full force and effect, and each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Material Contract to which it is a party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries (i) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Parent, does there exist any fact, condition or circumstance which with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Material Contract, or (ii) has received written notice of the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder.

(c) (i) All contracts, whether or not Parent Material Contracts, to which Parent or any of its Subsidiaries is a party have been approved or reviewed by the DPSC, MPSC or FPSC, as applicable, to the extent such approval or review is required and (ii) all costs under any gas contract to which Parent or any of its Subsidiaries is a party are currently being passed through to customers thereof.

(d) Except for such contracts, agreements and arrangements that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries (i) is a party to or bound by any derivative contract or instrument, or (ii) is a party to or bound by any non-competition agreement or any other agreement or arrangement that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

Section 4.23  Takeover Statutes; Rights Plans.  Assuming the accuracy of the representations of the Company in Section 3.20 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Merger the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law. Except for the Rights Agreement, neither Parent nor any of its Subsidiaries has any preferred share purchase rights plan or similar rights plan in effect.

Section 4.24  Properties.

(a) Parent and its Subsidiaries have, free and clear of all Liens except for Permitted Liens, title to or valid leasehold interests in, the inventory, equipment and other tangible and intangible property used or held for use in the conduct of their respective businesses, in each case as necessary to permit Parent and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects.

(b) Each of Parent and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party or under which it is in occupancy and all leases to which Parent or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its leases, except where the failure to have such possession has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries has violated the terms of any Easement, except any such violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect. Except as would not reasonably be likely to have a Parent Material Adverse Effect, all Easements in favor of Parent or any of its Subsidiaries are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the respective businesses of Parent and its Subsidiaries. There are no spatial gaps in the Easements in favor of Parent or any of its Subsidiaries that would reasonably be likely to have a Parent Material Adverse Effect and all parts of the pipeline assets which constitute a portion of the assets of Parent or any of its Subsidiaries are located either on property which is owned in fee by Parent or one of its Subsidiaries or on property which is subject to an Easement in favor of Parent or one of its Subsidiaries. Neither Parent nor any of its Subsidiaries has received any notice from any person disputing or challenging its ownership of any fee interests or Easement, other than disputes or challenges that have not had or are not reasonably likely to have a Parent Material Adverse Effect.

Section 4.25  Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (ii) the Form S-4 to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the respective stockholders of the Company and Parent, at the time of the Company Stockholder Approval and the Parent Stockholder Approval and at the Effective Time, and, in the case of the Form S-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.26  Regulatory Proceedings.  Neither Parent nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) has rates which have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any rate proceeding before a Governmental Entity or on appeal from Orders of a Governmental Entity which could result in Orders having a Parent Material Adverse Effect. The reserves of Parent and its Subsidiaries for any pending refund(s) described above in clause (i) are set forth in the Parent Reports and are properly calculated and adequate. Section 4.26 of the Parent Disclosure Schedule lists all (A) pending rate proceedings involving Parent or any of its Subsidiaries before a Governmental Entity or on appeal to the courts and identifies the status thereof, and (B) closed rate proceedings involving Parent or any of its Subsidiaries before a Governmental Entity since January 1, 2007, and the resolution thereof.

Section 4.27  No Other Representations or Warranties.   Except for the representations and warranties made by Parent in this Article 4 and by Parent and Merger Sub in Article 5, neither Parent, Merger Sub nor any other person makes any representation or warranty with respect to the Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section 4.28  Access to Information; Disclaimer.  Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company through Bryan Cave, LLP for purposes of the transactions contemplated hereby, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 3 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, as part of its investigation of the Company, Parent has been given financial information, cost estimates, forecasts, projections and information, both in writing and orally, with respect to the Company by the Company or its agents and representatives. Parent acknowledges that there are uncertainties inherent in any such projections, predictions and forecasts, and Parent is familiar with such uncertainties. Parent has made its own evaluation of all such information and acknowledges that none of the Company’s officers, directors, employees, affiliates, representatives and agents is making any representations or warranties with respect to such information and that neither Company nor any of its Subsidiaries is making any representations or warranties with respect to such information except, in the case of the Company, for the specific representations and warranties set forth in Article 3.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1  Organization.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a wholly owned Subsidiary of Parent.

Section 5.2  Corporate Authorization.  Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors’ rights and general principles of equity.

Section 5.3  Non-Contravention.  The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the articles of incorporation or bylaws of Merger Sub.

Section 5.4  No Business Activities.  Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1  Covenants of Parent.  During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly permitted or required by this Agreement (including pursuant to the Parent Share Repurchase) or the Parent Disclosure Schedule or as required by Applicable Laws or to the extent that the Company shall otherwise consent in writing):

(a) Ordinary Course.  Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, and shall use commercially reasonable efforts to preserve intact their business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

(b) Dividends; Changes in Share Capital.  Parent shall not (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular quarterly cash dividends in amounts consistent with past practice (subject to normal increases consistent with past practice) with usual record and payment dates for such dividends in accordance with past dividend practice, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock.

(c) Governing Documents.  Parent and Merger Sub shall not amend or propose to so amend the certificate of incorporation or bylaws of Parent (other than amendments related to the composition or structure of the Board of Directors of Parent or committees thereof or other governance-related matters) or the articles of incorporation or bylaws of Merger Sub.

(d) No Acquisitions.  Other than acquisitions for cash in existing or related lines of business of Parent and its Subsidiaries, the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $15 million individually or in the aggregate, Parent shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof or (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act.

(e) No Dispositions.  Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between Parent and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 7.4(c), or (v) arm’s-length sales or other transfers not described in clauses (i) through (iv) above for aggregate consideration not exceeding $10 million.

(f) Investments; Indebtedness.  Parent shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) by Parent or any of its Subsidiaries to or in Parent or any of its Subsidiaries, (B) pursuant to any contract or other legal obligation of Parent or any of its Subsidiaries existing at the date of this Agreement or (C) in the ordinary course of business consistent with past practice, or (ii) create, incur, assume or suffer to exist any indebtedness, issuance of debt securities, guarantee, loan or advance not in existence as of the date of this Agreement, provided that Parent and its Subsidiaries may (y) refinance any indebtedness existing as of the date hereof in an amount not exceeding the principal amount of such indebtedness as of the date hereof and (z) incur additional indebtedness or increases in existing indebtedness (and issue guarantees in connection therewith) in an aggregate amount not to exceed $40,000,000.

(g) Accounting Methods.  Except as disclosed in Parent Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Parent shall not change its methods of accounting, except (i) as required by changes in GAAP as concurred in by Parent’s independent public accountants (including the right to early-adopt such required changes), or (ii) as permitted by GAAP and which change would not reasonably be likely to have a Parent Material Adverse Effect.

(h) Settlement of Litigation.  To the extent permitted by Applicable Law, neither Parent nor Merger Sub shall settle or compromise any material Action which would be reasonably likely to have a Parent Material Adverse Effect that is not pending as of the date hereof and is not related to any Action so pending, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Action which would be reasonably likely to have a Parent Material Adverse Effect that is not pending as of the date hereof and is not related to any Action so pending, except with the prior consent of the Company, which consent shall not be unreasonably withheld or delayed.

(i) No Related Actions.  Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, prior to the Closing Date, Parent and/or one or more of its affiliates may acquire, without limitation, shares of Parent Common Stock through open market transactions, block trades or other means (the “Parent Share Repurchase”).

Section 6.2  Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly permitted or required by this Agreement or the Company Disclosure Schedule or as required by Applicable Laws or to the extent that Parent shall otherwise consent in writing):

(a) Ordinary Course.

(i) The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice in all material respects, and shall use commercially reasonable efforts to preserve intact their business and goodwill, maintain their rights and franchises, keep available the services of their respective officers and employees (and shall not, under any circumstances, take or fail to take any action that would cause the Company to incur any liability for, or obligation to pay, severance, termination or other similar payments to any employee or former employee under any Company Material Contract), and preserve their relationships with customers, suppliers and others having business dealings with them.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in fiscal year 2009 of the Company other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater, in the aggregate, than 105% of the amount of the Company’s total budget for such expenditures and obligations or liabilities for its fiscal year 2009 approved by the

Board of Directors of the Company on December 11, 2008, which has been furnished to Parent prior to the date of this Agreement.

(b) Dividends; Changes in Share Capital.  The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular quarterly cash dividends in amounts consistent with past practice (subject to normal increases consistent with past practice) with usual record and payment dates for such dividends in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the redemption required by Section 7.20.

(c) Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell or grant, or authorize or propose the issuance, delivery, sale or grant of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than pursuant to, and consistent with past practice under, any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement and set forth in Section 6.2(c) of the Company Disclosure Schedule, subject in the case of the Company’s Employee Stock Purchase Plan to Section 7.16(c)(ii).

(d) Governing Documents.  The Company shall not amend or propose to amend its articles of incorporation or bylaws.

(e) No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof or (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act.

(f) No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between the Company and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 7.4(c), or (v) arm’s-length sales or other transfers not described in clauses (i) through (iii) above for aggregate consideration not exceeding $100,000.

(g) Investments; Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries, (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice, or (ii) create, incur, assume or suffer to exist any indebtedness, issuance of debt securities, guarantee, loan or advance not in existence as of the date of this Agreement, except that the Company shall be permitted to make draws upon its existing line of credit in the ordinary course of business consistent with past practices.

(h) Compensation; Employee Benefits.  The Company shall not (i) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreement with or for the benefit of any former, present or future officer, director or employee of the Company or any of its Subsidiaries, (ii) grant any increase in the compensation, bonuses or benefits to any former, present or future officer, director or employee of the Company or any of its Subsidiaries (other than normal compensation increases to persons who are not non-employee directors in the ordinary course of business consistent with past practices), (iii) make any increase in or commitment to increase any employee benefits, (iv) adopt or make any commitment to adopt any additional employee benefit plan or (v) make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan; except (A) in each case, as required by this Agreement (including as required by Section 7.16(c)(i)) and (B) in the case of clauses (iii) through (v), in the ordinary course of business consistent with past practice or as required by an existing agreement or Company Benefit Plan made available to Parent.

(i) Accounting Methods; Income Tax Matters.  The Company shall not change its methods of accounting, except (i) as required by changes in GAAP as concurred in by the Company’s independent public accountants (including the right to early-adopt such required changes) or (ii) as permitted by GAAP and which change would not reasonably be likely to have a Company Material Adverse Effect. The Company shall not (A) change its fiscal year, (B) make or change any material tax election, or (C) settle or compromise any material tax liability or material claim for refund, (D) consent to any extension or waiver of the limitation period applicable to any material tax, or (E) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax Returns for the most recent taxable year for which a Return has been filed, except as may be required by Applicable Law. The Company shall provide Parent with a copy of its federal tax return for 2008 five business days prior to filing such return.

(j) Insurance Policies.  The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage.

(k) Certain Agreements.  Except in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, or that, after the Effective Time, limits or restricts Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, from (i) engaging or competing in any line of business or (ii) engaging in any business or competing in any geographic area.

(l) Settlement of Litigation.

(i) The Company shall not settle or compromise any material Action related to the Company’s West Palm Beach site that is pending as of the date hereof, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any such Action, except with the prior consent of Parent, which consent shall not be unreasonably withheld or delayed. Prior to settling or compromising any other material Action pending as of the date hereof, or entering into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any other material Action pending as of the date hereof, the Company shall consult with, and consider in good faith the view of Parent.

(ii) To the extent permitted by Applicable Law, the Company shall not settle or compromise any Action which would be reasonably likely to have a Company Material Adverse Effect that is not pending as of the date hereof and is not related to any Action so pending, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Action which would be reasonably likely to have a Company Material Adverse Effect that is not pending as of the date hereof and is not related to any Action so pending, except with the prior consent of Parent, which consent shall not be unreasonably withheld or delayed.

(m) Purchase of Capital Stock of the Company or Parent.  The Company shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock of the Company or Parent.

(n) Labor Matters.  The Company shall not enter into any new, or amend any existing, collective bargaining agreement or similar binding contract, agreement or understanding with a labor union or similar labor organization without consulting with Parent prior thereto.

(o) No Related Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

Section 6.3  Governmental Filings.  The Company and Parent shall file all reports required to be filed by each of them with the SEC and all other Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by Applicable Law or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

Section 6.4  Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1  Joint Proxy Statement/Prospectus and Form S-4.   As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and Parent shall prepare and file a registration statement on Form S-4 with respect to the Share Issuance (the “Form S-4”). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent’s prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus and Form S-4 received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications (other than any communications filed pursuant to Rule 425 of the Securities Act) prior to filing such with the SEC, and will provide the Company with a copy of all such filings and communications made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Parent will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, in each case after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. Each of the Company and Parent shall ensure that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective Company Stockholders Meeting and Parent Stockholders Meeting, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 7.2  No Solicitation by the Company.

(a) The Company shall not, nor shall it authorize or cause any of its Subsidiaries, any of the respective directors, officers or employees of the Company or any of its Subsidiaries or any agents or representatives of the Company or any of its Subsidiaries (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, directly or indirectly through another person, (i) solicit or initiate (including by way of furnishing information) any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Company Takeover Proposal or (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, furnish to any person any confidential information or data in connection with, or, except in conjunction with exercising its right to terminate this Agreement pursuant to Section 9.4(b), accept, any Company Takeover Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its directors and officers of the obligations undertaken in this Section 7.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any director, officer, employee, agent or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.2 by the Company. The Company shall, and shall cause its Subsidiaries and their respective directors, officers, employees, agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b) Notwithstanding anything in this Agreement to the contrary, the Company or the Company’s Board of Directors shall be permitted to:

(i) to the extent applicable, comply with its disclosure obligations under federal or state law with regard to a Company Takeover Proposal, including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

(ii) effect a Company Adverse Recommendation Change in accordance with Section 7.3(a); and

(iii) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Company Takeover Proposal by any such person, if and only to the extent that (A) the Company’s Stockholders Meeting shall not have occurred, (B) the Company’s Board of Directors determines in good faith (I) after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal is a Company Superior Proposal or there is a reasonable likelihood that such Company Takeover Proposal could result in a Company Superior Proposal, and (II) after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, (C) prior to providing any confidential information or data to any person in connection with a Company Takeover Proposal by any such person, the Company’s Board of Directors receives from such person an executed confidentiality agreement customary for a transaction of this type (provided that such agreement shall contain customary standstill provisions that are no less restrictive than those set forth in Section 9.5(e)), and (D) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of the respective directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries indicating, in connection with such notice, the material terms and conditions of any inquiries, proposals or offers, provided that such notice shall not be required to contain any information the provision of which the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(c) The Company shall notify Parent promptly of the receipt of any Company Takeover Proposal. The Company shall keep Parent reasonably informed of the status and material terms and conditions (including any change therein) of any Company Takeover Proposal. Nothing in this Section 7.2 shall permit Parent or the Company to terminate this Agreement (except as specifically provided in Article 9 hereof).

The term “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, directly or indirectly, (i) any acquisition or purchase, whether by purchase, exchange, merger, consolidation, business combination or similar transaction, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, on a consolidated basis, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Company Superior Proposal” means any unsolicited bona fide written offer made by a third party in respect of a transaction (or series of related transactions) that if consummated would result in such third party acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (i) to be more favorable from a financial point of view to the stockholders of the Company than the Merger (taking into account the person making the offer, the terms and conditions of such offer and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise), as well as any other factors deemed relevant by the Board of Directors of the Company) and (ii) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal deemed relevant by the Board of Directors of the Company.

For purposes of the definitions of “Company Takeover Proposal” and “Company Superior Proposal,” the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.

Section 7.3  Meetings of Stockholders.

(a) The Company shall duly take all action necessary, in accordance with Applicable Law and its articles of incorporation and bylaws, to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Form S-4 has been declared effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and shall solicit the Company Stockholder Approval. The Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect set forth in Section 3.19. Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, qualify or modify in any manner adverse to Parent, or publicly propose to withdraw, qualify or modify in any manner adverse to Parent, the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Company Takeover Proposal (any such action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or, except in conjunction with exercising its right to terminate this Agreement pursuant to Section 9.4(b), allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, purchase agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law; provided, however, that no Company Adverse Recommendation Change may be made until after the third business day following Parent’s receipt of written notice (a “Company Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to make a Company Adverse Recommendation Change and specifying the terms and conditions of the Company Superior Proposal, if any, that is related to such Company Adverse Recommendation Change (it being understood and agreed that any material amendment to the financial terms or any other material term of such Company Superior Proposal shall require a new Company Notice of Adverse Recommendation and a new three business day period). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Company Notice of Adverse Recommendation or otherwise. Notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval; provided that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Article 9 hereof. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act to the stockholders of the Company, shall not constitute a Company Adverse Recommendation Change or an approval or recommendation with respect to any Company Takeover Proposal.

(b) Parent shall duly take all action necessary, in accordance with Applicable Law and its certificate of incorporation and bylaws, to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Form S-4 has been declared effective (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and shall take all lawful action to solicit the Parent Stockholder Approval. The Board of Directors of Parent shall recommend adoption of this Agreement by the stockholders of Parent to the effect set forth in Section 4.19.

(c) The Company and Parent shall cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same day.

(d) Parent, as the sole stockholder of Merger Sub, shall take all action necessary to cause Merger Sub to adopt this Agreement prior to the Closing.

Section 7.4  Filings; Reasonable Best Efforts.

(a) Subject to the terms and conditions herein provided, each of the Company and Parent shall:

(i) make its required filings under the HSR Act with respect to the transactions contemplated hereby, which filings shall be made as promptly as practicable after the date hereof and in any event not more than ten (10) business days from the date hereof (unless otherwise agreed to by the parties in writing), and thereafter shall promptly make any other required submissions under the HSR Act;

(ii) cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents, and to use reasonable best efforts to obtain (and will cooperate with each other in obtaining) as promptly as practicable any consent, waiver, license, registration, acquiescence, permit, tax ruling, authorization, order or approval of, or any exemption or nonopposition by, any third party and/or any Governmental Entity necessary or advisable to be obtained or made by any party or any of their respective Subsidiaries in connection with the transactions contemplated hereby, including the Specified Consents. Each party shall have the right to review and approve in advance (such approvals not to be unreasonably withheld or delayed) all applications for approvals to be filed by the other party. Each party shall consult with the other with respect to the obtaining of all such necessary or advisable consents, waivers, licenses, registrations, acquiescences, permits, tax rulings, authorizations, orders or approvals of, or any exemptions or nonoppositions by, third parties and/or Governmental Entities, including the Specified Consents;

(iii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any Governmental Entity and permit the other party to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any Governmental Entity;

(iv) not participate or agree to participate in any meeting or discussion with any Governmental Entity in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or discussion;

(v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any Governmental Entity or members of any such Governmental Entity’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby;

(vi) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including, if applicable, any filings necessary or appropriate under the provisions of the HSR Act;

(vii) if applicable, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act as soon as reasonably practicable following the issuance of the request for additional information; and

(viii) if any objections are asserted with respect to the transactions contemplated hereby under any Applicable Law or if any Action is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Applicable Law so as to permit consummation of the transactions contemplated by this Agreement.

(b) Without limiting Section 7.4(a), but subject to Section 7.4(c), the Company and Parent shall each use reasonable best efforts:

(i) if applicable, to cause the expiration or termination of the applicable waiting period under the HSR Act; and

(ii) to avoid the entry of, or to have vacated, terminated or modified, any Order that would restrain, prevent or delay the Closing.

(c) Nothing in this Agreement shall require the Company or Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Effective

Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any Order in any suit or proceeding relating to the HSR Act or other antitrust, competition, premerger notification or trade-regulation law, regulation or order (“Antitrust Laws”), other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Merger and the transactions contemplated hereby and that in each such case, individually or in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect on Parent or the Surviving Corporation after the Merger; provided, however, that neither Parent nor the Company shall take or agree to any action required or permitted by this Section 7.4(c) without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

(d) The Company, Parent and Merger Sub shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the tax opinion referred to in Section 8.1(h). The Company, Parent and Merger Sub agree to file all tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(2)(E) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Section 7.5  Access to Information and Employees; Site Inspection.

(a) From the date of this Agreement to the Effective Time and subject to Applicable Law and the Confidentiality Agreement, each party shall (and shall cause its Subsidiaries to) afford to the officers, designated employees, attorneys, accountants, financial advisors and other representatives of the other party reasonable access during normal business hours to all its properties, books, contracts, commitments, records, files, business plans, systems and officers and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party all other information concerning it and its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, neither party shall be required to provide any information (i) that it is prohibited by Applicable Laws from providing to the other party, (ii) that constitutes information protected by attorney/client privilege or (iii) that it is required to keep confidential by reason of contract or agreement with third parties.

(b) From the date of this Agreement to the Effective Time, Parent may undertake or cause to be undertaken, environmental and operational assessments (“Assessments”) of the Company’s operations, business or properties. Assessments may include environmental investigations, audits, assessments, studies (including “Phase II” studies), testing and visual and physical inspections. The Company shall cooperate in good faith with Parent’s (or its consultants’) efforts to conduct Assessments.

(c) Each party agrees that it shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.5 shall be governed by the Confidentiality Agreement dated November 27, 2007 between the Company and Parent (the “Confidentiality Agreement”).

Section 7.6  Publicity.  Each of the Company and Parent will consult with each other before issuing any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

Section 7.7  Listing Application.  Parent shall use reasonable best efforts to promptly prepare and submit to the NYSE a listing application covering the Share Issuance and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the Share Issuance.

Section 7.8   Letters of Accountants.

(a) Parent shall use reasonable best efforts to cause to be delivered to the Company two “comfort” letters of Beard Miller Company LLP, Parent’s independent registered public accounting firm, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to the Company and customary in scope and substance for “comfort” letters delivered by independent registered public accounting firms in connection with registration statements similar to the Form S-4.

(b) The Company shall use reasonable best efforts to cause to be delivered to Parent two “comfort” letters of BDO Seidman, LLP, the Company’s independent registered public accounting firm, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to Parent and customary in scope and substance for “comfort” letters delivered by independent registered public accounting firms in connection with registration statements similar to the Form S-4.

Section 7.9  Expenses.  Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except that (i) Parent and the Company shall share equally the filing fees required under or in connection with the HSR Act, (ii) Parent and the Company shall share equally the printing and mailing costs incurred in connection with mailing the Joint Proxy Statement/Prospectus to the respective stockholders of Parent and the Company, (iii) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries, and (iv) as otherwise agreed in writing by the parties. “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of the Form S-4, the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals, the filings made and/or other actions taken in connection with the Specified Consents and/or third-party consents and all other matters related to the transactions contemplated hereby.

Section 7.10  Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 7.11  Indemnification and Insurance.

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and advance expenses to, to the full extent permitted by law as of the date of this Agreement, the individuals who at or prior to the Effective Time were present and former officers and directors of the Company or its Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time. The Surviving Corporation will honor all indemnification agreements, expense advancement and exculpation provisions with the individuals who at or prior to the Effective Time were officers and directors of the Company or its Subsidiaries (including under the Company’s articles of incorporation or by-laws) in effect as of the date hereof in accordance with the terms thereof. All such indemnification agreements are listed on Section 7.11(a) of the Company Disclosure Schedule and the Company has provided to Parent true and accurate copies of all such indemnification agreements.

(b) For a period of six years after the Effective Time and with respect to claims arising from facts or events that occurred before the Effective Time, the Surviving Corporation shall cause to be maintained officers’ and directors’ liability insurance covering all former and present officers and directors of the

Company who are, or at any time prior to the Effective Time were, covered by the Company’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such persons than such existing insurance, provided that the Surviving Corporation shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the amount of which premium is set forth in Section 7.11(b) of the Company Disclosure Schedule), but in such case shall purchase as much coverage as reasonably practicable for such amount.

Section 7.12  Antitakeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use its commercially reasonable efforts to act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

Section 7.13  Section 16 Matters.  Prior to the Closing, Parent and the Company, and their respective Boards of Directors or committees thereof, shall use their reasonable best efforts to take all actions to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 1 or Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such actions to be taken in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 7.14  Tax Treatment.  Parent and the Company intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Parent and the Company and each of their respective affiliates shall use their reasonable best efforts to cause the Merger to so qualify and to obtain the tax opinion referred to in Section 8.1(h). For purposes of the tax opinion described in Section 8.1(h), each of Parent and the Company shall use their reasonable best efforts to provide the representation letters described in Section 8.1(h).

Section 7.15  Notification.  The Company shall give prompt notice to Parent (i) in the event it receives or becomes aware of any complaint, charge or grievance against it or any of its Subsidiaries of any unfair labor practice, (ii) of the commencement of any organizational efforts as to which the Company obtains knowledge with respect to the formation of a collective bargaining unit or any threat thereof, and (iii) of any fact, event or circumstance as to which the Company obtains knowledge that would result in a failure of a condition set forth in Section 8.3(a), Section 8.3(b) or Section 8.3(c). Parent shall give prompt notice to the Company of any fact, event or circumstance as to which Parent obtains knowledge that would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b); provided, however, that the delivery of any notice pursuant to this Section 7.15 shall not (i) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (ii) limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

Section 7.16  Employee Matters.

(a) The Company and Parent agree that all employees of the Company and its Subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that Parent and the Surviving Corporation shall, except as required by Applicable Law, have no obligation to continue employing such employees for any length of time thereafter except pursuant to any applicable employment agreements. Parent shall deem, and shall cause the Surviving Corporation to deem, the period of employment with the Company and its Subsidiaries (and with predecessor employers with respect to which the Company and its Subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Corporation for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations) for all of Parent’s and the Surviving Corporation’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Corporation is recognized under any such plan, program, policy or arrangement. The provisions of this Section 7.16 are solely for the benefit of the parties to this Agreement, and no employee or former employee of the Company or any of its Subsidiaries or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement as a result of this Section 7.16.

(b) Parent shall keep in full force and effect all Company Benefit Plans (as modified pursuant to Section 7.16(c)) for a period of at least one year from the Closing Date for all employees and former employees of the Company at the Effective Time; provided, however, that solely with respect to employees of the Company who are members of a labor union or collective bargaining unit and in connection with any agreement or amendment or renewal thereto entered into by Parent or any of its Subsidiaries and a collective bargaining unit or labor union of the Company, Parent reserves the right to modify or terminate any Company Benefit Plan prior to such one-year anniversary date. After such one-year anniversary date, participation of the employees and former employees of the Company in the Company Benefit Plans may continue until such time as it is reasonably practicable to transfer the participation of such employees and former employees to Parent Benefit Plans, if any, taking into consideration any applicable collective bargaining agreement obligations and contractual arrangements with insurers or other benefit plan providers. Under any medical and dental plans covering any employee or former employee of the Company, there shall be waived, and Parent or the Surviving Corporation shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, provided such persons had the requisite “creditable” service prior to the Effective Time, but only to the extent that such condition would be covered by the relevant Company Benefit Plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company shall cause (i) its Pension Plan to be modified as set forth in Exhibit 7.16(c) hereto and (ii) its Employee Stock Purchase Plan not to be renewed for the period commencing on July 1, 2009, except, in the case of clause (ii), to the extent such action is prohibited or limited by (A) Applicable Law, (B) any existing contract between the Company and any labor union or collective bargaining unit or (C) any existing Employee Benefit Plan.

Section 7.17 Director Resignations.  On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of all members of the respective Boards of Directors of the Company and its Subsidiaries and shall take such other action as is necessary to accomplish the foregoing.

Section 7.18  Parent Board of Directors.  Parent shall take all corporate action necessary to cause the election or appointment to its Board of Directors, effective upon or immediately after the Closing, of two members of the Company’s Board of Directors, who shall be designated by Parent and disclosed to the Company at least fifteen (15) days in advance of the Closing.

Section  7.19  Parent Stock Repurchase.  Notwithstanding anything in this Agreement, prior to the Closing Date, Parent or one or more of its affiliates may acquire, without limitation, shares of Parent Common Stock through open market transactions, block trades or other means.

Section 7.20  Redemption of Company Preferred Stock.  Prior to the Effective Time, the Company shall redeem all outstanding shares of Company Preferred Stock at a redemption price equal to the amounts then required to be paid upon redemption of the applicable series of Company Preferred Stock pursuant to the terms of such series, together with all dividends accrued and unpaid to the date of such redemption.

ARTICLE 8

CONDITIONS

Section 8.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) HSR Act.  If applicable, any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Illegality or Prohibition.  No Applicable Law shall have been adopted or promulgated, and no Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Governmental Actions.  There shall not have been instituted and continuing or pending any Action by any Governmental Entity of competent jurisdiction seeking to make the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Effectiveness of Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) NYSE Listing.  The NYSE Approval (in the form of an official notice of issuance) shall have been obtained.

(g) Other Consents.  To the extent applicable to the consummation of the Merger, the Utility Approvals shall have been obtained.

(h) Tax Opinion.  The Company and Parent shall have received from Baker & Hostetler LLP, counsel to Parent, on the Closing Date, a written opinion dated as of the Closing Date in form and substance satisfactory to the Company and Parent to the effect that the Merger will constitute a reorganization pursuant to Section 368 of the Code and certain tax consequences will result therefrom. In connection with rendering such opinion, Parent and the Company shall provide representation letters to such counsel to Parent in form and substance as such counsel to Parent deems reasonably necessary and such counsel to Parent shall be entitled to rely upon such representation letters provided by Parent and the Company.

Section 8.2  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except as such representations and warranties are affected by actions explicitly permitted by this Agreement), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect (other than representations and warranties qualified by Parent Material Adverse Effect or materiality, which shall be true and correct in all respects), and the Company shall have received a certificate of each of Parent and Merger Sub, executed on its behalf by its chief executive officer, president or chief financial officer, dated the Closing Date, to such effect.

(b) Performance of Obligations of Parent.  All of the agreements and covenants required to be performed or complied with by Parent under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect or materiality shall have been performed or complied with in all respects and all other agreements and covenants required to be performed or complied with by Parent under this Agreement at or prior to the Closing Date that are not so qualified shall have been performed or complied with in all material respects, and the Company shall have received a certificate of Parent, executed on its behalf by its chief executive officer, president or chief financial officer, dated the Closing Date, to such effect.

(c) No Parent Material Adverse Effect.  At any time after the date of this Agreement, there shall not have occurred any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Parent Material Adverse Effect.

Section 8.3  Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Parent) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except as such representations and warranties are affected by actions explicitly permitted by this Agreement), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect (other than representations and warranties qualified by Company Material Adverse Effect or materiality, which shall be true and correct in all respects), and Parent shall have received a certificate of the Company, executed on its behalf by its chief executive officer, president or chief financial officer, dated the Closing Date, to such effect.

(b) Performance of Obligations of the Company.  All of the agreements and covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect or materiality shall have been performed or complied with in all respects and all other agreements and covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing Date that are not so qualified shall have been performed or complied with in all material respects, and Parent shall have received a certificate of the Company, executed on its behalf by its chief executive officer, president or chief financial officer, dated the Closing Date, to such effect.

(c) Employee Matters.  Notwithstanding Section 8.3(b), the Company shall have performed in all respects all agreements and covenants required to be performed by it under Section 7.16(c).

(d) No Company Material Adverse Effect.  At any time after the date of this Agreement, there shall not have occurred any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Company Material Adverse Effect.

ARTICLE 9

TERMINATION

Section 9.1  Termination by Mutual Consent.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after Parent Stockholder Approval or the Company Stockholder Approval has been obtained, by the mutual written consent of Parent and the Company, through action of their respective Boards of Directors.

Section 9.2  Termination by the Company or Parent.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after Parent Stockholder Approval or the Company Stockholder Approval has been obtained, by action of the Board of Directors of the Company or Parent if:

(a) the Merger shall not have been consummated by January 31, 2010 (the “Termination Date,” which term shall include the date of any extension under this Section 9.2(a)); provided, however, that if on the Termination Date the conditions to Closing set forth in Section 8.1(b) or 8.1(g) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to March 31, 2010; and provided, further, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(b) the Parent Stockholders Meeting shall have been held and the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon;

(c) the Company Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained upon a vote taken thereon; or

(d) a Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have fulfilled its obligations under Section 7.4 and, with respect to other matters not covered by Section 7.4, shall have used its reasonable best efforts to remove such Order.

Section 9.3  Termination by Parent.  This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Parent if:

(a) The Company shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of the Company shall have become untrue, in any case such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied (assuming for purposes of this Section 9.3(a) that the references in Section 8.3(a) and 8.3(b) to “Closing Date” mean the date of termination pursuant to this Section 9.3(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 45 days after the date that written notice of such breach is given to Parent by the Company or, in the event such breach is discovered by Parent, within 45 days after the date written notice of such breach is given to the Company by Parent; provided, however, that Parent may not terminate this Agreement under this Section 9.3(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the Company would then be entitled to terminate this Agreement under Section 9.4(a) (without giving effect to the proviso in Section 9.4(a));

(b) a Company Adverse Recommendation Change shall have occurred; or

(c) there shall have occurred a Company Material Adverse Effect.

Section 9.4 Termination by the Company.  This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of the Company if:

(a) Parent or Merger Sub shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Parent or Merger Sub shall have become untrue, in any case such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied (assuming for purposes of this Section 9.4(a) that the references in Section 8.2(a) and 8.2(b) to “Closing Date” mean the date of termination pursuant to this Section 9.4(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 45 days after the date written notice of such breach is given to the Company by Parent or, in the event such breach is discovered by the Company, within 45 days after the date written notice of such breach is given to Parent by the Company; provided, however, that the Company may not terminate this Agreement under this Section 9.4(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Parent would then be entitled to terminate this Agreement under Section 9.3(a) (without giving effect to the proviso in Section 9.3(a));

(b) (i) The Board of Directors of the Company authorizes the Company, following a determination by the Board of Directors in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law, to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal, (ii) the Company notifies Parent in writing that it intends to enter into such an agreement, and (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for such Company Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel, is at least as favorable to the Company’s stockholders as such Company Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three business-day period; or

(c) there shall have occurred a Parent Material Adverse Effect.

Section 9.5 Effect of Termination.

(a) In the event that this Agreement is terminated (i) by Parent pursuant to Section 9.3(b), and no Parent Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the Company Adverse Recommendation Change giving rise to the termination by Parent, or (ii) by the Company pursuant to Section 9.4(b), then the Company shall pay Parent a fee equal to $3,400,000 (the “Termination Fee”) on the first business day following the date of termination of this Agreement. In the event that (A) after the date of this Agreement, a Company Takeover Proposal is publicly made to the Company or is publicly made directly to the stockholders of the Company generally or any person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal and (B) this Agreement is terminated by either the Company or Parent pursuant to Section 9.2(a) or 9.2(c), and within 365 days of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Company Takeover Proposal, then the Company shall pay Parent the Termination Fee on the earlier of the date the Company or its Subsidiary enters into such agreement with respect to such Company Takeover Proposal and the date such Company Takeover Proposal is consummated. The Company acknowledges and agrees that (x) the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated by this Agreement, (y) constitute liquidated damages and not a penalty and (z) without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment for a fee payable pursuant to this Section 9.5(a), the Company shall also reimburse Parent’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime rate of PNC Bank, Delaware in effect on the date such payment was required to be made. Any payment to be made under this Section 9.5(a) shall be made by wire transfer of same-day funds.

(b) In the event of termination of this Agreement pursuant to this Article 9, all obligations of the parties hereunder shall terminate, except the obligations of the parties pursuant to this  Section 9.5, Sections 7.5(c) and 7.9 and except for the provisions of Sections 10.2, 10.3, 10.4, 10.6, 10.8, 10.9, 10.10, 10.11, 10.12 and 10.13, provided that nothing herein shall relieve any party from any liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of the nonbreaching party under this Agreement, at law or in equity, shall be preserved.

(c) The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

(d) In the event of termination of this Agreement pursuant to this Article 9, for a period of one year following the date of such termination, neither the Company nor Parent or any of their respective Subsidiaries will hire, or solicit for hire or employment, directly or indirectly, any officer or employee of the other party or any of its Subsidiaries or any person who at the time of proposed hire had been an officer or employee of the other party or any of its Subsidiaries within the previous six months. For the purposes of this provision, “solicitation” shall not include solicitation of any non-officer employee who is solicited by advertising in a newspaper or periodical of general circulation or who on his or her own initiative seeks employment with the Company or Parent or any of their respective Subsidiaries, as the case may be.

(e) In the event of termination of this Agreement pursuant to this Article 9, for a period of one year following the date of such termination, without the prior written consent of the Company’s or Parent’s Board of Directors, as the case may be, neither Parent nor the Company will directly or indirectly (nor will either of them assist or encourage directly or indirectly others to): (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any subsidiary or division thereof or any bank debt, claims or other obligations of the other or any rights to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s Board of Directors, or solicit, or participate in the solicitation of, any proxies of the other’s stockholders, or make any public announcement with respect to any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other or its securities or assets; or (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing. Each party will promptly advise the other of any inquiry or proposal made to it with respect to any of the foregoing. Notwithstanding the foregoing, (A) either party shall be permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger agreement to which the other is a party; and (B) either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other party in order to correct material misstatements or omissions made by the other party or its advisors.

Section 9.6  Extension; Waiver.  At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 10.

Section 10.2  Notices.  Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, courier service (with proof of service) or hand delivery, addressed as follows:

if to Parent or Merger Sub, at:

Chesapeak Utilities Corporation
909 Silver Lake Boulevard
Dover, DE 19904
Attention: John Schimkaitis
Facsimile No.: 302-734-6750

with a copy, which shall not constitute notice for purposes hereof, to:

Baker & Hostetler LLP
SunTrust Center, Suite 2300
200 South Orange Avenue
Orlando, FL 32801-3432
Attention: Jeffrey Decker, Esq.
Facsimile No.: 407-841-0168

if to the Company, at:

Florida Public Utilities Company
401 South Dixie Highway
West Palm Beach, Florida 33401
Attention: John T. English
Facsimile No.: 561-833-0151

with a copy, which shall not constitute notice for purposes hereof, to:

Bryan Cave LLP
700 13th Street, N.W. Suite 700
Washington, DC 20005
Attention: LaDawn Naegle, Esq.
Facsimile No.: 202-508-6200

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or delivered.

Section 10.3  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.11, nothing in this Agreement, expressed or implied, is intended to or shall confer any rights, remedies, obligations or liabilities upon any person other than the parties and their respective successors and permitted assigns.

Section 10.4  Entire Agreement.  This Agreement, the Exhibits to this Agreement, the Parent Disclosure Schedule, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 10.5  Amendments.  This Agreement may be amended by the parties, by action taken or authorized by their Boards of Directors, at any time before or after obtaining the Company Stockholder Approval or the Parent Stockholder Approval, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

Section 10.6  Governing Law.  This Agreement and the rights and obligations of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

Section 10.7  Counterparts.  This Agreement may be executed by the parties in separate counterparts, all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.8  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.9  Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of or Exhibit or Disclosure Schedule to this Agreement unless otherwise indicated.

(b) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “stockholder” or “stockholders” shall be deemed to include the words “shareholder” or “shareholders” and vice versa and the word “stock” shall be deemed to include the word “share” or “shares” and vice versa.

(e) The phrase “to the knowledge of” and similar phrases relating to knowledge of Parent or the Company, as the case may be, shall mean with respect to Parent, the actual knowledge of John R. Schimkaitis, Michael P. McMasters and Beth W. Cooper, and with respect to the Company, the actual knowledge of John T. English, Charles L. Stein and George M. Bachman.

(f) “Material Adverse Effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or constitutes a material adverse change in (i) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing or (ii) the business, assets, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, except with respect to clause (ii) any such change or effect that arises or results from (A) changes that affect the United States economy in general and that do not disproportionately affect such party in any material respect, (B) changes in the credit, debt, financial or capital markets, including changes in interest or exchange rates, in each case in the United States or elsewhere in the world and in each case that do not disproportionately affect such party in any material respect, (C) changes in law, (D) changes that affect generally the industries in which such party operates and that do not disproportionately affect such party in any material respect, (E) changes in GAAP, (F) acts of war or terrorism, (G) the negotiation, execution, announcement or performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability, (H) earthquakes, hurricanes, tornados or other natural disasters, (I) any action taken by the Company or its Subsidiaries or by the Parent or its Subsidiaries as expressly contemplated by this Agreement or with Parent’s or the Company’s, as the case may be, written consent or at Parent’s or the Company’s, as the case may be, written request, (J) any decline in and of itself in the market price, or change in trading volume, of the capital stock of the Company or Parent, (K) the suspension of trading generally on the AMEX or the NYSE, or (L) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of Applicable Law relating to this Agreement or the transactions contemplated hereby. All references to a Parent Material Adverse Effect contained in this Agreement shall be deemed to refer solely to Parent and its Subsidiaries without including its ownership of the Company and its Subsidiaries after the Merger, unless otherwise specified.

(g) The term “Subsidiary,” when used with respect to any party, means any (i) corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or (ii) other organization or any organization of which such party directly or indirectly is, or owns or controls, a general partner or managing member.

(h) For purposes of this Agreement, “tax” or “taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

(i) As used in this Agreement, the term “Permitted Liens” shall mean Liens for taxes not yet due and payable; statutory Liens of lessors; Liens of carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business; Liens incurred in the ordinary course of business that secure obligations not yet due and payable; Liens securing indebtedness of the Company and its Subsidiaries or Parent and its Subsidiaries outstanding or incurred in accordance with Section 6.1 or 6.2.

(j) All parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular party.

Section 10.10  Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.11  Incorporation of Disclosure Schedules and Exhibits.  The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 10.12  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.13  Enforcement of Agreement.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which the parties are entitled at law or in equity.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

FLORIDA PUBLIC UTILITIES COMPANY

By:	/s/ John T. English
John T. English,
President and Chief Executive Officer

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ John R. Schimkaitis
John R. Schimkaitis,
President and Chief Executive Officer

CPK PELICAN, INC.

By:	/s/ John R. Schimkaitis
John R. Schimkaitis,
President and Chief Executive Officer

ANNEX B

PRIVATE AND CONFIDENTIAL

April 17, 2009

Board of Directors
Chesapeake Utilities Corporation
909 Silver Lake Boulevard
Dover, DE 19904

Members of the Board of Directors:

Chesapeake Utilities Corporation (“Seagull” or the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Florida Public Utilities Company (“Pelican” or the “Target”). Pursuant to the Agreement, Seagull will acquire Pelican in a merger in which (i) a wholly owned subsidiary of Seagull will merge with and into Pelican; and (ii) upon effectiveness of the merger, each issued and outstanding share of common stock of Pelican, except for shares of Pelican common stock owned by Pelican as treasury stock or owned by Merger Sub or Seagull or any of their respective direct or indirect wholly owned subsidiaries, will be converted into the right to receive 0.405 shares (the “Exchange Ratio”) of the common stock of Seagull. Such merger transaction and the transactions associated therewith are referred to herein as the “Transaction”.

In connection with your consideration of the Transaction, you have requested our opinion as to the fairness, from a financial point of view, to the Company of the Exchange Ratio. Pursuant to your request, we have only considered the fairness of the Exchange Ratio payable by the Company in the Transaction, from a financial point of view, to the Company.

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts for the fiscal years ending December 31, 2009 through December 31, 2013 (the “Forecasts”), concerning the business and operations of the Target and the Company furnished to us for purposes of our analysis; (ii) reviewed certain publicly available information including, but not limited to, the Target’s and the Company’s recent filings with the Securities and Exchange Commission; (iii) reviewed the draft Agreement dated April 7, 2009 in the form presented to the Company’s Board of Directors; (iv) compared the financial position and operating results of the Target and the Company with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (v) compared the proposed financial terms of the Transaction with the financial terms of other business combinations we deemed relevant; and (vi) considered the present values of the forecasted cash flows of the Target. We have held discussions with members of the Target’s and the Company’s respective senior managements concerning the Target’s and the Company’s respective historical and current financial condition and operating results, as well as the future prospects of the Target. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Target and the Company. We have not been engaged to independently verify, and have not assumed any responsibility to verify, any such information, and we have assumed that neither the Target nor the Company is aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Target and the Company are as set forth in the their respective financial statements; (ii) the financial statements of the Target and the Company provided to us present fairly the results of operations, cash flows and financial condition of the Target and the Company, respectively, for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Target and the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Target and the Company, and such Forecasts will be achieved; (iv) the Transaction will be consummated in accordance with the terms and conditions of the Agreement without any amendment thereto and without waiver by any party of any of the conditions to its obligations thereunder; (v) in all respects material to our analysis, the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement; (vi) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Transaction have been or will be obtained without the need for divestitures. We have relied as to all legal matters regarding the Transaction on the advice of counsel of the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Target nor have we made a physical inspection of the properties or facilities of the Target. In each case, we have made the assumptions and otherwise acted as described above with your consent.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of the Target’s or the Company’s securities (including the Target’s common stock and the Company’s common stock) will trade following the date hereof.

Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus to be used in connection with the Transaction. Any reference to us or our opinion in the Proxy Statement/Prospectus (or any other publicly available document), however, shall be subject to our prior review and approval. This opinion does not address the relative merits of: (i) the Transaction, the Agreement or any other agreements or other matters provided for or contemplated by the Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Transaction; or (iii) the Transaction compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors. This opinion does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote with respect to the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Transaction. In the past, we have provided investment banking services to the Company, for which we received our customary compensation. Specifically, Baird served as lead underwriter for the Company’s $20 million follow-on equity offering in November 2006. Baird has also regularly been consulted by the Company on general corporate finance and strategic matters, and may be engaged by the Company on future matters.

We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company or the Target for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Our firm may also prepare equity analyst research reports from time to time regarding the Company.

Our opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services on our behalf to the Company in connection with the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

ANNEX C

April 17, 2009

Board of Directors
Florida Public Utilities Co.
401 South Dixie Highway
West Palm Beach, FL 33401
Dear Members of the Board of Directors:

We understand that Florida Public Utilities Co. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Chesapeake Utilities Corporation (“Chesapeake”), Merger Sub, a wholly owned subsidiary of Chesapeake (“Merger Sub”), and the Company, pursuant to which, among other things, the Company will merge with Merger Sub (the “Transaction”), and that, in connection with the Transaction, each outstanding share of common stock, par value $1.50 per share (“Company Common Stock”), of the Company will be converted into the right to receive 0.405 of a share (the “Exchange Ratio”) of common stock, par value $0.4867 per share (“Chesapeake Common Stock”), of Chesapeake and the Company will become a wholly owned subsidiary of Chesapeake.

You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board of Directors of the Company as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the holders of Company Common Stock from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed a draft, dated April 15, 2009, of the Agreement;

2. reviewed certain publicly available business and financial information relating to the Company and Chesapeake that we deemed to be relevant;

3. reviewed certain information relating to the current and future operations, financial condition and prospects of the Company and Chesapeake made available to us by managements of the Company and Chesapeake, respectively, including financial projections prepared by the managements of the Company and Chesapeake relating to the future financial performance of the Company and Chesapeake, respectively;

4. spoken with certain members of the managements of the Company and Chesapeake and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and Chesapeake, the Transaction and related matters;

5. compared the financial and operating performance of the Company and Chesapeake with that of other public companies that we deemed to be relevant;

6. reviewed the current and historical market prices and trading volume for the Company’s and Chesapeake’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

7. compared the relative contributions of the Company and Chesapeake to estimates of certain financial statistics of the combined company resulting from the Transaction on a pro forma basis;

8. reviewed certain potential pro forma financial effects of the Transaction; and

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, managements of the Company and Chesapeake have advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of the Company and Chesapeake, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Chesapeake since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company or Chesapeake may be a party (other than as specifically described herein with respect to the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto. We have also assumed, with your consent, that the Transaction will be treated as a tax-free reorganization for U.S. federal income tax purposes. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company or Chesapeake, or otherwise have an adverse effect on the Company or Chesapeake or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, Chesapeake or any other party, nor were we provided with any such appraisal. We did not estimate, and express no opinion regarding, the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Chesapeake is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Chesapeake is or may be a party or is or may be subject.

We have not been requested to, and did not, solicit indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or any alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. This Opinion is being rendered during a period of unusual volatility in the financial markets and necessarily assumes the absence of further material changes in the financial, economic and market conditions from those prevailing on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We are not expressing any opinion as to what the value of Chesapeake Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Company Common Stock or Chesapeake Common Stock may be purchased or sold at any time. We have assumed that the shares of Chesapeake Common Stock to be issued in the Transaction will be listed on the New York Stock Exchange.

This Opinion is furnished for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of the Company, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Chesapeake, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and its affiliates may in the future provide investment banking, financial advisory and other financial services to the Company, Chesapeake and other participants in the Transaction and certain of their respective affiliates for which Houlihan Lokey and such affiliates may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has also agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses whether the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the holders of Company Common Stock from a financial point of view. We have not been requested to opine as to, and this Opinion does not in any manner address, among other things: (i) the underlying business decision of the Company, Chesapeake, their respective security holders or any other party to proceed with or effect the Transaction or the value of the consideration to be received by the holders of Company Common Stock in the Transaction as compared to the value of the consideration that could be obtained pursuant to any alternative transaction that may exist for the Company, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or Chesapeake, or to any other party, except as set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, Chesapeake or any other party or the effect of any other transaction in which the Company, Chesapeake or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, Chesapeake, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Chesapeake or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Company, Chesapeake and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, Chesapeake and the Transaction. The issuance of this Opinion was approved by a committee of Houlihan Lokey authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers Chesapeake to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of Chesapeake or is or was serving as such with respect to another corporation or other entity at the request of Chesapeake.

Article IX of Chesapeake’s bylaws provides that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person is or was a director or officer of Chesapeake or is or was serving at the request of Chesapeake as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, is entitled to indemnification and to be held harmless by Chesapeake to the fullest extent permitted by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification continues as to such person who has ceased to be a director or officer and inures to the benefit of the person’s heirs, executors and administrators. These indemnification rights include the right to be paid by Chesapeake the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by Chesapeake of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified. The Chesapeake bylaws further provide that these indemnification rights are not exclusive of any other indemnification right which any person may have or acquire under any law, provision of the Chesapeake certificate of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

As permitted by Section 102 of the DGCL, the Chesapeake certificate of incorporation provides, as Article Eleven thereof, a provision eliminating, to the extent permitted by the DGCL, the personal liability of each director of Chesapeake to Chesapeake or any of its shareholders for monetary damages resulting from breaches of such director’s fiduciary duty of care.

Chesapeake has in effect liability insurance policies covering certain claims against any director or officer of Chesapeake by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed by such person in such person’s capacity as a director or officer.

Item 21.	Exhibits and Financial Statement Schedules

See Exhibit Index following the signature page hereto.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph 1 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Chesapeake Utilities Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on July 24, 2009.

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ John R. Schimkaitis
Name:     John R. Schimkaitis

Title:	President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints John R. Schimkaitis, Michael P. McMasters and Beth W. Cooper, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 24, 2009

Signature	Title

/s/ Ralph J. Adkins Ralph J. Adkins	Chairman of the Board and Director

/s/ John R. Schimkaitis John R. Schimkaitis	President and Chief Executive Officer (principal executive officer) and Director

/s/ Michael P. McMasters Michael P. McMasters	Executive Vice President and Chief Operating Officer (principal operating officer)

/s/ Beth W. Cooper Beth W. Cooper	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Eugene H. Bayard, Esq. Eugene H. Bayard, Esq.	Director

/s/ Richard Bernstein Richard Bernstein	Director

/s/ Thomas J. Bresnan Thomas J. Bresnan	Director

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Signature	Title

/s/ Thomas P. Hill, Jr. Thomas P. Hill, Jr.	Director

/s/ J. Peter Martin J. Peter Martin	Director

/s/ Joseph E. Moore, Esq. Joseph E. Moore, Esq.	Director

/s/ Dianna F. Morgan Dianna F. Morgan	Director

/s/ Calvert A. Morgan, Jr. Calvert A. Morgan, Jr.	Director

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EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2009, among Chesapeake Utilities Corporation, CPK Pelican, Inc. and Florida Public Utilities Company (included as Annex A to the joint proxy statement/prospectus included in this registration statement)
3.1	Restated Certificate of Incorporation of Chesapeake Utilities Corporation, as in effect on the date hereof
3.2	Amended and Restated Bylaws of Chesapeake Utilities Corporation, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.2 of registrant’s Annual Report on Form 10-K for the period ended December 31, 2008, File No. 001-11590
4.1	Rights Agreement, dated as of August 20, 1999, between Chesapeake Utilities Corporation and Computershare Trust Company, N.A. (as successor rights agent to BankBoston, N.A.), incorporated by reference to Exhibit 4.1 of registrant’s Current Report on Form 8-K filed on August 24, 1999, File No. 001-11590, as amended by First Amendment to Rights Agreement, dated as of September 12, 2008, between Chesapeake Utilities Corporation and Computershare Trust Company, N.A., incorporated by reference to Exhibit 4.1 of registrant’s Current Report on Form 8-K filed on September 12, 2008, File No. 001-11590
5.1	Opinion of Baker & Hostetler LLP as to the legality of the securities being registered*
8.1	Opinion of Baker & Hostetler LLP as to tax matters*
10.1	Consulting Agreement, dated as of April 17, 2009, among Chesapeake Utilities Corporation, Florida Public Utilities Company and John T. English
10.2	Amended and Restated Employment Agreement, dated as of April 17, 2009, among Chesapeake Utilities Corporation, Florida Public Utilities Company and Charles L. Stein
10.3	Amended and Restated Employment Agreement, dated as of April 17, 2009, among Chesapeake Utilities Corporation, Florida Public Utilities Company and George M. Bachman
23.1	Consent of PricewaterhouseCoopers LLP, former Independent Registered Public Accounting Firm of Chesapeake Utilities Corporation
23.2	Consent of Beard Miller Company LLP, Independent Registered Public Accounting Firm of Chesapeake Utilities Corporation
23.3	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Florida Public Utilities Company
23.4	Consent of Baker & Hostetler LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 to this registration statement)*
24.1	Power of Attorney (included on signature page to this registration statement)

*	To be filed by amendment